UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Harrah’s Entertainment, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HARRAH’S ENTERTAINMENT, INC.

One Caesars Palace Drive

Las Vegas, Nevada 89109

March 8, 2007

Dear Stockholder:

The board of directors of Harrah’s Entertainment, Inc., a Delaware corporation (“Harrah’s”), acting upon the unanimous recommendation of the special committee of Harrah’s board of directors, has unanimously approved a merger agreement providing for the acquisition of Harrah’s by Hamlet Holdings LLC, an entity currently controlled, directly or indirectly, by Apollo Management VI, L.P. and TPG Partners V, L.P.

If the merger contemplated by the merger agreement is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger, including all unvested restricted shares (other than shares owned by Hamlet Holdings LLC, Hamlet Merger Inc. or any subsidiary of Hamlet Holdings LLC or Harrah’s or held in treasury by Harrah’s and other than shares held by stockholders, if any, who have properly exercised statutory appraisal rights), will be converted into the right to receive (A) $90.00 in cash plus (B) if the merger is not consummated by February 29, 2008 (the “Adjustment Date”), for each day after the Adjustment Date, through and including the closing date of the merger, an amount in cash equal to the excess (which will not be less than zero) of $0.01973 per day less any dividends or distributions (valued at the closing date of the merger using 8% simple interest per annum from the applicable date of payment) declared, made or paid on a share of common stock from and after the Adjustment Date through and including the closing date of the merger (rounding to the nearest cent). The merger consideration described in this paragraph will be without interest and less any applicable withholding tax.

At a special meeting of our stockholders, you will be asked to vote on a proposal to adopt the merger agreement. The special meeting will be held on April 5, 2007, at 8:00 a.m. local time, in the Roman Ballroom, Salon #3 at Caesars Palace, 3570 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Notice of the special meeting and the related proxy statement are enclosed.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain more information about Harrah’s from documents we have filed with the Securities and Exchange Commission.

Our board of directors, acting upon the unanimous recommendation of the special committee of Harrah’s board of directors, has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Harrah’s and our stockholders and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. The special committee of the board of directors consists of all our non-management directors.

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Your vote is very important. We cannot complete the merger without the affirmative vote of the holders of a majority of the outstanding shares of common stock in favor of the adoption of the merger agreement. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you have Internet access, we encourage you to record your vote via the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Thank you in advance for your cooperation and continued support.

Sincerely,
Gary W. Loveman
Chairman, Chief Executive Officer and President

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated March 8, 2007, and is first being mailed to stockholders on or about March 12, 2007.

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HARRAH’S ENTERTAINMENT, INC.

One Caesars Palace Drive

Las Vegas, Nevada 89109

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on April 5, 2007

To the Stockholders of Harrah’s Entertainment, Inc.:

We will hold a special meeting of stockholders of Harrah’s Entertainment, Inc. (“Harrah’s”) in the Roman Ballroom, Salon #3 at Caesars Palace, 3570 Las Vegas Boulevard South, Las Vegas, Nevada 89109, on April 5, 2007, at 8:00 a.m. local time, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of December 19, 2006, by and among Harrah’s, Hamlet Holdings LLC, a Delaware limited liability company (“Parent”), and Hamlet Merger Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into Harrah’s (the “merger”) and each share of our common stock, par value $0.10 per share (the “common stock”), issued and outstanding immediately prior to the effective time of the merger, including all unvested restricted shares (other than shares owned by Parent, Merger Sub or any subsidiary of Parent or Harrah’s or held in treasury by Harrah’s and other than shares held by stockholders, if any, who have properly exercised statutory appraisal rights), will be converted into the right to receive (A) $90.00 in cash plus (B) if the merger is not consummated by February 29, 2008 (the “Adjustment Date”), for each day after the Adjustment Date, through and including the closing date of the merger, an amount in cash equal to the excess (which will not be less than zero) of $0.01973 per day less any dividends or distributions (valued at the closing date of the merger using 8% simple interest per annum from the applicable date of payment) declared, made or paid on a share of common stock from and after the Adjustment Date through and including the closing date of the merger (rounding to the nearest cent). The amount received will be without interest and less any applicable withholding tax.

2. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

These items of business are described in the attached proxy statement. Only Harrah’s stockholders of record at the close of business on March 8, 2007, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock.

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Your vote is very important. If you do not vote on the proposal to adopt the merger agreement, it will have the same effect as a vote against it.

It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting. If you are a stockholder of record, voting in person at the meeting will revoke any proxy previously submitted. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should check the voting form used by that firm to determine whether you will be able to submit your proxy by telephone or the Internet. Submitting a proxy over the Internet, by telephone or by mailing the enclosed proxy card will ensure your shares are represented at the special meeting. Please review the instructions in the accompanying proxy statement and the enclosed proxy card or the information forwarded by your broker, bank or other nominee regarding each of these options. If you are a participant in the Company Stock Fund of the Harrah’s Entertainment, Inc. Savings and Retirement Plan, the trustee of such plan will provide you with instructions on how to vote.

Stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all applicable requirements of Delaware law, which are summarized in the accompanying proxy statement.

By Order of the Board of Directors,
MICHAEL D. COHEN
Corporate Secretary
Harrah’s Entertainment, Inc.

March 8, 2007

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i

Annex A	Agreement and Plan of Merger
Annex B	Opinion of UBS Securities LLC
Annex C	Opinion of Peter J. Solomon Company, L.P.
Annex D	Section 262 of the Delaware General Corporation Law

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Harrah’s stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information.”

References to “Harrah’s,” “the Company,” “we,” “our” or “us” in this proxy statement refer to Harrah’s Entertainment, Inc. and its subsidiaries unless the context indicates otherwise.

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of Harrah’s by Hamlet Holdings LLC (“Parent”), an entity currently controlled, directly or indirectly, by TPG Partners V, L.P. (“TPG”) and Apollo Management VI, L.P. (“Apollo”). If the Agreement and Plan of Merger (the “merger agreement”), dated as of December 19, 2006, by and among Harrah’s, Parent and Hamlet Merger Inc., a wholly owned subsidiary of Parent (“Merger Sub”), is adopted by our stockholders and the other closing conditions in the merger agreement are satisfied or waived, Merger Sub will merge with and into Harrah’s. Harrah’s will be the surviving corporation and will be owned after the merger by the stockholders of Merger Sub immediately prior to the merger.

Q.	What will I receive in the merger?

A.	If the merger contemplated by the merger agreement is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger, including all unvested restricted shares (other than shares owned by Parent, Merger Sub or any subsidiary of Parent or Harrah’s or held in treasury by Harrah’s and other than shares held by stockholders, if any, who have properly exercised statutory appraisal rights) will be converted into the right to receive (A) $90.00 in cash (the “Base Merger Consideration”) plus (B) if the merger is not consummated by February 29, 2008 (the “Adjustment Date”), for each day after the Adjustment Date, through and including the closing date of the merger, an amount in cash equal to the excess (which will not be less than zero) of $0.01973 per day less any dividends or distributions (valued at the closing date of the merger using 8% simple interest per annum from the applicable date of payment) declared, made or paid on a share of common stock from and after the Adjustment Date through and including the closing date of the merger (rounding to the nearest cent). The amount described in this paragraph will be without interest and less any applicable withholding tax. In this proxy statement, we refer to the consideration to be paid per share of common stock in the merger as the “Merger Consideration.”

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of Harrah’s will be held on April 5, 2007 in the Roman Ballroom, Salon #3 at Caesars Palace, 3570 Las Vegas Boulevard South, Las Vegas, Nevada 89109, at 8:00 a.m. local time.

Q.	What vote is required for Harrah’s stockholders to adopt the merger agreement?

A.	An affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the merger agreement.

Q.	How does Harrah’s board of directors recommend that I vote?

A.

Our board of directors, acting upon the unanimous recommendation of a special committee comprised of all our non-management directors, unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. You should read “The Merger—Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors” for a discussion of the factors that the special committee and the board of directors considered in deciding to recommend the adoption of the merger agreement.

Q.	What effects will the merger have on Harrah’s?

A.	As a result of the merger, if completed, Harrah’s will be wholly owned by Parent and our common stock will cease to be publicly traded. You will no longer have any interest in Harrah’s future earnings or growth. Following consummation of the merger, the registration of our common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the merger, shares of our common stock will no longer be listed on any stock exchange or quotation system, including the New York Stock Exchange (the “NYSE”).

Q.	What happens if the merger is not consummated?

A.	If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, Harrah’s will remain an independent public company and our common stock will continue to be listed and traded on the NYSE. Under specified circumstances, Harrah’s may be required to pay Parent a termination fee or reimburse Parent for its out-of-pocket expenses, or Parent and Merger Sub may be required to pay us a termination fee, in each case as described under the caption “The Merger Agreement—Termination Fees and Expenses.”

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this proxy statement, including the annexes hereto and the other documents referred to or incorporated by reference in this proxy statement, please vote your shares by completing, signing, dating and returning the enclosed proxy card, using the telephone number printed on your proxy card or using the Internet voting instructions printed on your proxy card. If you have Internet access, we encourage you to record your vote via the Internet. If you hold your shares in “street name,” please follow the instructions on the voting form provided by your broker, bank or other nominee. You can also attend the special meeting and vote. Do NOT send your stock certificate(s) with your proxy.

Q.	How do I vote?

A:	You may vote:

•	by completing, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•	by using the telephone number printed on your proxy card;

•	by using the Internet voting instructions printed on your proxy card;

•	in person by appearing at the special meeting; or

•	if you hold your shares in “street name,” by following the procedures provided by your broker, bank or other nominee.

If you are voting by telephone or via the Internet, your voting instructions must be received by 5:00 p.m. Eastern Daylight Saving Time on April 4, 2007.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Q.	How can I change or revoke my vote?

A.	You have the right to change or revoke your proxy at any time before the vote taken at the special meeting by taking any of the following actions:

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by delivering to our Corporate Secretary, Michael D. Cohen, at Harrah’s Entertainment, Inc., One Harrah’s Court, Las Vegas, Nevada 89119 a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting to revoke a prior proxy);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting a later time by telephone or the Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the adoption of the merger agreement.

Q.	How do I vote my shares of common stock held through the Company Stock Fund of the Harrah’s Entertainment, Inc. Savings and Retirement Plan?

A.	If you participate in the Company Stock Fund of the Harrah’s Entertainment, Inc. Savings and Retirement Plan, you may give voting instructions to the trustee for the plan (the “Trustee”) by completing and returning the voting instructions that you will be receiving from the Trustee. Your instructions tell the Trustee how to vote the number of shares of common stock representing your proportionate interest in the Company Stock Fund which you are entitled to vote under the plan (the “Plan Shares”). Any such instruction will be kept confidential. The Trustee will vote your Plan Shares in accordance with your duly executed and delivered voting instructions. If you do not give the Trustee voting instructions, the Trustee will vote your Plan Shares as instructed by the investment committee under the plan or by a delegated member of such committee.

Your voting instructions must be received by the Trustee by 5:00 p.m., New York time, on April 3, 2007. You will be provided instructions on how to deliver your voting instructions. You may revoke previously given voting instructions prior to 5:00 p.m., New York time, on April 3, 2007.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you also hold shares in “street name,” directly as a record holder, in the Harrah’s Entertainment, Inc. Savings and Retirement Plan or in multiple accounts, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	Will any other business be conducted at the meeting?

A.	Our board of directors does not know of any other business that will be presented at the meeting. If any other proposal properly comes up for a vote at the meeting in which a proxy has provided discretionary authority, the proxy holders will vote your shares in accordance with their best judgment.

Q.	What happens if I sell my shares before the special meeting?

A.	The record date of the special meeting is earlier than the special meeting and the date that the merger, if approved, is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the Merger Consideration. In order to receive the Merger Consideration, you must hold shares upon completion of the merger.

Q.	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A.	Yes. As a holder of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions and follow certain required procedures. See “Dissenters’ Rights of Appraisal.”

Q.	When is the merger expected to be completed if approved by Harrah’s stockholders?

A.	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed by the end of 2007. However, the exact timing of the completion of the merger cannot be predicted. In order to complete the merger, we must obtain stockholder approval and regulatory approvals and the other closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement—Closing; Effective Time; Marketing Period” and “The Merger Agreement—Conditions to the Merger.”

Q.	Will a proxy solicitor be used?

A.	Yes. We have engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting.

Q.	Should I send in my stock certificates now?

A.	No. Please do not send your certificates in now. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your common stock certificates for the Merger Consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares after completion of the merger in exchange for the Merger Consideration.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call D.F. King & Co., Inc., our proxy solicitor, toll-free at (800) 735 – 3107.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information.”

The Parties to the Merger (Page 19)

Harrah’s Entertainment, Inc., a Delaware corporation, is one of the largest casino entertainment providers in the world. As of December 31, 2006, Harrah’s owned or managed through various subsidiaries 48 casinos, primarily in the United States and the United Kingdom. Our casino entertainment facilities operate primarily under the Harrah’s, Caesars and Horseshoe brand names in the United States, and include land-based casinos, casino clubs, riverboat or dockside casinos, managed casinos on Indian lands, a combination thoroughbred racetrack and casino and combination greyhound racetracks and casinos.

Hamlet Holdings LLC, which we refer to as Parent, is a Delaware limited liability company that was formed solely for the purpose of acquiring Harrah’s and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement.

Hamlet Merger Inc., which we refer to as Merger Sub, is a Delaware corporation that was organized solely for the purpose of completing the merger and currently is a wholly owned subsidiary of Parent.

Parent and Merger Sub are each entities currently owned, directly or indirectly, by private equity funds sponsored by Apollo and by TPG (collectively, the “Equity Investors”). Additional investors (who may include one or more existing holders of our common stock) may acquire an interest in Parent and/or Merger Sub, subject to the limitations and conditions contained in the merger agreement.

The Merger; Closing; Marketing Period (Page 83)

If the merger agreement is adopted by our stockholders and the other conditions to closing are satisfied or waived, Merger Sub will merge with and into Harrah’s, and Harrah’s will continue as the surviving corporation. Upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger, including all unvested restricted shares (other than shares owned by Parent, Merger Sub or any subsidiary of Parent or Harrah’s or held in treasury by Harrah’s and other than shares held by stockholders, if any, who have properly exercised statutory appraisal rights) will be converted into the right to receive (A) $90.00 in cash (the “Base Merger Consideration”) plus (B) if the merger is not consummated by the Adjustment Date (February 29, 2008), for each day after the Adjustment Date, through and including the closing date of the merger, an amount in cash equal to the excess (which will not be less than zero) of $0.01973 per day less any dividends or distributions (valued at the closing date of the merger using 8% simple interest per annum from the applicable date of payment) declared, made or paid (without duplication) on a share of common stock from and after the Adjustment Date through and including the closing date of the merger (rounding to the nearest cent). The amount described in this paragraph will be without interest and less any applicable withholding tax. In this proxy statement, we refer to the consideration to be paid per share of common stock in the merger as the “Merger Consideration.” The surviving corporation will be a privately held corporation, and you will cease to be a stockholder and cease to have any ownership interest in the surviving corporation.

Unless otherwise agreed by the parties to the merger agreement, the parties are required to close the merger no later than the third business day after the satisfaction or waiver of the conditions described under “The Merger

Agreement—Conditions to the Merger,” subject to extension in certain circumstances to allow for completion of a twenty-five (25) consecutive calendar day marketing period. The purpose of the marketing period is to provide the Equity Investors a reasonable and appropriate period of time during which they can market and place the permanent debt financing for the purposes of financing the merger.

We currently anticipate that the merger will be completed by the end of 2007. However, there can be no assurances that the merger will be completed at all, or if completed, that it will be completed in 2007.

The Special Meeting (Page 21)

Time, Place and Date (Page 21)

The special meeting of stockholders of Harrah’s will be held on April 5, 2007 in the Roman Ballroom, Salon #3 at Caesars Palace, 3570 Las Vegas Boulevard South, Las Vegas, Nevada 89109, at 8:00 a.m. local time.

Purpose (Page 21)

You will be asked to consider and vote upon (A) the adoption of the merger agreement, pursuant to which Merger Sub will merge with and into Harrah’s, and (B) the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum (Page 21)

You are entitled to vote at the special meeting if you owned shares of common stock at the close of business on March 8, 2007, the record date for the special meeting. You will have one vote for each share of common stock that you owned on the record date. As of March 1, 2007, there were 187,110,174 shares of common stock entitled to be voted.

The holders of a majority of the outstanding shares of our common stock entitled to vote at the close of business on the record date will constitute a quorum for purposes of the special meeting.

Vote Required (Page 21)

The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of common stock. A failure to vote your shares of common stock or an abstention will have the same effect as voting “AGAINST” the adoption of the merger agreement.

Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

Common Stock Ownership of Directors and Executive Officers (Page 21)

As of February 15, 2007, our current directors and executive officers beneficially owned, and had the right to vote, in the aggregate, 859,167 shares of common stock, or approximately 0.5% of our outstanding shares of common stock. Our current directors and executive officers have informed us that they intend to vote all of their shares of common stock “FOR” the adoption of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Voting and Proxies (Page 21)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by returning the enclosed proxy card by mail, by telephone, by the Internet or by voting in person by appearing at the special meeting. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of common stock using the instructions provided by your broker, bank or other nominee. If you do not provide your broker, bank or other nominee with instructions, your shares of common stock will not be voted and that will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Revocability of Proxy (Page 21)

You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•

by delivering to our Corporate Secretary, Michael D. Cohen, at Harrah’s Entertainment, Inc., One Harrah’s Court, Las Vegas, Nevada 89119 a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting to revoke a prior proxy);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting a later time by telephone or the Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Treatment of Options and Other Awards (Page 84)

Stock Options and Stock Appreciation Rights

Immediately prior to the effective time of the merger, each outstanding and unexercised option and stock appreciation right granted under our employee benefit plans (whether vested or unvested) will be canceled and converted into the right to receive, at the effective time of the merger, an amount in cash equal to the product of (A) the number of shares of common stock previously subject to the options or stock appreciation rights (whether vested or unvested) and (B) the excess, if any, of the Merger Consideration over the exercise price per share of common stock previously subject to such options or stock appreciation rights, minus any required withholding taxes.

Restricted Shares

As of the effective time of the merger, all shares of common stock that have been granted subject to vesting or other lapse restrictions will vest and become free of their restrictions. At the effective time of the merger, the holders of these restricted shares will be entitled to receive the Merger Consideration with respect to each of these restricted shares.

Recommendation of the Special Committee and Our Board of Directors (Page 37)

Special Committee

The special committee is a committee comprised of all the non-management members of our board of directors that was formed on September 19, 2006 for the purpose of evaluating strategic alternatives of Harrah’s. The special committee unanimously determined that the merger is advisable and in the best interest of Harrah’s and our stockholders, and that it is advisable and in the best interest of Harrah’s and our stockholders to enter into the merger agreement and unanimously recommended that the board of directors (A) approve and declare advisable the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (B) recommend that our stockholders adopt the merger agreement. For a discussion of the material factors considered by the special committee in reaching its conclusions, see “The Merger—Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors.”

Board of Directors

Our board of directors, acting upon the unanimous recommendation of the special committee, unanimously (A) determined that the merger is advisable and in the best interest of Harrah’s and our stockholders, and declared it advisable and in the best interest of Harrah’s and our stockholders to enter into the merger agreement, (B) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (C) recommended that the stockholders adopt the merger agreement and directed that such matter be submitted for consideration of our stockholders at the special meeting.

Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Interests of Our Directors and Executive Officers in the Merger (Page 59)

In considering the recommendation of our board of directors, you should be aware that our current directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts of interest. These interests include:

•

vesting and cash-out of all unvested and deferred Harrah’s equity awards, including those held by our current directors and executive officers, which, assuming a closing on December 31, 2007, and based on unvested equity awards held as of February 15, 2007, would result in an aggregate cash payment to our current directors and executive officers of $79.9 million;

•

severance agreements with our current executive officers that provide for change in control severance benefits in the event of certain qualifying terminations of employment in connection with or following the merger. As of February 15, 2007, the estimated aggregate cash severance benefit under these agreements, assuming all current executive officers incurred a qualifying termination of employment immediately following the merger, would have been $64.5 million, including estimated tax gross-up payments;

•	continued indemnification and insurance coverage under the merger agreement;

•

potential compensation arrangements between Parent or any of its affiliates, on the one hand, and members of senior management of Harrah’s, on the other hand, though no such arrangements have been agreed upon as of the date of this proxy statement; and

•

potential equity ownership or other opportunities to invest in Parent or its affiliates following completion of the merger, though no such arrangements have been agreed upon as of the date of this proxy statement.

Opinion of UBS Securities LLC (Page 41)

UBS Securities LLC (“UBS”) delivered its opinion to the special committee of Harrah’s board of directors that, as of December 19, 2006 and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations described therein, the Base Merger Consideration to be received by holders of our common stock (other than affiliates of or holders of beneficial interests in Parent to the extent, if any, they are holders of our common stock) in the merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of UBS, dated December 19, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. UBS provided its opinion for the benefit of the special committee of Harrah’s board of directors and Harrah’s board of directors in connection with, and for the purpose of, their evaluation of the merger. The UBS opinion is not a recommendation as to how any holder of our common stock should vote or act with respect to the merger.

Opinion of Peter J. Solomon Company, L.P. (Page 47)

On December 19, 2006, Peter J. Solomon Company, L.P. (“PJSC”), financial advisor to the special committee of Harrah’s board of directors, rendered its oral opinion to the special committee of Harrah’s board of directors, which opinion was subsequently confirmed by delivery of a written opinion, to the effect that, based upon and subject to various assumptions made, matters considered and limitations set forth in such opinion, as of December 19, 2006, the Base Merger Consideration proposed to be received by the holders of our common stock in connection with the merger was fair, from a financial point of view, to such holders.

The full text of PJSC’s opinion, which sets forth assumptions made, procedures followed, matters considered, and limitations on and scope of the review by PJSC in rendering PJSC’s opinion, is attached as Annex C to this proxy statement. Holders of our common stock are encouraged to read PJSC’s opinion carefully and in its entirety. PJSC’s opinion was directed only to the fairness, from a financial point of view, of the Base Merger Consideration proposed to be received by the holders of our common stock in connection with the merger, was provided to the special committee of Harrah’s board of directors and Harrah’s board of directors in connection with their evaluation of the merger, did not address any other aspect of the merger and did not, and does not, constitute a recommendation to any holder of our common stock or any other person as to how such holder or person should vote or act on any matter relating to any part of the merger.

Financing (Page 53)

The total amount of funds necessary to complete the merger and related transactions is anticipated to be approximately $26.1 billion, consisting of:

•	approximately $17.7 billion to pay Harrah’s stockholders and holders of options and stock appreciation rights the amounts due to them under the merger agreement, assuming:

•	a purchase price of $90.00 per share (net of the strike price for options and stock appreciation rights and excluding any adjustment to the purchase price after the Adjustment Date);

•

conversion of all of the issued and outstanding $375.0 million in aggregate principal amount Floating Rate Contingent Convertible Senior Notes due 2024 of Harrah’s Operating Company, Inc. (“HOC”) into the Merger Consideration; and

•	no Harrah’s stockholder validly exercises and perfects its appraisal rights;

•	approximately $7.7 billion to refinance certain existing indebtedness (including prepayment premiums); and

•	approximately $0.7 billion to pay related fees and expenses in connection with the merger.

These payments are expected to be funded by a combination of (A) equity contributions by affiliates of the Equity Investors and other investors in Parent and/or Merger Sub and (B) debt financing. Parent has obtained equity and debt financing commitments described below in connection with the transactions contemplated by the merger agreement.

Equity Financing

Parent has received equity commitment letters from each Equity Investor, pursuant to which, subject to the conditions contained therein, the Equity Investors have agreed severally to make or secure aggregate capital contributions of up to $5.871 billion to Parent and/or Merger Sub.

Debt Financing

Parent has received a debt commitment letter from prospective arrangers and lenders to provide, subject to the conditions set forth therein:

•

to HOC, up to $9.0 billion of senior secured credit facilities (of which $7.0 billion is expected to be drawn at the closing of the merger) for the purpose of repaying or refinancing certain existing indebtedness of Harrah’s and its subsidiaries, as well as for providing ongoing working capital and for other general corporate purposes of the surviving corporation and its subsidiaries;

•

to HOC, up to $6.025 billion of senior unsecured bridge loans under a bridge loan facility, for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Harrah’s and its subsidiaries and paying fees and expenses incurred in connection with the merger; and

•

to one or more direct or indirect subsidiaries of Parent, up to $7.25 billion (which amount may be increased by up to $750 million subject to a corresponding reduction in the other facilities) of mortgage loans and/or related mezzanine financing and/or real estate term loans under a real estate facility, for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Harrah’s and its subsidiaries and paying fees and expenses incurred in connection with the merger.

Parent has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the commitments. The closing of the merger is not conditioned on the receipt of the debt financing. Parent, however, is not required to consummate the merger until after the completion of the marketing period described above.

Regulatory Approvals (Page 68)

The merger is subject to various regulatory approvals. While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Antitrust

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”), and the applicable waiting period has expired. On March 1, 2007, each of Harrah’s and Parent made the necessary filings under the HSR Act. The waiting period under the HSR Act will expire at 11:59 pm on April 2, 2007, unless extended by a request for additional information and documentary material by the FTC or the Antitrust Division of the DOJ.

The merger is also subject to review by the governmental authorities of the European Commission and South Africa under the antitrust laws of those jurisdictions. Parent made the required notification to the European Commission on February 28, 2007; the applicable waiting period will expire on April 4, 2007. The parties anticipate the competition filing required in South Africa will be made in March 2007; the initial applicable waiting period is 20 business days.

Gaming Approvals

Parent, Merger Sub and each of their affiliates have agreed to use their reasonable best efforts to obtain all gaming approvals as expeditiously as reasonably possible. Harrah’s and Parent’s respective obligations to complete the merger are conditioned upon all material gaming regulatory approvals and authorization having been obtained in certain jurisdictions including Illinois, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, New Jersey and Pennsylvania. In addition, gaming authorities in other jurisdictions, including Arizona, California, Egypt, Kansas, North Carolina, Ontario, South Africa, the United Kingdom and Uruguay may require approval of certain aspects of the merger or the other transactions contemplated by the merger agreement, either prior to or after completion of the merger.

To the extent practicable without having an adverse impact on Parent’s or its affiliates’ equity commitment, Parent’s, Merger Sub’s and their affiliates’ efforts to obtain such approvals will include but not be limited to the following (to the extent requested by a gaming authority as a requirement to obtain a gaming approval):

•

restructuring or committing to restructure the surviving corporation’s capital structure, to the extent practicable without having an adverse impact on the value of and returns on the equity investment or delay to the merger;

•

replacing or issuing non-voting equity to (to the extent such replacement or issuance would cure the problem by preventing the licensed person from having any influence, directly or indirectly, over Harrah’s) one or more licensed persons who are preventing or materially delaying the receipt of gaming approvals;

•	agreeing to divest immaterial assets or operations after the closing of the merger;

•	placing assets or operations in certain gaming jurisdictions in trust upon the closing of the merger, pending obtaining control upon subsequent regulatory approval; and

•	accepting customary ordinary course operating restrictions on the surviving corporation.

In no event, however, will Parent, Merger Sub or any of their respective affiliates be required to take any action to or agree to (each a “Burdensome Condition”):

•

limit in any manner or not exercise any rights of ownership of any securities, or divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or the businesses, assets or properties of the surviving corporation, us or our subsidiaries (other than in connection with certain actions specifically required by the merger agreement in order to obtain gaming approvals, as described above);

•	limit in any respect whatsoever their ability (other than in connection with certain actions specifically required by the merger agreement in order to obtain gaming approvals, as described above) to:

•	conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the surviving corporation, Harrah’s or any of our subsidiaries; or

•	control their respective businesses or operations or those of the surviving corporation, Harrah’s or any of our subsidiaries;

•	take any action that could reasonably be expected to have a material adverse impact on our or the surviving corporation’s business, operations or revenues; or

•

restructure or commit to restructure the surviving corporation’s capital structure in any manner that increases its equity commitment or otherwise adversely affects the value of and return on the equity investment.

Material U. S. Federal Income Tax Consequences (Page 66)

The exchange of shares of common stock for cash pursuant to the merger agreement will be a taxable transaction for U.S. federal income tax purposes for U.S. taxpayers and certain non-U.S. taxpayers. Stockholders who exchange their shares of common stock in the merger will recognize gain or loss in an amount equal to the difference, if any, between the cash received in the merger and their adjusted tax basis in their shares of common stock. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders.” You should consult your tax advisor for a complete analysis of the effect of the merger on your federal, state, local and/or foreign taxes.

Conditions to the Merger (Page 97)

Conditions to Each Party’s Obligations

Each party’s obligation to complete the merger is subject to the satisfaction of the following conditions at or prior to the effective time of the merger:

•	the merger agreement will be adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•

no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition that prevents the consummation of the merger or Parent’s debt financing will be in effect;

•

no statute, rule or regulation will have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal the consummation of the merger or Parent’s debt financing;

•	any applicable waiting period under the HSR Act will have expired or been terminated; and

•

all gaming approvals of Parent and Merger Sub that are required to be obtained prior to the effective time of the merger to permit the consummation of the merger and Parent’s ownership of Harrah’s will have been granted without the imposition of a Burdensome Condition.

Conditions to Parent’s and Merger Sub’s Obligations

The obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions at or prior to the effective time of the merger:

•

our representations and warranties with respect to the number of our securities authorized, outstanding and reserved for issuance will be true in all but de minimis respects, and our representations and warranties with respect to authority to complete the merger and our board of director’s approval and recommendation of the merger agreement and other representations concerning capitalization not described above will each be true in all material respects, in each case as of the date of the merger agreement and (except as otherwise specified) as of the closing date of the merger as if made as of such date;

•

our other representations and warranties will be true and correct as of the date of the merger agreement and (except as otherwise specified) as of the closing date of the merger as if made as of such date (without giving effect to any qualification as to materiality or “Material Adverse Effect” (as defined in “The Merger Agreement—Representations and Warranties”) set forth in such representations and warranties), except where the failure of any such representation or warranty to be so true and correct would not have or be reasonably expected to have a Material Adverse Effect;

•	we will have performed in all material respects all obligations that we are required to perform under the merger agreement at or prior to the effective time of the merger;

•

since December 19, 2006 (the date of the merger agreement), there will not have been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

•

Parent will have received a certificate signed on behalf of Harrah’s by our chief executive officer or chief financial officer certifying the satisfaction of the foregoing conditions relating to representations, warranties and obligations.

Conditions to Harrah’s Obligations

Our obligation to complete the merger is subject to the satisfaction or waiver by us of the following further conditions at or prior to the effective time of the merger:

•

the representations and warranties made by Parent and Merger Sub in the merger agreement with respect to solvency of the surviving corporation will be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as if made as of such date;

•

the other representations and warranties made by Parent and Merger Sub will be true and correct as of the date of the merger agreement and (except as otherwise specified) as of the closing date of the merger as if made as of such date (without giving effect to any qualification as to materiality set forth in such representations and warranties), except where the failure of any such representation or warranty to be so true and correct would not have a Material Adverse Effect;

•

Parent and Merger Sub will have performed in all material respects all obligations that are required to be performed by them under the merger agreement at or prior to the effective time of the merger; and

•

we will have received a certificate signed on behalf of Parent by a duly authorized officer certifying the satisfaction of the foregoing conditions relating to representations, warranties and obligations.

Restrictions on Solicitations of Other Offers (Page 98)

The merger agreement provides that, until 11:59 p.m., New York time, on January 13, 2007 (the “go-shop period”), we were permitted to initiate, solicit and encourage any acquisition proposal (including by way of providing non-public information pursuant to an acceptable confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to us than those contained in the confidentiality agreements entered into with each of the Equity Investors) and enter into and maintain discussions or negotiations with respect to potential acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations. Prior to terminating the merger agreement or entering into an acquisition agreement with respect to any such proposal, we were required to comply with certain terms of the merger agreement described under “The Merger Agreement—Recommendation Withdrawal/Termination in Connection with a Superior Proposal,” including providing Parent the opportunity to amend its proposal to acquire Harrah’s or submit a new written proposal to acquire Harrah’s and, if required, paying a termination fee.

The merger agreement provides that from and after the expiration of the go-shop period, we are generally not permitted to, and must use our reasonable best efforts to cause our representatives not to:

•

initiate, solicit or knowingly encourage (including by providing non-public information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any acquisition proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate or knowingly encourage, any such inquiries, proposals, discussions or negotiations; or

•

approve or recommend, or publicly propose to approve or recommend, any acquisition proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an acquisition proposal or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations thereunder or propose or agree to do any of the foregoing.

Notwithstanding these restrictions, under certain circumstances, our board of directors (acting through the special committee if such committee still exists) may respond to a bona fide unsolicited written proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement described under “The Merger Agreement—Recommendation Withdrawal/Termination in Connection with a Superior Proposal,” including providing Parent the opportunity to amend its proposal to acquire Harrah’s or submit a new written proposal to acquire Harrah’s prior to termination and, if required, paying a termination fee.

See “The Merger Agreement—Restrictions on Solicitations of Other Offers” for the definitions of the terms “acquisition proposal” and “superior proposal” as used above.

Termination of the Merger Agreement (Page 101)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of us and Parent; or

•	by either us or Parent if:

•

there is a final and nonappealable order, decree or ruling from a court or other governmental entity (other than a gaming authority) or other action that restrains, enjoins or otherwise prohibits consummation of the merger or the transactions contemplated by the merger agreement, or there is a final and nonappealable denial of any of the gaming approvals that are required to be obtained prior to the effective time of the merger to permit the consummation of the merger and Parent’s ownership of Harrah’s;

•

the merger is not consummated on or before December 19, 2007 (the “Target Regulatory Approval Date”) or on or before May 19, 2008 (the “Extended Date”) in the event that all closing conditions were or were capable of being satisfied by the Target Regulatory Date other than the condition related to gaming approvals required for the closing of the merger (provided, that if the marketing period has begun but is not completed on or before the Extended Date, Parent may extend the Extended Date to June 19, 2008 by written notice to us) (the latest of the above dates, the “Outside Date”); or

•	our stockholders, at the special meeting or at any adjournment or postponement thereof at which the merger agreement was voted on, fail to adopt the merger agreement; or

•	by us if:

•

Parent or Merger Sub has breached any of its covenants, agreements, representations or warranties in the merger agreement in a manner that would result in, if occurring or continuing at the effective time of the merger, the failure of the closing conditions related to our obligations to effect the merger and the breach (if curable) is not cured within the earlier of (A) the Outside Date or (B) 30 days following written notice to Parent;

•

the limited guarantees or the equity commitments made by the Equity Investors are not in full force and effect in all material respects, and such condition continues until the earlier of (A) the Outside Date or (B) 30 days following written notice to Parent;

•

all conditions related to each party’s obligations and the obligations of Parent and Merger Sub to effect the merger have been satisfied or are capable of being satisfied and, after the last day of the marketing period, Parent fails to provide funds for payment of the Merger Consideration and, at our election, the Derivative Share Consideration (as such term is defined in “The Merger Agreement—Treatment of Options and Other Awards”); or

•	such termination is effected prior to obtaining stockholder approval in order to enter into an agreement with respect to a superior proposal; or

•	by Parent if:

•

we have breached any of our covenants, agreements, representations or warranties in the merger agreement in a manner that would result in, if occurring or continuing at the effective time of the merger, the failure of the closing conditions related to Parent’s and Merger Sub’s obligations to effect the merger and the breach (if curable) is not cured within the earlier of (A) the Outside Date or (B) 30 days following written notice to us;

•

our board of directors (acting through the special committee if it still exists) withdraws, modifies or qualifies, or publicly proposes to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its recommendation that our stockholders adopt the merger agreement or approves, adopts or recommends to our stockholders a superior proposal, or enters into a letter of intent or agreement in principle or definitive agreement for an acquisition proposal, or publicly proposes to do so; or

•

we take certain actions inconsistent with our obligations, or fail to comply with the restrictions, under the merger agreement relating to solicitations, acquisition proposals, our obligations to seek stockholder approval of the merger agreement and board recommendation changes, as described in further detail in “The Merger Agreement—Restrictions on Solicitations of Other Offers” and “The Merger Agreement—Recommendation Withdrawal/Termination in Connection with a Superior Proposal.”

Termination Fees and Expenses (Page 103)

Payable by Harrah’s

We have agreed to reimburse Parent’s out-of-pocket fees and expenses incurred in connection with the merger agreement, up to $60 million, if either we or Parent terminate the merger agreement because of the failure to receive our stockholder approval at the special meeting or any adjournment or postponement thereof at which the merger agreement was voted on and a termination fee is not otherwise payable under the merger agreement. If we become obligated to pay a termination fee under the merger agreement after payment of such expenses, the amount previously paid to Parent as expense reimbursement will be credited toward the termination fee amount payable by us.

We must pay a termination fee of $500 million to Parent under the following conditions:

•

we or Parent terminate the merger agreement because our stockholders, at the special meeting or any adjournment or postponement thereof at which the merger agreement was voted on, fail to adopt the merger agreement, and

•

after December 19, 2006 and prior to the special meeting or any adjournment or postponement thereof at which the merger agreement was voted on, an acquisition proposal had been publicly disclosed or otherwise communicated to us and not withdrawn or terminated; and

•	within nine months after such termination, we enter into an agreement with respect to, or consummate, any acquisition proposal; or

•

Parent terminates the merger agreement due to a breach of our representations, warranties, covenants or agreements as described in further detail in “The Merger Agreement—Termination of the Merger Agreement,” and

•

after December 19, 2006 and prior to the breach giving rise to Parent’s termination right, an acquisition proposal had been publicly disclosed or otherwise communicated to us and not withdrawn or terminated; and

•	within nine months after such termination, we enter into an agreement with respect to, or consummate, any acquisition proposal; or

•	we or Parent terminate the merger agreement because the merger is not consummated by the Outside Date as described in further detail in “The Merger Agreement—Termination of the Merger Agreement,” and

•	after December 19, 2006 and prior to the termination, an acquisition proposal had been publicly disclosed or otherwise communicated to us and not withdrawn or terminated; and

•	within nine months after such termination, we enter into an agreement with respect to, or consummate, any acquisition proposal; or

•	Parent terminates the merger agreement because:

•

our board of directors (acting through the special committee if it still exists) withdraws, modifies or qualifies, or publicly proposes to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its recommendation that our stockholders adopt the merger agreement or approves, adopts or recommends to our stockholders a superior proposal, or enters into a letter of intent or agreement in principle or definitive agreement for an acquisition proposal, or publicly proposes to do so; or

•

we take certain actions inconsistent with our obligations, or fail to comply with the restrictions, under the merger agreement relating to solicitations, acquisition proposals, our obligations to seek stockholder approval of the merger agreement and board recommendation changes, as described in further detail in “The Merger Agreement—Restrictions on Solicitations of Other Offers” and “The Merger Agreement—Recommendation Withdrawal/Termination in Connection with a Superior Proposal;” or

•	we terminate the merger agreement prior to the adoption of the merger agreement by our stockholders at the special meeting in order to enter into a definitive agreement for a superior proposal.

See “The Merger Agreement—Termination Fees and Expenses” for the definition of the term “acquisition proposal” as used above.

Payable by Parent

Parent must pay us a breakup fee of $500 million if we terminate the merger agreement due to a breach of Parent’s or Merger Sub’s representations, warranties, covenants or agreements, and Parent and Merger Sub’s failure to fulfill their obligations to consummate the merger is due to:

•	their failure to receive the proceeds of all or some of the debt financing as described in “The Merger—Financing of the Merger—Debt Financing;” or

•	their refusal to accept debt financing on terms materially less favorable to Merger Sub than the terms of the debt financing described in “The Merger—Financing of the Merger—Debt Financing.”

In the alternative, Parent must pay us a regulatory breakup fee of $250 million if we or Parent terminate the merger agreement because the merger is not consummated by the Outside Date, and

•	Parent and Merger Sub have not obtained all of the gaming approvals required under the merger agreement (which failure was not meaningfully contributed to by us);

•	all other conditions to closing pursuant to the merger agreement have been satisfied (or are capable of being satisfied at the closing of the merger); and

•	we are not in breach of certain representations and warranties concerning consents and approvals, or otherwise in material breach of the merger agreement.

Liability Cap (Page 105)

In no event will we be entitled to aggregate monetary damages from Parent and Merger Sub in excess of $500 million for all losses and damages arising from or in connection with breaches by Parent and Merger Sub of their obligations under the merger agreement or arising from any other claim or cause of action under the merger agreement (or $250 million, in circumstances giving rise to the regulatory breakup fee described above (other than willful and material breaches of the merger agreement by Parent or Merger Sub that lead to the regulatory breakup fee, in which case we will be entitled to $500 million of aggregate monetary damages)).

Specific Performance (Page 106)

Parent and Merger Sub are entitled to seek specific performance of the terms of the merger agreement, but we are only entitled to seek specific performance to require Parent and Merger Sub to cause the equity financing to be funded and to draw upon the debt financing if:

•	such debt financing is available;

•	the conditions to Parent’s and Merger Sub’s obligations to effect the merger are satisfied (or are capable of being satisfied at the closing of the merger); and

•	we are not in material breach of the merger agreement.

Limited Guarantee (Page 59)

In connection with the merger agreement, each of the Equity Investors entered into a limited guarantee with Harrah’s pursuant to which, among other things, each of the Equity Investors has provided us with a guarantee of payment of 50% of the breakup fee or regulatory breakup fee payable by Parent, if any (as described herein under “The Merger Agreement—Termination Fees and Expenses”), and 50% of Parent’s obligation for breach of the merger agreement, up to a maximum amount of $250 million for each of the Equity Investors. The limited guarantee is our sole recourse against the Equity Investors; however the limited guarantee does not limit our rights against Parent and Merger Sub described under “The Merger Agreement—Specific Performance.”

Appraisal Rights (Page 110)

Under Delaware law, holders of common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the Merger Consideration. Any holder of common stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Market Price of Common Stock (Page 107)

The closing sale price of common stock on the NYSE on September 29, 2006, the last trading day prior to disclosure of the initial offer by the Equity Investors to acquire Harrah’s for $81.00 per share, was $66.43 per share. The $90.00 per share to be paid for each share of common stock in the merger represents a premium of approximately 35.5% to the closing sale price on September 29, 2006.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other words or expressions of similar meaning, may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement. These forward-looking statements, including without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, wherever they occur in this proxy statement, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in our filings with the SEC. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•

the outcome of any litigation and judicial actions that have been or may be instituted against Harrah’s and others relating to the merger agreement, including legislative action, referenda and taxation;

•

the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger, including the inability of Parent and Merger Sub to obtain gaming or other regulatory approvals, as required by the merger agreement;

•	the failure of the Equity Investors to obtain the necessary debt financing arrangements set forth in the commitment letters received in connection with the merger;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts our current plans and operations, and the potential difficulties for our employee retention as a result of the announcement or completion of the merger;

•	the effect of the announcement or completion of the merger on our customer relationships, operating results and business generally; and

•	changes in laws, including increased tax rates, changes in regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information.” You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as required by law.

THE PARTIES TO THE MERGER

Harrah’s

Harrah’s Entertainment, Inc.

One Caesars Palace Drive

Las Vegas, Nevada 89109

(702) 407-6000

Harrah’s Entertainment, Inc., a Delaware corporation, is one of the largest casino entertainment providers in the world. As of December 31, 2006, Harrah’s owned or managed through various subsidiaries 48 casinos, primarily in the United States and the United Kingdom. Our casino entertainment facilities operate primarily under the Harrah’s, Caesars and Horseshoe brand names in the United States, and include land-based casinos, casino clubs, riverboat or dockside casinos, managed casinos on Indian lands, a combination thoroughbred racetrack and casino and a combination greyhound racetrack and casino.

For more information about Harrah’s, please visit our website at www.harrahs.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information.” Our common stock is publicly traded on the NYSE under the symbol “HET.” Our common stock is also listed on the Chicago Stock Exchange and the Philadelphia Stock Exchange.

Parent

Hamlet Holdings LLC

c/o Texas Pacific Group

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

(817) 871-4000

and

c/o Apollo Management V, L.P.

9 West 57th Street

New York, New York 10019

(212) 515-3200

Hamlet Holdings LLC, which we refer to as Parent, is a Delaware limited liability company that was formed solely for the purpose of acquiring Harrah’s and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Parent is owned by the Equity Investors. The Equity Investors may ultimately include additional equity participants (who may include one or more holders of our common stock), subject to the limitations and conditions contained in the merger agreement.

Merger Sub

Hamlet Merger Inc.

c/o Apollo Management V, L.P.

9 West 57th Street

New York, New York 10019

(212) 515-3200

and

c/o Texas Pacific Group

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

(817) 871-4000

Hamlet Merger Inc., which we refer to as Merger Sub, is a Delaware corporation that was organized solely for the purpose of completing the merger. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Upon the consummation of the merger, if completed, Merger Sub will merge with and into Harrah’s and thereby cease to exist and Harrah’s will continue as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on April 5, 2007, starting at 8:00 a.m. local time, in the Roman Ballroom, Salon #3 at Caesars Palace, 3570 Las Vegas Boulevard South, Las Vegas, Nevada 89109, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon adoption of the merger agreement (and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies). Stockholders holding a majority of our outstanding common stock must adopt the merger agreement in order for the merger to occur. A copy of the merger agreement is attached as Annex A to this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about March 12, 2007.

Record Date and Quorum

We have fixed the close of business on March 8, 2007 as the record date for the special meeting, and only holders of record of common stock on the record date are entitled to vote at the special meeting. On March 1, 2007, there were 187,110,174 shares of common stock entitled to be voted. Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the outstanding shares of common stock entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Under the rules of the NYSE, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” These “broker non-votes” will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

As of February 15, 2007, our directors and executive officers beneficially owned, and had the right to vote, in the aggregate, 859,167 shares of common stock, or approximately 0.5% of our outstanding shares of common stock. Our directors and executive officers have informed us that they intend to vote all of their shares of common stock “FOR” the adoption of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker, bank or other nominee to vote your shares, it has the same effect as a vote “AGAINST” adoption of the merger agreement.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•

by delivering to our Corporate Secretary, Michael D. Cohen, at Harrah’s Entertainment, Inc., One Harrah’s Court, Las Vegas, Nevada 89119, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting to revoke a prior proxy);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting a later time by telephone or the Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. If the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the Merger Consideration in exchange for your Harrah’s stock certificates.

If you participate in the Company Stock Fund of the Harrah’s Entertainment, Inc. Savings and Retirement Plan, you may give voting instructions to the Trustee by completing and returning the voting instructions that you will be receiving from the Trustee. Your instructions tell the Trustee how to vote the Plan Shares (which are those shares of common stock representing your proportionate interest in the Company Stock Fund which you are entitled to vote under the plan). Any such instruction will be kept confidential. The Trustee will vote your Plan Shares in accordance with your duly executed and delivered voting instructions. If you do not give the Trustee voting instructions, the Trustee will vote your Plan Shares as instructed by the investment committee under the plan or by a delegated member of such committee. Your voting instructions must be received by the Trustee by 5:00 p.m., New York time, on April 3, 2007. You will be provided instructions on how to deliver your voting instructions. You may revoke previously given voting instructions by 5:00 p.m., New York time, on April 3, 2007.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the combined voting power of common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn or postpone the special meeting. Any signed proxies received by Harrah’s in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Harrah’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Harrah’s on behalf of its board of directors. In addition, we have retained D.F. King & Co., Inc. to assist in the solicitation. We will pay D.F. King & Co., Inc. approximately $15,000 plus reasonable out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers, banks and other nominees to forward proxy solicitation material to the beneficial owners of shares of common stock that the brokers, banks and nominees hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses related thereto. In addition, we will indemnify D.F. King & Co., Inc. against any losses arising out of that firm’s proxy soliciting services on our behalf.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call D.F. King & Co., Inc. at (800) 735-3107.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached as Annex A to this proxy statement. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

The Company regularly reviews and evaluates its business strategy with the goal of enhancing stockholder value. In January through March 2006, representatives of the Company met and had various exploratory discussions with representatives of TPG regarding the feasibility and potential value of separating the Company’s real estate assets and business operations into separate businesses (a so-called “PropCo/OpCo” structure). In that context, TPG executed and delivered to the Company a confidentiality agreement appropriate to such discussions on February 3, 2006 and management kept our board of directors apprised of such discussions. However, such confidentiality agreement did not contain any “standstill” provisions.

In April 2006, the Company determined to not proceed with implementing a PropCo/OpCo structure and the discussions were terminated.

In early August 2006, representatives of Apollo contacted Charles Atwood, our Vice Chairman, to discuss Apollo’s interest in exploring opportunities in the gaming industry, including opportunities with the Company. The conversations eventually involved discussion of the feasibility of a leveraged buyout of the Company, which was followed by several meetings between the parties later that month. During the same month, members of the Company’s management held several meetings on the feasibility of a leveraged buyout of the Company with TPG. In late August 2006, Gary Loveman, our Chairman, Chief Executive Officer and President, advised one of the non-management members of our board of directors that preliminary private equity discussions were taking place.

On September 6, 2006, representatives of the Company, including Messrs. Atwood and Loveman, met with representatives of TPG to discuss the Company, its business and its operations. At such meeting, representatives of TPG stated that a transaction with the Company might require multiple private equity firms. Mr. Loveman advised TPG that management had conducted preliminary discussions with Apollo and that he had no objection to TPG contacting Apollo.

On September 7, 2006, the Company contacted its regular outside counsel, Latham & Watkins LLP (“Latham”), and retained such firm as the Company’s outside counsel in connection with the discussions with Apollo and TPG.

On September 8, 2006, Apollo and a third private equity firm (“PE Firm #3”) (which joined the discussions between Apollo, TPG and the Company) executed separate confidentiality agreements with the Company.

Between September 8 and 10, 2006, the Company provided various diligence materials to TPG, Apollo and PE Firm #3.

On September 12, 2006, representatives of TPG and Apollo delivered a preliminary due diligence request list to the Company.

On September 14 and 15, 2006, meetings were held at the Company’s corporate offices among various Company representatives and various representatives of Apollo, TPG and PE Firm #3, joined by representatives of Cleary Gottlieb Steen & Hamilton LLP (“Cleary”), counsel for TPG, and Wachtell, Lipton, Rosen & Katz (“Wachtell”), counsel for Apollo, to discuss diligence matters concerning the Company.

On or about September 7, 2006, Mr. Loveman further advised the non-management member of the board of directors and advised one or more additional members of our board of directors of the interest of the private equity firms in the Company. At the request of several board members, a special meeting of the board of directors was noticed on September 8, 2006 and held on September 19, 2006. At this meeting, the board of directors created a special committee to respond to the buyout proposal which Mr. Loveman indicated that he expected would be forthcoming from the private equity firms, and empowered the special committee to hire its own financial and legal advisors. The board of directors determined that establishing a special committee of non-management members of the board of directors was in the best interest of the Company and its stockholders to avoid any appearance of a conflict of interest. The special committee initially consisted of five members—Robert G. Miller, R. Brad Martin, Stephen F. Bollenbach, Frank J. Biondi, Jr. and Barbara T. Alexander.

On September 19, 2006, a Company representative participated in a conference call with representatives of PricewaterhouseCoopers LLP (“PwC”), accounting advisors to the private equity firms, with respect to financial and accounting diligence related to the Company, its business and its operations. A legal diligence call between representatives of the Company and Cleary, Wachtell and PwC was held the following day.

On September 20, 2006, the special committee held its initial meeting with several additional non-management directors in attendance. Mr. Miller advised the members of the special committee that pursuant to its authority from the board of directors, he had interviewed possible legal and financial advisors. After discussion and review of their expertise, experience and independence with representatives of each of Kaye Scholer LLP (“Kaye Scholer”) and UBS, the special committee determined to engage Kaye Scholer as its legal advisor and, subject to negotiation of a satisfactory engagement letter, UBS as its financial advisor. Thereafter, representatives of Kaye Scholer reviewed with the special committee its fiduciary duties in connection with its consideration of a possible proposal by the private equity firms and the need for the special committee to have a clear mandate of its authority from the board of directors. The special committee also discussed the benefits of adding to the special committee any additional non-management director(s) who wished to join the special committee given the importance of the matters under consideration and the additional experience of the remaining non-management directors.

Also on September 20, 2006, representatives of Apollo and TPG met with representatives of the Company in Las Vegas to discuss a possible transaction.

On September 21, 2006, representatives of TPG toured the Company’s facilities in Atlantic City with representatives of the Company.

On September 21 and 22, 2006, representatives of Cleary and Wachtell engaged in due diligence teleconferences with representatives of the Company and PwC.

From September 22, 2006 until October 4, 2006, representatives of Kaye Scholer and Latham had extensive negotiations with representatives of Cleary and Wachtell concerning the terms of proposed amended confidentiality agreements with standstill provisions with TPG and Apollo.

On September 22, 2006, with the consent of the special committee, representatives of PwC contacted the Company’s outside accountants, Deloitte & Touche LLP (“Deloitte”) regarding financial and accounting due diligence.

On September 25, 2006, the board of directors received a letter from Apollo and TPG (collectively, the “sponsors”) in which they proposed to acquire 100% of our outstanding common stock for a cash purchase price of $81.00 per share. The proposal stated that it was not subject to further due diligence or a financing condition. The letter proposal was accompanied by debt commitment letters from three financial institutions in an aggregate amount that would have exceeded the amount necessary to consummate the proposed debt financing for the transaction (and such debt commitment letters were subject only to a customary Company material adverse effect condition to be conformed to the definitive merger agreement) and a draft merger agreement. In the letter, the sponsors stated that they were being advised by Deutsche Bank, as well as Cleary, Wachtell and Frank Schreck of the law firm Schreck Brignone (Mr. Schreck was advising as to gaming regulatory matters). The letter stated that it did not constitute a binding commitment by TPG and Apollo and that such commitment would be subject to execution of definitive agreements. PE Firm #3 was not a party to the proposal and did not participate thereafter.

The board of directors met by telephone conference call on September 26, 2006 with the management members of the board not in attendance. At the meeting, the special committee was expanded to consist of all nine non-management members of the board of directors and the special committee’s authority was clarified to include the authority to consider and, as it deemed appropriate, pursue and enter into negotiations with respect to a potential strategic transaction with the sponsors or any third party or to determine not to pursue or to abandon any such transaction or negotiations. The board of directors resolved that the special committee would be responsible for conducting, pursuing and negotiating all aspects of a transaction, if any, on behalf of the Company and would have the full power of the board of directors subject to any mandatory limitations under Delaware law. It was the view of the non-management members of the board of directors that, in order to avoid any appearance of a conflict of interest, management should not be involved in negotiations with the sponsors unless requested by the special committee and that any negotiations should be held by the special committee and its independent financial and legal advisors.

The special committee met by telephone immediately after conclusion of the September 26, 2006 meeting of the board of directors. At such meeting, the special committee formally retained Kaye Scholer as its legal advisor and, subject to negotiation and execution of an approved engagement letter, UBS as its financial advisor. In addition, Messrs. Miller and Martin were appointed as Co-Chairmen of the special committee in light of the increased size of the special committee and the need to designate a smaller subset of the special committee to be able to take action between meetings. Representatives of Kaye Scholer reviewed with the special committee its fiduciary duties in connection with its consideration of the sponsors’ proposal and any alternatives thereto. The special committee confirmed its belief that each of the members of the special committee was independent and disinterested with respect to the Company and the sponsors. The special committee discussed the sponsors’ proposal and a preliminary list of third parties identified by UBS who might be interested in a transaction with the Company. The special committee determined to perform an analysis of the Company, the sponsors’ proposal and the Company’s alternatives before it would respond. Accordingly, the special committee instructed UBS to perform a series of analyses including those described more fully under “The Merger—Opinions of Financial Advisors—Opinion of UBS Securities LLC.” The special committee noted that one of the sponsors’ financial advisors had acted as the Company’s financial advisor on other matters and the sponsors’ gaming regulatory counsel had provided regulatory gaming advice to the Company. The special committee adopted certain guidelines and instructions for the sponsors and Company management for an orderly process including that the sponsors should not enter into any exclusivity agreements with financing sources. After delivering these guidelines and instructions on September 26, and September 27, 2006, the special committee’s financial and legal advisors were advised that the sponsors had previously entered into exclusivity agreements with six financial institutions, including the three financial institutions that were named in their proposal.

On the evening of October 1, 2006, Mr. Loveman advised the Co-Chairmen that he had been approached by a reporter seeking comments for a news article that was going to be published in the financial press on October 2, 2006 to the effect that private equity suitors, naming TPG, were close to a deal to buy the Company. Following discussion among Mr. Loveman, other members of the Company’s management, the Co-Chairmen and the Company’s and the special committee’s counsel, early on October 2, 2006, the Company issued a press release stating that the Company had received a proposal from Apollo and TPG to acquire all of our outstanding common stock for $81.00 per share, and that a special committee had been formed and had selected its own financial and legal advisors. The press release also stated that the special committee had not determined that a transaction was in the best interest of the Company or its stockholders or that the Company should not continue as an independent public company pursuing its business plan as the world’s largest provider of branded casino entertainment.

In connection with the public disclosure of the sponsors’ proposal, the special committee instructed UBS to respond to calls and initiate discussions with third parties regarding their level of interest in proceeding with a strategic transaction with the Company in the event the special committee determined that the Company should pursue a strategic transaction. The special committee did not authorize UBS to conduct a formal auction since it had not made a determination to proceed with a change-in-control transaction.

From early October 2006 through execution of the merger agreement, UBS contacted or had discussions with approximately 30 third parties (including both strategic and financial parties). UBS discussed the results of these contacts with the special committee at various meetings of the special committee.

On October 4, 2006, a representative of Kaye Scholer initiated a conference call with Stephen Brammell, the Company’s General Counsel, and Frank Schreck in which Mr. Schreck discussed the structure of the proposed buyout vehicle and his views as to various regulatory matters in connection with the sponsors’ proposal.

Also on October 4, 2006, each of the sponsors executed and delivered to Kaye Scholer amended confidentiality agreements containing, among other things, standstill provisions. On that date, the sponsors sent a letter to the special committee indicating that, at the request of the special committee, they had released each of their six financing sources from their exclusivity obligations to them and that the sponsors would not enter into additional exclusive arrangements with financing sources without the special committee’s consent. On October 5, 2006, the sponsors delivered signed letters addressed to each of the six financial institutions releasing them from any exclusivity obligations to the sponsors with respect to a transaction with the Company. On such date, the Company’s stockholders’ rights plan expired in accordance with its terms.

On October 5, 2006, the board of directors and the special committee each held meetings in Los Angeles, California at the offices of Latham, the Company’s outside counsel. The full meeting of the board of directors commenced with an executive session with management and non-management directors but no other persons in attendance. At the executive session, the management directors reviewed the time-line with respect to the history of the discussions between management and the sponsors. The members of the board of directors also then discussed various aspects of the Company’s operations not directly related to the special committee’s review of the sponsors’ proposal, including the negative impact on the Company’s Las Vegas master capital plan from increased construction costs and the fact that management had determined not to go forward with submitting a bid for a casino site at Sentosa Island in Singapore.

Following the conclusion of the executive session, the Company’s senior management team, including division presidents, made presentations to the board of directors on the Company’s ten-year plan, including an updated base case for the balance of 2006 and 2007 which was revised from the July 2006 plan in light of the proposed acquisition by the Company of London Clubs International plc and recent business activity, as well as an updated base case showing additional capital expenditures for long-term growth. Management members provided an update on the Company’s capital activities and discussed the negative impact of the Company’s recent debt rating downgrade which had occurred after disclosure of the sponsors’ proposal.

At the special committee meeting on October 5, 2006, following approval of the UBS engagement letter, UBS provided its preliminary financial presentation on the sponsors’ proposal, including market perspectives and preliminary valuation framework, including the ability of the sponsors to maximize leverage on the Company’s assets due to the current conditions in the commercial mortgage backed securities (“CMBS”) market. The special committee generally discussed a number of possible strategic alternatives to a transaction with the sponsors, including a leveraged recapitalization and a “PropCo/OpCo” reorganization of the Company and described UBS’ preliminary discussions with potential third party strategic and financial buyers, a number of whom did not wish to be subjected to licensing by regulatory authorities. Upon conclusion of the UBS presentation, the special committee discussed the sponsors’ $81.00 per share proposal in detail, taking into account, among other factors, management’s view that the price was inadequate, and the recommendation of UBS as to the special committee’s response. The special committee determined to reconvene by telephone conference the following day to allow the members of the special committee to reflect on the various matters discussed at the meeting.

At its meeting on October 6, 2006, the special committee unanimously resolved to reject the sponsors’ proposal. The special committee determined to continue to actively inform itself as to its strategic alternatives including continuing as an independent public company. At the meeting, Kaye Scholer also provided an update on the first of several lawsuits filed against the Company and the members of the board with respect to the sponsors’ proposal. For more information regarding these lawsuits, please see “—Litigation Related to the Merger.”

From October 6, 2006 through October 8, 2006, representatives of UBS had discussions with various representatives of the sponsors concerning the special committee’s determination to reject the sponsors’ proposal.

During the first week of October 2006, UBS received a call from representatives of a strategic party operating in the gaming business (“Company B”) to the effect that Company B might be interested in submitting a proposal for a strategic transaction with the Company.

The special committee met by telephone on October 9, 2006, at which meeting representatives of UBS updated the special committee on discussions with representatives of the sponsors concerning the special committee’s rejection of their proposal and the contact by Company B. Members of the committee resolved to hold a two-day in-person meeting in Memphis the following week to review the Company’s strategic alternatives in detail. During such meeting, representatives of UBS informed the special committee that one of UBS’ managing directors is an outside member of the board of directors of Company B and the special committee was satisfied on the basis that such individual was not and would not be involved in the representation of the special committee.

On October 9, 2006, after the conclusion of the special committee meeting, the special committee received a letter from the sponsors containing a revised buyout proposal which increased the offer price to $83.50 per share in cash. The revised proposal also stated that the sponsors were willing to provide what the sponsors believed was an additional $2.00 per share in value by permitting the Company to maintain its regular quarterly dividend of $0.40 per share through November 2007. (Under the draft merger agreement provided by the sponsors on September 25, 2006, the Company would have been permitted to make only two quarterly dividend payments of $0.40 per share). According to the letter, the revised proposal represented a significantly higher premium than the final premiums in the HCA, Kinder Morgan and Univision transactions to compensate the Company’s stockholders for the fact that the regulatory process would extend past the typical period to close in transactions of this type. The letter contrasted the alternative of a leveraged recapitalization which the sponsors argued would exacerbate investor concerns about the level of the Company’s capital expenditures and the returns associated with those expenditures. The letter referenced the sponsors’ willingness to immediately enter into discussions, as part of an overall dialogue, to resolve in a mutually acceptable way the regulatory aspects of the offer in order to minimize and allocate attendant risks, including the risk of delay.

On October 11, 2006, a major newspaper reported that the sponsors had raised their bid to acquire the Company to between $83 and $84 per share but that the Company’s advisors had signaled that the offer would need to be even higher. On such date, Kaye Scholer sent a letter to Cleary and Wachtell raising the special committee’s concerns about maintenance of confidentiality in the process. Cleary and Wachtell sent a letter to Kaye Scholer the same day which stated the sponsors had kept discussions with the special committee and the Company in confidence and planned to continue to proceed with the special committee in confidence. On October 11, 2006, a representative of UBS had dinner with the Chief Executive Officer of Company B (the “Company B CEO”) and a member of the board of directors of Company B.

On October 12 and 13, 2006, the special committee met at the offices of Mr. Martin in Memphis, Tennessee. At the meetings, the special committee discussed the sponsors’ revised proposal. UBS discussed, without rendering any opinion, its preliminary financial analysis comparing strategic alternatives, including the sponsors’ most recent proposal, a leveraged recapitalization both with and without a minority equity component (a “sponsored recapitalization”), potential asset sales, public and private PropCo/OpCo structures and the substance of various contacts between UBS and third party strategic and financial buyers. UBS advised the special committee that it had been advised that Company B was working with two major investment banking firms to assist in its review of the Company. After deliberation, the special committee instructed UBS to work with Company management to further explore the leveraged recapitalization alternative as well as to analyze the value to stockholders of potentially splitting the Company into separate high-end and middle market gaming companies. The special committee also instructed UBS to inform the sponsors that their revised proposal was not at a level sufficient for the special committee to engage with them generally but that the special committee’s advisors were authorized to have a discussion on regulatory matters as the sponsors had suggested in their revised proposal letter.

At a brief meeting by teleconference on October 13, 2006, the board of directors approved the Company’s third quarter dividend of $0.40 per share and, at the recommendation of the special committee, increased the meeting fees payable to individual members of the special committee to $6,000 in cash per meeting (from $3,000 per meeting), in light of the amount of work being performed by members of the special committee.

On October 13, 2006 and October 15, 2006, representatives of UBS had discussions with representatives of the sponsors with respect to the special committee’s response to the sponsors’ revised proposal.

On October 17, 2006, representatives of Kaye Scholer participated in a conference call with representatives of Cleary and Wachtell to discuss regulatory matters. Cleary and Wachtell advised Kaye Scholer that the sponsors were not willing to engage on substantive matters relating to regulatory issues without client participation as part of an overall dialogue.

The special committee met by telephone on October 17, 2006. Representatives of UBS updated the special committee on discussions with the sponsors and with Company B and an additional strategic third party (“Company C”). UBS advised the special committee that the Company B CEO had notified UBS that Company B likely would be submitting a proposal concerning a strategic transaction with the Company. The special committee requested Kaye Scholer to prepare and negotiate confidentiality agreements with standstill provisions with the third parties.

On October 20, 2006, the Company announced the terms of its increased cash offer to purchase the outstanding shares of London Clubs International plc, as previously authorized by the board of directors, following additional analysis and recommendation by the Company’s management.

At the meeting of the special committee by telephone conference call on October 20, 2006, Mr. Martin updated the special committee on his recent meeting with Mr. Loveman, and reported that it was Mr. Loveman’s view that the Company’s assets should remain together and not be split-up in light of the value and benefit generated from the Total Rewards Program. A representative of UBS updated the special committee on UBS’ discussions with Company B and Company C, and the recent meetings held by UBS with management to review the leveraged recapitalization alternative.

Later the same day, representatives of UBS and Kaye Scholer met with representatives of TPG and, by telephone, with representatives of Cleary and Wachtell, in response to the position taken by the sponsors that further regulatory discussions needed to include client participation. The representatives of TPG present at the meeting stated that they desired to engage on the terms of the overall transaction, both economic and contractual. UBS and Kaye Scholer responded that the special committee had not authorized them to engage generally with the sponsors at the price level of their most recent proposal but believed it would be useful to discuss the framework for the sponsors’ bid, including their view as to the acceptability of increasing the price per share by an interest factor if closing of the transaction were delayed beyond a certain date (a “ticking fee”), the continuation of quarterly dividends throughout the entire period until closing and the level of break-up and reverse break-up fees. Representatives of TPG provided feedback to representatives of UBS on these matters in subsequent calls over the next few days.

On October 23, 2006, a representative of Company B advised UBS that Company B had decided not to move forward with a proposal for a strategic transaction with the Company due to the limited time-frame to respond and in light of the complexity and large size of the transaction.

The special committee met by telephone on October 26, 2006. Representatives of UBS provided an update on discussions with third parties including Company C, as well as an additional third party with industry background (“Party D”) and a leading hedge fund. The special committee discussed certain alternatives available to the Company including not proceeding with a transaction and a leveraged recapitalization followed by a second step sale of the Company at a later date (a so-called “leveraged sale”). The special committee determined that, given the importance of regulatory issues, management should be requested to make a full presentation to the special committee on the regulatory aspects of a transaction at a meeting in early November 2006.

On October 27, 2006, as instructed by the special committee, Kaye Scholer provided a markup of the sponsors’ draft merger agreement to Cleary and Wachtell.

The special committee met by telephone on October 31, 2006. Representatives of UBS provided an update on discussions with third parties. Company C was unwilling to sign a standstill and was reviewing a possible transaction in light of public information only. Party D had advanced the concept of an equity investment by Party D in the Company as part of a leveraged recapitalization and having a role in management. The special committee discussed the leveraged recapitalization alternative and agreed that such alternative should be discussed with Mr. Loveman on November 7, 2006. The special committee also discussed the possibility of substantially increasing the Company’s regular cash dividend as an additional alternative.

On November 2, 2006, representatives of Kaye Scholer and UBS met with representatives of Cleary and Wachtell in Los Angeles to discuss regulatory matters and conceptual issues in the draft merger agreement.

In early November 2006, representatives of UBS and Company B engaged in various discussions in which UBS was advised as to Company B’s continuing interest in pursuing a strategic transaction with the Company notwithstanding its earlier communication to the contrary. On November 6, 2006, Company B submitted to UBS a priority due diligence request list.

On November 7, 2006, UBS received a letter from the sponsors on certain major regulatory and contract issues being discussed by the parties, together with a draft gaming regulatory presentation. The sponsors’ letter indicated that the sponsors were willing to agree to an unspecified ticking fee that would increase the per share price paid to stockholders if timing moved beyond an agreed date. However, the letter indicated that in light of the public disclosure of a possible transaction almost six weeks before, the sponsors believed that the “go-shop period” provided in the sponsors’ draft merger agreement in which the Company could actively market the Company after signing an agreement with the sponsors was no longer necessary.

The special committee met in Las Vegas, Nevada on November 8, 2006, following completion of the meeting of the full board of directors on the previous day. Representatives of UBS, Kaye Scholer and A.J. (“Bud”) Hicks of McDonald Carano Wilson LLP, regulatory counsel to the special committee, attended. Members of management of the Company attended the meeting, and Mr. Brammell and Mr. Hicks made presentations to the special committee on gaming regulatory matters, and discussed their estimated time-frame for obtaining regulatory approval for a sponsors’ transaction. After members of the management left the meeting, representatives of UBS provided an update on discussions with third parties. The special committee also discussed the leveraged recapitalization alternative and the possible impact on the price per share of management’s proposed reduction of annual operating expenses. UBS advised the special committee that these cost savings had largely been taken into account in the financial models reviewed by the special committee and likely had been taken into account by the sponsors as well.

On November 13, 2006, Company B and the special committee, on behalf of the Company, executed a mutual confidentiality and standstill agreement. On such date, Messrs. Martin, Miller and Horn, together with Mr. Moelis and another representative of UBS, had a dinner meeting with the Company B CEO and one other representative of Company B in Memphis, Tennessee.

On November 14, 2006, Messrs. Martin and Miller and representatives of UBS had a teleconference with representatives of the sponsors in which the sponsors made a regulatory presentation based on revised regulatory discussion materials, which were subsequently circulated to the full special committee.

The special committee met by telephone on November 15, 2006. The special committee members who had not met with the Company B CEO each agreed to meet in the near future with him. UBS provided additional analysis of the sponsors’ proposal without rendering any opinion. After discussion, as requested by the sponsors, the special committee authorized allowing the sponsors to contact certain specific mezzanine financing sources so long as it was on a non-exclusive basis.

On November 15, and 16, 2006, representatives of Kaye Scholer, Cleary and Wachtell had teleconferences to discuss the draft merger agreement in greater detail.

On November 16, 2006, members of the Company’s management met in Las Vegas, Nevada with representatives of the sponsors and UBS to provide due diligence updates.

On November 17, 2006, members of the Company’s management and UBS met in Las Vegas, Nevada with representatives of Company B with respect to due diligence matters relating to the Company. Cleary and Wachtell provided Kaye Scholer with a revised draft of the sponsors’ merger agreement reflecting the discussions earlier in the week and other concessions they proposed to make in response to Kaye Scholer’s mark-up of such merger agreement.

On November 17 and 20, 2006, Mr. Loveman and the Company B CEO had several telephone discussions which were arranged by UBS.

The special committee met by telephone on November 21, 2006. Representatives of Kaye Scholer updated the special committee on certain legal matters. Representatives of UBS updated the special committee on the separate discussions with representatives of the sponsors, Company B and the Company’s management. The special committee discussed a process and timetable for proceeding with its continued engagement with both the sponsors and Company B.

In late November 2006, several press reports indicated that Company B was considering making a proposal to acquire the Company.

On November 27, 2006, Mr. Loveman and the Company B CEO met in Atlantic City, New Jersey. That evening, Messrs. Biondi and Bollenbach and a representative of UBS had a dinner meeting with the Company B CEO in Los Angeles, California.

Also on November 27, 2006, Company B delivered a letter to the special committee affirming Company B’s strong interest in pursuing a strategic combination of the Company with Company B. Based upon its due diligence through such date, the letter stated that Company B was prepared to offer the Company’s stockholders $71.00 per share in cash plus a fixed exchange ratio of 0.4079 shares of Company B common stock for each share of our common stock for a combined value as determined by Company B of $87.00 per share. The November 24, 2006 closing stock price of Company B’s common stock was $39.23. Company B’s letter stated that it had preliminary funding commitments from several established financing sources and that the proposal was subject to completion of due diligence and the negotiation of definitive documents.

On November 28, 2006, representatives of Company B and its advisors met in Las Vegas, Nevada with the Company’s management and representatives of UBS and Kaye Scholer for a diligence discussion about the Company. Representatives of Company B and its advisors continued their diligence review of the Company in Las Vegas, Nevada through and including December 10, 2006.

On November 28, 2006, as authorized by the special committee, UBS sent a bid process letter to each of the sponsors and Company B. The letters specified 5:00 pm Pacific Standard Time on December 12, 2006 as the submission deadline for offers to acquire 100% of the capital stock of the Company and requested that each prospective bidder submit (i) a binding, written offer remaining open until December 22, 2006, (ii) a detailed description of funding sources including commitment letters and (iii) a copy of the form of merger agreement to be circulated by Kaye Scholer marked with any proposed changes.

On November 29, 2006, Mr. Schreck, regulatory counsel for the sponsors, sent a letter to the special committee in which he indicated that he wished to address what he understood to be the special committee’s concerns with respect to regulatory matters in light of his views as to the certainty of regulatory approval and his long relationship with the Company. Mr. Schreck referenced his understanding that the special committee was considering a potential transaction with Company B and stated his view as to probable timing of each of the two proposals and his conclusion that the sponsors’ proposal did not have an overall relative regulatory disadvantage and in fact benefited from certain regulatory advantages over a proposal from Company B.

The special committee met by telephone on November 29, 2006. UBS advised the special committee that the Company’s management expected to continue its analysis of a potential leveraged recapitalization begun at the request of the special committee. Although the special committee was already considering management’s analysis of the leveraged recapitalization alternative, the special committee agreed that management should perform further analyses in conjunction with the special committee’s consideration of the Company’s alternatives.

On November 30, 2006, representatives of UBS, Kaye Scholer, Latham and PwC met in the vicinity of Company B’s principal offices with representatives of Company B, and its outside financial, legal and accounting advisors for a due diligence discussion relating to Company B. UBS, Kaye Scholer, Latham and PwC continued their diligence review of Company B through December 12, 2006.

On November 30, 2006, UBS distributed to Company B a draft merger agreement prepared by Kaye Scholer. Ms. Alexander and Christopher J. Williams, together with a representative of UBS, held a meeting with the Company B CEO. Timothy Wilmott, then Chief Operating Officer of the Company, and the Company B CEO had a dinner meeting.

On December 1, 2006, representatives of Cleary and Wachtell sent a letter to representatives of Kaye Scholer requesting a copy of any diligence information provided to other parties in connection with the process, referencing press reports that other parties were performing extensive diligence with respect to the Company. A representative of Kaye Scholer subsequently responded that the sponsors had already been provided with updated diligence about the Company and that the special committee would instead respond to specific information requests from the sponsors.

On December 1, 2006, UBS distributed to the sponsors a draft merger agreement revised by Kaye Scholer. In addition, the Company’s management submitted requests for financing proposals to seven banks in connection with a potential leveraged recapitalization of the Company.

On December 5, 2006, representatives of the Company, the special committee’s advisors, Company B and its advisors met in Las Vegas, Nevada for a due diligence discussion concerning Company B. Representatives of UBS, Kaye Scholer and Company B’s legal advisors held a teleconference call to discuss certain tax matters. Also on December 5, 2006, the Company’s management received preliminary financing bids from six banks to finance a leveraged recapitalization.

On December 6, 2006, representatives of Kaye Scholer, Cleary and Wachtell held a teleconference call to discuss certain matters raised by Cleary and Wachtell concerning the revised draft merger agreement with the sponsors.

On December 7, 2006, Mr. Hicks had a teleconference call with representatives of Company B to discuss certain gaming regulatory matters in connection with Company B’s proposal, following similar discussions which Mr. Hicks had initiated with Mr. Schreck and representatives of TPG and Apollo concerning the sponsors’ proposal.

The special committee met by telephone on December 8, 2006. The Co-Chairmen raised the possibility of the special committee seeking a second fairness opinion from an investment banking firm that would not be paid a contingent success fee upon closing of a transaction should the special committee determine to recommend a transaction to the full board of directors. The special committee discussed the matter and authorized the Co-Chairmen to pursue and engage a second investment banking firm for such purposes.

On December 8, 2006, Company B’s counsel sent to Kaye Scholer a revised draft of the merger agreement previously sent to Company B.

On December 10, 2006, Kaye Scholer and counsel to Company B had a telephone conference to discuss the draft Company B merger agreement. On such date, Mr. Martin contacted a representative of PJSC to request that PJSC provide a second opinion as to the fairness from a financial point of view to the holders of our common stock of the consideration proposed to be received by such holders in connection with the proposed transaction in the event that the special committee reasonably expected that it would recommend to the full board of directors that Harrah’s enter into a transaction, and, if requested by the special committee prior to the closing of the merger, an opinion as to the solvency, or lack thereof, of the surviving corporation in the merger, based on the assumption that the closing of the merger will occur. Following these discussions and during the following week, representatives of PJSC held several discussions with representatives of the Company, the special committee and UBS and entered into an engagement letter with the special committee.

On December 12, 2006, UBS received bid packages from each of the sponsors and Company B. The sponsors proposed to acquire 100% of the outstanding shares of common stock for $88.50 per share in cash. The proposal was accompanied by debt commitment letters from three major lending institutions, the form of equity commitment letter from the sponsors and the form of limited guarantee from the sponsors in addition to a markup of the draft merger agreement previously provided by Kaye Scholer. The proposal was to expire by its terms on December 22, 2006.

In its bid submission on December 12, 2006, Company B proposed to pay $71.00 in cash (without any ticking fee) and 0.4079 shares of Company B common stock, subject to a cash/stock-election mechanism, for each share of our common stock. Company B valued its proposal at $86.92 per share of our common stock based upon the December 12, 2006 closing stock price of Company B’s common stock of $39.04. Company B’s proposal stated that it was fully funded and not subject to a financing condition and further stated that Company B was highly confident of its ability to secure all required approvals, likely within 9-12 months. Its proposal was accompanied by debt commitment letters from two major lending institutions as well as a markup of the draft merger agreement previously provided by Kaye Scholer. Company B also previously had provided certain financial projections, which the special committee considered in its analysis of Company B’s offer. The proposal was to expire by its terms on December 22, 2006.

The special committee met on December 13, 2006 at UBS’ offices in New York City. Kaye Scholer outlined to the special committee its fiduciary duties in the context of the various strategic alternatives before the special committee. UBS described the principal financial and business terms of such proposals. Kaye Scholer described the principal legal terms of the two proposals. Representatives of UBS reviewed, without rendering any opinion, and the special committee discussed, UBS’ financial presentation materials with respect to the Company’s market performance, a valuation analysis of the Company and financial analysis of each proposal. Members of the Company’s senior management then joined the meeting and provided, as requested by the special committee, a report on the results of management’s diligence review of Company B. The Company’s senior management discussed their views of the advantages and disadvantages of a combination with Company B. Members of the Company’s management described their views as to the regulatory process, including time to close, of a transaction with Company B versus a transaction with the sponsors as well as in the case of a stand-alone leveraged recapitalization.

After members of the Company’s management left the meeting, the Company B CEO and Company B’s chief corporate development officer joined the meeting. They provided an overview of Company B and of the Company B proposal. Thereafter, additional members of Company B’s management and outside financial and legal advisors joined the meeting and made a presentation and answered questions from the special committee and its advisors.

The special committee reconvened on December 14, 2006 in UBS’s office in New York City. At their request, Leon Black, Marc Rowan and Eric Press of Apollo, David Bonderman and Karl Peterson of TPG and the sponsors’ regulatory counsel, Mr. Schreck, joined the meeting. The representatives of the sponsors provided an overview of the sponsors, their proposal for the transaction and key regulatory considerations. Mr. Schreck stated

that he was highly confident that the sponsors’ transaction would be promptly approved by all applicable gaming regulatory authorities. After answering various questions, the representatives of the sponsors left the meeting.

Senior Company management then joined the meeting and presented the strategic alternative developed by management of a leveraged recapitalization involving a $33.00 per share special dividend to the Company’s stockholders based on the financing proposals that had been received from various banks. Management stated that it believed that the plan, which would result in leverage equal to 7.2 times EBITDA, was the optimal leveraged recapitalization plan for the Company under public ownership. Management discussed certain legal and execution risks associated with such plan. After answering various questions, the Company’s management left the meeting.

The special committee then considered and discussed the various relative benefits and risks of the sponsors’ $88.50 cash proposal, Company B’s $86.92 cash and stock proposal and management’s leveraged recapitalization plan. The special committee discussed the fact that the value of the sponsors’ offer, payable entirely in cash, was straightforward, although the special committee believed that such value could be increased and that several issues were open concerning the terms of such offer. With respect to Company B’s offer, the special committee noted that each member of the special committee had met individually with Company B’s CEO and had been favorably impressed. The special committee discussed various issues related to Company B’s offer, including its lower cash value and the uncertain value of the stock component of the offer, the fact that any increase in the offer would be partially borne by the Company’s stockholders who would hold approximately one-half of the stock of the surviving corporation and the special committee’s concerns about the risk of Company management turnover in the event of a transaction with Company B as well as risks related to obtaining antitrust approvals. The special committee did not view the strategic alternative of a stand-alone leveraged recapitalization as compelling relative to a transaction with the sponsors or Company B, and expressed concerns about the long-term viability of effectuating a leveraged recapitalization, potential disruption in the Company’s stockholder base and the risk that the plan would not be appropriately rewarded in the public markets.

After deliberation, the special committee instructed UBS to advise the sponsors that the special committee was prepared to move forward to negotiate a definitive agreement with the sponsors immediately if certain changes to their proposal were agreed to by the sponsors, including increasing the purchase price to $91.00 per share, commencing the ticking fee 12 months after signing (instead of April 2008 as the sponsors had proposed) and the sponsors’ agreement to a $500 million reverse break-up fee (in lieu of the $300 million fee that the sponsors had proposed) in the event of termination of the merger agreement with respect to financing matters as well as in the case of termination for regulatory non-approval (which the sponsors had been unwilling to agree to). Representatives of UBS left the meeting to contact the sponsors and, upon their return, informed the special committee that the sponsors were prepared to increase their offer price to $90.00 per share in cash as their absolute “best and final” price and to make certain other concessions requested by the special committee, including agreeing to a reciprocal break-up and reverse break-up fee of $500 million. However, the sponsors were unwilling to agree to any regulatory reverse break-up fee other than their willingness to confirm the accuracy of their proposed representations and warranties concerning licensing matters.

After further deliberation, the special committee directed UBS to advise the sponsors that their position on the lack of a regulatory reverse break-up fee was unacceptable and that the special committee required a satisfactory resolution on such matter. Representatives of UBS again left the meeting and had further discussions with representatives of the sponsors. Upon their return, they informed the special committee that the sponsors were prepared to agree to a $250 million regulatory reverse break-up fee subject to certain contractual language being agreed upon. After discussing the proposed compromise, the special committee determined to proceed with completing negotiation of a definitive merger agreement with the sponsors.

Commencing in the evening on December 14, 2006 and continuing through the morning of December 17, 2006, representatives of the Company, UBS, Kaye Scholer and Latham met at the offices of Wachtell in New York City with representatives of the sponsors, Cleary and Wachtell to negotiate the terms of the merger agreement, the equity commitment letters and the limited guarantees from the sponsors.

On December 17, 2006, immediately prior to a scheduled meeting of the special committee, representatives of the sponsors contacted representatives of UBS relaying compromise positions on certain of the then principal open business and legal issues in the merger agreement.

On December 17, 2006, the special committee met by telephone. The special committee discussed the sponsors’ proposal on the major open items and certain possible compromises. The special committee provided instructions to UBS and Kaye Scholer on how to proceed on such matters. UBS reviewed with the special committee its financial analysis of the $90.00 per share merger consideration from a financial point of view, without rendering any opinion.

On December 17, and 18, 2006, representatives of the Company, UBS, Kaye Scholer and Latham met with representatives of the sponsors, Cleary and Wachtell in New York City to negotiate and finalize the terms of the merger agreement and related documents.

During the late afternoon of December 18, 2006, Company B submitted a revised proposal to UBS to increase the cash consideration per share payable to the Company’s stockholders by up to $2.13 per share in the event of future excess insurance recoveries by the Company above a specified level, but otherwise maintaining the same fixed exchange ratio of shares of Company B common stock issuable for each share of our common stock. The Company B revised proposal stated that the aggregate value to the Company’s stockholders in the revised proposal could be as high as $89.95 per share based on the full recovery of excess insurance proceeds at the current market price of the Company B common stock (which had increased after the date of the original offer). The supplemental proposal also included an unspecified ticking fee commencing 11 months after signing. By its terms, the supplemental proposal provided that it would automatically expire as of 9:00 am Eastern Daylight Saving Time on December 19, 2006.

On December 19, 2006, subsequent discussions ensued between a representative of UBS and Mr. Martin with the Company B CEO and between a representative of UBS and Company B’s financial advisor in which Company B broached the possibility of further increasing the cash portion of the consideration by up to $200 million (or approximately $1.03 per share) to the extent the Company were able to cut planned capital expenditures in 2007 by such amount.

The special committee met by telephone on December 19, 2006. A representative of UBS and Mr. Martin updated the special committee on the December 18, 2006 letter from Company B and the subsequent discussions with representatives of Company B. A representative of UBS reported to the special committee that Company B’s financial advisor had indicated to UBS that if the benefit of certain excess insurance proceeds and capital expenditure reductions were achieved, without any decline in Company B’s stock price, this could result in a purchase price slightly in excess of $90.00 per share. The representative of UBS advised the special committee that (1) UBS believed that Company B’s assumptions, as discussed with Company B’s financial advisor, with respect to the estimated amount of realizable insurance proceeds reflected a significantly greater amount of proceeds than the amount the Company anticipated it would receive, and (2) UBS noted the Company’s stockholders would receive approximately one-half of the benefit of any proceeds under Company B’s initial proposal. Such representative further noted that any positive adjustments to the $71.00 per share cash portion of the offer could not be assured and any decline in Company B’s stock price (which price had increased following press reports that the Company was being sold to the sponsors as opposed to Company B) would result in a further decrease in the proposed Company B per share purchase price. After deliberation, the special committee determined to continue to move forward with the sponsors’ offer, in light of the absence of a binding supplemental offer from Company B, the uncertain price level and contingent value of certain elements of Company B’s revised proposal (which could ultimately represent substantially less than $90.00 per share), the fact that any deal with Company B would still need completion of negotiations which would likely take a not insignificant amount of time, and the desire not to jeopardize a fully negotiated deal with the sponsors, whose proposal was set to expire on December 22, 2006. A representative of Kaye Scholer then reviewed the resolution of the principal open issues in the merger agreement with the sponsors and the terms generally of the merger agreement and related documents. Members of the Company’s senior management, including Messrs. Loveman and Atwood, and representatives of Latham, the Company’s outside counsel, joined the meeting. After a brief update for the benefit of management of the recent developments with Company B, UBS rendered its oral opinion to the special committee, which opinion was subsequently confirmed in writing, to the effect that as of the date of such opinion, based upon its analysis and subject to customary assumptions and disclaimers, the Base Merger Consideration to be received by the holders of our common stock (other than affiliates of or holders of beneficial interests in Parent to the extent, if any, they are holders of our common stock) in the merger was fair, from a financial point of view, to such holders.

Representatives of PJSC then joined the meeting. The representatives of PJSC discussed with the special committee PJSC’s qualifications, experience and independence with respect to the proposed transaction and reviewed with the special committee PJSC’s analyses of the proposed merger. PJSC also rendered its oral opinion to the special committee, which opinion was subsequently confirmed by delivery of a written opinion, to the effect that, based upon and subject to various assumptions made, matters considered and limitations set forth in such opinion, as of December 19, 2006, the Base Merger Consideration proposed to be received by the holders of our common stock in connection with the merger was fair from a financial point of view to the holders of the our common stock.

Upon inquiry from the special committee, Mr. Loveman, on behalf of the Company management, advised the special committee that management was in favor of the transaction with the sponsors. The Company’s senior management and Latham then left the meeting.

After considering the terms of the proposed merger agreement with the sponsors and other related transaction documents and the various presentations of financial and legal advisors and the Company’s management, the special committee unanimously resolved that the proposed merger with the sponsors was advisable and in the best interest of the Company and its stockholders, that it was advisable and in the best interest of the Company and its stockholders to enter into the merger agreement with the sponsors and the transactions contemplated thereby and recommended that the board of directors approve and declare advisable such transactions and agreements and recommend adoption by the Company’s stockholders of such merger agreement. Upon motion by the members of the special committee other than the Co-Chairmen, the special committee (other than the Co-Chairmen who recused themselves) determined to direct the Company to pay to each of the Co-Chairmen an additional $50,000 in light of the hard work and large number of additional meetings and activities conducted by the Co-Chairmen between special committee meetings on behalf of the Company’s stockholders.

The board of directors met immediately after conclusion of the special committee meeting. The Co-Chairmen reported that the special committee had unanimously determined that the proposed merger with the sponsors was advisable and in the best interest of the Company and its stockholders and recommended that the board of directors approve and declare advisable such transactions and agreements and recommend adoption by the Company’s stockholders of such merger agreement. After considering the proposed terms of the proposed merger agreement with the sponsors and other related transaction documents and the various presentations of financial and legal advisors and the Company’s management, the board of directors unanimously approved and declared advisable and in the best interests of the Company and its stockholders the merger agreement with the sponsors and the transactions contemplated thereby, and recommended that the stockholders of the Company vote for the adoption of such merger agreement.

On December 19, 2006, the Company, Parent, Merger Sub and the Equity Investors, as applicable, executed the merger agreement and ancillary agreements and the Company issued a press release announcing the merger agreement.

During the period from December 20, 2006 through and including January 13, 2007, under the supervision of the special committee, representatives of UBS contacted parties that they believed, based on size and business interests, would be capable of, and might be interested in, consummating an acquisition of the Company. During this period, UBS contacted or was contacted by 28 parties. As part of the “go-shop” process, UBS contacted Company B. Company B ultimately determined not to make a further offer. As of the end of the “go-shop period,” no party submitted a proposal to pursue a transaction involving the Company.

Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors

Special Committee

The special committee, with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the sponsors’ merger proposal, including the terms and conditions of the merger agreement, in approximately 20 special committee meetings attended in each case by almost all of the members of the special committee. The special committee unanimously determined that the proposed merger with Merger Sub was advisable and in the best interest of the Company and its stockholders, that it was advisable and in the best interest of the Company and its stockholders to enter into the merger agreement with Parent and Merger Sub and to consummate the transactions contemplated thereby and recommended that the board of directors approve and declare advisable such transactions and agreements and recommend adoption by the Company’s stockholders of such merger agreement.

In the course of its deliberations, the special committee considered the following substantive factors and potential benefits of the merger, which the special committee believed supported a decision to proceed with the merger agreement with Parent and Merger Sub:

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its belief that the merger was more favorable to stockholders than the alternative of remaining a stand-alone independent company, because of the uncertain returns to such stockholders if the Company remained independent (taking into account, in particular, management’s financial projections (after giving effect to estimated potential cost savings) of the future financial performance and earnings of the Company); recent trends, as discussed with management and the special committee’s financial advisor, as well as the risks involved in achieving those returns, the nature of the industry in which the Company competes, and general industry, economic, market and regulatory conditions, both on an historical and on a prospective basis;

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its belief that the merger was more favorable to the Company’s stockholders than the potential value that might result from other alternatives available to the Company, including continuing to operate the Company in the ordinary course of business and the alternatives of pursuing other strategic initiatives including one or more different models for a leveraged recapitalization, such as a sponsored recapitalization and a leveraged recapitalization followed by a marketing of the Company for sale, a reorganization of the Company into separate operating and property owning companies referred to as “PropCo/OpCo” or into separate entities based on the Company’s several gaming brands, or the sale of certain assets or a strategic transaction with Company B, in each case given the potential rewards, risks and uncertainties associated with those alternatives, as reviewed with the special committee’s independent financial and legal advisors;

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the fact that the original proposal by the sponsors was publicly announced by the Company on October 2, 2006, more than 2-1/2 months prior to the proposed date of execution and delivery of the merger agreement, which provided more than sufficient time for the special committee to explore the Company’s strategic alternatives and for any such alternatives to be proposed by third parties;

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the special committee’s belief that $90.00 per share was at the high end of the range that could be achieved in a leveraged buyout transaction involving the Company, as reviewed by UBS with the special committee in connection with its financial analysis;

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the Company’s need for ongoing substantial capital expenditures and the shortfall in the Company’s performance compared to initial internal projections during the last half of 2006 due to the softness in the Atlantic City market, which the special committee believed could depress the Company’s stock price, at least in the short to medium term, absent a transaction and the fact that while improvements in the Company’s operating performance could yield improved operating results the achievement of such improvements was uncertain and, in the case of capital expenditures, constituted a long-term proposition and would be subject in any event to significant execution risk;

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the current and historical market prices of our common stock, including the market price of our common stock relative to those of other industry participants and general market indices, the fact that the Base Merger Consideration per share represented a premium of approximately 35.5% to the closing share price on the last trading day prior to the Company’s disclosure of the initial offer from the sponsors, more than a 40% premium over the average closing share price during the month prior to such disclosure and an approximate 11.1% premium to the $81.00 offer originally proposed by the sponsors;

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the information contained in the financial presentation of UBS, including the opinion of UBS that, as of the date of its opinion, the Base Merger Consideration to be received by the holders of our common stock (other than affiliates of or holders of beneficial interests in Parent to the extent, if any, they are holders of our common stock) in the merger was fair, from a financial point of view, to such holders, as more fully described below under “—Opinions of Financial Advisors—Opinion of UBS Securities LLC;”

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the financial analyses presented by PJSC to the special committee and PJSC’s oral opinion rendered to the special committee, which opinion was subsequently confirmed by delivery of written opinion, to the effect that based upon and subject to various assumptions made, matters considered and limitations set forth in such opinion, as of December 19, 2006, the Base Merger Consideration proposed to be received by the holders of our common stock in connection with the merger was fair, from a financial point of view, to such holders, as more fully described below under “—Opinions of Financial Advisors—Opinion of Peter J. Solomon Company, L.P.;”

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the fact that the merger agreement was negotiated on behalf of the Company by the special committee and its independent financial and legal advisors, together with the support of the Company and its legal advisors;

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the financial and other terms and conditions of the merger agreement as reviewed by the special committee, including the fact that the merger would not be subject to a financing condition and the special committee’s belief that the transaction did not have any significant antitrust risks, as well as the fact that the terms and conditions of the merger agreement were the product of arm’s length negotiations between the parties;

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the fact that the Merger Consideration is all cash, so that the transaction allows the Company’s stockholders to immediately realize at the closing a fair value in cash for their investment and provides such stockholders certainty of value for their shares;

•

the fact that the terms of the merger agreement would provide the Company a 25-day post-signing “go-shop period” during which the Company would have the right to solicit additional interest in a transaction involving the Company and, after such 25-day period, permit the Company to respond to unsolicited proposals during the period prior to the stockholders’ vote, subject to certain conditions as more fully described below under “The Merger Agreement—Restrictions on Solicitations of Other Offers;”

•

the fact that, subject to compliance with the terms and conditions of the merger agreement, if a third party has proposed an alternative transaction that is a “superior proposal” as defined in the merger agreement, the Company is permitted, prior to the adoption of the merger agreement by the Company’s stockholders, to change its recommendation, approve or recommend the superior proposal or, upon the payment to the sponsors of a $500 million termination fee (representing approximately 2.9% of the total equity value of the transaction), terminate the merger agreement in order to enter into a definitive agreement with respect to the “superior proposal” as more fully described below under “The Merger Agreement—Recommendation Withdrawal/Termination in Connection with a Superior Proposal;”

•

the fact that the Company’s senior management team was in favor of the merger and the merger agreement and the fact that members of the Company’s management who may participate in the transaction had no agreements with the sponsors at the time of execution of the merger agreement and have not committed to be exclusive to the sponsors and are therefore available to enter into discussions and arrangements with a subsequent bidder, if any, for the Company;

•

the availability of statutory appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery;

•

the presentations by the sponsors and the Company’s management, as supported by the special committee’s independent gaming regulatory counsel, as to the likelihood and timing of approval of the merger agreement and related transactions under applicable gaming laws;

•

the commitment made by the sponsors to treat the Company’s employees in a fair and equitable manner, including to provide (for one year from the effective date of the merger) each employee of the Company with compensation, severance and benefits that are substantially comparable in the aggregate (other than equity-based compensation) provided to such employees immediately prior to the merger; and

•

the fact that the Company would not have to establish the existence and amount of its damages in the event of a failure of the merger to be consummated under certain circumstances in light of the $500 million reverse break-up fee payable by the sponsors if the sponsors were unable to finance the merger or the $250 million regulatory reverse break-up fee if the sponsors were unable to obtain gaming approvals for the merger, in addition to the right to seek specific performance of certain obligations of the Equity Investors, Parent and Merger Sub under certain circumstances.

The special committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•

the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on the Company’s business and its relationships with third parties;

•

the fact that the Company’s stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company, including any appreciation in value on a long-term basis related to the Company’s significant land assemblage on the Las Vegas Strip, the potential future exploitation of one or more gaming brands owned by the Company in new markets or the value that could be realized as a result of improvements to the Company’s operations;

•

the fact that the Company’s executive officers may ultimately have interests in the transaction that may be different from, or in addition to, those of the Company’s other stockholders, and the fact that the discussions with the sponsors was not initiated by the special committee;

•

the restrictions on the conduct of the Company’s business prior to the completion of the merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger and the length of time between signing and closing when these restrictions are in place, due to the time needed to obtain gaming approvals;

•

the fact that the closing of the transaction is not expected to occur shortly following the stockholder vote due to the need to obtain regulatory approvals and may be further delayed in connection with the receipt of regulatory approvals in one or more jurisdictions, for up to five or potentially six months after the target closing date of twelve months after signing, which extended time period is mitigated in part by the ability of the Company to continue to declare and pay regular quarterly dividends and the provision in the merger calling for a “ticking fee” increasing the Base Merger Consideration commencing in March 2008;

•

the fact that the $90.00 price per share (together with any ticking fee) will represent the maximum price per share receivable by the Company’s stockholders unless the merger agreement is terminated in accordance with its terms;

•	the fact that an all cash transaction would be taxable to the Company’s stockholders that are U.S. persons for U.S. federal income tax purposes;

•

the fact that the Company is entering into a merger agreement with two newly-formed corporations with essentially no assets and, accordingly, that its remedy in connection with a breach of the merger agreement by the sponsors, even a breach that is deliberate or willful, may be limited to $500 million, other than the possible remedy of specific performance which may be available under certain circumstances;

•	the requirement that the Company pay a termination fee of $500 million in connection with termination of the merger agreement in certain circumstances; and

•	the requirement that the Company pay Parent’s and Merger Sub’s expenses up to $60 million in connection with termination of the merger agreement in certain circumstances.

The foregoing summarizes the material factors considered by the special committee in its consideration of the merger. After considering these factors, the special committee concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors. In view of the wide variety of factors considered by the special committee, and the complexity of these matters, the special committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the special committee may have assigned different weights to various factors. The special committee approved and recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our Board of Directors

Our board of directors consists of eleven directors, nine of whom are non-management members of the board of directors and are also the members of the special committee. The board of directors established the special committee and empowered it to review, evaluate, negotiate and if appropriate, make a recommendation to the board of directors with respect to the proposal from the sponsors and the Company’s other strategic alternatives. Our board of directors, acting upon the unanimous recommendation of the special committee, at a meeting described above on December 19, 2006, unanimously determined that the merger agreement and the transactions contemplated thereby were advisable and in the best interest of the Company and its stockholders, approved the merger agreement and the transactions contemplated thereby and recommended that the stockholders of the Company vote for the adoption of such merger agreement.

In connection with its determinations, the board of directors considered:

•	the unanimous determinations and recommendation of the special committee and adopted such determinations and recommendation in reaching its determinations;

•

the factors considered by the special committee, including the positive factors and potential benefits of the merger and the risks and other potentially negative factors concerning the merger, as described above;

•

the fact that the merger consideration and the other terms of the merger agreement resulted from negotiations between the special committee and the investors, and the board of directors’ belief that $90.00 per share in cash for each share of the Company’s common stock represented the highest per share consideration that could be negotiated;

•

the separate financial analyses presented by UBS and PJSC to the special committee, as well as the board of directors at the request of the special committee, and the separate oral opinions of UBS and PJSC rendered to the special committee, which opinions were each subsequently confirmed by delivery of a written opinion, and upon which the board of directors was permitted to rely, to the effect that (x) in the case of UBS’ opinion, based upon and subject to various assumptions made, matters considered and limitations set forth in such opinion, as of the date of its opinion, the Base Merger Consideration to be received by the holders of our common stock (other than affiliates of or holders of beneficial interests in the Parent to the extent, if any, they are holders of our common stock) in the merger was fair, from a financial point of view, to such holders and (y) in the case of PJSC’s opinion, based upon and subject to various assumptions made, matters considered and limitations set forth in such opinion, as of December 19, 2006, the Base Merger Consideration proposed to be received by the holders of our common stock in connection with the merger was fair, from a financial point of view, to such holders, in either case as more fully described below under “—Opinions of Financial Advisors;” and

•

its belief that the merger was more favorable to stockholders than the potential value that might result from other alternatives potentially available to the Company, in each case given the potential rewards, risks and uncertainties associated with those alternatives.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger. In view of the wide variety of factors considered by the board of directors, and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have assigned different weights to various factors. The board of directors considered the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our board of directors recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinions of Financial Advisors

Opinion of UBS Securities LLC

On December 19, 2006, UBS delivered its opinion to the special committee of Harrah’s board of directors to the effect that, as of December 19, 2006 and based upon and subject to various assumptions made, procedures followed, matters considered and limitations described in the opinion, the Base Merger Consideration to be received by holders of our common stock (other than affiliates of or holders of beneficial interests in Parent to the extent, if any, they are holders of our common stock) in the merger was fair, from a financial point of view, to such holders.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. UBS’ opinion is attached as Annex B to this proxy statement. UBS’ opinion is directed only to the fairness, from a financial point of view, of the Base Merger Consideration to be received by the holders of our common stock (other than affiliates of or holders of beneficial interests in Parent to the extent, if any, they are holders of our common stock) in the merger and does not address any other aspect of the merger. The opinion also does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to us or our underlying business decision to effect the merger. In addition, UBS expressed no opinion as to the price at which our common stock would trade at any time. The opinion does not constitute a recommendation to any holder of our common stock as to how such stockholder should vote or act with respect to the merger. Holders of our common stock are encouraged to read UBS’ opinion carefully in its entirety. The summary of UBS’ opinion presented below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, UBS:

•	reviewed certain publicly available business and historical financial information relating to us;

•

reviewed certain internal financial information and other data relating to our business and financial prospects that were provided to UBS by us and not publicly available, including financial forecasts and estimates prepared by our management for the periods through December 31, 2015;

•	conducted discussions with members of our senior management concerning our business and financial prospects;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of our common stock;

•	reviewed a draft of the merger agreement, dated as of December 19, 2006; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

At the request of the special committee of Harrah’s board of directors, UBS contacted third parties to solicit indications of interest in a possible transaction with Harrah’s in the event that the special committee of Harrah’s board of directors determined that a transaction was advisable and in the best interest of Harrah’s and Harrah’s stockholders and held discussions with certain of these parties prior to the date of its opinion.

In connection with its review, with the consent of the special committee of Harrah’s board of directors, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with the consent of the special committee of Harrah’s board of directors, UBS relied on such information being complete and accurate in all material respects. In addition, with the consent of the special committee of Harrah’s board of directors, UBS did not make any independent evaluation or appraisal of any of Harrah’s assets or liabilities (contingent or otherwise), nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates prepared by the management of Harrah’s, UBS assumed, at the direction of the special committee of Harrah’s board of directors, that such financial forecasts and estimates had been reasonably prepared on a basis reflecting the best then-currently-available estimates and judgments of the management of Harrah’s as to the future performance of Harrah’s. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of, the date of its opinion.

At the direction of the special committee of Harrah’s board of directors, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the Base Merger Consideration to the extent expressly specified in its opinion, of the merger agreement or the form of the merger. In rendering its opinion, UBS assumed, with the consent of the special committee of Harrah’s board of directors, that (1) the final executed form of the merger agreement did not differ in any material respect from the draft that UBS examined, (2) the parties to the merger agreement would comply with all the material terms of the merger agreement, and (3) the merger would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on Harrah’s and/or the merger. Except as described above, the special committee of Harrah’s board of directors imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

In connection with rendering its opinion to the special committee of Harrah’s board of directors, UBS performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all the analyses performed and factors considered by UBS in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analysis and selected precedent transactions analysis summarized below, no company, transaction or business used in UBS’ analyses as a comparison is identical to Harrah’s or to the merger. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support UBS’ opinion. Rather, UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors it considered and analyses it performed in connection with its opinion operated collectively to support its determination as of the date of UBS’ opinion as to the fairness, from a financial point of view, to the holders of our common stock (other than affiliates of or holders of beneficial interests in Parent to the extent, if any, they are holders of our common stock) of the Base Merger Consideration to be received by such holders.

The financial forecasts and estimates of Harrah’s future performance provided by the management of Harrah’s in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond our control. Estimates of the financial value of companies do not purport to be appraisals or to reflect the prices at which such companies may actually be sold.

The Base Merger Consideration was determined through negotiation between Harrah’s and the Equity Investors and the decision to enter into the merger agreement was solely that of the special committee of Harrah’s board of directors and the Harrah’s board of directors. UBS’ opinion and financial analyses were only one of many factors considered by the special committee of Harrah’s board of directors and Harrah’s board of directors in their evaluation of the proposed transaction and should not be viewed as determinative of the views of the special committee of Harrah’s board of directors and the Harrah’s board of directors with respect to the merger or the Base Merger Consideration.

The following is a summary of the material financial analyses performed by UBS and reviewed by the special committee of Harrah’s board of directors and the Harrah’s board of directors in connection with UBS’ opinion relating to the merger. The order of the analyses described does not represent relative importance or weight given to those analyses by UBS. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Selected Public Companies Analysis

UBS compared selected financial and stock market data for Harrah’s with corresponding data of selected publicly traded companies UBS believed to be generally relevant. UBS further classified the companies, as a function of their respective equity market capitalizations and markets addressed, as “Large-Cap Companies (without significant exposure to markets in Asia),” “Large-Cap Companies (with significant exposure to markets in Asia),” “Mid-Cap Companies (with exposure to major United States markets of Atlantic City, New Jersey and Las Vegas, Nevada)” or “Mid-Cap Companies (without exposure to major United States markets of Atlantic City, New Jersey and Las Vegas, Nevada).”

Although none of these companies is directly comparable to Harrah’s, these companies were selected, among other reasons, because their equity is publicly traded in the United States and they operate in the gaming industry:

•	Large-Cap Companies (without significant exposure to markets in Asia)

•	MGM Mirage

•	Large-Cap Companies (with significant exposure to markets in Asia)

•	Las Vegas Sands Corp.

•	Wynn Resorts, Limited

•	Mid-Cap Companies (with exposure to major United States markets of Atlantic City, New Jersey and Las Vegas, Nevada)

•	Boyd Gaming Corporation

•	Trump Entertainment Resorts, Inc.

•	Mid-Cap Companies (without exposure to major United States markets of Atlantic City, New Jersey and Las Vegas, Nevada)

•	Penn National Gaming, Inc.

•	Ameristar Casinos, Inc.

•	Pinnacle Entertainment, Inc.

•	Isle of Capri Casinos, Inc.

Financial information, ratios and public market values for Station Casinos, Inc. and Aztar Corporation, both of which are Mid-Cap Companies with exposure to major United States markets of Atlantic City, New Jersey and Las Vegas, Nevada, were reviewed but were excluded from the analysis because the companies had announced a proposed and a pending sale transaction, respectively.

UBS considered, among other things, (1) diluted equity values (computed using closing share prices as of December 18, 2006), (2) enterprise values (calculated as diluted equity value, plus book value of total debt, preferred stock and minority interests, less cash and cash equivalents) and (3) enterprise values as a multiple of estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for calendar years 2006, 2007 and 2008. Estimated financial data for Harrah’s and the selected public companies were based on publicly available information, including SEC filings, and mean estimates provided by the Institutional Brokerage Estimate System (“IBES”), a data service that compiles estimates issued by securities analysts.

This analysis indicated the following implied mean and median EBITDA multiples for the entire group of selected publicly traded gaming companies and the implied mean, median, high and low EBITDA multiples for the selected publicly traded gaming companies (excluding Large-Cap Companies with significant exposure to markets in Asia), as compared to the corresponding implied EBITDA multiples for Harrah’s based on the closing sale price of our common stock on the NYSE on September 29, 2006, the last trading day prior to disclosure of the initial offer by the Equity Investors to acquire Harrah’s for $81.00 per share, and on December 18, 2006, and the Base Merger Consideration of $90.00 per share:

Enterprise Value as a Multiple of EBITDA:	Implied Multiples for All Selected Public Companies		Implied Multiples for Selected Public Companies (Excluding Large-Cap Companies with Significant Asian Markets Exposure)				Implied Multiples for Harrah’s Based on
	Mean	Median	Mean	Median	High	Low	Closing Stock Price on 9/29/06	Closing Stock Price on 12/18/06	Base Merger Consideration ($90.00)
CY 2006E	17.9x	10.3x	10.5x	10.1x	12.4x	9.6x	9.6x	10.9x	11.5x

CY 2007E	13.4x	10.2x	9.8x	10.2x	11.5x	8.1x	8.7x	9.9x	10.5x

CY 2008E	11.2x	9.4x	9.1x	8.9x	10.9x	8.1x	8.1x	9.2x	9.8x

Selected Precedent Transactions Analysis

UBS considered the multiples, where sufficient data were publicly available, of enterprise value to forward EBITDA for each of the following nine selected gaming transactions:

Announcement Date	Completion Date	Target	Acquiror
December 4, 2006	Proposed	Station Casinos, Inc.	Frank J. Fertitta III, Lorenzo J. Fertitta and Colony Capital, LLC

May 19, 2006	Pending	Aztar Corporation	Winmar Tahoe Corporation (dba Columbia Entertainment)

November 3, 2004	October 3, 2005	Argosy Gaming Company	Penn National Gaming, Inc.

September 27, 2004	April 26, 2005	Harrah’s Entertainment, Inc. (Caesar’s Assets)	Colony Capital, LLC

July 15, 2004	June 13, 2005	Caesar’s Entertainment, Inc.	Harrah’s Entertainment, Inc.

June 16, 2004	April 25, 2005	Mandalay Resort Group	MGM Mirage

February 9, 2004	July 1, 2004	Coast Casinos, Inc.	Boyd Gaming Corporation

September 11, 2003	July 1, 2004	Horseshoe Gaming Holding Corp.	Harrah’s Entertainment, Inc.

March 6, 2000	May 31, 2000	Mirage Resorts, Incorporated	MGM Grand, Inc.

Although none of the selected transactions nor the companies involved in them was directly comparable to the merger or us (except that Harrah’s was a party to the acquisition of Horseshoe Gaming Holding Corp. by Harrah’s, the acquisition of Caesar’s Entertainment Inc. by Harrah’s and the acquisition by Colony Capital, LLC of Caesar’s Assets from Harrah’s), these transactions were selected, among other reasons, because they were each valued at over $1 billion, were publicly announced after the beginning of 2000 and involved companies that operate in the gaming industry.

In calculating multiples of forward EBITDA, UBS considered the enterprise values of each of these transactions as a multiple of the estimated EBITDA for the year in which the transaction was announced if the transaction was announced in the first half of the year, or as a multiple of the one-year forward estimated EBITDA (for the next calendar year after the year in which the transaction was announced) if the transaction was announced in the second half of the year. Financial data for the companies in the selected transactions were based on publicly disclosed information as of the respective announcement dates, including each target company’s most recent quarterly SEC filings and estimates contained in a selection of publicly available Wall Street equity research reports, available at or around the time of the respective transactions. Financial data for Harrah’s were based on the estimated 2007 EBITDA provided by IBES. This analysis indicated the following implied mean and median forward EBITDA multiples for the selected transactions (excluding the proposed and pending transactions), as compared to the corresponding multiple implied in the merger based on the Base Merger Consideration of $90.00 per share:

	Implied Multiples for Selected Transactions (Excluding Proposed and Pending Transactions)		Implied Multiple for Us Based on
	Mean	Median	Base Merger Consideration ($90.00)
Enterprise Value as Multiple of Forward EBITDA	8.3x	8.0x	10.5x

Discounted Cash Flow Analysis

Using projections for fiscal years 2007 to 2015 provided by our management, UBS performed an analysis of the present value, as of December 31, 2006, of the projected unlevered, after-tax free cash flows that we were projected to generate from January 1, 2007 through December 31, 2014. According to this analysis, the unlevered, after-tax free cash flows would range from negative $267 million in fiscal year 2007 to $2,412 million in fiscal year 2014. For purposes of this analysis, UBS also estimated a range of terminal values as of December 31, 2014 by applying forward EBITDA multiples ranging from 7.0x to 9.0x to our projected fiscal year 2015 EBITDA. The cash flows and terminal values were then discounted to present value using discount rates ranging from 9.5% to 10.5%. Based on the foregoing, UBS calculated an implied equity value per share range for us of approximately $63 - $93, as compared to the Base Merger Consideration of $90.00 per share.

Other Factors

In rendering its opinion, UBS also reviewed and considered other information and data, including:

•

certain transaction-related events, including the discussions by UBS, after the October 2, 2006 disclosure of the initial offer by the Equity Investors to acquire Harrah’s for $81.00 per share, with certain strategic and financial parties in connection with the sale of Harrah’s, the solicitation and evaluation of bids received by Harrah’s and the discussions and negotiations with the Equity Investors;

•

the relative share price performance of our common stock and the common stock of certain other public companies over the one-year period prior to December 18, 2006 and since October 2, 2006 (the day of the disclosure of the initial offer by the Equity Investors to acquire Harrah’s for $81.00 per share);

•

our enterprise value as a multiple of forward EBITDA over the five-year period preceding September 29, 2006 as compared to the corresponding implied multiple based on the Base Merger Consideration of $90.00 per share;

•

the closing sale price of our common stock on the NYSE on September 29, 2006 (the last trading day prior to disclosure of the initial offer by the Equity Investors to acquire Harrah’s for $81.00 per share) and on December 18, 2006, the average, high and low closing prices of our common stock over specified periods preceding December 18, 2006 and the premium of the Base Merger Consideration of $90.00 per share over these historical prices; and

•	selected purchase price per share premiums paid in merger and acquisition transactions valued at greater than $10 billion announced and completed since 2003.

Miscellaneous

Under the terms of UBS’ engagement, we have agreed to pay UBS certain fees for its services in connection with the merger. As of the date hereof, we have paid UBS a retainer fee of $2,500,000 and a fee of $2,000,000 for the opinion which it rendered to the special committee and the board of directors as to the fairness, from a financial point of view, of the Base Merger Consideration to be paid to holders of our common stock (other than affiliates of or holders of beneficial interests in Parent to the extent, if any, they are holders of our common stock). The retainer fee and opinion fee will be offset against a transaction fee which is payable to UBS contingent upon the closing of the merger in the amount of $40,000,000. In addition, Harrah’s has agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities relating to, or arising out of, its engagement as our financial advisor. UBS and its affiliates have, in the past, provided services unrelated to the merger to one or more of the holders of beneficial interests of Parent or to one or more of their respective portfolio companies or other affiliates, for which services UBS and its affiliates received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of customers, our securities and, accordingly, may at any time hold a long or short position in such securities.

The special committee of the Harrah’s board of directors selected UBS as our financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Opinion of Peter J. Solomon Company, L.P.

Pursuant to an engagement letter dated December 12, 2006, the special committee of Harrah’s board of directors engaged PJSC to act as its financial advisor with respect to the merger and, if requested, to render to the special committee of Harrah’s board of directors an opinion as to the fairness, from a financial point of view, of the Base Merger Consideration proposed to be received by the holders of our common stock in connection with the merger. On December 19, 2006, PJSC rendered its oral opinion to the special committee of Harrah’s board of directors, which opinion was subsequently confirmed by delivery of a written opinion, to the effect that, based upon and subject to various assumptions made, matters considered and limitations set forth in such opinion, as of December 19, 2006, the Base Merger Consideration proposed to be received by the holders of our common stock in connection with the merger was fair, from a financial point of view, to such holders.

The full text of PJSC’s opinion, which sets forth assumptions made, procedures followed, matters considered, and limitations on and scope of the review by PJSC in rendering PJSC’s opinion, is attached as Annex C to this proxy statement. PJSC’s opinion was directed only to the fairness, from a financial point of view, of the Base Merger Consideration proposed to be received by the holders of our common stock in connection with the merger, was provided to the special committee of Harrah’s board of directors and Harrah’s board of directors in connection with their evaluation of the merger, did not address any other aspect of the merger and did not, and does not, constitute a recommendation to any holder of our common stock or any other person as to how such holder or person should vote or act on any matter relating to any part of the merger. The summary of PJSC’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Holders of our common stock are encouraged to read PJSC’s opinion carefully and in its entirety.

In connection with PJSC’s opinion, PJSC:

•	reviewed certain publicly available financial statements and other information of Harrah’s;

•	reviewed certain internal financial statements and other financial and operating data concerning Harrah’s prepared by the management of Harrah’s;

•	reviewed certain financial projections for Harrah’s prepared by the management of Harrah’s;

•	discussed the past and current operations, financial condition and prospects of Harrah’s with the management of Harrah’s;

•	reviewed the reported prices and trading activity of our common stock;

•	compared the financial performance and condition of Harrah’s and the reported prices and trading activity of our common stock with that of certain other comparable publicly traded companies;

•	reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the merger;

•	reviewed a draft of the merger agreement dated as of December 19, 2006; and

•	performed such other analyses and reviewed such other material and information as PJSC deemed appropriate.

PJSC assumed and relied upon the accuracy and completeness of the information provided to PJSC for the purposes of PJSC’s opinion and PJSC did not assume any responsibility for independent verification of such information. With respect to the financial projections, PJSC assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Harrah’s. PJSC did not conduct a physical inspection of the facilities or property of

Harrah’s. PJSC did not assume any responsibility for any independent valuation or appraisal of the assets or liabilities of Harrah’s, nor was PJSC furnished with any such valuation or appraisal. Furthermore, PJSC did not consider any tax, accounting or legal effects of the merger or the transaction structure on any person or entity.

PJSC assumed that the final form of the merger agreement would be substantially the same as the last draft merger agreement reviewed by PJSC. PJSC further assumed that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Harrah’s and that Parent will obtain the necessary financing to effect the merger in accordance with the terms of financing commitments in the forms provided by Parent. PJSC further assumed that all representations and warranties set forth in the merger agreement and all related agreements are and will be true and correct as of all of the dates made or deemed made and that all parties to the merger agreement and all agreements related thereto will comply with all covenants of such party thereunder. PJSC did not consider the effect of the increase to the Base Merger Consideration that may be paid to the holders of our common stock in connection with the merger if the effective time of the merger shall not have occurred by February 29, 2008.

PJSC’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to PJSC as of, December 18, 2006. In particular, PJSC did not express any opinion as to the prices at which shares of our common stock may trade at any future time. Furthermore, PJSC’s opinion did not address Harrah’s underlying business decision to undertake any part of the merger. PJSC’s opinion did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise except as expressly identified in PJSC’s opinion. In particular, PJSC’s opinion did not express any opinion as to the solvency, or lack thereof, of the surviving corporation in the merger, the impact of the merger on the solvency or viability of Harrah’s or the ability of Harrah’s to pay its obligations when they become due.

In arriving at its opinion, PJSC was not authorized to solicit, and PJSC did not solicit, interest from any party with respect to a merger or other business combination transaction involving Harrah’s or any of its assets.

The following summarizes the significant financial analyses performed by PJSC and reviewed with the special committee of Harrah’s board of directors on December 19, 2006 in connection with the delivery of PJSC’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand PJSC’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PJSC’s financial analyses.

Analysis of Selected Publicly Traded Comparable Companies

PJSC performed a comparable companies analysis to determine (1) what Harrah’s valuation would be if our common stock traded in the valuation range of certain comparable gaming companies and (2) what Harrah’s valuation would be if our common stock traded in such range and was to receive a premium to this valuation consistent with premiums received by other publicly traded companies in cash acquisitions valued over $5 billion since January 1, 2000. PJSC reviewed and compared selected financial data of Harrah’s with similar data using publicly available information for the following publicly traded companies in the gaming industry, which have operations that, for purposes of PJSC’s analysis, PJSC deemed similar to certain operations of Harrah’s based on PJSC’s experience:

•	Ameristar Casinos, Inc.

•	Boyd Gaming Corp.

•	Isle of Capri Casinos, Inc.

•	Las Vegas Sands Corp.

•	MGM Mirage, Inc.

•	Penn National Gaming, Inc.

•	Pinnacle Entertainment, Inc.

•	Wynn Resorts Ltd.

For each of these companies, PJSC calculated and compared various financial multiples and ratios, including, among others:

•	enterprise value (which represents total equity value plus book values of total debt, preferred stock and minority interests less cash) as a multiple of each of:

•	net revenues;

•	earnings before interest and taxes (“EBIT”); and

•	EBITDA;

for the selected companies, for the last twelve months (“LTM”), for the most recently available quarterly information as of December 18, 2006, and for projected calendar years 2006 and 2007; and

•

recent stock price per share as a multiple of earnings per share (“EPS”), for the last twelve months, for the most recently available quarterly information as of December 18, 2006, and for projected calendar years 2006 and 2007 based upon the closing stock prices as of December 18, 2006.

For purposes of this analysis, PJSC obtained the projected EPS, EBIT and EBITDA estimates for the public comparable companies by using the mean of Wall Street analysts’ estimates as reported by First Call Investment Research on December 18, 2006 for the selected companies.

Based on this data, as of December 18, 2006, PJSC developed a summary valuation analysis based on a range of trading valuation multiples and ratios for the selected comparable companies. This analysis resulted in the following ranges of implied multiples and ratios:

Enterprise Value as a Ratio of:	Range of Implied Trading Multiples
CY 2006 Net Revenue	2.00x – 3.00x

LTM EBITDA	9.5x – 12.0x

LTM EBIT	15.0x – 18.0x

CY 2006 EBITDA	9.0x – 11.0x

CY 2006 EBIT	15.0x – 18.0x

CY 2007 EBITDA	8.0x – 10.0x

CY 2007 EBIT	14.0x – 16.0x

Equity Value as a Ratio of:	Range of Implied Trading Multiples
LTM EPS	20.0x – 30.0x

CY 2006 EPS	20.0x – 25.0x

CY 2007 EPS	18.0x – 23.0x

PJSC then calculated a range of implied equity values per share of our common stock using the range of multiples and ratios from the selected companies and applying them to Harrah’s financial statistics, both excluding and including a “control premium.” For this calculation, Harrah’s historical financial statistics were obtained from Harrah’s historical financial statements, and Harrah’s projected financial statistics were provided by Harrah’s management. The per share values were based on the number of shares outstanding as of October 31, 2006, plus dilutive shares accounted for by the treasury stock method, due to stock options, stock appreciation rights, contingent convertible debt and restricted stock. PJSC used a control premium of 20.1%, which was the median control premium paid (five days prior to closing) in cash acquisition transactions valued over $5 billion since January 1, 2000, as reported by Thomson Financial and Mergerstat.

Based on this analysis, PJSC derived reference ranges of implied equity values per share of our common stock of $65.00 to $100.00 excluding a control premium and $78.00 to $120.00 including a control premium. PJSC noted that the Base Merger Consideration was $90.00 per share.

Analysis of Selected Precedent Transactions

To analyze the Base Merger Consideration relative to the consideration received by stockholders in selected other similar precedent transactions, PJSC prepared an analysis of selected precedent transactions in the gaming industry that, for purposes of PJSC’s analysis, PJSC deemed similar to the merger based on PJSC’s experience.

The list of transactions reviewed was (referred to below by the acquiror and target in the transaction, respectively):

•	Colony Capital, LLC—Station Casinos, Inc.

•	Columbia Sussex Corp.—Aztar Corp.

•	Penn National Gaming, Inc.—Argosy Gaming Co.

•	Colony Capital, LLC—Certain divested assets of Harrah’s and Caesar’s Entertainment, Inc.

•	Harrah’s—Caesar’s Entertainment, Inc.

•	MGM Mirage, Inc.—Mandalay Resort Group

•	Harrah’s—Horseshoe Gaming Holdings, Inc.

•	Penn National Gaming, Inc.—Hollywood Casino Corp.

•	Harrah’s—Harvey’s Casino Resorts

•	MGM Grand, Inc.—Mirage Resorts, Inc.

•	Park Place Entertainment, Inc.—Caesar’s World, Inc.

•	Park Place Entertainment, Inc.—Grand Casinos, Inc.

•	Harrah’s—Rio Hotel & Casino, Inc.

•	Starwood Hotels & Resorts Worldwide, Inc.—ITT Corporation

•	Hilton Hotel Corp.—Bally Entertainment Corp.

PJSC calculated the enterprise value in each of these transactions as a multiple of LTM net sales, EBITDA and EBIT, as well as projected one year forward EBITDA and EBIT, where one year forward is defined as the calendar year of the transaction if the transaction occurred before July 1, or the next full calendar year if the transaction occurred after July 1, and the equity value in each of these transactions as a multiple of LTM net income, and projected one year forward net income. PJSC used publicly available data for the precedent transactions collected from Securities Data Company, Standard & Poor’s and public filings. For forward data, PJSC used data obtained from Thomson First Call and equity research. This analysis resulted in the following ranges of multiples and ratios:

Enterprise Value as a Ratio of:	Range of Implied Multiples
CY 2006 Net Sales	2.00x – 3.00x

LTM EBITDA	9.0x – 12.5x

LTM EBIT	12.0x – 18.0x

CY 2006 EBITDA	9.0x – 12.5x

CY 2006 EBIT	12.0x – 18.0x

CY 2007 EBITDA	8.0x – 11.0x

CY 2007 EBIT	11.0x – 16.0x

Equity Value as a Ratio of:	Range of Implied Multiples
LTM EPS	24.0x – 32.0x

CY 2006 EPS	24.0x – 32.0x

CY 2007 EPS	20.0x – 28.0x

PJSC then calculated a range of implied equity values per share of our common stock using the multiples and ratios from the precedent transactions and applied them to Harrah’s financial statistics. For this calculation, Harrah’s historical financial statistics were obtained from Harrah’s historical financial statements and Harrah’s projected financial statistics were provided by Harrah’s management. The per share values were based on the number of shares outstanding as of December 19, 2006, plus dilutive shares accounted for by the treasury stock method, due to stock options, stock appreciation rights, contingent convertible debt and restricted stock.

Based on this analysis, PJSC derived a reference range of implied equity values per share of our common stock of $65.00 to $110.00. PJSC noted that the Base Merger Consideration was $90.00 per share.

Discounted Cash Flow Analysis

PJSC performed a discounted cash flow analysis to calculate theoretical per share value of our common stock based on the value of the forecasted future free cash flows of Harrah’s provided by its management for fiscal years 2007 to 2015.

In performing its discounted cash flow analysis, PJSC considered various assumptions that it deemed appropriate based on a review with management of Harrah’s prospects and risks. PJSC believed it appropriate to utilize various discount rates ranging from 9% to 11%, and EBITDA terminal value multiples ranging from 8.0 times to 10.0 times EBITDA. PJSC determined to use these discount rates because they equaled the range of weighted average cost of capital of Harrah’s and other companies deemed comparable to Harrah’s by PJSC in its professional judgment.

Based on this analysis, PJSC derived a reference range of implied equity values per share of our common stock of $70.00 to $105.00. PJSC noted that the Base Merger Consideration was $90.00 per share.

Miscellaneous

In arriving at its opinion, PJSC performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, PJSC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. Accordingly, PJSC believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all such analyses, could create an incomplete view of the process underlying PJSC’s opinion.

In performing its analyses, PJSC relied on numerous assumptions made by the management of Harrah’s and made numerous judgments of its own with regard to current and future industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Harrah’s. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The analyses performed by PJSC are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of PJSC’s analysis of the fairness, from a financial point of view, to the holders of our common stock of the Base Merger Consideration proposed to be received by the holders of our common stock in connection with the merger and were provided to the special committee of Harrah’s board of directors in connection with the delivery of PJSC’s opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which may be higher or lower than the Base Merger Consideration and which are inherently subject to uncertainty. Because such analyses are inherently subject to uncertainty, neither Harrah’s nor PJSC nor any other person assumes responsibility for their accuracy.

With regard to the comparable public company analysis and the precedent transactions analysis summarized above, PJSC selected such public companies on the basis of various factors for reference purposes only; however, no public company or transaction utilized as a comparison is identical to Harrah’s or the merger. Accordingly, an analysis of the foregoing was not mathematical; rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the acquisition or public trading value of the selected companies and transactions to which Harrah’s and the merger were being compared. The consideration in the merger was determined through arm’s length negotiations between Parent and the special committee of Harrah’s board of directors and was approved by the Harrah’s board of directors upon recommendation by the special committee of Harrah’s board of directors. PJSC did not recommend any specific consideration to the special committee of Harrah’s board of directors or the Harrah’s board of directors or that any given consideration constituted the only appropriate consideration for the merger. In addition, as described elsewhere in this proxy statement, PJSC’s opinion was one of many factors taken into consideration by the special committee of Harrah’s board of directors and the Harrah’s board of directors in evaluating the merger. Consequently, the PJSC analyses described above should not be viewed as determinative of the opinion of the special committee of Harrah’s board of directors or the Harrah’s board of directors with respect to the merger.

As part of its investment banking activities, PJSC is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, restructurings and valuations for corporate or other purposes. The special committee of Harrah’s board of directors selected PJSC to deliver an opinion with respect to the fairness from a financial point of view to the holders of our common stock of the Base Merger Consideration proposed to be received by such holders in connection with the merger on the basis of such experience.

The financial advisory services PJSC provided to the special committee of Harrah’s board of directors in connection with the merger were limited to the delivery of its opinion. PJSC received a fee of $2,000,000 for its services, a majority of which was payable upon the delivery of PJSC’s opinion. In addition, Harrah’s has also agreed to reimburse PJSC for its out-of-pocket expenses, including fees and disbursements of its counsel, incurred in connection with its engagement and to indemnify PJSC and certain related persons against liabilities and expenses, including liabilities under the federal securities laws, relating to or arising out of its engagement.

Under the terms of its engagement letter with the special committee of Harrah’s board of directors, if requested by the special committee of Harrah’s board of directors at least 30 days prior to the closing of the merger, PJSC will deliver to the special committee of Harrah’s board of directors an opinion as to the solvency, or lack thereof, of the surviving corporation in the merger, based on the assumption that the closing of the merger will occur. By delivery of PJSC’s opinion, PJSC did not express any opinion as to the solvency, or lack thereof, of the surviving corporation in the merger. No additional fees will be paid to PJSC upon the rendering to the special committee of Harrah’s board of directors of the opinion as to the solvency of the surviving corporation in the merger, or lack thereof, if applicable. PJSC may be required to refund $350,000 of the fees previously paid to PJSC in certain circumstances if the special committee of Harrah’s board of directors requests that PJSC render such opinion and PJSC fails to render such opinion.

PJSC has not received compensation during the last two years for providing investment banking services to Harrah’s or the Equity Investors. During the past two years, PJSC provided certain financial advisory services to kate spade LLC and/or its affiliates, which may be deemed an affiliate of Texas Pacific Group, an investor in Parent, for which services PJSC received customary fees. An entity that may be deemed to be an affiliate of Texas Pacific Group, an investor in Parent, acquired The Neiman Marcus Group, Inc., which owned kate spade LLC, during the term of such services.

Financing of the Merger

The total amount of funds necessary to complete the merger and related transactions is anticipated to be approximately $26.1 billion, consisting of:

•	approximately $17.7 billion to pay Harrah’s stockholders and holders of options and stock appreciation rights the amounts due to them under the merger agreement, assuming:

•	a purchase price of $90.00 per share (net of the strike price for options and stock appreciation rights and excluding any adjustment to the purchase price after the Adjustment Date);

•	conversion of all of the issued and outstanding $375.0 million in aggregate principal amount Floating Rate Contingent Convertible Senior Notes due 2024 of HOC into the Merger Consideration; and

•	no Harrah’s stockholder validly exercises and perfects its appraisal rights;

•	approximately $7.7 billion to refinance certain existing indebtedness (including prepayment premiums); and

•	approximately $0.7 billion to pay related fees and expenses in connection with the merger.

These payments are expected to be funded by a combination of (A) equity contributions by affiliates of the Equity Investors and other investors in Parent and/or Merger Sub and (B) debt financing. Parent has obtained equity and debt financing commitments described below in connection with the transactions contemplated by the merger agreement. Parent’s proposed equity and debt financing may change after the date hereof. The merger agreement permits changes to Parent’s financing under certain circumstances.

Equity Financing

The Equity Investors have collectively agreed to cause up to $5.871 billion of cash to be contributed to Parent and/or Merger Sub, which will constitute the equity portion of the merger financing. Subject to certain conditions, each of the Equity Investors may assign a portion of its equity commitment obligation (including assignment to one or more existing holders of our common stock), provided that it remains obligated to perform to the extent not performed by such assignee. The commitment of each Equity Investor pursuant to the equity commitment letters is as follows:

Apollo Management VI, L.P., on behalf of affiliated investment funds	$2,935,500,000
TPG Partners V, L.P.	$2,935,500,000

Each of the equity commitments is generally subject to the satisfaction or waiver of all of the conditions to Parent’s and Merger Sub’s obligation to effect the closing of the merger under the merger agreement in accordance with its terms. Each of the equity commitment letters will terminate upon the termination of the merger agreement or if we or any of our affiliates assert any claim under any limited guarantee of any Equity Investor (which were issued in connection with the equity commitments) in connection with the merger agreement or the transactions contemplated by the limited guarantee or the merger agreement other than the specific performance section of the merger agreement, as described below.

We have the right to seek specific performance to cause the Equity Investors to fund their equity commitments under the equity commitment letters if all of the conditions to Parent’s and Merger Sub’s obligation to effect the closing of the merger under the merger agreement have been satisfied (or are capable of being satisfied at the closing of the merger), the funds contemplated by the debt financing described below are available and we are not in material breach of the merger agreement.

Debt Financing

Parent has received a debt commitment letter, dated as of December 19, 2006, from prospective arrangers and lenders (the “Lender Parties”) to provide, subject to the conditions set forth therein:

•

to HOC, up to $9.0 billion of senior secured credit facilities (of which $7.0 billion is expected to be drawn at the closing of the merger, as described below) for the purpose of repaying or refinancing certain existing indebtedness of Harrah’s and its subsidiaries, as well as for providing ongoing working capital and for other general corporate purposes of the surviving corporation and its subsidiaries;

•

to HOC, up to $6.025 billion of senior unsecured bridge loans under a bridge loan facility, for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Harrah’s and its subsidiaries and paying fees and expenses incurred in connection with the merger; and

•

to one or more direct or indirect subsidiaries of Parent, up to $7.25 billion (which amount may be increased by up to $750 million subject to a corresponding reduction in the other facilities) of mortgage loans and/or related mezzanine financing (collectively, “CMBS Loans”) and/or real estate term loans under a real estate facility, for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Harrah’s and its subsidiaries and paying fees and expenses incurred in connection with the merger.

The debt commitments expire on the Outside Date (as defined below under “The Merger Agreement—Termination of the Merger Agreement”) under the merger agreement. Nothing in the merger agreement or otherwise will require the Company to be an issuer or other obligor prior to the closing of the merger for the debt contemplated by the debt commitments.

The documentation governing the senior secured credit facilities, the bridge facility and the real estate facility has not been finalized. In addition, the financing is subject to the right of the Lender Parties and Parent to change certain terms (but not the conditions or the aggregate amount) of the financing. Accordingly, the actual terms and amounts of such facilities may differ from those described in this proxy statement.

Parent has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt commitment letters. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letters, Parent must use its reasonable best efforts to obtain alternative financing on terms that are not materially less beneficial to Parent and Merger Sub, in an amount sufficient to consummate the transactions contemplated by the merger agreement, as promptly as possible (and, for the avoidance of doubt, if all conditions to the closing of the merger have been satisfied but any portion of the debt financing (other than bridge financing) is not available, then Parent will use committed bridge financing to the extent available as promptly as practicable following the final day of the Marketing Period (as defined below under “The Merger Agreement—Closing; Effective Time; Marketing Period”)).

Although the debt financing described in this proxy statement is not subject to due diligence or “market out” conditions, such financing may not be considered assured. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

Conditions Precedent to the Debt Commitments

The availability of the senior secured credit facilities, the bridge facility and the real estate facility are subject to, among other things:

•

consummation of the merger in accordance with the merger agreement (without giving effect to any amendments, modifications or waivers by Parent that are materially adverse to the interests of the lenders under such facilities, other than with the consent of arrangers representing no less than 66 2/3% of the aggregate amount of the financial commitments in the debt commitment letter);

•	the equity contribution being made and representing at least 17.5% of the total capitalization of the surviving corporation;

•	the repayment, purchase, calling for redemption, discharge or making of other provision for certain of our existing debt, and the absence of certain types of other debt;

•	cooperation from Parent and its affiliates in marketing the debt securities and the senior secured facilities;

•	payment of required fees and expenses; and

•

negotiation, execution and delivery of definitive documentation, delivery of customary opinions, documents and certificates, and, subject to certain exceptions and qualifications, granting and perfecting security interests in certain collateral.

The availability of the CMBS Loans (but not the real estate term loans) is subject to a number of additional conditions, including among other things:

•	delivery of certified surveys of each of the properties included as collateral for the CMBS Loans;

•	proof of insurance coverage reasonably acceptable to the arranger;

•

delivery of an engineering report for each of the properties included as collateral for the CMBS Loans showing that all material improvements are in good and workable condition and comply with all applicable material regulations (or, if not, an estimate of cost and description of any deferred maintenance and repairs);

•

delivery of an environmental report with respect to each of the properties included as collateral for the CMBS Loans showing that there is no material violation of law in respect of any toxic substance or hazardous waste contained within the properties (or an estimate of the cost and description of any remediation); and

•

delivery of Member Appraisal Institute appraisals of each of the properties included as collateral for the CMBS Loans (in accordance with Financial Institutions Reform Recovery and Enforcement Act standards).

Senior Secured Credit Facilities

General

The borrower under the senior secured credit facilities at the closing of the merger will be HOC (in such capacity, the “Borrower”). The senior secured credit facilities will be comprised of a $7.0 billion term loan facility with a term of seven years (which is expected to be drawn in full as of the closing date of the merger) and a $2.0 billion revolving loan facility with a term of six years (which is expected to be undrawn as of the closing date of the merger). The revolving credit facility will include sublimits for the issuance of letters of credit and swingline loans and will be available in U.S. dollars as well as euros, British pounds and such other currencies as may be mutually agreed, in each case with sublimits to be agreed upon.

Banc of America Securities LLC and Deutsche Bank Securities, Inc. will act as joint lead arrangers for the senior secured credit facilities. Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse,

Cayman Island Branch, Deutsche Bank Securities, Inc., JPMorgan Chase Bank, N.A. and Merrill Lynch Capital Corporation (or, in each case, one of their affiliates) have been appointed as joint book-running managers for the senior secured credit facilities. Bank of America, N.A. will act as sole administrative agent and collateral agent for the senior secured credit facilities. Deutsche Bank AG New York Branch (acting through one or more of its branches or affiliates) will act as syndication agent for the senior secured credit facilities. Citigroup Global Markets Inc., Credit Suisse, Cayman Island Branch, JPMorgan Chase Bank, N.A. and Merrill Lynch Capital Corporation (or, in each case, one of their affiliates) will act as co-documentation agents for the senior secured credit facilities.

Interest Rate

Loans under the senior secured credit facilities are expected to bear interest, at the Borrower’s option, at a rate equal to the adjusted London interbank offer rate or an alternate base rate, in each case plus a spread. After the Borrower delivers financial statements for the first full fiscal quarter ending after the effective date of the merger, interest rates under the senior secured credit facilities will be subject to change based on a senior secured leverage ratio (which means the ratio of the Borrower’s total senior first-lien secured net indebtedness to EBITDA), with step-downs as agreed upon between the Borrower and the arrangers.

Guarantors

All obligations under the senior secured credit facilities and under any interest rate protection or other hedging arrangement entered into with a Lender Party or any of its affiliates will be unconditionally guaranteed jointly and severally at the closing of the merger by Harrah’s and the parent or subsidiary of Harrah’s that is the lowest tier direct or indirect parent of both the Borrower and the borrowers under the real estate facility.

Security

The obligations of the Borrower under the senior secured credit facilities, and under any interest rate protection or other hedging arrangement entered into with a lender or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions, by all the capital stock of the Borrower and its subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of such subsidiaries). In addition, the obligations of the Borrower will be secured, subject to permitted liens and other agreed upon exceptions, by a pledge of substantially all material, owned assets of each existing and subsequently acquired or organized wholly-owned material domestic subsidiary (the “Subsidiary Pledgors”) of the Borrower. The documentation governing the senior secured credit facilities will provide that the amount of indebtedness secured under such facilities will at all times be less than the amount at which the existing notes of HOC that will remain outstanding following the closing date would be entitled under the terms thereof in effect on the closing date to be equally and ratably secured. If certain security is not provided at the closing of the merger despite the use of commercially reasonable efforts to so provide, the delivery of such security will not be a condition precedent to the availability of the senior secured credit facilities on the closing date, but instead will be required to be delivered following the closing date, pursuant to arrangements to be agreed upon.

Other Terms

The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The senior secured credit facilities will also include customary events of default, including a change of control to be defined.

Issuance of Debt Securities and/or Bridge Facility

An indirect wholly owned subsidiary of Parent (which will be the Borrower under the senior secured credit facilities or, contingent on the closing of the merger, one of our subsidiaries) (such entity, the “Issuer”) is expected to issue up to $6.025 billion aggregate principal amount of debt securities. The debt securities will not be registered under the Securities Act and may not be offered in the United States absent registration or an applicable exemption from registration requirements and nothing herein is or shall be deemed to be an offer or sale of debt securities, which may only be made pursuant to appropriate offering documentation. Such notes, if issued, may be entitled to registration rights. If the offering of debt securities by the Issuer is not completed on or prior to the closing of the merger, the Lender Parties have committed to provide up to $6.025 billion in loans under a senior unsecured bridge facility to the Borrower under the senior secured credit facilities. If the bridge facility is funded, the Issuer is expected to attempt to issue debt securities to refinance the bridge facility, in whole or in part, as soon as practicable following the closing date of the merger, subject to the restrictions on offering and sale described above.

Citigroup Global Markets Inc. and Deutsche Bank Securities, Inc. will act as joint lead arrangers for the bridge facility. Citigroup Global Markets Inc., acting through one or more of its branches or affiliates, will act as sole administrative agent for the bridge facility. Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse, Cayman Island Branch, Deutsche Bank Securities, Inc., JPMorgan Chase Bank, N.A. and Merrill Lynch Capital Corporation (or, in each case, one of their affiliates) will act as joint bookrunning managers for the bridge facility. Deutsche Bank AG New York Branch (acting through one or more of its branches or affiliates) will act as syndication agent for the bridge facility, and Banc of America Bridge LLC, Credit Suisse, Cayman Island Branch, JPMorgan Chase Bank, N.A. and Merrill Lynch Capital Corporation (or, in each case, one of their affiliates) will act as co-documentation agents for the bridge facility.

Interest Rate

Initially, bridge loans are expected to bear interest at a rate equal to the greater of a specified rate or the adjusted London interbank offer rate plus a spread that will increase over time. Interest is payable quarterly in cash, except that, at the option of the Borrower made each quarter, interest on a portion of the principal amount of the bridge loans may be paid in cash, in kind or half in cash and half in kind. Any interest rate with respect to any amount elected to be paid in kind will be the rate otherwise applicable plus an additional premium. At the first year anniversary of the closing of the merger, the bridge loans will, to the extent not repaid, convert into senior unsecured term loans. After conversion to senior unsecured term loans, the applicable Lender Party may choose to exchange such loans for senior unsecured exchange notes, which will be entitled to registration rights. The bridge loans and unsecured term loans are subject to a maximum rate of interest. Any senior unsecured term loans or exchange notes will mature on the tenth anniversary of the closing date of the merger, except that the portion of the senior unsecured term loans or exchange notes that may be paid in kind will mature on the eighth anniversary of the closing date of the merger.

Guarantors

All obligations under the bridge facility will be unconditionally guaranteed jointly and severally at the closing of the merger by Harrah’s, each other entity that guarantees the senior secured credit facilities and each Subsidiary Pledgor.

Other Terms

The bridge facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The bridge facility will also include customary events of default, including a change of control to be defined.

Real Estate Facility

The real estate facility will require that one or more wholly-owned, special purpose subsidiaries be created (collectively, the “Real Estate Borrowers”) and on or prior to the closing of the merger, the following will occur:

•

certain real estate assets will be contributed to certain of the Real Estate Borrowers representing approximately one-third of Harrah’s EBITDA for the prior 12-month period, which will be subsidiaries of the surviving corporation (or a parent entity of the surviving corporation or other subsidiary of the surviving corporation);

•

the surviving corporation will likely implement an “OpCo / PropCo” structure such that the Real Estate Borrowers (“PropCo’s”) will be owned by one or more intermediate subsidiaries of Harrah's, as will operating companies (“OpCo’s”) that will operate the assets of the Real Estate Borrowers;

•

each Real Estate Borrower will enter into CMBS Loans, provided that to the extent the CMBS Loans with respect to a specific property are not able to be closed contemporaneously with the merger, certain of the Real Estate Borrowers will enter into a real estate term loan; and

•

various tranches of the real estate facility will be secured by a first priority mortgage on the real property and related improvements owned by the applicable Real Estate Borrowers, and/or by liens on the equity of the Real Estate Borrowers.

JPMorgan Chase Bank, N.A. (or its designated affiliate) will act as lead arranger of the real estate facility. Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse, Cayman Island Branch, Deutsche Bank AG New York Branch, JPMorgan Chase Bank, N.A. and Merrill Lynch Capital Corporation (or, in each case, their designated affiliate) will act as joint bookrunning managers for the real estate facility.

CMBS Loans

The expectation as to the real estate facility is that the Real Estate Borrowers will enter into up to $7.25 billion aggregate principal amount of mortgage loans or related mezzanine financing (which amount may be as much as $8.0 billion, subject to a corresponding reduction in one of the other facilities). The CMBS Loans will have an initial term of two years from the closing of the merger, subject to the Real Estate Borrowers’ option to exercise three one-year extensions, for a maximum term of 5 years. Interest on the CMBS Loans will equal the London interbank offer rate plus a specified spread. Harrah’s (or one or more of its subsidiaries) at the closing of the merger will execute a guaranty and indemnity with respect to the recourse obligations of the Real Estate Borrowers, and will be jointly and severally liable with the Real Estate Borrowers for environmental obligations or liabilities.

Real Estate Term Loans

To the extent that any or all of the anticipated CMBS Loans are not completed on or prior to the closing of the merger, the Lender Parties have committed to provide $7.25 billion in loans under a senior secured real estate bridge facility (which amount may be as much as $8.0 billion, subject to a corresponding reduction in one of the other facilities), provided that Parent has used commercially reasonable efforts to cause the CMBS Loan closing conditions to be satisfied and the CMBS Loans to be closed. The net cash proceeds made available to Harrah’s and its subsidiaries from CMBS Loans as of the closing date of the merger will reduce, on a dollar-for-dollar basis, the availability of the real estate term loans. The real estate term loans will have an initial term of three years from the closing of the merger, subject to the Real Estate Borrowers’ option to exercise two one-year extensions, for a maximum term of 5 years. Interest on the real estate term loans will equal the London interbank offer rate plus a specified spread. Harrah’s (or one or more of its subsidiaries) at the closing of the merger will execute a guaranty with respect to the obligations of the Real Estate Borrowers under the real estate term loans.

Security

The CMBS Loans that are “mortgage loans” are expected to be secured by, among other things, (A) a perfected first priority mortgage on each property’s land and improvements, (B) an assignment of all rights and interests under all leases relating to such property, (C) an assignment in all right, title and interest in all rents, deposits, letters of credit, hotel revenue, casino revenues, cash on hand, reserve accounts, income and profits with respect to each property, (D) an assignment of the related interest rate hedging arrangements and (E) an assignment of any interest (to the extent assignable) in all construction and other contracts, agreements and personal property relating to the Properties, including, without limitation, sales contracts and related deposits, equipment (including gaming equipment), licenses, permits, tangible and intangible property, general intangibles, trademarks, intellectual property, inventory, investment property, cash, deposit accounts, security accounts, and any other property in which a security interest can be taken. The CMBS Loans that are “mezzanine loans” are expected to be secured by (A) a perfected first priority pledge of 100% of the equity ownership interests in the applicable Real Estate Borrower, (B) a perfected security interest in any reserve accounts established on behalf of the Lender Parties’ lead arranger, subject to the Mortgage Loans and any senior Mezzanine Loans, (C) an assignment of the related interest rate hedging arrangements and (D) an assignment in all of each Real Estate Borrower’s interest (to the extent assignable) in other contracts, agreements and personal property, subject to the “mortgage loans” and any senior mezzanine loans. The real estate term loans are expected to be secured by (A) the collateral equivalent for both types of CMBS Loans, (B) at the Lender Parties’ lead arranger’s option, a lien in the cash of PropCo that is generated by the properties securing the CMBS Loans (which cash will be available if payments due on the real estate term loans are not made), and (C) a subordinate pledge of equity in each entity constituting the mezzanine borrower under the CMBS Loans that is not subject to a security interest under any CMBS Loans.

Other Terms

The real estate facility will contain representations and warranties and affirmative and negative covenants that are customary for financings of that type, but will not contain any financial maintenance covenants and will not impair the operation of the properties. The real estate facility will also include customary events of default.

Limited Guarantee

In connection with the merger agreement, each of the Equity Investors entered into a limited guarantee with Harrah’s pursuant to which, among other things, each of the Equity Investors has provided us with a guarantee of payment of 50% of the breakup fee or regulatory breakup fee payable by Parent, if any (as described herein under “The Merger Agreement—Termination Fees and Expenses”), and 50% of Parent’s obligation for breach of the merger agreement, up to a maximum amount of $250 million for each of the Equity Investors. Each guarantee will remain in full force and effect until the earliest to occur of (A) the effective time of the merger, (B) the termination of the merger agreement by mutual consent of us and Parent, (C) thirty (30) days after the termination of the merger agreement under circumstances in which Parent and Merger Sub would not be obligated to pay a termination fee to us, (D) three (3) months after any other termination of the merger agreement and (E) December 19, 2008, provided that the limited guarantee will not terminate if any proceeding has been commenced to enforce the limited guarantee against the respective guarantor prior to such termination until final and conclusive resolution of such proceeding. The limited guarantee is our sole recourse against the Equity Investors; however the limited guarantee does not limit our rights against Parent and Merger Sub described under “The Merger Agreement—Specific Performance.”

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors, stockholders should be aware that certain of our directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The special committee and board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions, as applicable, to approve the merger agreement and the merger and to recommend that our stockholders vote in favor of adopting the merger agreement.

Treatment of Stock Options

As of February 15, 2007, there were approximately 4,896,238 shares of common stock issuable pursuant to stock options granted under our equity incentive plans to our current executive officers and directors. Under the terms of the merger agreement, immediately prior to the effective time of the merger, each option held by an executive officer or director that is outstanding and unexercised as of the effective time of the merger, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment equal to the product of (A) the number of shares of common stock underlying his or her outstanding and unexercised options, whether vested or unvested, and (B) the excess, if any, of the Merger Consideration over the exercise price per share of common stock previously subject to such options, less any required withholding taxes.

The following table identifies, for each of our current directors and executive officers, the aggregate number of shares of common stock subject to outstanding vested and unvested options as of February 15, 2007, the aggregate number of shares of common stock subject to outstanding unvested options that will become fully vested in connection with the merger, the weighted average exercise price and the value of such unvested options, and the weighted average exercise price and value of vested and unvested options. The information in the table assumes that all options remain outstanding as of the closing date of the merger.

Name	Aggregate Shares Subject to Options	Number of Shares Underlying Unvested Options (1)	Weighted Average Exercise Price of Unvested Options	Value of Unvested Options (2)	Weighted Average Exercise Price of Vested and Unvested Options	Value of Vested and Unvested Options (3)

Directors
Barbara T. Alexander	7,000	2,500	$40.3250	$124,187	$41.2307	$341,385
Frank J. Biondi, Jr.	9,000	3,000	$49.3200	$122,040	$47.5156	$382,360
Stephen F. Bollenbach	—	—	$—	$—	$—	$—
Ralph Horn	4,000	—	$—	$—	$45.2600	$178,960
R. Brad Martin	4,000	—	$—	$—	$45.2600	$178,960
Gary G. Michael	6,500	2,500	$32.6500	$143,375	$40.4100	$322,335
Robert G. Miller	4,000	—	$—	$—	$45.2600	$178,960
Boake A. Sells	4,000	—	$—	$—	$45.2600	$178,960
Christopher J. Williams	5,000	3,500	$45.4350	$155,978	$45.4350	$222,825

Executive Officers
Gary W. Loveman	2,292,989	770,695	$67.7895	$17,117,521	$54.9861	$80,286,488
Charles L. Atwood	307,000	66,667	$73.9500	$1,070,005	$65.7633	$7,440,667
John M. Boushy (4)	—	—	$—	$—	$—	$—
Stephen H. Brammell	195,465	16,667	$73.9500	$267,505	$50.8044	$7,661,367
Jonathan S. Halkyard	129,845	13,333	$73.9500	$213,995	$55.4682	$4,483,782
Thomas M. Jenkin	175,044	33,333	$73.9500	$534,995	$63.2305	$4,685,840
Janis L. Jones	171,132	13,333	$73.9500	$213,995	$49.0823	$7,002,328
David W. Norton	174,000	113,333	$65.1353	$2,817,991	$63.5545	$4,601,517
John Payne	65,304	11,667	$73.9500	$187,255	$62.6269	$1,787,573
Virginia E. Shanks	96,333	63,333	$66.0631	$1,515,996	$67.3603	$2,180,950
Timothy S. Stanley	160,906	113,333	$65.1353	$2,817,991	$64.7260	$4,066,738
Mary H. Thomas	—	—	$—	$—	$—	$—
J. Carlos Tolosa	342,417	84,542	$57.1018	$2,781,279	$54.9043	$12,017,364
Timothy J. Wilmott (5)	742,303	169,084	$57.1020	$5,562,525	$54.8810	$26,068,939

(1)

If the merger does not close on or before March 31, 2007, the following options will become vested on April 1, 2007: Ms. Alexander, 500 shares; Mr. Biondi, 500 options; Mr. Michael, 500 options; and Mr. Williams, 500 options. If the merger does not close on or before December 31, 2007, the following options will become vested on January 1, 2008: Mr. Loveman, 370,695 options; Mr. Atwood, 66,667 options; Mr. Brammell, 16,667 options; Mr. Halkyard, 13,333 options; Mr. Jenkin, 33,333 options; Ms. Jones, 13,333 options; Mr. Norton, 38,333 options; Mr. Payne, 11,667 options; Ms. Shanks, 25,833 options; Mr. Stanley, 38,333 options; Mr. Tolosa, 84,542 options; and Mr. Wilmott, 169,084 options.

(2)	Illustrates the economic value of all unvested options that will become fully vested and cashed out in connection with the merger. Calculated for each individual by multiplying the number of shares underlying unvested options by the difference, if any, between the Base Merger Consideration and the weighted average exercise price of the unvested options.
(3)	Illustrates the economic value of all options to be cancelled and cashed out in connection with the merger. Calculated for each individual by multiplying the aggregate number of shares subject to options by the difference between the Base Merger Consideration and the weighted average exercise price of all such options.
(4)	Resigned effective August 28, 2006.
(5)	Resigned effective January 5, 2007.

Treatment of Stock Appreciation Rights

As of February 15, 2007, our current executive officers held approximately 1,137,589 stock appreciation rights. None of our current directors held any stock appreciation rights as of the record date. Under the terms of the merger agreement, immediately prior to the effective time of the merger, each stock appreciation right held by an executive officer or director that is outstanding as of the effective time of the merger, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment equal to the product of (A) the number of shares of common stock underlying his or her outstanding stock appreciation rights, whether vested or unvested, and (B) the excess, if any, of the Merger Consideration over the exercise price per share of common stock previously subject to such stock appreciation rights, less any required withholding taxes.

The following table identifies, for each of our current executive officers, the aggregate number of shares of common stock subject to outstanding vested and unvested stock appreciation rights as of February 15, 2007, the aggregate number of unvested shares subject to such stock appreciation rights that will become fully vested in connection with the merger, the exercise price of such stock appreciation rights, the value of the unvested stock appreciation rights and the aggregate value of the vested and unvested stock appreciation rights. The information in the table assumes that all such stock appreciation rights remain outstanding as of the closing date of the merger.

Name	Aggregate Shares Subject to Stock Appreciation Rights	Number of Shares Underlying Unvested Stock Appreciation Rights (1)	Weighted Average Exercise Price of Unvested Stock Appreciation Rights	Value of Unvested Stock Appreciation Rights (2)	Weighted Average Exercise Price of Vested and Unvested Stock Appreciation Rights	Value of Vested and Unvested Stock Appreciation Rights (3)
Gary W. Loveman	350,000	350,000	$64.9700	$8,760,500	$64.9700	$8,760,500
Charles L. Atwood	173,157	173,157	$64.9700	$4,334,120	$64.9700	$4,334,120
John M. Boushy (4)	—	—	$—	$—	$—	$—
Stephen H. Brammell	34,631	34,631	$64.9700	$866,814	$64.9700	$866,814
Jonathan S. Halkyard	24,606	24,606	$64.9700	$615,888	$64.9700	$615,888
Thomas M. Jenkin	80,414	80,414	$64.9700	$2,012,762	$64.9700	$2,012,762
Janis L. Jones	27,705	27,705	$64.9700	$693,456	$64.9700	$693,456
David W. Norton	35,128	35,128	$64.9700	$879,254	$64.9700	$879,254
John Payne	30,476	30,476	$64.9700	$762,814	$64.9700	$762,814
Virginia E. Shanks	27,359	27,359	$64.9700	$684,796	$64.9700	$684,796
Timothy S. Stanley	36,986	36,986	$64.9700	$925,760	$64.9700	$925,760
Mary H. Thomas	52,012	43,678	$67.3567	$989,014	$67.9765	$1,145,486
J. Carlos Tolosa	80,414	80,414	$64.9700	$2,012,762	$64.9700	$2,012,762
Timothy J. Wilmott (5)	184,701	184,701	$64.9700	$4,623,066	$64.9700	$4,623,066

(1)	If the merger does not close on or before June 29, 2007, the following stock appreciation rights will become vested on June 30, 2007: Mr. Loveman, 70,000 rights; Mr. Atwood, 57,719 rights; Mr. Brammell, 11,544 rights; Mr. Halkyard, 8,202 rights; Mr. Jenkin, 26,805 rights; Ms. Jones 9,235 rights; Mr. Norton, 11,710 rights; Mr. Payne, 10,159 rights; Ms. Shanks, 9,120 rights; Mr. Stanley, 12,329 rights; Ms. Thomas, 9,004 rights; Mr. Tolosa, 26,805 rights; and Mr. Wilmott, 61,567 rights. If the merger does not close on or before December 31, 2007, the following stock appreciation rights will become vested on January 1, 2008: Ms. Thomas, 8,333 rights.
(2)	Illustrates the economic value of all stock appreciation rights that will become fully vested and cashed out in connection with the merger. Calculated by multiplying the number of shares underlying the unvested stock appreciation rights by the difference between the Base Merger Consideration and the per share exercise price of the stock appreciation rights.
(3)	Illustrates the economic value of all stock appreciation rights to be cancelled and “cashed out” in connection with the merger. Calculated by multiplying the number of shares underlying the stock appreciation rights by the difference between the Base Merger Consideration and the per share exercise price of the stock appreciation rights.
(4)	Resigned effective August 28, 2006.
(5)	Resigned effective January 5, 2007.

Treatment of Restricted Shares

As of February 15, 2007, Robert G. Miller, Boake A. Sells, Gary W. Loveman and John Payne were the only current executive officers or directors to hold shares of common stock subject to vesting or other lapse restrictions under our equity incentive plans, and they held approximately 61,561 such shares. Under the terms of the merger agreement, each outstanding restricted share held by an executive officer or director that is outstanding immediately prior to the effective time of the merger will vest and become free of such restrictions as of the effective time of the merger. At the effective time of the merger, Messrs. Miller, Sells and Loveman will be entitled to receive the Merger Consideration with respect to each such restricted share.

The following table identifies, for Messrs. Miller, Sells and Loveman, the aggregate number of restricted shares of common stock outstanding as of February 15, 2007 and the value of such restricted shares that will become fully vested in connection with the merger. The information in the table assumes that all such restricted shares remain outstanding as of the closing date of the merger.

Name	Aggregate Number of Restricted Shares (1)	Value of Restricted Shares (2)
Robert G. Miller	300	$27,000
Boake A. Sells	300	$27,000
Gary W. Loveman	54,189	$4,877,010
John Payne	6,772	$609,480

(1)	If the merger does not close on or before March 31, 2007, the following restricted shares will become vested on April 1, 2007: Mr. Miller, 100 shares; and Mr. Sells, 100 shares. If the merger does not close on or before June 29, 2007, the following restricted shares will become vested on June 30, 2007: Mr. Payne, 2,258 shares. If the merger does not close on or before December 31, 2007, the following restricted shares will become vested on January 1, 2008: Mr. Loveman, 54,189 shares.
(2)	Illustrates the economic value of all restricted shares that will become fully vested and cashed out in connection with the merger. Calculated for each individual by multiplying the aggregate number of restricted shares by the Base Merger Consideration.

Treatment of Restricted Stock Units

As of the record date, Stephen H. Brammell was the only current executive officer or director who held any restricted stock units granted under our TARSAP Deferral Plan. Under the terms of the merger agreement, immediately prior to the effective time of the merger, each outstanding restricted stock unit under the TARSAP Deferral Plan held by an executive officer or director will be converted on a one-for-one basis into shares of common stock. At the effective time of the merger, Mr. Brammell will be entitled to receive the Merger Consideration with respect to each such converted share, less any required withholding taxes.

The following table identifies, for Mr. Brammell, the aggregate number of restricted stock units granted under our TARSAP Deferral Plan outstanding as of February 15, 2007 and the value of such restricted stock units that will be converted in connection with the merger. The information in the table assumes that all such restricted stock units remain outstanding as of the closing date of the merger.

Name	Aggregate Number of Restricted Stock Units	Value of Restricted Stock Units (1)
Stephen H. Brammell	30,000	$2,700,000

(1)	Illustrates the economic value of all restricted stock units that will be converted and cashed out in connection with the merger. Calculated by multiplying the aggregate number of restricted stock units by the Base Merger Consideration.

Severance Agreements

As of February 15, 2007, we have entered into severance agreements with 29 of our employees, including our current executive officers, pursuant to which each such executive officer will be entitled to receive the following severance and other benefits if (A) at any time prior to the second anniversary of the merger, such executive officer’s employment is terminated by us without “cause” (as defined in such agreements) or such executive officer resigns for “good reason” (as defined in such agreements), (B) during the six-month period prior to the merger, such executive officer’s employment is terminated by us without “cause” (as defined in such agreements), or (C) only under Mr. Loveman’s severance agreement, Mr. Loveman voluntarily terminates his employment during a 30-day period following the first anniversary of the merger:

•	a compensation payment equal to three times the executive officer’s “annual compensation” (which includes salary and bonus amounts);

•	a pro-rata annual bonus for the year in which such termination of employment occurs;

•	accelerated vesting of, and at our election, cash out of all or a portion of, the executive officer’s stock options outstanding and unexercised as of the effective time of the merger, if any;

•	for up to 24 months following such termination of employment, continued life, accident and health insurance benefits substantially similar to those provided prior to such termination of employment;

•	tax gross-up payments to make the executive whole for any federal excise taxes imposed on change in control or severance payments or benefits received by the executive; and

•

payment of any legal fees and expenses incurred by the executive as a result of such termination of employment (including fees or expenses incurred in contesting such termination of employment or in enforcing any right or benefit under the severance agreement).

Assuming that each current executive officer is terminated by us without “cause” (as defined in such agreements) or such executive officer resigns for “good reason” (as defined in such agreements) immediately following the merger, the approximate amount of cash severance benefits that would be payable is:

Name	Potential Cash Severance Benefits (1)
Gary W. Loveman	$18,371,516
Charles L. Atwood	$9,432,493
John M. Boushy (2)	$—
Stephen H. Brammell	$2,850,964
Jonathan S. Halkyard	$3,500,206
Thomas M. Jenkin	$7,206,372
Janis L. Jones	$2,298,284
David W. Norton	$2,217,138
John Payne	$4,655,521
Virginia E. Shanks	$2,093,500
Timothy S. Stanley	$3,173,014
Mary H. Thomas	$2,605,142
J. Carlos Tolosa	$6,133,540
Timothy J. Wilmott (3)	$—

(1)	The amounts in the table are based on estimated salary and bonus that will be paid to each executive in 2007. The amounts exclude the value of any unvested stock appreciation rights, restricted shares, restricted stock units, and unexercised stock options that would accelerate and vest in the event of a termination of employment in connection with the merger. These amounts are separately disclosed in the tables under “—Treatment of Stock Options,” “—Treatment of Stock Appreciation Rights,” “—Treatment of Restricted Shares” and “—Treatment of Restricted Stock Units.”
(2)	Resigned effective August 28, 2006.
(3)	Resigned effective January 5, 2007.

Funding of Deferred Compensation Plans

We have entered into escrow or trust arrangements for the purpose of funding the benefits earned by participants in our deferred compensation plans. Immediately prior to or within 90 days following occurrence of the merger (or, in some cases, stockholder approval of the merger) we will be required to fully fund such escrow or trust arrangements relating to the benefits earned under our deferred compensation plans.

Savings and Retirement Plan

Under our Amended and Restated Savings and Retirement Plan, upon the occurrence of the merger, any amounts credited to the accounts of our executive officers will become 100% vested, whether or not the plan is continued or assumed in connection with the merger.

Management Arrangements

As of the date of this proxy statement, neither we, Parent nor any affiliate thereof has entered into any employment agreements with our management in connection with the merger, nor amended or modified any existing employment agreements. Parent has informed us that it currently intends to retain members of our management team following the merger, and that it anticipates that Gary W. Loveman, our Chairman, Chief Executive Officer and President, will continue as Chief Executive Officer. Mr. Loveman, on behalf of himself and other members of management, is currently in discussions with Parent regarding terms of employment following the merger. Parent may ask one or more members of management to serve on the governing board of Parent. Parent has also informed us that it may offer members of management the opportunity to convert all or a portion of their current equity interests in Harrah’s into equity in Parent (and/or a subsidiary thereof), or otherwise invest in Parent (and/or a subsidiary thereof), on terms that are no more favorable to management than to the Equity Investors. Further, Parent has informed us that it intends to establish equity-based incentive compensation plans for management of the surviving corporation, a substantial portion of which is likely to be allocated to our executive officers. The size of such equity based incentive compensation plans has not yet been determined and no awards have been made or promised.

Although it is likely that certain members of our management team will enter into new arrangements with Parent or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Parent (and/or a subsidiary thereof), there can be no assurance that the parties will reach agreement. These matters are subject to further negotiations and discussion and no terms or conditions have been finalized. Any new arrangements are currently expected to be entered into at or prior to the completion of the merger.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification, exculpation and advancement existing in favor of our current or former directors, officers, employees and agents as provided in our and our subsidiaries’ organizational documents, or in any indemnification agreement or arrangement as in effect as of the date of the merger agreement, with respect to matters occurring prior to or at the effective time of the merger will survive the consummation of the merger and will continue in full force and effect from and after the closing of the merger.

On or prior to the effective time of the merger, we will purchase, and, following such time, the surviving corporation will maintain, a tail policy to our policies of directors’ and officers’ liability insurance and fiduciaries liability insurance maintained on the date of the merger agreement. This tail policy is required to remain effective for six years after the closing date of the merger with respect to claims arising from facts or events that existed or occurred prior to or at the effective time of the merger, will contain coverage that is at least as protective of the persons covered as the coverage provided by the policy in place on the date of the merger agreement, and will include nonmanagement directors Side A (DIC) coverage. Notwithstanding the foregoing, the surviving corporation will not be required to provide any more coverage than can be obtained by paying aggregate premiums equal to 300% of the aggregate amount that Harrah’s is currently paying for such directors’ and officers’ liability and fiduciaries’ liability coverage.

Continued Benefits

To the extent that any of our executive officers remains employed by the Surviving Corporation, each will be entitled to receive compensation and benefits following the merger. For a period of one year following the effective time of the merger, Parent has agreed to cause the surviving corporation to maintain for the benefit of each current employee of Harrah’s and its subsidiaries employed immediately prior to the effective time (other than those individuals covered by collective bargaining agreements or individual employment agreements, who will be covered by the terms of their respective agreements), compensation, severance and benefits that are substantially comparable in the aggregate (excepting equity-based benefits) to the benefits provided under our benefit plans immediately prior to the closing of the merger.

Parent has agreed to cause the surviving corporation to recognize the service of such employees with us prior to the consummation of the merger for purposes of eligibility, vesting and benefits accrual with respect to any benefit plan, to the same extent as was taken into account under our benefit plans prior to the merger. For each health benefit plan of Parent, such employees will not be subject to pre-existing condition limitations for any condition for which they would have been entitled to coverage under Harrah’s corresponding plan. Additionally, the surviving corporation will give such employees credit for any co-payments made or deductibles satisfied prior to the closing of the merger.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following discussion describes the material U.S. federal income tax consequences of the merger to holders of our common stock. This discussion is not a complete analysis of all potential U.S. federal income tax consequences that may be relevant to a holder’s decision to dispose of our common stock and does not address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (“IRS”), all as in effect as of the date of this proxy statement. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who hold our common stock as a capital asset within the meaning of Code Section 1221 (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of that holder’s particular circumstances or to holders subject to special rules under the U.S. federal income tax laws, such as U.S. expatriates, partnerships and other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax and persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment.

This discussion does not address the U.S. federal income tax consequences of the merger to holders who acquired our common stock through stock option or stock purchase plan programs or in other compensatory arrangements, nor does it address the receipt of cash in connection with the cancellation of stock appreciation rights, restricted stock units or options to purchase shares of our common stock, or any other matters relating to equity compensation or benefit plans. This discussion does not address the U.S. federal income tax consequences of the merger to holders who directly or indirectly hold an equity interest in Parent or Harrah’s after consummation of the merger. This discussion also does not address the U.S. federal income tax consequences to holders who exercise statutory appraisal rights under Delaware law.

YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL TAX CONSEQUENCES OF THE MERGER TO YOU, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

As used in this discussion, a U.S. holder is any beneficial owner of our common stock who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (A) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (B) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A non-U.S. holder is any beneficial owner of our common stock who is not a U.S. holder or a partnership for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of its partners generally will depend on a partner’s status and the activities of the partnership. Partnerships and their partners should consult their tax advisors regarding the U.S. federal income tax consequences to them of the merger.

U.S. Holders

Effect of the Merger

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for our common stock in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the common stock. Gain or loss must be calculated separately for each identifiable block of common stock exchanged in the merger. Gain or loss will be long-term capital gain or loss if the holder has held the common stock for more than one year as of the closing date of the merger. Long-term capital gains of noncorporate taxpayers generally are subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments made to U.S. holders in the merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). Certain holders (including corporations) generally are not subject to backup withholding. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return the substitute Form W-9 that each holder will receive with the letter of transmittal following completion of the merger. The substitute Form W-9 will require a U.S. holder to provide its taxpayer identification number and certify that such holder is a U.S. person, the taxpayer identification number provided is correct and that such holder is not subject to backup withholding. Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Non-U.S. Holders

Effect of the Merger

Non-U.S. holders generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash pursuant to the merger unless:

•	the holder is an individual present in the United States for 183 days or more during the taxable year of disposition and certain conditions are met; or

•

the gain is effectively connected with the holder’s conduct of a trade or business in the United States or, if subject to an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States.

Holders described in the first bullet point above will be subject to U.S. federal income tax on any such gain at a flat 30% rate, which may be offset by U.S. source capital losses.

Gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis generally in the same manner as if the holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

A non-U.S. holder who actually or constructively owns or owned more than five percent of our common stock at any time during the five-year period ending on the closing date of the merger (a “five percent non-U.S. holder”) will be subject to U.S. federal income tax on any gain recognized on the disposition of its shares in the merger in the same manner as if the gain were effectively connected with the holder’s conduct of a trade or business in the United States—i.e., on an net income basis generally in the same manner as if the holder were a resident of the United States—unless the holder establishes to the IRS that our common stock does not constitute a U.S. real property interest (“USRPI”). We have not performed the analysis required to determine whether our common stock constitutes a USRPI and therefore, we may be unable to provide five percent non-U.S. holders with the documentation necessary to satisfy the IRS requirements. Five percent non-US holders should consult their tax advisors regarding the U.S. federal income tax consequences of the merger to them.

Information Reporting and Backup Withholding

Payments made to non-U.S. holders in the merger may be subject to information reporting and backup withholding (currently at a rate of 28%). Non-U.S. holders can avoid backup withholding by providing us (or our paying agent) with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying that such holder is not a U.S. person, or by otherwise establishing an exemption. Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Regulatory Approvals

The merger is subject to various regulatory approvals. While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Gaming

Harrah’s gaming operations are, and upon completion of the merger will be, subject to extensive regulation, and each of Harrah’s respective subsidiaries holds registrations, approvals, gaming licenses or permits in each jurisdiction in which it operates gaming activities. In each of the jurisdictions, certain regulatory requirements must be complied with and/or certain approvals must be obtained in connection with the merger. Gaming laws are based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry, including prevention of cheating and fraudulent practices. Gaming laws may also be designed to protect and maximize state and local revenues derived through taxation and licensing fees imposed on gaming industry participants and enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish procedures to ensure that participants in the gaming industry meet certain standards of character and fitness, or suitability.

Harrah’s and Parent’s respective obligations to complete the merger are conditioned upon all material gaming regulatory approvals and authorizations required to consummate the merger having been obtained. Under the terms of the merger agreement, Parent, Merger Sub and their affiliates have committed to use their reasonable best efforts to obtain all gaming approvals as expeditiously as reasonably practicable, and to the extent practicable without having an adverse impact on Parent’s or its affiliates’ equity commitment, (in the case of (A) below, to the extent practicable without having an adverse impact on the value of and returns on the equity investment or delay to the merger), Parent and Merger Sub have agreed to (A) restructure or commit to restructure the surviving corporation’s capital structure, (B) replace, or issue non-voting equity to (to the extent such replacement or issuance would cure the problem by preventing such person from having any influence, directly or indirectly, over Harrah’s), one or more of the licensed persons who is preventing or materially delaying the receipt of gaming approvals, (C) agree to divest immaterial assets or immaterial operations after the closing of the merger, (D) place assets or operations in certain gaming jurisdictions in trust upon the closing of the merger pending obtaining control upon subsequent regulatory approval, and (E) accept customary ordinary course operating restrictions on the surviving corporation. See “The Merger Agreement—Agreement to Take Further Action and to Use Reasonable Best Efforts; Consents and Governmental Approvals.”

The Equity Investors are expected to make their equity investment in the surviving corporation through a structure that includes two classes of stock. One class of stock will entitle holders to one vote per share in all matters to be voted on by stockholders of the surviving corporation. These shares will be held by Parent, which will be controlled by certain principals of TPG and Apollo. Holders of the other class of stock will have no vote, except as otherwise required by law. As a result, Parent will be able to govern all matters of the surviving corporation that are subject to the vote of stockholders, including the appointment of directors of the surviving corporation. This structure has been implemented in several gaming jurisdictions where Harrah’s currently operates, but not all. It is expected that the principals controlling Parent will have to be licensed or found suitable to own their respective interests in Parent, and the holders of the non-voting equity are not expected to be subject to licensing or suitability findings.

The following is only a summary of the various applicable gaming regulatory requirements with respect to the merger. For a complete description of the regulatory requirements applicable to Harrah’s, see “Description of Governmental Regulation” filed at Exhibit 99 to Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

The failure:

•	to obtain the required approval of the merger;

•	to comply with the procedural requirements prescribed by any applicable gaming regulatory authority; or

•	of Harrah’s or Parent to qualify or make disclosures or applications as required under the laws and regulations of any applicable gaming regulatory authority;

in each case as described below or in the information incorporated by reference in this proxy statement, may result in the loss of license or denial of application for licensure in any such applicable jurisdiction.

Nevada Gaming Regulation

As a result of Harrah’s ownership and/or operation of Bill’s Casino (Lake Tahoe), Harrah’s Lake Tahoe, Harveys Lake Tahoe, Harrah’s Las Vegas, Harrah’s Laughlin, Harrah’s Reno, Rio (Las Vegas), Bally’s Las Vegas, Caesars Palace (Las Vegas), Flamingo Las Vegas, Paris Las Vegas and the Imperial Palace Hotel & Casino, Harrah’s is, and upon completion of the merger, will be, subject to the jurisdiction of the Nevada gaming authorities. The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and its regulations (collectively the “Nevada Act”), and various local ordinances and regulations. Harrah’s respective gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and applicable local liquor and gaming authorities (collectively the “Nevada Gaming Authorities”).

The Nevada Act provides that the acquisition of control of a registered publicly traded corporation such as Harrah’s must be approved by the Nevada Gaming Commission. The Nevada State Gaming Control Board reviews and investigates applications and makes recommendations on those applications to the Nevada Gaming Commission for final action. Parent has filed applications with the Nevada State Gaming Control Board for approval of the acquisition of control of Harrah’s and for associated approvals, and will also file related applications with all appropriate local jurisdictions. Harrah’s is currently registered by the Nevada Gaming Commission as a publicly traded corporation and has been found suitable to own the stock of its gaming subsidiaries that have licensed gaming facilities in Nevada.

In seeking approval of the merger, Parent must satisfy the Nevada State Gaming Control Board and the Nevada Gaming Commission on a variety of standards prior to the completion of the merger. The Nevada State Gaming Control Board and the Nevada Gaming Commission will consider all relevant material facts in determining whether to grant this approval, and may consider not only the effects of the merger but also any other facts that are deemed relevant. Such facts may include, among others:

•	the business history of Parent, including its record of financial stability, integrity and success of its operations, as well as its current business activities;

•	the adequacy of the proposed financing; and

•

whether the merger will create a significant risk that Harrah’s, Parent or their subsidiaries will not satisfy their financial obligations as they become due or satisfy all financial and regulatory requirements imposed by the Nevada Act.

The Nevada Gaming Commission will also require controlling equity holders of Parent, including holding companies, and certain of the individuals who will be appointed as officers, directors and key employees of Harrah’s or its licensed subsidiaries in connection with the merger, to be investigated and registered, licensed or found suitable as part of the approval process relating to the transaction. The Nevada Gaming Authorities may investigate any individual who has (or will have) a material relationship to, or material involvement with, Harrah’s, Parent or Harrah’s Nevada gaming subsidiaries in order to determine whether the individual is suitable or should be licensed as a business associate of a gaming licensee. The Nevada Gaming Authorities may deny an application for licensing for any cause that they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation.

If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to have a relationship with Harrah’s, Parent or Harrah’s Nevada gaming subsidiaries, that entity would have to sever all relationships with such person. In addition, the Nevada Gaming Commission may require Harrah’s, Parent or Harrah’s Nevada gaming subsidiaries to terminate the employment of any person who refuses to file appropriate applications. All individuals required to file applications for findings of suitability and/or licensing in connection with the merger as officers, directors and key employees of Harrah’s, Parent or Harrah’s Nevada gaming subsidiaries will file applications with the Nevada Gaming Authorities.

Harrah’s may not make a public offering of its securities without the prior approval of the Nevada Gaming Commission if the securities or the proceeds from the public offering of its securities are intended to be used to construct, acquire or finance gaming facilities in Nevada, or retire or extend obligations incurred for those purposes.

New Jersey Gaming Regulation

As a result of Harrah’s ownership and operation of Harrah’s Atlantic City, Showboat Atlantic City, Bally’s Atlantic City and Caesars Atlantic City, Harrah’s is, and upon completion of the merger, will be, subject to the jurisdiction of the New Jersey gaming authorities. The ownership and operation of hotel-casino facilities and gaming activities in Atlantic City, New Jersey are subject to extensive state regulation under the New Jersey Casino Control Act (the “New Jersey Act”) and related regulations of the New Jersey Casino Control Commission (the “New Jersey Commission”). Harrah’s current gaming operations in New Jersey are subject to the authority of the New Jersey Commission and the New Jersey Division of Gaming Enforcement, which is referred to as the New Jersey Division. The merger requires prior regulatory approval by the New Jersey Commission.

For an applicant to be granted a casino license under the New Jersey Act, officers, directors and certain key employees must be licensed or qualified by the New Jersey Commission. Similar approvals must be granted for the applicant’s intermediary and holding companies, and certain owners and financial sources. The New Jersey Division investigates the applicant for a casino license and makes recommendations to the New Jersey Commission concerning the qualification for licensure and whether transfer of the securities or ownership interest in the casino licensee should be approved. The laws and regulations governing licensure and qualification concern primarily:

•

the financial stability and responsibility, good character, honesty, integrity and business ability of the applicant, its officers, directors, key employees, financial backers, investors and others financially interested in the casino;

•	the nature of casino hotel facilities; and

•	the operating methods and financial and accounting practices used in connection with casino operations.

The New Jersey Act imposes certain restrictions on the ownership and transfer of any security or ownership interest in a casino licensee or any non-publicly traded subsidiary or holding company and requires prior approval of transferred control of a casino licensee. The New Jersey Act requires that the sale, assignment, transfer, pledge or other disposition of any security issued by a corporation that holds a casino license is conditional and will be ineffective if disapproved by the New Jersey Commission. If at any time the New Jersey Commission finds that an owner or holder of any security of a casino licensee or holding company is not qualified under the New Jersey Act, the New Jersey Commission may propose remedial action, including divestiture of the securities held. If disqualified persons fail to divest themselves of the securities, the New Jersey Commission may revoke or suspend the license.

Parent will notify the New Jersey Commission and New Jersey Division of any new debt or equity issued in order to finance the merger and provide each with required documentation, including lists of the holders or lenders, and may have to petition the New Jersey Commission for waiver of the security holder requirement subsequent to the incurrence of the debt or issuance of the equity securities. If any necessary waivers are not granted, the holder will either have to be found qualified by the New Jersey Commission or divest itself of its interest.

In seeking approval of the New Jersey Commission, the Parent must satisfy the New Jersey Commission and the New Jersey Division that the merger meets all requirements of the New Jersey Act. In determining whether to grant the approvals, the New Jersey Commission will consider all relevant facts, including whether:

•

each officer, director, certain owners and others having the ability to control the casino licensees, holding companies and intermediary companies, key employees and certain financial sources and investors meet the standards for qualification;

•

the agreement to transfer a security holding in a casino licensee or holding or intermediary company contains certain required provisions, including an approved provision for divestiture in the event the applicant is found unqualified for licensure; and

•	the proposed financing of the merger is adequate and whether, after the merger, Harrah’s will possess the requisite financial stability.

If the New Jersey Commission finds that Harrah’s will not possess financial stability, integrity and responsibility as a result of the financing of the merger, or that the officers, directors, owners, controlling persons, key employees, holding or intermediary companies and financial sources or investors referred to above do not meet the standards for qualification, the Commission could deny approval of the merger.

Illinois Gaming Regulation

As a result of Harrah’s ownership and operation of the Harrah’s Joliet Casino and the Harrah’s Metropolis Casino, Harrah’s is, and upon completion of the merger, will be, subject to the jurisdiction of the Illinois gaming authorities. The ownership and operation of riverboat casino gaming facilities in Illinois are subject to the Illinois Riverboat Gambling Act and its regulations (collectively the “Illinois Act”). Harrah’s has riverboat casino gaming facilities in Illinois that are subject to the licensing and regulatory control of the Illinois Gaming Board (the “Illinois Board”), state and local liquor authorities, and other authorities. An ownership interest in an owner’s license may not be transferred or pledged as collateral without the prior approval of the Illinois Board. Therefore, the merger, as involving a transfer of an ownership interest in a licensee, requires the prior approval of the Illinois Board.

The Illinois Board requires a “Business Entity Form” or “Personal Disclosure Form” from any person or entity that, individually or in association with others, acquires, directly or indirectly, a beneficial ownership interest in a licensee, along with the requisite fee. The information contained in these forms will form the basis of an investigation by the Illinois Board to determine suitability of the person or entity seeking the transfer.

In determining whether to approve the transfer of an ownership interest in a licensee, the Illinois Board considers the following factors, among others:

•

the character, reputation, experience and financial integrity of the applicant and of any other separate person that either controls. directly or indirectly, the applicant, or is controlled, directly or indirectly, by the applicant;

•	whether the applicant has adequate capitalization to provide and maintain, for the duration of the license, a riverboat; and

•	whether the proposed funding of the entire gaming operations will be adequate for the nature of such operations and be from a suitable source.

The Illinois Board also requires that “key persons” of an owner licensee submit a Personal Disclosure or Business Entity Form and be investigated and approved by the Illinois Board. Key persons include but are not limited to business entities and persons beneficially owning more than five percent of the applicant for an owner’s license, directors and certain executive officers of such applicant and certain others who may hold positions of ownership, control or influence over such applicant. The Illinois Board will certify for each applicant for or holder of an owner’s license each position, individual or business entity that is to be approved by the Illinois Board and maintain suitability as a key person.

Indiana Gaming Regulation

As a result of Harrah’s ownership and operation of Horseshoe Hammond and Caesars Indiana, Harrah’s is, and upon completion of the merger, will be, subject to the jurisdiction of the Indiana gaming authorities. The ownership and operation of riverboat casino gaming facilities in Indiana are subject to the Riverboat Gambling Act and its regulations (collectively the “Indiana Act”). Harrah’s has riverboat casino gaming facilities in Indiana, which are subject to the licensing and regulatory control of the Indiana Gaming Commission, state and local liquor authorities, United States Coast Guard regulations, Army Corps of Engineer permits and other local authorities. The Indiana Act requires the approval of the Indiana Gaming Commission before an entity may acquire an interest of five percent or more in a riverboat owner’s license, including through a merger, stock acquisition, transfer, sale or purchase transaction. Therefore, the merger, as a transfer of ownership in the riverboat license, requires the approval of the Indiana Gaming Commission.

To obtain approval from the Indiana Gaming Commission to transfer a riverboat owner’s license, Parent must submit a completed application to transfer a riverboat owner’s license and a requisite fee. Upon receipt of the application and fee, the Indiana Gaming Commission Division of Enforcement and Investigations will investigate Parent, its key persons and substantial owners, or persons owning five percent or more of Parent, and will provide related information to the Indiana Gaming Commission. In connection with the merger, the Indiana Gaming Commission may require both Harrah’s and Parent to provide confidential financial information to the Indiana Gaming Commission for a confidential evaluation of the financial stability of both Harrah’s and Parent prior to the merger and the financial stability of Harrah’s after the merger. This evaluation may include, among others, an analysis of Harrah’s and Parent’s management and their ability to effectively operate Harrah’s.

When determining whether to grant approval of a transfer of a riverboat owner’s license, the Indiana Gaming Commission will consider, among other things:

•	the character, reputation, experience and financial integrity of the applicant;

•	the adequacy of the capitalization to maintain a riverboat for the duration of the license; and

•	the economic impact on Indiana.

The Indiana Gaming Commission will also consider whether the merger, as a transfer of ownership in the riverboat license, is in the best interest of the people and the State of Indiana by promoting tourism, assisting economic development and maintaining the public confidence and trust in the gaming operations.

The Indiana Act requires the pre-approval of debt transactions, whether new or assumed debt, of $1.0 million or more, which would include the debt transactions related to the merger. If the Indiana Gaming Commission approves the transfer of ownership interest in Harrah’s pursuant to the merger, it will also consider financial information regarding any debt transactions related to the merger, including the assumption of Harrah’s outstanding debt by Parent or the surviving corporation in the merger.

The Indiana Act does not require the pre-approval of the Indiana Gaming Commission for a public offering of securities. However, any person acquiring an ownership interest of five percent or more of a riverboat gaming license owner, regardless of whether the interest is direct or indirect, as a result of any public offering of securities is required to file an application with the Indiana Gaming Commission and submit to a background investigation for the purpose of determining the person’s suitability to be a substantial owner of the license owner. Qualifying institutional investors must file with the Indiana Gaming Commission upon obtaining an ownership interest of five percent and become subject to a background investigation upon acquiring a fifteen percent ownership interest. In addition, any information disseminated by a licensee or licensee applicant which is later found to be inappropriate by another agency or the Indiana Gaming Commission may give rise to a disciplinary action.

The Indiana Act will require the payment of a transfer fee in the amount of $2.0 million by a licensed owner who purchases or otherwise acquires a controlling interest in a second owner’s license.

Iowa Gaming Regulation

As a result of Harrah’s ownership and/or operation of Harrah’s Council Bluff Casino & Horseshoe Council Bluffs, Harrah’s is, and upon completion of the merger, will be, subject to the jurisdiction of the Iowa gaming authorities. The ownership and operation of gaming facilities in Iowa are subject to extensive state laws, regulations of the Iowa Gaming Commission and various county and municipal ordinances (collectively, the “Iowa Gaming Laws”). Harrah’s has excursion gambling boat facilities in Iowa that are subject to the licensing and regulatory control of the Iowa Racing and Gaming Commission (the “Iowa Gaming Commission”), state and local liquor authorities, and other authorities. The Iowa Gaming Commission, prior to the acquisition, must investigate, license and find suitable any person who acquires five percent or more of a licensee’s equity securities or who has a material relationship with the Iowa gaming operations. Therefore, the merger requires the approval of the Iowa Gaming Commission. The applicant is required to pay all costs of the Iowa Gaming Commission investigation.

Gaming licenses granted to individuals must be renewed every year, and licensing authorities have broad discretion with regard to such renewals. Licenses are not transferable. The Iowa gaming operations must submit detailed financial and operating reports to the Iowa Gaming Commission.

Certain officers, directors, managers and key employees of the Iowa gaming operations are required to be licensed by the Iowa Gaming Commission. In addition, anyone having a material relationship or involvement with the Iowa gaming operations may be required to be found suitable or to be licensed. The Iowa Gaming Commission may deny an application for a license for any cause deemed reasonable. In addition to its authority to deny an application for license, the Iowa Gaming Commission has jurisdiction to disapprove a change in position by officers or key employees and the power to require the Iowa gaming operations to suspend or dismiss officers, directors or other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the Iowa Gaming Commission finds unsuitable to act in such capacities.

Louisiana Gaming Regulation

As a result of Harrah’s ownership and operation of Horseshoe Bossier City, Harrah’s Louisiana Downs (Bossier City) and Harrah’s New Orleans, Harrah’s is, and upon completion of the merger, will be, subject to the jurisdiction of the Louisiana gaming authorities. The ownership and operation of Harrah’s gaming operations in Louisiana are subject to the Louisiana Gaming Control Act and its regulations. The ownership and operation of Harrah’s Louisiana Downs race-track is subject to Louisiana Revised Statute Title 4, Chapter 4 (Horse Racing)

and its regulations, (collectively, with the Louisiana Gaming Control Act and its regulations, the “Louisiana Act”). The Louisiana Act imposes extensive restrictions and requirements upon gaming operators in the State of Louisiana and makes gaming operations subject to the licensing and regulatory control of the Louisiana Gaming Control Board and the Louisiana State Racing Commission.

The Louisiana Gaming Control Board is responsible for issuing gaming licenses and enforcing the laws, rules and regulations relative to riverboat gaming operations, slots machines at eligible racetrack facilities and Harrah’s land-based operations in New Orleans. Harrah’s land-based operations in New Orleans are also governed by a Casino Operating Contract with the State of Louisiana. The Louisiana State Racing Commission is responsible for issuing licenses and regulating horse racing at Harrah’s Louisiana Downs facility. Parent may be required to seek the prior approval from the Louisiana Gaming Control Board of transactions related to the merger, including the financing of the merger. Approval by the Louisiana State Racing Commission may also be necessary.

If an approval related to the merger is required, the Louisiana Gaming Control Board and its investigative agency, Louisiana State Police, may consider all relevant facts in determining whether to grant approval to certain transactions related to the merger. These facts include, among others:

•

the suitability of any person who has or controls, directly or indirectly, five percent or more ownership, income, profit or economic interest in Harrah’s or its Louisiana subsidiaries after the completion of the merger;

•	the suitability of any person who has the ability, in the opinion of the Louisiana Gaming Control Board, to exercise a significant influence over any Harrah’s Louisiana licensee; and

•

the adequacy of the proposed financing, and whether the merger will create any risk that the various entities will be unable to satisfy their financial and regulatory obligations to the state and otherwise, including without limitation, Harrah’s guaranty of minimum daily contributions required by the Louisiana Act and the Casino Operating Contract, and the debt being assumed under the merger agreement.

A gaming license is deemed to be a privilege under Louisiana law and as such a license may be revoked, suspended, conditioned or limited at any time by the Louisiana Gaming Control Board. The Louisiana Gaming Control Board has similar discretion as to the approval of transactions related to the merger.

Mississippi Gaming Regulation

As a result of Harrah’s ownership and operation of Horseshoe Tunica, Grand Casino Biloxi, Grand Casino Tunica and Sheraton Casino & Hotel (Tunica), Harrah’s is, and upon completion of the merger, will be, subject to the jurisdiction of the Mississippi gaming authorities. The ownership and operation of casino gaming facilities in Mississippi are subject to the Mississippi Gaming Control Act and its regulations (collectively, the “Mississippi Act”), and various local regulations. Harrah’s respective gaming operations in Mississippi are subject to the licensing and regulatory control of the Mississippi Gaming Commission and its staff (collectively, the “Mississippi Gaming Authorities”).

The Mississippi Act provides that the acquisition of control of a registered publicly traded corporation such as Harrah’s or a corporate licensee must be approved by the Mississippi Gaming Commission. The Mississippi Gaming Commission staff reviews and investigates applications and makes recommendations on those applications to the Mississippi Gaming Commission for final action. Parent has filed applications with the Mississippi Gaming Commission staff for approval of the acquisition of control of Harrah’s. Harrah’s is currently registered by the Mississippi Gaming Commission as a publicly traded corporation and has been found suitable to own the stock of its gaming subsidiaries that have licensed gaming facilities in Mississippi.

In seeking approval of the merger, Parent must satisfy the Mississippi Gaming Commission in a variety of standards prior to completion of the merger. The Mississippi Gaming Commission will consider all relevant material facts in determining whether to grant this approval, and may consider not only the effects of the merger but also any other facts that are deemed relevant. Such facts may include, among others:

•	the business history of the Parent, including its record of financial stability, integrity and success of its operations, as well as its current business activities; and

•

whether the merger will create a significant risk that Harrah’s, Parent or their subsidiaries will not satisfy their financial obligations as they become due or satisfy all financial and regulatory requirements imposed by the Mississippi Act.

The Mississippi Gaming Commission may also require controlling equity holders of Parent and certain of the individuals who will be appointed as officers, directors and key employees of Harrah’s or its licensed subsidiaries in connection with the merger to be investigated and licensed or found suitable as part of the approval process relating to the transaction. The Mississippi Gaming Authorities may investigate any individual who has (or will have) a material relationship to, or material involvement with, Harrah’s, Parent or Harrah’s Mississippi gaming subsidiaries in order to determine whether the individual is suitable or should be licensed as a business associate of a gaming licensee. The Mississippi Gaming Authorities may deny an application for licensing for any cause that they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation.

If the Mississippi Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to have a relationship with Harrah’s, Parent or Harrah’s Mississippi gaming subsidiaries, that entity would have to sever all relationships with the person. In addition, the Mississippi Gaming Commission may require Harrah’s, Parent or Harrah’s licensed subsidiaries to terminate the employment of any person who refuses to file appropriate applications.

If Parent assumes Harrah’s existing debt in the merger, any pledges, negative pledges or other restrictions on the transfer of the equity securities of Parent’s licensed or registered subsidiaries associated with all Harrah’s debt assumed by Parent, and any pledges of the assets of or guarantees by Parent’s licensed subsidiaries associated with Harrah’s publicly traded debt assumed by Parent, will be ineffective unless approved in advance by the Mississippi Gaming Commission. Likewise, any pledges, negative pledges or other restrictions on the transfer of the equity securities of Harrah’s Mississippi subsidiaries associated with Parent’s financing in connection with the merger will be ineffective unless approved in advance by the Mississippi Gaming Commission.

Missouri Gaming Regulation

As a result of Harrah’s ownership and/or operation of Harrah’s St. Louis and Harrah’s North Kansas City, Harrah’s and its subsidiaries operating in Missouri are, and upon completion of the merger will be, subject to the jurisdiction of the Missouri gaming authorities. The conduct of gambling games and operation of excursion gambling boats in Missouri are subject to extensive regulation under Missouri’s Riverboat Gambling Act and the rules and regulations promulgated thereunder (collectively the “Missouri Act”). The Missouri Gaming Commission was created by the Missouri Act and is charged with regulatory authority over riverboat gaming operations in Missouri, including the issuance of riverboat gaming licenses and approval of changes in control for existing riverboat gaming licensees.

In conjunction with a proposed change in control of a Missouri riverboat gaming facility, the Missouri Act requires an entity to file a petition requesting the prior approval of the Missouri Gaming Commission before any entity may acquire an interest of twenty-five percent or more in a publicly held gaming licensee. In addition, prior to the grant of approval for a change in control, each entity acquiring an interest of five percent or more in a publicly held licensee must be found suitable and granted a business entity key person license. In order to obtain approval of the Missouri Gaming Commission for a change in control, Parent must obtain a business entity key person license by completing comprehensive application forms and undergoing an extensive background investigation by the Missouri Gaming Commission. In addition, each key person associated with the applicant (including directors, officers, managers and owners of a significant direct or indirect interest in the applicant)

must obtain an occupational license by completing an application and undergoing an extensive background investigation. Certain key business entities closely related to the change in control applicant or “business entity key persons” must undergo a similar application process and background check.

A change in control applicant will not receive a license to hold a substantial interest in a Missouri riverboat gaming operation if the applicant and its key persons have not established good repute and moral character. Furthermore, no licensee shall either employ or contract with any person who has pled guilty to, or been convicted of, a felony to perform any duties directly connected with the licensee’s privileges under a license granted by the Missouri Gaming Commission. In conjunction with the renewal of each underlying license that will be held by the Missouri operating subsidiaries of Harrah’s, the Missouri Gaming Commission will require an updated Class A Riverboat Gaming Application, which requires various information regarding Parent, and will conduct additional investigations of the licensee, Harrah’s and Parent with specific emphasis on new information provided in the updated Class A Riverboat Gaming Application.

In order to obtain the requisite licenses and approvals for the change in control, the Missouri Gaming Commission staff will review and investigate the necessary applications and petitions and will make recommendations on those applications and petitions to the Missouri Gaming Commission for final action. The Missouri Gaming Commission will consider all relevant material facts in determining whether to grant the approval, and may consider not only the effects of the merger but also any other facts that it deems relevant. Such facts may include, among others:

•	the business history of the applicant, including its record of financial stability, integrity and success of its operations, as well as its current business activities; and

•

whether the merger will create a significant risk that Harrah’s, Parent or their subsidiaries will not satisfy their financial obligations as they become due or satisfy all financial and regulatory requirements imposed by the Missouri Act.

The Missouri Act requires fifteen days prior notice of any public or private incurrence of debt in excess of $1.0 million by a Class A Licensee or its parent. The Missouri Gaming Commission may reopen the licensing hearing of the applicable gaming licensee prior to or following the consummation date to consider the effect of the transaction on the gaming licensee’s suitability. In conjunction with its investigation of the merger, the Missouri Gaming Commission will also consider financial information regarding any debt transactions related to the merger, including the assumption of Harrah’s outstanding debt by Parent in the merger. The approval of any debt transactions related to the merger will generally be part of the approval of the change in control pursuant to the merger.

Any transfer or issuance of an ownership interest in a publicly held gaming licensee or its holding company that results in an entity owning, directly or indirectly, an aggregate ownership interest of five percent or more in the gaming licensee must be reported to the Missouri Gaming Commission within seven days. Further, any pledge or hypothecation of five percent or more of the ownership interest in a publicly held gaming licensee or its holding company must be reported to the Missouri Gaming Commission within seven days.

Pennsylvania Gaming Regulation

As a result of Harrah's 50% ownership interest and operation of Harrah’s Chester, Harrah’s is, and upon completion of the merger, will be, subject to the jurisdiction of the Pennsylvania gaming authorities. The ownership and operation of casino gaming facilities in Pennsylvania are subject to the Pennsylvania Race Horse Development and Gaming Act (the “Pennsylvania Gaming Act”) and its regulations, as well as various other state laws and regulations and local ordinances. Harrah's gaming operations are subject to the licensing and regulatory control of the Pennsylvania Gaming Control Board.

Harrah's Chester is also comprised of a harness horse racetrack with pari-mutuel wagering. The ownership and operation of a harness racetrack are subject to the Race Horse Industry Reform Act (the “Pennsylvania Racing Act”) and its regulations. Harrah's racing operations are subject to the licensure and regulatory control of the Pennsylvania State Harness Racing Commission. Sales of liquor at both Harrah's gaming and racing facilities is licensed and regulated by the Pennsylvania Liquor Control Board, with the Pennsylvania Gaming Control Board having limited authority to regulate aspects of liquor sales at the Chester casino.

The Pennsylvania Gaming Act does not require approval of the merger per se, but imposes certain requirements upon the acquisition or change of control of a slot machine licensee or other business entity that owns, directly or indirectly, at least 20% of a licensee, such as Harrah's. The Pennsylvania Gaming Act requires that notice be provided of such a change of control to the Pennsylvania Gaming Control Board, and that the slot machine licensee, as well as its intermediaries and holding companies and its principals and key employees, independently qualify for licensure.

Harrah’s, Parent and individuals and entities that satisfy certain criteria under the Pennsylvania Gaming Act and/or possess the ability to control Harrah's will file applications with the Pennsylvania Gaming Control Board, unless granted a waiver by the Pennsylvania Gaming Control Board or the Pennsylvania Gaming Control Board exercises its discretion under the Pennsylvania Gaming Act to eliminate the independent qualification requirement. The Pennsylvania Gaming Control Board will review the applications under eligibility, character and financial fitness standards set forth in the Pennsylvania Gaming Act and regulations. The Pennsylvania Gaming Control Board must approve all applications for licensure by a qualified majority.

The Pennsylvania Gaming Act directs that a new license fee shall be paid upon a change of control of a slot machine licensee. The amount of the fee is in the discretion of the Pennsylvania Gaming Control Board. The Pennsylvania Gaming Act establishes a license fee of $50 million, but empowers the Pennsylvania Gaming Control Board to reduce, but not eliminate, the new license fee depending upon the type of transaction, the relevant ownership interests and changes thereto resulting from the transaction, and other considerations deemed relevant by the Board.

If the Pennsylvania Gaming Control Board were to find a principal or key employee unsuitable for licensing or unsuitable to have a relationship with Harrah's, Parent or Harrah's Pennsylvania gaming subsidiaries, that entity would have to sever all relationships with the unsuitable person or entity and comply with other conditions imposed by the Pennsylvania Gaming Control Board. All individuals required to file an application for findings of suitability and/or licensing in connection with the merger as principals and key employees of Parent, Harrah's or Harrah's licensed subsidiaries will file applications with the Pennsylvania Gaming Control Board.

The Pennsylvania Racing Act also requires the filing of information with and approval of Harrah’s by the Pennsylvania State Harness Racing Commission. Harrah’s, as well as its officers and directors, will file applications with the Pennsylvania State Harness Racing Commission that are similar in form and substance to those that will be filed with the Pennsylvania Gaming Control Board. If the Pennsylvania State Harness Racing Commission determines that it is inconsistent with the public interest, convenience or necessity, or with the best interests of racing, that any person or entity holds an ownership interest in a racing licensee or serves as an officer or director of an entity owning 25% or more of a licensee, then the Pennsylvania State Harness Racing Commission is empowered to require divestiture of that ownership interest or separation from that officer or director.

Ontario Gaming Regulation

As a result of Harrah’s fifty percent indirect ownership in Windsor Casino Limited, the operator of Casino Windsor, Harrah’s is, and upon completion of the merger, will be, subject to the jurisdiction of the Ontario gaming authorities. The gaming operations in Ontario are subject to the regulatory control of the Alcohol and Gaming Commission of Ontario (the “AGCO”), pursuant to the Ontario Gaming Control Act and its regulations (the “Ontario Act”), and certain contractual obligations to the Ontario Lottery and Gaming Corporation, a provincial crown corporation owned by the Province of Ontario. Windsor Casino Limited is required under the Ontario Act to be registered as a casino operator with the AGCO and must operate in accordance with the terms and conditions of its registration.

The Ontario Act provides that the AGCO may require submission of disclosures and informational material from any person who has an interest in a gaming facility in Ontario. This includes parent companies and their directors and officers as well as key employees.

Although neither the merger, a public offering of securities by Harrah’s, nor the proxy statement requires the approval of the AGCO, the Registrar of the AGCO may, at any time, revoke, suspend or refuse to renew a registration for any reason that would have disentitled the registrant to registration. The criteria to be considered in connection with the registration under the Ontario Act include:

•	the financial responsibility;

•	the integrity and honesty; and

•	the public interest;

as each relates to the applicant and persons interested in the applicant, such as parent companies and their directors, officers and key employees.

The Registrar of the AGCO is entitled to make inquiries and conduct investigations as it deems necessary to determine that applicants for registration including all persons interested in the applicant meet the requirements of the Ontario Act. Pursuant to the Ontario Act and the terms and conditions of Windsor Casino Limited’s registration, the Registrar of the AGCO must approve any change in the directors and officers of Windsor Casino Limited and any change in the directors and officers of Windsor Casino Limited’s parent companies who exercise any advisory or decision-making functions in relation to Windsor Casino Limited.

South Africa Gaming Regulation

As of December 29, 2006, Harrah’s through its subsidiaries owned a 70% interest in Emerald Casino and Safari Resort (Proprietary) Limited, a casino resort situated in the Gauteng Province of the Republic of South Africa. The National Gambling Act of South Africa makes provision for provincial regulation in respect of licensing of casinos. Emerald Casino and Safari Resort (Proprietary) Limited has therefore been licensed in terms of the Gauteng Gambling Act, No 4 of 1995 (the “Gauteng Act”). The Gauteng Act requires any person who, directly or indirectly, procures a controlling or financial interest of one percent or more, in a business to which a casino license relates, to apply to the Gauteng Gambling Board for consent to hold such an interest.

An application for consent must be lodged in the prescribed form before or after procurement of such interest, and must be accompanied by a non-refundable fee. The process of lodging the application involves, among other things, public inspection and a period for written and oral representations to the Gauteng Gambling Board and extends for approximately one month. The application must be accompanied by company declaration and release authorizations pertaining to information of the applicant as well as all corporate shareholders of an applicant who effectively hold an interest of five percent or more of its issued share capital. Personal declarations and personal release authorizations are required from all natural persons who are currently directors of the applicant, as well as the company secretary information.

It is necessary to provide the Gauteng Gambling Board with a full description of the impact on the business of the licensee in respect of the acquisition of a financial interest, with specific reference to:

•	management structures and details including organizational charts of senior staff dedicated to the management of the applicant;

•	funding; and

•	operating experience of the applicant in operating similar businesses.

The Gauteng Gambling Board may make any enquiries as are necessary to establish the suitability of the applicant. All reasonable expenses may be recovered from the applicant.

In granting an application for a casino license, or a condition attached thereto, the Gauteng Gambling Board will consider the extent to which the applicant intends to provide for participation in the ownership or profits of a casino by persons or groups or categories of persons, disadvantaged by unfair discrimination. The applicant must show what advantage it intends to provide to furnish any groups of persons disadvantaged by discrimination. The entire process is open to public inspection and the Gauteng Gambling Board can determine the confidential information which will be excluded.

Following the investigations and receipt of submissions, an open hearing is convened and the Gauteng Gambling Board will consider the suitability of the applicant. Factors taken into account include, but are not limited to, public policy, tourism and black economic empowerment. In the event that the Gauteng Gambling Board refuses consent, it may declare the sale agreement to be void and unenforceable, order the applicant to sell the interest in the licensee within a certain period of time, or revoke the casino license.

United Kingdom Gaming Regulation

As a result of Harrah’s ownership of London Clubs International plc and its subsidiary and operating companies (together “LCI”), which operate seven casinos in the United Kingdom, Harrah’s is, and upon completion of the merger, Harrah’s and its controlling stockholders will be, subject to the jurisdiction of the Gambling Commission (the “UK Commission”). The ownership and control of a licensed casino operator is subject to regulation by the UK Commission pursuant to the provisions of the Gambling Act 2005 and its various ordinances and regulations (the “UK Act”) and to certain transitional arrangements following the repeal of previous legislation.

The UK Act provides that the acquisition and control of a company that is a licensed casino operator in the United Kingdom requires that operating company to give formal notification to the UK Commission of that change of control, and to apply for the right to continue its operating license under the new ownership. The notification and continuance application must be made within five weeks following completion of the transaction.

The UK Commission will review and investigate the continuance application and make a determination as to the continuation of the LCI operating license. Under the UK Act, unlike in other jurisdictions, applications are only considered by the UK Commission once the transaction has been completed or, in their discretion, at an earlier date. LCI will continue to operate as normal pending the outcome of the UK Commission’s investigation.

In determining whether to grant its approval, the UK Commission will look at the structure and operation of LCI as if it were granting a new license, and will investigate, in particular:

•

the financial background, suitability and reputation of the companies and/or individuals who will own or control, directly or indirectly, significant shareholdings (defined as 10% or more) in LCI, or who are able to exercise significant influence over the management of LCI; and

•	the impact of the merger on the financial strength of LCI and its ability to discharge its financial obligations.

The UK Commission may require controlling equity holders of Parent, including holding companies, and certain individuals who will be appointed as officers, directors and key employees of Harrah’s or its licensed subsidiaries in connection with the merger, to be investigated and found suitable. The investigators have wide discretion to request information they deem to be pertinent to their investigation. The investigation is expected to be thorough and inclusive, and investigators may seek to conduct individual financial and/or criminal background checks on key individuals. There is no time limit set out for the completion of the UK Commission’s investigation, but they are required to act with reasonable diligence, taking into account the issues which need to be investigated.

Additional Gaming Regulation

Harrah’s is, and upon completion of the merger, will be, subject to a variety of gaming regulations in the other jurisdictions in which Harrah’s operates, including Arizona, California, Egypt, Kansas, North Carolina and Uruguay. Certain of the gaming regulatory authorities in these jurisdictions may require approval of certain aspects of the merger or the other transactions contemplated by the merger agreement, either prior to or after the completion of the merger.

Parent will make all filings with the appropriate regulatory authorities and take all other actions necessary, in each case in a timely manner, to obtain the approvals necessary under all applicable gaming regulations in each of these jurisdictions in order to complete the merger and the other transactions contemplated by the merger agreement. There can be no assurance that the approvals will be granted or will be granted on a timely basis. Any approval, if granted, does not constitute a finding, recommendation or approval by the applicable regulatory authority as to the merits of the merger. Any representation to the contrary is unlawful. For further information regarding the obligations of Harrah’s and Parent with regard to governmental and regulatory matters, see “The Merger Agreement—Agreement to Take Further Action and to Use Reasonable Best Efforts; Consents and Governmental Approvals.”

Harrah’s and Parent have not yet obtained any of the governmental or regulatory approvals required to complete the merger.

Antitrust

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the DOJ, and the applicable waiting period has expired. On March 1, 2007, each of Harrah’s and Parent made the necessary filings under the HSR Act. The waiting period under the HSR Act will expire at 11:59 pm on April 2, 2007, unless extended by a request for additional information and documentary material by the FTC or the Antitrust Division of the DOJ.

The merger is also subject to review by the governmental authorities of the European Commission and South Africa under the antitrust laws of those jurisdictions. Parent made the required notification to the European Commission on February 28, 2007; the applicable waiting period will expire on April 4, 2007. The parties anticipate the competition filing required in South Africa will be made in March 2007; the initial applicable waiting period is 20 business days.

Litigation Related to the Merger

Delaware Lawsuits

On October 5, 2006, Henoch Kaiman and Joseph Weiss filed a purported class action complaint in the Delaware Court of Chancery, Civil Action No. 2453-N, against Harrah’s, our board of directors, Apollo and TPG, challenging the proposed transaction as inadequate and unfair to Harrah’s public stockholders. Two similar putative class actions were subsequently filed in the Delaware Court of Chancery: Phillips v. Loveman, et al., Civil Action No. 2456-N; and Momentum Partners v. Atwood, et al., Civil Action No. 2455-N. On October 19, 2006, the Delaware Court of Chancery consolidated the three Delaware cases under the heading In Re Harrah’s Entertainment, Inc. Shareholder Litigation.

On December 22, 2006, Delaware plaintiffs’ counsel filed an amended and consolidated class action complaint against Harrah’s, our directors, TPG and Apollo, and adding as defendants Apollo Management V, L.P., Parent and Merger Sub. The consolidated complaint alleges that Harrah’s board of directors breached their fiduciary duties and that Apollo and TPG aided and abetted the alleged breaches of fiduciary duty in entering into the merger agreement. The consolidated complaint seeks, among other relief, class certification of the lawsuit, an injunction against the proposed transaction, compensatory and/or rescissory damages to the class, and an award of attorneys’ fees and expenses to plaintiffs. On February 14, 2007, defendants began to produce documents in response to plaintiffs’ initial discovery request.

Initial Nevada Lawsuits

On October 3, 2006, Natalie Gordon filed a putative class action lawsuit in the state district court in Clark County, Nevada, Case No. A529183, against Harrah’s, our board of directors, TPG and Apollo, challenging the proposed transaction as inadequate and unfair to Harrah’s public stockholders. Eight similar putative class actions were subsequently filed in the Clark County district court: Phillips v. Harrah’s Entertainment, Inc., et al., Case No. A529184; Murphy v. Harrah’s Entertainment, Inc., et al., Case No. A529246; Shapiro v. Alexander, et al., Case No. A529247; Barnum v. Alexander, et al., Case No. A529277; Iron Workers Tennessee Valley Pension Fund v. Harrah’s Entertainment, Inc., et al., Case No. A529449; Staehr v. Harrah’s Entertainment, Inc., et al., Case No. A529385; Berliner v. Harrah’s Entertainment, Inc., et al., Case No. A529508; and Frechter v. Harrah’s Entertainment, Inc., et al., Case No. A529680. All of the complaints name Harrah’s and our current directors as defendants. Four of the complaints also name Apollo and TPG as defendants. One complaint further names two former directors of Harrah’s, Joe M. Henson and William Barron Hilton, as defendants. On October 6, 2006, the Clark County district court consolidated these complaints under the heading In Re Harrah’s Shareholder Litigation and appointed liaison counsel for the consolidated action.

On October 17, 2006, a consolidated class action complaint was filed naming Harrah’s, our current board of directors, TPG and Apollo as defendants. The consolidated complaint alleges that Harrah’s board of directors breached their fiduciary duties and Apollo and TPG aided and abetted the alleged breaches of fiduciary duty in connection with the proposed transaction. The consolidated complaint seeks, among other relief, class certification of the lawsuit, an injunction against the proposed transaction, declaratory relief, compensatory and/or rescissory damages to the class, and an award of attorneys’ fees and expenses to plaintiffs.

On October 25, 2006, Harrah’s removed the consolidated action to the United States District Court for the District of Nevada as In Re Harrah’s Shareholder Litigation, Case 2:06-Cv-01356, pursuant to the Securities Litigation Uniform Standards Act (“SLUSA”). On November 27, 2006, plaintiffs Gordon, Phillips, Murphy, Shapiro and Barnum filed a motion for remand. Also on that date, plaintiff Iron Workers Tennessee Valley Pension Fund filed a separate motion for remand. On December 5, 2006, plaintiff Frechter joined Iron Workers’ motion for remand. On January 5, 2007, the plaintiff in Iron Workers filed notice of its intention to voluntarily dismiss its action. On that same date, plaintiffs Gordon, Phillips, Murphy, Shapiro and Barnum filed a notice of withdrawal of their motion for remand. The court approved these notices on January 9, 2007. On January 23, 2007, defendants moved to dismiss the remaining actions pursuant to SLUSA. On February 5, 2007, plaintiffs Gordon, Phillips, Murphy, Shapiro and Barnum filed a First Amended Consolidated Class Action Complaint, adding a claim that the Company’s December 2006 Schedule 14A filings with the SEC in connection with the merger were false and misleading. Accordingly, eight consolidated cases currently remain in the United States District Court for the District of Nevada. On February 12, 2007, the court denied the Frechter motion for remand under SLUSA. On February 23, 2007, the defendants filed a reply brief renewing their request that the court dismiss the actions in their entirety. Defendants believe that the actions are without merit.

Subsequent Nevada Lawsuits

On November 22, 2006, two putative class action lawsuits were filed in the state district court in Clark County, Nevada against Harrah’s and our board of directors: Eisenstein v. Harrah’s Entertainment, Inc., et al., Case No. A531963; and NECA-IBEW Pension Fund v. Harrah’s Entertainment, Inc., et al., Case No. A531965. Both complaints allege that Harrah’s board of directors breached their fiduciary duties in connection with the proposed transaction. The complaints seek, among other things, declaratory and injunctive relief; neither of them seeks damages.

On January 3, 2007, plaintiffs in both actions filed a joint Motion to Designate Litigation as Complex, Consolidate Cases, and for Appointment of Lead Counsel. A hearing on plaintiffs’ motion, which had been scheduled for January 30, 2007, was vacated pursuant to a stipulation between the parties, dated January 25, 2007.

On January 26, 2007, in accordance with the parties’ January 25, 2007 stipulation, the Clark County district court ordered the consolidation of the Eisenstein and NECA-IBEW Pension Fund complaints and appointed lead and liaison counsel.

Settlement in Principle

On March 8, 2007, Harrah’s, our board of directors, and the other named defendants in the Delaware and Nevada Lawsuits described above entered into a memorandum of understanding with plaintiffs’ counsel in those lawsuits. Under the terms of the memorandum, Harrah’s, our board of directors, the other named defendants, and the plaintiffs have agreed in principle that the Initial Nevada Lawsuits and the Delaware Lawsuit will be dismissed without prejudice and, subject to court approval, the Subsequent Nevada Lawsuits would be dismissed with prejudice.

Harrah’s, our board of directors, and the other defendants deny all of the allegations in the lawsuits. Nevertheless, the defendants have agreed in principle to settle the purported class action litigations in order to avoid costly litigation and mitigate the risk of any delay to the closing of the merger. Pursuant to the terms of the memorandum, Harrah’s has agreed to provide certain additional information to stockholders that has been included in this proxy statement. In addition, Harrah’s or its successor has agreed to pay the legal fees and expenses of plaintiffs’ counsel, up to a certain limit and subject to approval by the court. Any payment of legal fees and expenses will not affect the amount of merger consideration to be paid in the merger. The entry of a final judgment and the grant of a release against Harrah’s, our board of directors and the other named defendants will not affect the rights of any stockholders who timely and validly request exclusion from the settlement class pursuant to applicable law or who seek appraisal rights in compliance with all requirements of Delaware law. Additional details of the settlement in principle will be set forth in a separate notice to be sent to stockholders prior to a court hearing to consider the settlement, including any award of attorneys’ fees.

New York Antitrust Action

On November 15, 2006, a purported antitrust class action was filed against 13 private equity funds in the United States District Court for the Southern District of New York on behalf of a group of public stockholders, alleging collusion and price fixing in connection with the purchase of equity securities. Harrah’s is not named as a party. However, the action names Apollo and TPG as defendants, and alleges collusion in connection with the proposed transaction involving Harrah’s, TPG and Apollo. The action seeks declaratory and injunctive relief and damages.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information.”

The Merger

At the effective time of the merger, Merger Sub will merge with and into Harrah’s upon the terms, and subject to the conditions, of the merger agreement. As the surviving corporation, Harrah’s will continue to exist following the merger. Upon consummation of the merger, the Certificate of Incorporation and Bylaws of Merger Sub will become the Certificate of Incorporation and Bylaws of Harrah’s. Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of Harrah’s will be the initial officers of the surviving corporation. All surviving corporation directors and officers will hold their positions in accordance with and subject to the certificate of incorporation and bylaws of the surviving corporation.

We or Parent may terminate the merger agreement prior to the consummation of the merger in some circumstances, whether before or after the adoption by our stockholders of the merger agreement. Additional details on termination of the merger agreement are described in “—Termination of the Merger Agreement.”

Closing; Effective Time; Marketing Period

Unless otherwise agreed by the parties to the merger agreement, the parties are required to close the merger no later than the third business day after the satisfaction or waiver of the conditions described under “—Conditions to the Merger,” except that Parent and Merger Sub will not be obligated to close the merger until the final day of the Marketing Period (as defined below), unless Parent specifies an earlier date that it desires to close the merger during the Marketing Period, and we are given at least three business days’ notice from Parent prior to that earlier date.

The merger will be effective in accordance with applicable law after the time the certificate of merger is filed with the Secretary of State of the State of Delaware (on the closing date of the merger). We expect to complete the merger as promptly as practicable after we obtain the necessary regulatory approvals, our stockholders adopt the merger agreement and, if necessary, the Marketing Period described below expires.

For purposes of the merger agreement, “Marketing Period” means the first period of twenty-five (25) consecutive calendar days throughout and at the end of which:

•

Parent has (and its financing sources have access to), in all material respects, certain financial information required to be provided by us under the merger agreement in connection with Parent’s financing of the merger; and

•

both the mutual closing conditions and the conditions to the obligations of Parent and Merger Sub (other than delivery of an officer’s certificate by us) to complete the merger are satisfied and nothing will have occurred and no condition exists that would cause any of the mutual closing conditions and the conditions to the obligations of Parent and Merger Sub (other than delivery of an officer’s certificate by us) to complete the merger to fail to be satisfied, assuming the closing of the merger was scheduled for any time during such twenty-five (25) consecutive calendar day period.

The Marketing Period must occur either entirely before or entirely after the periods (i) from and including August 17, 2007 through and including September 3, 2007 and (ii) from and including December 21, 2007 through and including January 1, 2008. To the extent practicable and not commercially inadvisable, the parties will, if certain financial information required by Parent is available, begin the Marketing Period on the date that Parent’s Nevada counsel reasonably believes in good faith (and our counsel does not object) is 30 days prior to the date on which all of the gaming approvals that are required to be obtained prior to the effective time of the merger to permit the consummation of the merger and Parent’s ownership of Harrah’s are expected to be obtained (and assuming that such approvals were granted without certain restrictions discussed in the merger agreement) with the view to finishing the Marketing Period and completing Parent’s debt financing contemporaneously with obtaining such gaming approvals.

The purpose of the Marketing Period is to provide the Equity Investors a reasonable and appropriate period of time during which they can market and place the permanent debt financing contemplated by the debt financing commitments for the purposes of financing the merger. If the debt financing transactions (as contemplated by the debt financing commitments) are consummated, then the Marketing Period will end on the date that the permanent debt financing is obtained. To the extent Parent does not need the benefit of the Marketing Period to market and place the debt financing, it may, in its sole discretion, determine to waive the Marketing Period and close the merger prior to the expiration of the Marketing Period on no less than three business days notice to us if all closing conditions are otherwise satisfied or waived.

Merger Consideration

Each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the Merger Consideration (as defined below), other than the following shares:

•	shares held by holders who have properly exercised their statutory appraisal rights; and

•	shares owned by Parent, Merger Sub or any subsidiary of Parent or us or held in treasury by us.

As used herein, “Merger Consideration” means, with respect to each share of our common stock: (A) $90.00 in cash plus (B) if the merger is not consummated by February 29, 2008 (the “Adjustment Date”), for each day after the Adjustment Date, through and including the closing date of the merger, an amount in cash equal to the excess (which will not be less than zero) of $0.01973 per day less any dividends or distributions (valued at the closing date of the merger using 8% simple interest per annum from the applicable date of payment) declared, made or paid (without duplication) on a share of common stock from and after the Adjustment Date through and including the closing date of the merger (rounding to the nearest cent). Payment of the Merger Consideration will be without interest and less any applicable withholding taxes.

After the merger is effective, each holder of shares of our common stock (other than shares for which statutory appraisal rights have been properly exercised) will cease to have any rights with respect to the shares, except for the right to receive the Merger Consideration. See “Dissenters’ Rights of Appraisal.”

Treatment of Options and Other Awards

Stock Options and Stock Appreciation Rights

Immediately prior to the effective time of the merger, all outstanding and unexercised options and stock appreciation rights granted under our employee benefit plans (whether vested or unvested) will be canceled and converted into the right to receive the Derivative Share Consideration (as defined below) at the effective time of the merger. The holders of options and stock appreciation rights will be paid the Derivative Share Consideration by the surviving corporation or the paying agent as soon as practicable after the effective time of the merger, but no later than two business days thereafter. We will take any actions reasonably necessary to effectuate the termination of the options and the stock appreciation rights effective at the effective time of the merger, such that following the effective time of the merger, no holder of options and stock appreciation rights will have any rights to acquire capital stock of Harrah’s, our subsidiaries or the surviving corporation.

As used herein, “Derivative Share Consideration” means an amount in cash equal to the product of (A) the number of shares of common stock previously subject to the options or stock appreciation rights (whether vested or unvested) and (B) the excess, if any, of the Merger Consideration over the exercise price per share of common stock previously subject to such options or stock appreciation rights, less any required withholding taxes.

Restricted Shares

As of the effective time of the merger, all shares of common stock that have been granted subject to vesting or other lapse restrictions will vest and become free of their restrictions. At the effective time of the merger, the holders of these restricted shares will be entitled to receive the Merger Consideration with respect to each of these restricted shares. Following the effective time of the merger, no holder of restricted shares will have any rights to acquire capital stock of Harrah’s, our subsidiaries or the surviving corporation.

TARSAP Deferral Plan

All restricted stock units under our TARSAP Deferral Plan, dated as of July 28, 1999, will accelerate and be converted on a one-for-one basis into shares of common stock immediately prior to the effective time of the merger, and at the effective time of the merger holders of such restricted stock units will be entitled to receive the Merger Consideration with respect to each such share, less any required withholding taxes.

The effect of the merger upon our other employee benefit plans is described under “—Employee Benefits.”

Payment for the Shares of Common Stock

Parent will designate a paying agent who is acceptable to us to make payment of the Merger Consideration as described above. Prior to or simultaneously with the filing of the certificate of merger, Parent will deposit (or cause to be deposited) with the paying agent funds sufficient to pay the Merger Consideration to our stockholders (excluding Harrah’s, Parent, Merger Sub or any subsidiaries of Harrah’s or Parent and stockholders who have properly exercised their statutory appraisal rights) and holders of restricted shares and restricted stock units, and, at our election, the Derivative Share Consideration to holders of options and stock appreciation rights.

At the effective time of the merger, we will close our stock transfer books. After that time, there will be no further transfer of shares of common stock.

As soon as practicable after the effective time of the merger, but in no event later than two business days thereafter, the surviving corporation will cause the paying agent to send you, as a record holder, a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the Merger Consideration. The paying agent will send you your Merger Consideration within five days after you have (A) surrendered your certificates to the paying agent and (B) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the Merger Consideration. The surviving corporation will reduce the amount of any Merger Consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within one year following the effective time of the merger, such cash will be returned to the surviving corporation upon demand. Any former stockholder of Harrah’s or holder of options, stock appreciation rights or restricted stock units of Harrah’s who has not complied with the terms set forth in the merger agreement relating to payment of the Merger Consideration or the Derivative Share Consideration prior to the end of the applicable escheat period shall thereafter look to Parent and the surviving corporation, but only as a general creditor thereof for payment of his claim for the Merger Consideration or the Derivative Share Consideration, without any interest thereon. Any unclaimed amounts remaining immediately prior to when such amounts would escheat to or become the property of any government entity will become the property of the surviving corporation free and clear of any prior claims or interest thereto.

If the paying agent is to pay some or all of your Merger Consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit verifying that fact and, if required by the surviving corporation, post an indemnity agreement or bond in such customary and reasonable amount as the surviving corporation specifies as indemnity against any claim that may be made against the surviving corporation in respect of the lost, stolen or destroyed certificate.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Parent and representations and warranties made by Parent and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or Material Adverse Effect (as defined below) different from that generally applicable to public disclosures to stockholders or are used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. Furthermore, the representations and warranties contained in the merger agreement will not survive the consummation of the merger and cannot be the basis for any claims under the merger agreement by the other parties after termination of the merger agreement. Certain representations and warranties were made only as of the date of the merger agreement or such other date as is specified in the merger agreement. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

In the merger agreement, Harrah’s, Parent and Merger Sub each made representations and warranties relating to, among other things:

•	organization and existence;

•	power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	the absence of conflicts with or defaults under, and consents or approvals required under, organizational documents, applicable laws and contracts;

•	required regulatory filings and consents and approvals of governmental entities;

•	information supplied for inclusion in this proxy statement and other SEC filings; and

•	gaming approvals.

In the merger agreement, Parent and Merger Sub also each made representations and warranties relating to:

•	the availability of the funds necessary to perform its obligations under the merger agreement;

•	the operations of Parent and Merger Sub;

•	the guarantee of a portion of the Equity Investors’ equity commitments;

•	their lack of ownership of our common stock;

•	their lack of ownership of interest(s) in any of our competitors;

•	the solvency of the surviving corporation and each of its subsidiaries following the merger; and

•	the lack of any agreements between Parent or Merger Sub and Harrah’s management as of December 19, 2006 (the date of the merger agreement).

Harrah’s also made representations and warranties relating to:

•	capital structure;

•	subsidiaries;

•	takeover laws;

•	documents filed with the SEC;

•	internal accounting controls;

•	undisclosed liabilities;

•	absence of certain changes or events since December 31, 2005, through and including December 19, 2006;

•	broker’s fees;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	labor and employment matters;

•	litigation;

•	tax matters;

•	compliance with applicable laws, including gaming laws;

•	governmental permits and licenses;

•	environmental matters;

•	intellectual property matters;

•	real property matters;

•	material contracts;

•	insurance;

•	the lack of unlawful contributions, payments or bribes and compliance with the Foreign Corrupt Practices Act of 1977, as amended;

•	related party transactions;

•	the receipt by the special committee of the board of directors of a fairness opinion from UBS and PJSC;

•	the stockholder vote that is required to complete the merger; and

•	gaming licenses and gaming laws.

Many of Harrah’s representations and warranties are qualified by a Material Adverse Effect standard. For purposes of the merger agreement, “Material Adverse Effect” is defined to mean any material adverse event, change, effect, development, condition or occurrence on or with respect to the business, assets, liabilities, results of operations or condition (financial or otherwise) of Harrah’s and our subsidiaries, taken as a whole, other than:

•	changes in general economic conditions, the securities or financial markets, the gaming industry generally or in any specific jurisdiction, or regulatory or political conditions or developments;

•	the public disclosure of the merger agreement or transactions contemplated thereby;

•	the taking of any action specifically required by the merger agreement;

•	changes in law or U.S. generally accepted accounting principles (or the interpretation thereof);

•	any outbreak or escalation of hostilities or war or any act of terrorism;

•	any weather-related or other force majeure events; or

•

changes in Harrah’s stock price or the trading volume of the common stock or the mere fact of a failure to meet projections or forecasts (provided that the facts or occurrences giving rise or contributing to such change or fact may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect, and that any such change or failure may be taken into account in determining whether the facts or occurrences giving rise or contributing to such change or failure are materially adverse to the business, financial condition or results of operations of Harrah’s and our subsidiaries taken as a whole);

except in the case of the second, third and last bullets above, to the extent such changes referred to therein have a disproportionate effect on Harrah’s and our subsidiaries, taken as a whole, relative to other companies operating in the same industries in which we operate.

Conduct of Business Prior to Closing

We have agreed in the merger agreement that, until the consummation of the merger or termination of the merger agreement, except to the extent required by the merger agreement, we will:

•	conduct, and cause our subsidiaries to conduct, our operations in the ordinary course of business consistent, in all material respects, with past practice; and

•

use and cause each of our subsidiaries to use its reasonable best efforts to preserve intact its business organization, keep available the services of its officers and employees and preserve the goodwill of and maintain satisfactory relationships with those persons with which we or our significant subsidiaries have business relationships.

We have also agreed that, until the consummation of the merger or termination of the merger agreement, except as expressly contemplated by the merger agreement or consented to in writing by Parent, we and our subsidiaries will not:

•

issue, sell, grant or pledge, or authorize or propose to issue, sell, grant or pledge, any of our securities or our subsidiaries’ securities (except as permitted by the fourth bullet below), or pay or make any commitment to pay any amounts directly or indirectly based on the price or value of the common stock or certain other securities of Harrah’s, other than for the issuance of common stock upon exercise of the following, pursuant to the existing terms thereof:

•	outstanding options to purchase our common stock;

•	outstanding debt securities that are convertible into our equity securities; or

•	outstanding restricted stock units;

•	acquire, redeem or amend the terms of our or our subsidiaries’ securities (other than as required by our certificate of incorporation or to comply with any applicable gaming laws);

•	split, combine or reclassify any capital stock, or declare, set aside, make or pay any dividend or other distribution in respect of any capital stock, other than:

•	cash dividends paid by our subsidiaries to us or another of our subsidiaries; and

•	regularly quarterly cash dividends declared and paid by us prior to the closing date of the merger, not exceeding $0.40 per share of common stock per dividend;

•	acquire or offer to acquire (by merger or otherwise) any business, assets or securities, other than:

•	in connection with day-to-day operations of our business in the ordinary course;

•	for an amount not in excess of $25,000,000 in any single acquisition, or $100,000,000 in the aggregate for all such acquisitions; or

•	pursuant to an agreement entered into prior to the signing of the merger agreement, which was disclosed to Parent;

•	sell, lease, encumber or otherwise dispose of any of our assets or securities, other than:

•	in connection with day-to-day operations of our business in the ordinary course;

•	for an amount not in excess of $25,000,000 in any single transaction, or $100,000,000 in the aggregate for all such transactions; or

•	pursuant to an agreement entered into prior to the signing of the merger agreement which was disclosed to Parent;

provided that all sales and dispositions covered by this bullet will be for cash or marketable securities except for exchanges of property under Section 1031 of the Code;

•

(A) incur, create, assume or otherwise become liable for any indebtedness for borrowed money, (B) amend or modify any instrument governing indebtedness for borrowed money in a manner that is materially adverse to us or could reasonably be expected to interfere with Parent’s debt financing needed for the merger, or (C) repay or prepay any indebtedness for borrowed money, other than:

•	in the case of clause (B), with the consent of Parent (which may not be unreasonably withheld, conditioned or delayed);

•

in the case of clause (C), at stated maturity and any required amortization payments and mandatory prepayments, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date of the merger agreement or as modified with the consent of Parent in accordance with the preceding bullet and so long as any such repayment or prepayment of indebtedness for borrowed money will be funded with the proceeds of our senior unsecured indebtedness that (x) matures by its terms on, or otherwise is renewable at the option of any obligor thereon to, a date that is more than one year after the date of original issuance or incurrence of such new refinancing indebtedness and (y) ranks at least pari passu with such refinanced indebtedness;

•

incurrences of indebtedness for borrowed money under our existing revolving credit facility (or any newly created credit facility with term or revolving indebtedness on substantially the same terms as our existing revolving credit facility as it may be amended, except that term loans may be prepaid at any time without premium or penalty (other than customary LIBOR breakage costs) and will not require amortization in excess of 1% per year) in the ordinary course of business for working capital purposes and general corporate purposes not exceeding $50,000,000, or repayments of such indebtedness for borrowed money incurred pursuant to this bullet in the ordinary course of business;

•

incurrences of senior unsecured indebtedness for borrowed money in an aggregate principal amount not exceeding $100,000,000 in the ordinary course of business that can be prepaid at any time without premium or penalty (other than customary LIBOR breakage costs);

•

incurrences, repayments, prepayments, amendments, modifications or refinancings of intercompany indebtedness among Harrah’s and its wholly-owned subsidiaries (or, in the case of non-wholly owned subsidiaries, incurrences, repayments, prepayments, amendments, modifications or refinancings of intercompany indebtedness up to $25,000,000 in principal amount); or

•	certain exceptions specified on the disclosure schedules to the merger agreement;

•	assume, guarantee, endorse or otherwise become liable or responsible for the obligations of another person (other than our wholly-owned subsidiaries) exceeding $25,000,000;

•	mortgage, pledge or otherwise encumber any material assets, or create, assume or allow to exist liens, other than:

•	preexisting liens as of the date of the merger agreement;

•	liens on acquired assets securing debt permitted by the merger agreement of up to $25,000,000 in connection with acquisitions made by us; or

•	permitted liens as described in the merger agreement;

•

other than as expressly permitted by the merger agreement, make any loans, advances or capital contributions to, or investments in, any other person in excess of $10,000,000 in the aggregate (other than our wholly owned subsidiaries or up to $25,000,000 to our non-wholly owned subsidiaries);

•	change any of its accounting methods, principles or practices, other than as required by law or generally accepted accounting principles;

•	make or change any material tax election, or settle or compromise any tax liability which has or reasonably could have a Material Adverse Effect;

•	propose or adopt any change in our or our subsidiaries’ organizational or governing documents, other than in the ordinary course of business consistent with past practice;

•	agree to grant or grant any cash-based or similar awards or bonuses;

•

enter into, amend or renew any employment, severance, consulting or salary continuation agreements with or for officers, directors or employees, or increase the compensation, perquisites or benefits of officers, directors, employees or consultants, other than:

•	agreements with new hire officers or employees in the ordinary course of business consistent with past practice;

•	pursuant to collective bargaining agreements with respect to employees who are subject to such agreements; or

•

with respect to non-executive directors or employees who are not members of our senior management in the ordinary course of business consistent with past practice, which actions, in the aggregate, do not result in a material increase to our total benefits or compensation expense;

•

accelerate the vesting or payment of any compensation or benefit (including severance) for our current or former directors, officers, employees or consultants, other than incidental payments in the ordinary course of business consistent with past practice and other than as required by applicable law or existing benefit plans in effect on the date of the merger agreement;

•

terminate the employment of any executive officer without prior notice to Parent (in which event Parent will be permitted to retain the executive officer as a consultant in connection with the merger, unless we had terminated the executive officer as a direct result of such executive officer having engaged in serious misconduct or being convicted of, or entering a plea of guilty to, a crime);

•

make deposits or contributions or take any other action to fund or secure the payment of compensation or benefits under any employee benefit or compensation plan or agreement, except as required by applicable law or pursuant to existing employee benefit or compensation plans or agreements in effect on the date of the merger agreement or in accordance with Harrah’s past practice;

•

make or agree to make any capital expenditures not reflected in the capital budget which we provided to Parent prior to the date of the merger agreement or specified on the disclosure schedules to the merger agreement, other than capital expenditures which collectively do not exceed $100,000,000, or in case of a catastrophic event, with Parent’s consent (which may not be unreasonably withheld or delayed), the amount of the present value of reasonably anticipated insurance proceeds to rebuild or repair the damaged assets, so long as there is no material adverse effect on Parent’s debt financing for the merger;

•

enter into a material new line of business outside of our existing business, or enter into a new line of business as a result of which a gaming approval in a new jurisdiction would reasonably be expected to be required (other than those required for our business as conducted or proposed to be conducted on the date of the merger agreement);

•

other than as required by applicable law, adopt, amend or terminate any employee benefit or compensation plan (including employment, severance, consulting or other individual agreements), other than combining any preexisting benefit or compensation plan with another preexisting plan;

•	adopt or enter into any insurance, pension or other employee benefit or compensation plan;

•	renew or enter into any non-compete, exclusivity or similar agreement that would restrict or limit in any material respect our and our subsidiaries’ operations;

•

except with Parent’s written consent (not to be unreasonably withheld, conditioned or delayed), compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to the merger agreement or the transactions contemplated thereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice, or other than settlements that involve payment not in excess of $10,000,000, in any individual case, and $30,000,000, in the aggregate, in each case without the imposition of equitable relief on or admission of wrongdoing by us, our subsidiaries or our officers or directors;

•

convene any regular or special meeting of Harrah’s stockholders, other than the special meeting to vote on the merger and annual meetings to elect directors and take other actions in the ordinary course or as required by law not otherwise restricted by the merger agreement;

•	enter into any agreement with respect to the voting or registration of our or our subsidiaries’ securities;

•

fail to keep as currently in force insurance policies or replacement or revised provisions providing insurance coverage with respect to casinos, hotels and related assets, or any of our and our subsidiaries’ other material assets, operations and activities, other than immaterial variations in policies in the ordinary course consistent with past practice;

•	merge or consolidate Harrah’s with any person;

•	take any action to render inapplicable or to exempt any third party from any anti-takeover laws or regulations;

•

adopt a plan of complete or partial liquidation or adopt resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of us or our material subsidiaries; or

•	authorize, commit or agree to do any of the foregoing.

Agreement to Take Further Action and to Use Reasonable Best Efforts; Consents and Governmental Approvals

General; HSR Act

Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the merger in the most expeditious manner practicable, including using its reasonable best efforts to:

•	obtain all waivers, consents and approvals required under material contracts to which we, Parent, or Merger Sub are party, as applicable;

•

obtain, and cause Harrah’s, Parent’s and Merger Sub’s respective directors, officers, employees, affiliates or other related persons, as required, to obtain, by December 19, 2007 (subject to extension as discussed under “—Termination of the Merger Agreement” in certain circumstances if necessary), all material consents, approvals and authorizations that are required under laws or regulations;

•

obtain, and cause Harrah’s, Parent’s and Merger Sub’s respective directors, officers, employees, affiliates or other related persons, as required, to use reasonable best efforts to obtain, all gaming approvals that are required to be obtained prior to the effective time of the merger to permit the consummation of the merger and Parent’s ownership of Harrah’s;

•

prevent the entry, enactment or promulgation of any threatened or pending injunction or order that could materially adversely affect the ability of the parties to the merger agreement to consummate the merger;

•	lift or rescind any injunction or order that could materially adversely affect the ability of the parties to the merger agreement to consummate the merger;

•

cooperate to defend vigorously against and respond to any action, suit, proceeding or investigation relating to the merger or the merger agreement, whether commenced before or after the date of the merger agreement; and

•	effect all necessary registrations, filings and submissions of information requested by any governmental authorities.

Each of Harrah’s, Parent and Merger Sub also agreed to:

•

make any required submissions under the HSR Act and foreign antitrust laws which we or Parent determine should be made with respect to the merger and the transactions contemplated thereby as promptly as reasonably practicable (and with regard to the HSR Act, pursuant to a waiver by Harrah’s, Parent and Merger Sub, dated as of January 10, 2007, no later than February 28, 2007), supply the applicable governmental entities as promptly as reasonably practicable with any information and documentary material that may be requested with regard to the HSR Act or foreign antitrust laws, and use reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and foreign antitrust laws as soon as practicable; and

•

cooperate with each other in (A) promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to other contracts or instruments (including loan agreements) material to our business in connection with the consummation of the transactions contemplated by the merger agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain as expeditiously as practicable any such consents, permits, authorizations, approvals or waivers.

In connection with obtaining any approval or consent from any person (other than a governmental entity) with respect to the merger, (A) without the prior written consent of Parent (which will not be unreasonably withheld or delayed), we and our subsidiaries will not pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (B) neither Parent nor Merger Sub will be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

Gaming Approvals

Each of Harrah’s and Parent also agreed to promptly prepare and file all necessary documentation to effect all gaming approvals that are required to be obtained prior to the effective time of the merger to permit the consummation of the merger and Parent’s ownership of Harrah’s and comply with the terms and conditions of all such gaming approvals. Each of Harrah’s, Parent and Merger Sub agreed to use reasonable best efforts to, and to cause its respective officers, directors and affiliates (including the holders of equity in Parent that are required to be licensed under the applicable gaming laws) to file as promptly as practicable (and by no later than February 17, 2007) all required initial applications and documents in connection with obtaining the gaming approvals, and to act reasonably and promptly thereafter in responding to additional requests in connection with such applications. Upon Parent’s request, we and Parent agreed to file, as promptly as practicable (and by no later than January 18, 2007), a petition for declaratory rulings and applications pursuant to New Jersey Statutes Annotated 5:12-95.12 et. seq. Each party will notify the other promptly if it receives material comments or material requests from any gaming authority that relate to gaming approvals, and will supply the other with copies of all correspondence (other than to the extent of privileged or, in the good faith determination of the applicable person, confidential personal information) between the party receiving comments or requests (or any of its representatives) and the gaming authorities with respect to the gaming approvals. We and Parent agreed to promptly advise each other upon receiving any communication from any gaming authority that causes such party to believe that there is a reasonable likelihood that any gaming approval required from such gaming authority will not be obtained or will be materially delayed.

Harrah’s, Parent and Merger Sub will approach the gaming authorities (at an appropriate time in light of the status of pending regulatory processes and, to the extent advisable in order to expedite satisfaction of the closing condition relating to gaming approvals) in all states requiring gaming approval (other than Nevada and New Jersey) regarding the possibility of completing the merger before obtaining full gaming-related regulatory approval (other than in Nevada and New Jersey), and will use reasonable best efforts to agree to an acceptable solution to complete the merger with a trust or another comparable acceptable solution that leaves control with management of the business and permits completion of the merger pending subsequent approvals of persons who are required to be licensed under applicable gaming laws.

Parent and Merger Sub agreed to:

•

following receipt of any communication from any gaming authority involving any (A) material issues or (B) requests that are outside the ordinary course of business in the context of an investigation for a similar transaction, promptly advise our General Counsel and Chief Regulatory Officer thereof and to make available Parent’s Nevada gaming counsel, and any other relevant state regulatory counsel and Ernst & Young LLP (which shall be coordinated by Parent’s Nevada gaming counsel), to discuss any such issues or requests; and

•

make Parent’s Nevada gaming counsel, and other relevant state regulatory counsel and Ernst & Young LLP (which shall be coordinated by Parent’s Nevada gaming counsel), available to our General Counsel and Chief Regulatory Officer for the purpose of discussing the status of the regulatory approval process.

Notwithstanding anything to the contrary described above, Parent and Merger Sub will not be required to furnish to Harrah’s, our General Counsel or our Chief Regulatory Officer any confidential personal information with respect to any individual.

Parent, Merger Sub and each of their affiliates will use reasonable best efforts to obtain all gaming approvals as expeditiously as reasonably possible, and we agreed to contact each of the gaming authorities located in the United States (other than tribal authorities) within two business days after the date of the merger agreement. We agreed to, upon Parent’s request, use our reasonable best efforts to set up meetings with each of the gaming authorities as promptly as practicable after the date of the merger agreement. To the extent practicable without having an adverse impact on Parent’s or its affiliates’ equity commitment, such efforts shall include but not be limited to the following (to the extent requested by a gaming authority as a requirement to obtain a gaming approval):

•

restructuring or committing to restructure the surviving corporation’s capital structure, to the extent practicable without having an adverse impact on the value of and returns on the equity investment or delay to the merger;

•

replacing or issuing non-voting equity to (to the extent such replacement or issuance would cure the problem by preventing the licensed person from having any influence, directly or indirectly, over Harrah’s) one or more licensed persons who are preventing or materially delaying the receipt of gaming approvals;

•	agreeing to divest immaterial assets or operations after the closing of the merger;

•	placing assets or operations in certain gaming jurisdictions in trust upon the closing of the merger, pending obtaining control upon subsequent regulatory approval; and

•	accepting customary ordinary course operating restrictions on the surviving corporation.

In no event, however, will Parent or Merger Sub or any of their respective affiliates be required to take any action or agree to (each a “Burdensome Condition”):

•

limit in any manner or not exercise any rights of ownership of any securities, or divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or the business, assets or properties of the surviving corporation, us or our subsidiaries (other than in connection with certain actions specifically required by the merger agreement in order to obtain gaming approvals, as described above);

•	limit in any respect whatsoever their ability (other than in connection with certain actions specifically required by the merger agreement in order to obtain gaming approvals, as described above) to:

•	conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the surviving corporation, Harrah’s or any of our subsidiaries; or

•	control their respective businesses or operations or those of the surviving corporation, Harrah’s or any of our subsidiaries;

•	take any action that could reasonably be expected to have a material adverse impact on our or the surviving corporation’s business, operations or revenues; or

•

restructure or commit to restructure the surviving corporation’s capital structure in any manner that increases its equity commitment or otherwise adversely affects the value of and return on the equity investment.

In addition, the merger agreement does not require us to agree to any divestiture prior to the closing of the merger.

Financing

Cooperation of Harrah’s

We have agreed to, and have agreed to cause our subsidiaries to (and to use our reasonable best efforts to cause our and their respective representatives to), at Parent’s sole expense for any and all reasonable and documented out-of-pocket costs, provide to Parent and Merger Sub such cooperation as may be reasonably requested by Parent that is necessary, proper or advisable in connection with Parent’s debt financing (so long as such cooperation does not unreasonably interfere with our and our subsidiaries’ operations), including:

•	participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies;

•

assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required for Parent’s debt financing, including execution and delivery of customary representation letters in connection with bank information memoranda (provided that any private placement memoranda or prospectuses in relation to high yield debt securities need not be issued by us or our subsidiaries, and provided further that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to us or the surviving corporation reflecting the surviving corporation and/or its subsidiaries as the obligor);

•

as promptly as reasonably practical, furnishing Parent and its debt financing sources with such financial and other information regarding Harrah’s and our subsidiaries as may be reasonably requested by Parent, including certain information required in connection with Parent’s debt financing and the transactions contemplated by the merger agreement or as otherwise necessary in order to assist in receiving customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the debt commitment letters, and taking reasonable best efforts to periodically update any such information provided to Parent of the foregoing sentence as may be necessary so that such information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading;

•

using reasonable best efforts to obtain customary accountants’ comfort letters, legal opinions, appraisals, surveys, title insurance and other documentation and items relating to Parent’s debt financing as reasonably requested by Parent, and if requested by Parent or Merger Sub, to cooperate with and assist Parent or Merger Sub in obtaining such documentation and items;

•	using its reasonable best efforts to provide monthly financial statements (excluding footnotes) within 25 days of the end of each month prior to the closing date of the merger;

•

executing and delivering, as of the effective time of the merger, any pledge and security documents, other definitive financing documents or other certificates, legal opinions or documents, as may be reasonably requested by Parent (including a certificate of our Chief Financial Officer or any subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to Parent’s debt financing), and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness and the release of related liens);

•

taking commercially reasonable actions necessary to (A) permit the prospective lenders involved in Parent’s debt financing to evaluate our current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the effective time of the merger and (B) establish, effective as of the effective time of the merger, bank and other accounts and blocked account agreements and lock box arrangements in connection with Parent’s debt financing;

•

using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which any of our subsidiaries is a party and to arrange discussions among Parent, Merger Sub and their financing sources with other parties to material leases, encumbrances and contracts as of the effective time of the merger;

•

taking all corporate actions, subject to the effective time of the merger, reasonably requested by Parent that are necessary or customary to permit the consummation of Parent’s debt financing and to permit the proceeds thereof, together with cash at Harrah’s and our subsidiaries’ (not needed for other purposes), to be made available to us on the closing date of the merger to consummate the merger; and

•

take such corporate actions to form subsidiary entities for the facilitation of the real estate financings (provided that neither we nor any of our subsidiaries is subjected to tax or service of process in any jurisdiction where it is not already so subject).

The merger agreement limits our obligation to incur or pay any fees or liabilities with respect to the debt financing prior to the effective time of the merger, and we are indemnified by Parent against certain losses with respect to the debt financing.

Debt and Equity Financing

Parent may engage in customary equity syndication to include other investors as long as:

•

the equity syndication does not cause an investor other than Apollo or TPG to require regulatory approval to permit the consummation of the merger or other transactions contemplated by the merger agreement from any gaming authorities prior to the closing of the merger;

•	no material delay to the closing of the merger is caused by the equity syndication; and

•	until 11:59 p.m., New York time, on January 13, 2007, it does not enter into any agreement for investment on an exclusive basis.

Parent has agreed to use its reasonable best efforts to complete the equity financing as part of the closing of the merger and arrange its debt financing on the terms and conditions described in the debt financing commitments, including using reasonable best efforts to:

•	negotiate and enter into the definitive agreements with respect to the debt financing on the terms and conditions contained therein or on other terms reasonably acceptable to Parent; and

•	satisfy on a timely basis all conditions applicable to the financing set forth in the definitive financing agreements.

Notwithstanding Parent’s agreement to arrange its debt financing on the terms and conditions described in the financing commitments, Parent and Merger Sub may:

•

amend the debt financing commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the debt financing commitments as of the date of the merger agreement each on a non-exclusive basis on or prior to January 13, 2007; or

•

otherwise replace or amend the debt financing commitments so long as such action would not reasonably be expected to delay or prevent the closing of the merger (including with respect to approvals required in connection therewith under any gaming laws) and the terms are not materially less beneficial to Parent or Merger Sub, with respect to conditionality, than those in the debt financing commitments as in effect on the date of the merger agreement.

In the event any portion of Parent’s debt financing becomes unavailable on the terms and conditions set forth in the debt financing commitments, Parent is required to promptly notify us and use its reasonable best efforts to obtain alternative financing from alternative sources on terms that are not materially less beneficial to Parent and Merger Sub than as contemplated by the debt commitment letters, in an amount sufficient to consummate the merger as promptly as possible. In addition, Parent has agreed that, in the event that:

•	all or any portion of Parent’s debt financing (other than any bridge financing) has not been consummated;

•	subject to limited exceptions, all closing conditions contained in the merger agreement have been satisfied or waived; and

•

the bridge facility contemplated by the debt financing commitments or alternative bridge financing are available on terms and conditions described in the debt financing commitments (or replacements thereof contemplated by the merger agreement);

then Parent will cause the proceeds of the bridge financing to replace its contemplated debt financing as promptly as practicable following the last day of the Marketing Period. See “—Closing; Effective Time; Marketing Period” for a discussion of the Marketing Period.

In the event that all conditions to the financing commitments (other than with respect to the debt financing and the availability of equity financings) have been satisfied, Parent has agreed to use its reasonable best efforts to cause the lenders and other persons to fund the debt financing and equity financing required to consummate the merger on the closing date of the merger (including taking enforcement action to cause such lenders and other persons to provide such financing).

Existing Indebtedness

We agreed to take certain actions with regard to our outstanding publicly traded senior or senior subordinated notes, including effecting a tender offer and consent solicitation, or an optional redemption or satisfaction and discharge of the notes at the effective time of the merger, if requested by Parent. Our obligations to consummate the tender offer and consent solicitation is subject to the closing of the merger. We agreed to take certain actions with regard to our outstanding floating rate senior convertible notes due 2024, including to solicit consents to amend the indenture governing the convertible notes to cause the notes that have the right to convert into Merger Consideration to be settled at the closing of the merger. However, Parent may not require us to effect a tender or exchange offer for the convertible notes. The tender offer and consent solicitation and the solicitation of consents to amend the indenture governing the convertible notes, as described in this paragraph, will be at the expense of Parent and will not be a condition to the closing of the merger.

Conditions to the Merger

Conditions to Each Party’s Obligations

Each party’s obligation to complete the merger is subject to the satisfaction of the following conditions at or prior to the effective time of the merger:

•	the merger agreement will be adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•

no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition that prevents the consummation of the merger or Parent’s debt financing will be in effect (a party is not relieved of its obligations to effect the merger if it has not used its reasonable best efforts to contest such order, injunction, decree or other legal restraint or prohibition);

•

no statute, rule or regulation will have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal the consummation of the merger or Parent’s debt financing;

•	any applicable waiting period under the HSR Act will have expired or been terminated; and

•

all gaming approvals of Parent and Merger Sub that are required to be obtained prior to the effective time of the merger to permit the consummation of the merger and Parent’s ownership of Harrah’s will have been granted without the imposition of a Burdensome Condition, as described in further detail in “—Agreement to Take Further Action and to Use Reasonable Best Efforts; Consents and Governmental Approvals—Gaming Approvals.”

Conditions to Parent’s and Merger Sub’s Obligations

The obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction or waiver by Parent of the following additional conditions at or prior to the effective time of the merger:

•

our representations and warranties with respect to the number of our securities authorized, outstanding and reserved for issuance will be true in all but de minimis respects, and our representations and warranties with respect to authority to complete the merger, our board of director’s approval and recommendation of the merger agreement and other representations concerning capitalization not described above must each be true in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger as if made as of such date, provided that any representations made by us as of a specific date need only be true and correct in all material respects as of the date made;

•

our other representations and warranties will be true and correct as of the date of the merger agreement and as of the closing date of the merger as if made as of such date (without giving effect to any qualification as to materiality or “Material Adverse Effect” (as defined in “—Representations and Warranties”) set forth in such representations and warranties), except where the failure of any such representation or warranty to be so true and correct would not have or be reasonably expected to have a Material Adverse Effect, provided that any representations made by us as of a specific date need only be so true and correct as of the date made, except where the failure of any such representation or warranty to be so true and correct would not have or be reasonably expected to have a Material Adverse Effect;

•	we will have performed in all material respects all obligations that we are required to perform under the merger agreement at or prior to the effective time of the merger;

•

since December 19, 2006 (the date of the merger agreement), there will not have been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

•

Parent will have received a certificate signed on behalf of Harrah’s by our chief executive officer or chief financial officer certifying the satisfaction of the foregoing conditions relating to representations, warranties and obligations.

Conditions to Harrah’s Obligations

Our obligation to complete the merger is subject to the satisfaction or waiver of the following further conditions at or prior to the effective time of the merger:

•

the representations and warranties made by Parent and Merger Sub in the merger agreement with respect to solvency of the surviving corporation will be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as if made as of such date;

•

the other representations and warranties made by Parent and Merger Sub will be true and correct as of the date of the merger agreement and as of the closing date of the merger as if made as of such date (without giving effect to any qualification as to materiality set forth in such representations and warranties), except where the failure of any such representation or warranty to be so true and correct would not have a Material Adverse Effect; provided that any representations made by Parent and Merger Sub as of a specific date need only be so true and correct as of the date made;

•

Parent and Merger Sub will have performed in all material respects all obligations that are required to be performed by them under the merger agreement at or prior to the effective time of the merger; and

•

we will have received a certificate signed on behalf of Parent by a duly authorized officer certifying the satisfaction of the foregoing conditions relating to representations, warranties and obligations.

If a failure to satisfy one of these conditions to the merger is not considered by our board of directors (acting through the special committee if it still exists) to be material to our stockholders, the board of directors (acting through the special committee if it still exists) could waive compliance with that condition. Our board of directors is not aware of any condition to the merger that cannot be satisfied. Under Delaware law, after the merger agreement has been adopted by our stockholders, the Merger Consideration cannot be changed and the merger agreement cannot be altered in a manner adverse to our stockholders without re-submitting the revisions to our stockholders for their approval.

Restrictions on Solicitations of Other Offers

The merger agreement provides that, until 11:59 p.m., New York time, on January 13, 2007, we were permitted to:

•

initiate, solicit and encourage any acquisition proposal (including by way of providing non-public information pursuant to an acceptable confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to us than those contained in the confidentiality agreements entered into with each of the Equity Investors), provided that we promptly provided to Parent any non-public information that we provided to any person that was not previously provided to Parent; and

•

enter into and maintain discussions or negotiations with respect to potential acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

From and after 11:59 p.m., New York time, on January 13, 2007 (other than in response to an acquisition proposal which we received prior to 11:59 p.m., New York time, on January 13, 2007 if such acquisition proposal meets the requirements in the first and third bullets of the second paragraph hereafter (and only for so long as such proposal continues to meet those requirements)) until the effective time of the merger (or, if earlier, the termination of the merger agreement), we have agreed not to, and must use our reasonable best efforts to cause our subsidiaries and representatives not to, subject to certain exceptions discussed below:

•

initiate, solicit or knowingly encourage (including by providing non-public information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any acquisition proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate or knowingly encourage any such inquiries, proposals, discussions or negotiations; or

•

approve or recommend, or publicly propose to approve or recommend, any acquisition proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an acquisition proposal or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations thereunder or propose or agree to do any of the foregoing.

In addition, as of 11:59 p.m., New York time, on January 13, 2007 (or, with respect to an acquisition proposal received on January 13, 2007, as of 11:59 p.m., New York time, on January 17, 2007), we have agreed to cease and to cause our subsidiaries and to take reasonable best efforts to cause our representatives to terminate any solicitation, knowing encouragement, discussion or negotiation or knowing cooperation with or knowing assistance or participation in, or knowing facilitation or knowing encouragement of any such inquiries, proposals, discussions or negotiations with any persons previously conducted by us, our subsidiaries or our representatives with respect to an acquisition proposal and to cause to be returned or destroyed all non-public information provided by or on behalf of us to any persons, unless the acquisition proposal offered by any such person meets the requirements in the first and third bullets of the following paragraph (and only for so long as such proposal continues to meet those requirements).

Notwithstanding the aforementioned restrictions, at any time prior to the approval of the merger agreement by our stockholders, we are permitted to provide information (including non-public information) to, and participate in discussions or negotiations with, any person making an acquisition proposal to the extent that:

•	we receive a written acquisition proposal from such party which our board of directors (acting through the special committee if it still exists) believes in good faith to be bona fide;

•	such acquisition proposal did not result from a breach of the provisions described in the merger agreement relating to the solicitation;

•

our board of directors (acting through the special committee if it still exists) determines in good faith, after consultation with its financial advisors and outside counsel, that the acquisition proposal constitutes or may reasonably be expected to result in a superior proposal; and

•

our board of directors determines in good faith, after consultation with its outside counsel, that such action is necessary to comply with the fiduciary duties owed by our board of directors to our stockholders under applicable law.

In such cases, we will not, and will not allow our subsidiaries to and will use reasonable best efforts to cause our representatives not to, disclose any non-public information to such person without first entering into a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to us than those contained in the confidentiality agreements entered into with each of the Equity Investors. Also, we will promptly provide to Parent any material non-public information concerning us or our subsidiaries provided to such other person which was not previously made available to Parent.

Within 48 hours of or by January 16, 2007, whichever is later, we were obligated to notify Parent, in writing, of the identity of any person that submitted prior to 11:59 p.m., New York time, on January 13, 2007 a written acquisition proposal which our board of directors (acting through the special committee if it still exists) believed in good faith to be bona fide and determined in good faith, after consultation with its financial advisors and outside counsel, that the acquisition proposal constitutes or may reasonably be expected to result in a superior proposal, and to provide Parent a copy of each such acquisition proposal so received. In addition, from and after 11:59 p.m., New York time, on January 13, 2007, we will promptly (within 48 hours of or by the next business day, whichever is later) notify Parent in the event we, our subsidiaries or our representatives receive an acquisition proposal, a written indication of intent to make an acquisition proposal, a request for non-public information about us or our subsidiaries that is not in the ordinary course of business and unrelated to an acquisition proposal or an inquiry or request for discussions or negotiations regarding an acquisition proposal. From and after 11:59 p.m., New York time, on January 13, 2007, we will keep Parent reasonably informed on a current basis promptly (within 48 hours of or by the next business day, whichever is later) of the status of any acquisition proposal, indication, inquiry or request, including the material terms and conditions thereof or any material modifications thereto, and any material developments, discussions and negotiations concerning the same. We also will provide copies of any material written inquiries, correspondence and draft documentation received from, and written summaries of material oral inquiries or discussions with, such other person. Without limiting the foregoing, from and after 11:59 p.m., New York time, on January 13, 2007, we will promptly (within 48 hours of or by the next business day, whichever is later) notify Parent orally and in writing if we determine to provide non-public information or to engage in discussions or negotiations concerning an acquisition proposal.

An “acquisition proposal” means any inquiry, offer or proposal, or indication of interest in making an offer or proposal, from any person or group of persons which is structured to permit any acquisition of beneficial ownership of at least 20% of the assets of, equity interests in, or businesses of, us and our subsidiaries, taken as a whole, pursuant to any merger, consolidation or other business combination, sale of shares, sale of assets, tender offer, exchange offer or similar transaction, including any single-step or multi-step transaction or series of transactions, other than the merger.

A “superior proposal” means any written bona fide acquisition proposal that our board of directors (acting through the special committee if it still exists), in its good faith judgment determines (after consultation with its financial advisors and outside counsel and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the transaction) is (A) on terms that are more favorable to our stockholders from a financial point of view than the transaction contemplated by the merger agreement, and (B) is reasonably likely to be consummated (if accepted). For purposes of the definition of “superior proposal” the reference to “20%” in the definition of “acquisition proposal” will be deemed to be a reference to “50%.”

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

The merger agreement requires us to as promptly as practicable call and hold a meeting of our stockholders for the purpose of obtaining the adoption of the merger agreement. In this regard, our board of directors has unanimously resolved to recommend that our stockholders adopt the merger agreement. However, our board of directors (acting through the special committee if it still exists) may, at any time prior to the adoption of the merger agreement by our stockholders, (A) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its recommendation that our stockholders adopt the merger agreement, (B) approve or recommend a superior proposal and/or (C) terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal if we receive an acquisition proposal that our board of directors (acting through the special committee if it still exists):

•

concludes in good faith, after consultation with its financial advisors and outside counsel, constitutes a superior proposal (after giving effect to any adjustments to the terms of the merger agreement offered by Parent); and

•

determines in good faith, after consultation with outside counsel, that such action is necessary to comply with the fiduciary duties owed by our board of directors to our stockholders under applicable law.

To the extent our board of directors proposes to take the foregoing actions with regard to its recommendation and the termination of the merger agreement, it may only do so if:

•

the superior proposal did not result from any breach of the merger agreement’s restrictions related to solicitations, acquisition proposals and board recommendation changes, as described in this section and as described in further detail in “— Restrictions on Solicitation of Other Offers” above;

•

we give written notice to Parent at least five calendar days in advance of taking such actions, which notice will provide Parent with the material terms and conditions of the superior proposal, and contemporaneously provide a copy of the proposed transaction agreement and other material documents with respect to such superior proposal; and

•

we provide Parent with the opportunity to submit an amended written proposal or make a new written proposal to our board of directors (acting through the special committee if it still exists) during the five day notice period (or three calendar days, with respect to subsequent material revisions to the superior proposal) prior to taking such actions.

In addition, we are not entitled to enter into any agreement with respect to a superior proposal unless the merger agreement has been or is concurrently terminated in accordance with its terms and we have in advance or concurrently paid to Parent the $500 million termination fee as described in further detail in “—Termination Fees and Expenses.”

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of us and Parent; or

•	by either us or Parent if:

•

there is a final and nonappealable order, decree or ruling from a court or other governmental entity (other than a gaming authority) or other action that restrains, enjoins or otherwise prohibits consummation of the merger or the transactions contemplated by the merger agreement, or there is a final and nonappealable denial of any of the gaming approvals that are required to be obtained prior to the effective time of the merger to permit the consummation of the merger and Parent’s ownership of Harrah’s, but only to the extent the party seeking to terminate for this reason shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action and shall otherwise be in compliance with its duties under “—Agreement to Take Further Action and to Use Reasonable Best Efforts; Consents and Governmental Approvals;”

•

the merger is not consummated on or before December 19, 2007 (the “Target Regulatory Approval Date”), or on or before May 19, 2008 (the “Extended Date”) in the event that all closing conditions were or were capable of being satisfied by the Target Regulatory Date other than the condition related to gaming approvals required for the closing of the merger (provided, that if the Marketing Period (as defined in “—Closing; Effective Time; Marketing Period”) has begun but is not completed on or before the Extended Date, Parent may extend the Extended Date to June 19, 2008 by written notice to us) (the latest of the above dates, the “Outside Date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to exercise such termination right to perform or comply in all material respects with any of the covenants and agreements of such party set forth in the merger agreement; or

•	our stockholders, at the special meeting or at any adjournment or postponement thereof at which the merger agreement was voted on, fail to adopt the merger agreement; or

•	by us if:

•

Parent or Merger Sub has breached any of its covenants, agreements, representations or warranties in the merger agreement in a manner that would give rise to, if occurring or continuing at the effective time of the merger, the failure of the closing conditions related to our obligations to effect the merger (except for the condition related to receipt of an officer’s certificate) and the breach is not cured by the earlier of (A) the Outside Date or (B) 30 days following written notice to Parent, or which by its nature or timing cannot be cured within such time period; provided that we are not in material breach of our covenants, agreements, representations or warranties in the merger agreement such that the conditions to Parent’s and Merger Sub’s obligations to effect the merger are not capable of being satisfied;

•

the limited guarantees or the equity commitments made by the Equity Investors are not in full force and effect in all material respects, and such condition continues until the earlier of (A) the Outside Date or (B) 30 days following written notice to Parent; provided that we will not have the right to terminate the merger agreement if we are in material breach of our covenants, agreements, representations or warranties in the merger agreement such that the conditions to Parent’s and Merger Sub’s obligations to effect the merger are not capable of being satisfied;

•

all conditions related to each party’s obligations and the obligations of Parent and Merger Sub to effect the merger have been satisfied or are capable of being satisfied and, after the last day of the Marketing Period, Parent fails to provide funds to the payment fund for payment of the Merger Consideration and, at our election, the Derivative Share Consideration; or

•

such termination is effected prior to obtaining stockholder approval in order to enter into an agreement with respect to a superior proposal pursuant to the terms and conditions described in “—Restrictions on Solicitations of Other Offers” (which we enter into substantially concurrent with such termination), but only to the extent we, concurrently with such termination, pay to Parent the termination fee described below; or

•	by Parent if:

•

we have breached any of our covenants, agreements, representations or warranties in the merger agreement in a manner that would give result in, if occurring or continuing at the effective time of the merger, the failure of the closing conditions related to Parent’s and Merger Sub’s obligations to effect the merger (except for the condition related to receipt of an officer’s certificate) and the breach is not cured by the earlier of (A) the Outside Date or (B) 30 days following written notice to us, or which by its nature or timing cannot be cured within such time period; provided that Parent and Merger Sub are not in material breach of their covenants, agreements, representations or warranties in the merger agreement such that the conditions to our obligations to effect the merger are not capable of being satisfied;

•	our board of directors (acting through the special committee if it still exists):

•

withdraws, modifies or qualifies, or publicly proposes to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its recommendation that our stockholders adopt the merger agreement; or

•

approves, adopts or recommends to our stockholders a superior proposal, or enters into a letter of intent or agreement in principle or definitive agreement for an acquisition proposal, or publicly proposes to do so; or

•	we:

•

from and after 11:59 p.m., New York time, on January 13, 2007, fail to issue a press release reaffirming our board’s recommendation of the merger agreement within five business days after an acquisition proposal (or a material modification to a prior acquisition proposal) is first publicly disclosed;

•	fail to include in this proxy statement a recommendation that our stockholders adopt the merger agreement;

•

willfully and materially breach our covenants and agreements under the merger agreement relating to solicitations, acquisition proposals and board recommendation changes, as described in further detail in “—Restrictions on Solicitations of Other Offers” and “—Recommendation Withdrawal/Termination in Connection with a Superior Proposal;” or

•

willfully and materially breach our covenants and agreements under the merger agreement relating to calling a special meeting and using reasonable best efforts to obtain the stockholder vote necessary to adopt the merger agreement.

Termination Fees and Expenses

Payable by Harrah’s

We have agreed to reimburse Parent’s out-of-pocket fees and expenses incurred in connection with the merger agreement, up to $60 million, if either we or Parent terminate the merger agreement because of the failure to receive our stockholder approval at the special meeting or any adjournment or postponement thereof at which the merger agreement was voted on and a termination fee is not otherwise payable under the merger agreement. If we become obligated to pay a termination fee under the merger agreement after payment of such expenses, the amount previously paid to Parent as expense reimbursement will be credited toward the termination fee amount payable by us.

We must pay a termination fee of $500 million to Parent under the following conditions:

•

we or Parent terminate the merger agreement because our stockholders, at the special meeting or any adjournment or postponement thereof at which the merger agreement was voted on, fail to adopt the merger agreement; and

•

after December 19, 2006 and prior to the special meeting or any adjournment or postponement thereof at which the merger agreement is voted on, an acquisition proposal had been publicly disclosed or otherwise communicated to us and not withdrawn or terminated; and

•	within nine months after such termination, we enter into an agreement with respect to, or consummate, any acquisition proposal; or

•	Parent terminates the merger agreement due to a breach of our representations, warranties, covenants or agreements as described in further detail in “—Termination of the Merger Agreement;” and

•

after December 19, 2006 and prior to the breach giving rise to Parent’s termination right, an acquisition proposal had been publicly disclosed or otherwise communicated to us and not withdrawn or terminated; and

•	within nine months after such termination, we enter into an agreement with respect to, or consummate, any acquisition proposal; or

•	we or Parent terminate the merger agreement because the merger is not consummated by the Outside Date as described in further detail in “—Termination of the Merger Agreement;” and

•	after December 19, 2006 and prior to the termination an acquisition proposal had been publicly disclosed or otherwise communicated to us and not withdrawn or terminated; and

•	within nine months after such termination, we enter into an agreement with respect to, or consummate, any acquisition proposal; or

•	Parent terminates the merger agreement because our board of directors (acting through the special committee if it still exists):

•

withdraws, modifies or qualifies, or publicly proposes to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its recommendation that our stockholders adopt the merger agreement; or

•

approves, adopts or recommends to our stockholders a superior proposal, or enters into a letter of intent or agreement in principle or definitive agreement for an acquisition proposal, or publicly proposes to do so; or

•	Parent terminates the merger agreement because we:

•

from and after 11:59 p.m., New York time, on January 13, 2007, fail to issue a press release reaffirming our board’s recommendation of the merger agreement within five business days after an acquisition proposal (or a material modification to a prior acquisition proposal) is first publicly disclosed;

•	fail to include in this proxy statement a recommendation that our stockholders adopt the merger agreement;

•

willfully and materially breach our covenants and agreements under the merger agreement relating to solicitations, acquisition proposals and board recommendation changes, as described in further detail in “—Restrictions on Solicitations of Other Offers” and “—Recommendation Withdrawal/Termination in Connection with a Superior Proposal;” or

•

willfully and materially breach our covenants and agreements under the merger agreement relating to calling a special meeting and using reasonable best efforts to obtain the stockholder vote necessary to adopt the merger agreement; or

•	we terminate the merger agreement prior to the adoption of the merger agreement by our stockholders at the special meeting in order to enter into a definitive agreement for a superior proposal.

As used above, “acquisition proposal” will have the same meaning set forth in “—Restrictions on Solicitation and Other Offers,” except that references to “at least 20%” will be deemed references to “more than 50%.”

Payable by Parent

Parent must pay us a breakup fee of $500 million if we terminate the merger agreement due to a breach of Parent’s or Merger Sub’s representations, warranties, covenants or agreements, including failure to deposit with the paying agent sufficient funds to make all payments pursuant to the merger agreement, and Parent and Merger Sub’s failure to fulfill their obligations to consummate the merger is due to:

•	their failure to receive the proceeds of all or some of the debt financing as described in “The Merger—Financing of the Merger—Debt Financing;” or

•	their refusal to accept debt financing on terms materially less favorable to Merger Sub than the terms of the debt financing described in “The Merger—Financing of the Merger—Debt Financing.”

In the alternative, Parent must pay us a regulatory breakup fee of $250 million if we or Parent terminate the merger agreement because the merger is not consummated by the Outside Date, and

•	Parent and Merger Sub have not obtained all of the gaming approvals required under the merger agreement (which failure was not meaningfully contributed to by us);

•	all other conditions to closing pursuant to the merger agreement have been satisfied (or are capable of being satisfied at the closing of the merger); and

•	we are not in breach of certain representations and warranties concerning consents and approvals, or otherwise in material breach of the merger agreement.

With respect to the regulatory breakup fee, the disclosure of objective facts (and not opinions or any other subjective statements) by us as required by applicable law or the rules or regulations of any applicable United

States securities exchange or governmental entity to which we are subject that is not made for the purposes of triggering the regulatory breakup fee will not, in and of themselves, constitute a meaningful contribution by us as referenced above.

Liability Cap

In no event will we be entitled to aggregate monetary damages from Parent and Merger Sub in excess of $500 million for all losses and damages arising from or in connection with breaches by Parent and Merger Sub of their obligations under the merger agreement or arising from any other claim or cause of action under the merger agreement (or $250 million, in circumstances giving rise to the regulatory breakup fee described above (other than willful and material breaches of the merger agreement by Parent or Merger Sub that lead to the regulatory breakup fee, in which case we will be entitled to $500 million of aggregate monetary damages)).

Indemnification and Insurance

The merger agreement provides that all rights to indemnification, exculpation and advancement existing in favor of our current or former directors, officers, employees and agents as provided in our and our subsidiaries’ organizational documents, or in any indemnification agreement or arrangement as in effect as of the date of the merger agreement, with respect to matters occurring prior to or at the effective time of the merger will survive the consummation of the merger and will continue in full force and effect from and after the closing of the merger.

On or prior to the effective time of the merger, we will purchase, and, following such time, the surviving corporation will maintain with reputable and financially sound carriers, tail policies to our policies of directors’ and officers’ liability insurance and fiduciaries liability insurance as maintained on the date of the merger agreement. The tail policies are required to remain effective for six years after the closing date of the merger with respect to claims arising from facts or events that existed or occurred prior to or at the effective time of the merger, will contain coverage that is at least as protective of the persons covered as the coverage provided by the policy in place on the date of the merger agreement, and will include nonmanagement directors Side A (DIC) coverage. Notwithstanding the foregoing, the surviving corporation will not be required to provide any more coverage than can be obtained by paying aggregate premiums equal to 300% of the aggregate amount that Harrah’s is currently paying for such directors’ and officers’ liability and fiduciaries liability coverage.

Employee Benefits

Parent has agreed to cause the surviving corporation to honor all existing employment and severance agreements between us or our subsidiaries and any of our officers, directors or employees, and we have agreed to do the same for the period prior to the closing of the merger.

For a period of one year following the effective time of the merger, Parent has agreed to cause the surviving corporation to maintain for the benefit of each employee of Harrah’s and its subsidiaries employed immediately prior to the effective time (other than those individuals covered by collective bargaining agreements or individual employment agreements, who will be covered by the terms of their respective agreements), compensation, severance and benefits that are substantially comparable in the aggregate to the benefits provided under our benefit plans prior to the closing of the merger (other than equity based benefits).

Parent has agreed to cause the surviving corporation to recognize the service of such employees with us prior to the consummation of the merger for purposes of eligibility, vesting and benefits accrual with respect to any benefit plan, to the same extent as was taken into account under our benefit plans prior to the closing of the merger. For each health benefit plan of Parent, such employees will not be subject to pre-existing condition limitations for any condition for which they would have been entitled to coverage under any Harrah’s corresponding plan which such employees participated in prior to the effective time of the merger. Additionally, the surviving corporation will give such employees credit for any co-payments made or deductibles satisfied prior to the closing of the merger.

Amendment, Extension and Waiver

The parties may amend the merger agreement at any time, except that after our stockholders have adopted the merger agreement, there shall be no amendment that decreases the Merger Consideration to be received by our stockholders or that otherwise adversely affects our stockholders’ rights without our stockholders’ approval. All amendments to the merger agreement shall be in writing signed by us, Parent and Merger Sub.

At any time before the consummation of the merger, each of the parties to the merger agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

Specific Performance

Parent and Merger Sub are entitled to seek specific performance of the terms of the merger agreement, but we are only entitled to seek specific performance to require Parent and Merger Sub to cause the equity financing to be funded and to draw upon the debt financing if:

•	such debt financing is available;

•	the conditions to Parent’s and Merger Sub’s obligations to effect the merger are satisfied (or are capable of being satisfied at the closing of the merger); and

•	we are not in material breach of the merger agreement.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the NYSE under the symbol “HET.” Our common stock is also listed on the Chicago Stock Exchange and the Philadelphia Stock Exchange. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the NYSE composite tape and dividends declared for our common stock.

	Common Stock		Dividends Declared
	High	Low
FISCAL YEAR ENDED DECEMBER 31, 2004
First Quarter	$56.40	$48.90	$0.30
Second Quarter	$57.50	$50.86	$0.30
Third Quarter	$55.21	$43.94	$0.33
Fourth Quarter	$67.25	$52.78	$0.33

FISCAL YEAR ENDED DECEMBER 31, 2005
First Quarter	$70.20	$61.72	$0.33
Second Quarter	$75.05	$63.36	$0.33
Third Quarter	$79.69	$62.90	$0.363
Fourth Quarter	$72.32	$57.29	$0.363

FISCAL YEAR ENDED DECEMBER 31, 2006
First Quarter	$79.80	$70.50	$0.363
Second Quarter	$83.33	$68.46	$0.363
Third Quarter	$70.59	$58.22	$0.40
Fourth Quarter	$84.25	$73.50	$0.40

FISCAL YEAR ENDED DECEMBER 31, 2007
First Quarter (through March 7, 2007)	$85.58	$82.31	$0.40

The closing sale price of common stock on the NYSE on September 29, 2006, the last trading day prior to disclosure of the initial offer by the Equity Investors to acquire Harrah’s for $81.00 per share, was $66.43 per share. The $90.00 per share to be paid for each share of common stock in the merger represents a premium of approximately 35.5% to the closing sale price on September 29, 2006. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning beneficial ownership of our common stock as of February 15, 2007 for: (a) each director; (b) the chief executive officer and our other executive officers; and (c) the directors and executive officers as a group. The table also provides information for each beneficial holder of more than five percent of our voting securities as of December 31, 2006, the effective date of the most recent Schedule 13G filings.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In the table below, restricted stock units that will vest and options that are exercisable or will become exercisable into shares of common stock within 60 days of February 15, 2007, if any, are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Ownership Table

Name of Beneficial Owner	Total Shares Beneficially Owned on February 15, 2007 (1)(2)(3)	% of Common Stock Outstanding
Barbara T. Alexander	13,625	*
Charles L. Atwood	311,472	*
Frank J. Biondi, Jr.	14,543	*
Stephen F. Bollenbach	66,112	*
John M. Boushy (4)	54,479	*
Stephen H. Brammell	243,368	*
Jonathan S. Halkyard	119,301	*
Ralph Horn	39,521	*
Thomas M. Jenkin	168,473	*
Janis L. Jones	198,604	*
Gary W. Loveman	1,692,632	*
R. Brad Martin	30,876	*
Gary G. Michael	14,605	*
Robert G. Miller	17,480	*
David W. Norton	103,265	*
John Payne	73,296	*
Boake A. Sells	46,911	*
Virginia E. Shanks	51,415	*
Timothy S. Stanley	70,082	*
Mary H. Thomas	8,334	*
J. Carlos Tolosa	341,783	*
Christopher J. Williams	9,855	*
Timothy J. Wilmott (5)	686,448	*
All directors and executive officers as a group	4,376,480	2.3%
Private Capital Management, L.P.	10,861,486	5.8%
Janus Capital Management, LLC	14,118,583	7.6%
Capital Research and Management Company	9,358,440	5.0%

*	Less than one percent
(1)	Shares listed in the table include shares allocated to accounts under the Harrah’s Entertainment, Inc. Savings and Retirement Plan as of February 6, 2007. The amounts shown also include the following shares that may be acquired within 60 days pursuant to outstanding stock options or stock appreciation rights: Ms. Alexander, 5,000 shares; Mr. Atwood, 240,333 shares; Mr. Biondi, 6,500 shares; Mr. Bollenbach, 0 shares; Mr. Boushy, 0 shares; Mr. Brammell, 178,798 shares; Mr. Halkyard, 116,512 shares; Mr. Horn, 4,000 shares; Mr. Jenkin, 141,711 shares; Ms. Jones, 157,799 shares; Mr. Loveman, 1,522,294 shares; Mr. Martin, 4,000 shares; Mr. Michael, 4,500 shares; Mr. Miller, 4,000 shares; Mr. Norton, 60,667 shares; Mr. Payne, 53,637 shares; Mr. Sells, 4,000 shares; Ms. Shanks, 33,000 shares; Mr. Stanley, 47,573 shares; Ms. Thomas, 8,334 shares; Mr. Tolosa, 257,875 shares; Mr. Williams, 2,000 shares; Mr. Wilmott, 573,219 shares; and all directors and executive officers as a group, 3,425,752 shares.

(2)	The amounts shown include the following rights to shares pursuant to our 1996 Non-Management Directors Stock Incentive Plan or our 2004 Equity Incentive Award Plan and deferred at the election of the directors: Mr. Biondi, 5,043 shares; Mr. Bollenbach, 1,892 shares; Mr. Horn, 25,421 shares; Mr. Martin, 18,176 shares; Mr. Michael, 5,605 shares; Mr. Miller, 0 shares; Mr. Sells, 23,731 shares; and Mr. Williams, 7,855 shares.
(3)	The source of the information for each beneficial holder of more than five percent of our voting securities is Schedule 13G/A filings filed by the beneficial holders reporting ownership of more than five percent of our voting securities as of December 31, 2006.
(4)	Resigned effective August 28, 2006.
(5)	Resigned effective January 5, 2007.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the General Corporation Law of the State of Delaware (the “DGCL”), you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•

You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement. If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal should be addressed to Harrah’s Entertainment, Inc., One Harrah’s Court, Las Vegas, Nevada 89119, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

In addition to the special meeting, we anticipate holding an annual meeting of our stockholders in 2007 and in 2008, depending upon when the merger is consummated. If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders thereafter.

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2007 Annual Meeting, it must comply with the requirements of Rule 14a-8 under the Exchange Act, must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Harrah’s Entertainment, Inc., One Harrah’s Court, Las Vegas, Nevada 89119, and must have been received no later than November 20, 2006. In addition, our bylaws provide for notice procedures to recommend a person for nomination as a director and to propose business to be considered by stockholders at a meeting. Pursuant to our bylaws (but not as required by Rule 14a-8 for inclusion in our proxy materials), in order for business to be properly brought before an annual meeting by a stockholder, including the nomination of a director, the stockholder’s written notice of the matter must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the 2006 Annual Meeting. If the date of the 2007 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2006 Annual Meeting, notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which we first make public announcement of the date of such meeting. For our 2007 Annual Meeting, which has been scheduled for April 26, 2007, such notice must have been received not earlier than December 26, 2006 and not later than January 25, 2007. To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as required by our bylaws and must otherwise comply with all applicable law. A copy of our bylaws is available to a stockholder by sending a written request to our Corporate Secretary. A proposal that meets all the requirements of our bylaws and applicable law but not the requirements of Rule 14a-8 may be presented at the meeting but will not be included in the proxy statement for the 2007 Annual Meeting. Any matter that does not meet the requirements for submitting a proposal or nominee will not be eligible for presentation at the meeting and the chairman may refuse to acknowledge the introduction of any such proposal or nominee. We will have discretionary authority to vote shares under proxies we solicit concerning matters which we did not have notice by a certain date, and, to the extent permitted by law, on any other business that may properly come before the 2007 Annual Meeting and any adjournments.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your broker, bank or other nominee. Upon written or oral request to Harrah’s Entertainment, Inc., Attn: Investor Relations, One Caesars Palace Drive, Las Vegas, Nevada 89109, telephone: (702) 407-6000, we will provide a separate copy of the annual reports and proxy statements. In addition, security holders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request to us at the address and telephone number stated above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents Harrah’s files with the SEC by going to the “Investors Relations” section of our website at http://investor.harrahs.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Harrah’s Entertainment, Inc., Attn: Investor Relations, One Caesars Palace Drive, Las Vegas, Nevada 89109, telephone: (702) 407-6000, on our website at http://investor.harrahs.com or from the SEC through the SEC’s website at http://www.sec.gov. In addition, you may obtain copies of the information relating to Harrah’s, without charge, by sending an e-mail to investors@harrahs.com. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MARCH 8, 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AMONG

HAMLET HOLDINGS LLC,

HAMLET MERGER INC.

AND

HARRAH’S ENTERTAINMENT, INC.

Dated as of December 19, 2006

as modified by a Waiver dated as of January 10, 2007

A-i

A-ii

Glossary of Defined Terms

Defined Terms	Defined in Section
Acceptable Confidentiality Agreement	Section 8.11(a)
Acquisition Proposal	Section 5.02(g)(i)
Adjustment Date	Section 1.06
Affiliate	Section 8.11(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.02(e)(B)(i)
Apollo	Section 4.05(b)
Article Nine	Section 3.03(b)(iv)(B)
Associate	Section 8.11(b)
beneficial ownership	Section 8.11(c)
Breakup Fee	Section 7.03(c)
Burdensome Condition	Section 5.05(f)(iv)
Business Day	Section 8.11(d)
Bylaws	Section 8.11(e)
Certificate of Incorporation	Section 8.11(f)
Certificate of Merger	Section 1.02
Certificates	Section 2.02(b)
Change of Board Recommendation	Section 5.02(e)(x)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 1.08
Company	Preamble
Company Board Recommendation	Section 3.03(b)(iii)
Company Financial Advisors	Section 3.08
Company Intellectual Property	Section 3.15
Company SEC Reports	Section 8.11(g)
Company Securities	Section 3.02(a)
Confidentiality Agreements	Section 8.02
Consent Solicitation	Section 5.14(a)
Controlled Group Liability	Section 8.11(h)
Convertible Indebtedness	Section 3.02(a)
Convertible Indenture	Section 5.14(c)
Convertible Notes	Section 5.14(c)
Corporation Law	Recitals
Current Employees	Section 5.07(b)
Debt Financing	Section 4.05(a)
Debt Financing Commitments	Section 4.05(a)
Debt Tender Offer	Section 5.14(a)
Delaware Secretary	Section 1.02
Derivative Share Consideration	Section 2.04(a)
Discharge	Section 5.14(b)
Disclosure Letter	Article III
Dissenting Shares	Section 2.01
Dual Voting Structure	Section 4.07
Effective Time	Section 1.02
Environment	Section 3.14(b)(i)
Environmental Claim	Section 3.14(b)(ii)
Environmental Law	Section 3.14(b)(iii)
Environmental Permits	Section 3.14(a)

A-iii

Defined Terms	Defined in Section
Equity Financing	Section 4.05(b)
Equity Financing Commitments	Section 4.05(b)
ERISA	Section 8.11(t)
ERISA Affiliate	Section 3.09(c)
Exchange Act	Section 3.04(b)(ii)
Excluded Party	Section 5.02(b)
Expected Date	Section 5.11(b)
Expenses	Section 7.03(f)
Extended Date	Section 7.01(c)
Financing	Section 4.05(b)
Financing Commitments	Section 4.05(b)
Foreign Antitrust Laws	Section 3.04(b)(i)
GAAP	Section 8.11(i)
Gaming Approvals	Section 8.11(j)
Gaming Authorities	Section 8.11(k)
Gaming Laws	Section 8.11(l)
Governmental Entity	Section 3.04(b)
Hazardous Materials	Section 3.14(b)(iv)
hereby	Section 8.11(m)
herein	Section 8.11(m)
hereinafter	Section 8.11(m)
HSR Act	Section 3.04(b)(i)
including	Section 8.11(n)
Indemnified Persons	Section 5.06(a)
Indenture	Section 5.14(a)
Intellectual Property Rights	Section 3.15
Investment Canada Act	Section 3.04(b)(vi)
knowledge	Section 8.11(o)
Laws	Section 3.13
Licensed Persons	Section 4.07
Liens	Section 8.11(p)
Limited Guarantees	Section 7.04
Marketing Period	Section 5.11(b)
Material Adverse Effect	Section 8.11(q)
Material Contract	Section 3.17(a)
Material Subsidiaries	Section 5.01
Merger	Section 1.01
Merger Consideration	Section 1.06
Merger Shares	Section 1.06
Merger Sub	Preamble
New Unsecured Credit Facility	Section 5.01(e)
Notes	Section 5.14(a)
Notice Period	Section 5.02(e)(B)(i)
Notifying Party	Section 5.05(c)
Option	Section 2.04(a)
Other Filings	Section 3.07
Outside Date	Section 7.01(c)
Owned Real Property	Section 3.16(a)
Parent	Preamble
Parent Disclosure Letter	Article IV
Paying Agent	Section 2.02(a)

A-iv

Defined Terms	Defined in Section
Payment Fund	Section 2.02(a)
Permits	Section 3.13
Permitted Liens	Section 8.11(r)
Person	Section 8.11(s)
Plan	Section 8.11(t)
Preferred Shares	Section 3.02(a)(i)
Proxy Statement	Section 3.07
Real Property Leases	Section 3.16(b)
Regular Dividend Rate	Section 5.01(c)
Release	Section 3.14(b)(v)
Representatives	Section 8.11(u)
Required Information	Section 5.11(a)(iii)
Requisite Stockholder Vote	Section 3.22
Restricted Shares	Section 2.04(c)
Reverse Breakup Fee	Section 7.03(e)
SAR	Section 2.04(a)
Sarbanes-Oxley Act	Section 3.05(a)
SEC	Section 3.05(a)
Securities Act	Section 3.05(a)
Share	Section 1.06
Shares	Section 1.06
Solicitation Period End-Date	Section 5.02(a)
Special Committee	Recitals
Special Meeting	Section 5.04
Special Shares	Section 3.02(a)(iii)
Subsidiary	Section 8.11(v)
Subsidiary Securities	Section 3.02(b)(iii)
Superior Proposal	Section 5.02(g)(ii)
Surviving Corporation	Section 1.01
Takeover Laws	Section 3.03(b)(v)
Target Regulatory Approval Date	Section 5.05(a)(ii)
Tax	Section 3.12(h)
TPG	Section 4.05(b)
WARN	Section 3.10(d)

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 19, 2006, by and among Hamlet Holdings LLC, a Delaware limited liability company (“Parent”), Hamlet Merger Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Harrah’s Entertainment, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company, acting upon the recommendation of a special committee of nonmanagement directors (the “Special Committee”) thereof, has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to, and in the best interests of, the stockholders of the Company (other than Parent or Merger Sub);

WHEREAS, the Board of Directors of the Company, acting upon the recommendation of the Special Committee, has (by a unanimous vote of all directors) adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s stockholders adopt this Agreement in accordance with Section 251 of the Delaware General Corporation Law (the “Corporation Law”);

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the Corporation Law, upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS, certain terms are used in this Agreement as defined subsequently in this Agreement (including Section 8.11);

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01    The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Corporation Law, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) under the name “Harrah’s Entertainment, Inc.” and shall continue its existence under the Laws of the State of Delaware. In connection with the Merger, the separate corporate existence of Merger Sub shall cease.

Section 1.02    Consummation of the Merger. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the third Business Day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI, at a location to be agreed by the parties; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (excluding conditions that cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Parent on no less than three (3) Business Days’ notice to the Company and (b) the final day of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions set forth in Article VI for the Closing as of the date determined pursuant to this proviso). The date of the Closing is referred to as the “Closing Date.” On the Closing Date and subject to the terms and conditions hereof, Merger Sub and the Company shall cause the Merger to be consummated by duly filing with the Secretary of State of the State of Delaware (the “Delaware Secretary”) an executed certificate of merger (the “Certificate of Merger”), as required by the Corporation Law, and shall take all such reasonable further actions as may be required by Law to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time.”

Section 1.03    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Corporation Law.

Section 1.04    Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub in effect prior to the date of mailing of the Proxy Statement, except as thereafter amended, except that Article I thereof shall read as follows: “The name of the Corporation is Harrah’s Entertainment, Inc.” and except for any references to the incorporator or original directors of Merger Sub and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as permitted by Law. The Bylaws of the Company shall be amended in the Merger to be the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except as thereafter amended, and as so amended shall be the Bylaws of the Surviving Corporation.

Section 1.05    Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Section 1.06    Conversion of Shares. Each share of common stock of the Company, par value $0.10 per share (each, a “Share” and collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time, including all vested and unvested Restricted Shares (other than Shares owned by Parent, Merger Sub or any Subsidiary of Parent or the Company or held in the treasury of the Company, all of which shall be canceled without any consideration being exchanged therefor, and other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share equal to $90.00, without interest, upon the surrender of the certificate representing such Shares as provided in Section 2.02 (the Shares so converted and the Dissenting Shares are hereinafter referred to as the “Merger Shares”). In the event that the Effective Time shall not have occurred by February 29, 2008 (the “Adjustment Date”) the $90.00 cash amount per Share to be paid pursuant to the preceding sentence shall be increased for each day after the Adjustment Date, through and including the Closing Date, by adding thereto the excess (which shall not be less than zero) of (i) an amount equal to $0.01973 per day over (ii) any dividends or distributions (valued at the Closing Date using 8% simple interest per annum from the applicable date of payment) declared, made or paid (without duplication) on a Share from and after the Adjustment Date through and including the Closing Date (the per Share amount to be paid pursuant to this Section 1.06 (rounding to the nearest cent) is referred to herein as the “Merger Consideration”). At the Effective Time all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

Section 1.07    Conversion of Common Stock of Merger Sub. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation. The Surviving Corporation shall be recapitalized effective as of the Effective Time to implement the Dual Voting Structure. The voting shares issuable by the Surviving Corporation shall be held by Parent, and the non-voting shares issuable by the Surviving Corporation shall be held by equity providers.

Section 1.08    Withholding Taxes. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Options, SARs or restricted stock units pursuant to the Merger or this Agreement any amounts as are required to be withheld as to any holder subject to withholding under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law with respect to the making of such payment. Parent and the Surviving Corporation shall also be entitled to deduct and withhold from the Merger Consideration payable to a holder of Shares in those circumstances where such withholding is required under the Internal Revenue Code or any applicable provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Options, SARs or restricted stock units in respect of which such deduction and withholding was made.

Section 1.09    Subsequent Actions. If at any time after the Effective Time any deeds, bills of sale, assignments, assurances or any other actions or things are necessary to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE II

DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

Section 2.01    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders properly exercising appraisal rights available under Section 262 of the Corporation Law (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Corporation Law. Holders of Dissenting Shares shall be entitled to payment of the appraised value of the Dissenting Shares held by them to the extent permitted by and in accordance with Section 262 of the Corporation Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration without any interest thereon. The Company shall give Parent and Merger Sub (a) prompt written notice of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the Corporation Law and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the Corporation Law, and (b) the opportunity to participate in negotiations and proceedings with respect to demands for appraisal under the Corporation Law. The Company shall not, except with the prior written consent of Parent which will not be unreasonably withheld or delayed, voluntarily make or agree to make any material payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands.

Section 2.02    Payment for Shares; Options; SARs; Restricted Stock Units.

(a)    Prior to or simultaneously with the filing of the Certificate of Merger with the Delaware Secretary, Parent will deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and acceptable to the Company (the “Paying Agent”) for the benefit of the holders of the Shares and holders of Options, SARs and restricted stock units, as applicable, cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all Merger Shares (excluding Dissenting Shares) outstanding immediately prior to the Effective Time (including all vested and unvested Restricted Shares and restricted stock units) and (ii) at the Company’s election made at least two Business Days prior to the Effective Time, the aggregate Derivative Share Consideration (as hereinafter defined) in exchange for all Options and SARs outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Sections 1.06, 1.08 and 2.04, except to the extent expressly provided in this Agreement.

(b)    As soon as practicable after the Effective Time but in any event no later than two Business Days thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each record holder of an outstanding certificate or certificates (the “Certificates”) as of the Effective Time which immediately prior to the Effective Time represented Shares (other than Shares owned by Parent, Merger Sub or any Subsidiary of Parent or the Company, Shares held in the treasury of the Company and Dissenting Shares), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or affidavits of loss in lieu thereof) and instructions for use in effecting the surrender of the Certificates and receiving payment therefor. Following surrender to the Paying Agent of a Certificate or affidavits of loss in lieu thereof, together with such letter of transmittal duly executed in accordance with the instructions thereto, the Surviving Corporation shall cause the Paying Agent to mail to the holder of such Certificate, within five days of the later to occur of (A) the Effective Time and (B) the Paying Agent’s receipt of such Certificates (or affidavits of loss in lieu thereof), cash in an amount (subject to any applicable withholding Tax specified in Section 1.08 ) equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.02, except to the extent otherwise provided in Section 2.01 in the case of Dissenting Shares, each Certificate shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

(c)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of an indemnity agreement or a bond in such customary and reasonable amount as the Surviving Corporation may specify as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the Shares formerly represented thereby.

(d)    Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company or holders of Options, SARs or restricted stock units for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand. Any former stockholders of the Company or holders of Options, SARs or restricted stock units who have not complied with this Section 2.02 or received payment under Section 2.04 prior to the end of the applicable escheat period shall thereafter look to Parent and the Surviving Corporation but only as general creditors thereof for payment of their claim for the Merger Consideration or the Derivative Share Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any monies properly delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to the end of the applicable escheat period (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any applicable abandoned property, escheat or similar Law), any such unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e)    The Paying Agent shall invest any cash included in the Payment Fund as reasonably directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article II, and (ii) such investments shall be in short term obligations of the United States of America with maturities of no more than thirty days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in a fund managed by an affiliate of the Paying Agent that invests solely in the foregoing. After payment of the Merger Consideration and the Derivative Share Consideration, any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

Section 2.03    Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for payment of the Merger Consideration as provided in this Article II, subject to Section 2.01 in the case of Dissenting Shares.

Section 2.04    Treatment of Equity-Based Awards & Deferred Compensation.

(a)    The Company shall provide that, immediately prior to the Effective Time, each option to purchase Shares (an “Option”) and stock appreciation right (a “SAR”) granted under a Plan listed on Section 3.09(a) of the Disclosure Letter that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled, and converted into the right to receive at the Effective Time from the Surviving Corporation (or, if the Company has made the election provided in Section 2.02(a)(ii), the Payment Fund) or as soon as practicable thereafter (but in no event later than five days after the Effective Time), in consideration for such cancellation, an amount in cash equal to the product of (i) the number of Shares previously subject to such Option or SAR (whether vested or unvested) and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option or SAR, less any required withholding Taxes (collectively, the “Derivative Share Consideration”).

(b)    As soon as practicable after the Effective Time but in any event no later than two Business Days thereafter, the Surviving Corporation shall pay, or if the Company makes the election contemplated by Section 2.02(a)(ii), cause the Paying Agent to pay, to each holder of Options or SARs the Derivative Share Consideration with respect to such Options and SARs.

(c)    Each Share granted subject to vesting or other lapse restrictions pursuant to any Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time, and at the Effective Time the holder thereof shall, subject to this Article II, be entitled to receive the Merger Consideration with respect to each such Restricted Share.

(d)    The Company shall take any actions reasonably necessary to effectuate the termination of the Options and SARs effective at the Effective Time (at which time the Options and the SARs shall represent the right to receive the applicable Derivative Share Consideration); it being understood that the intention of the parties is that following the Effective Time no holder of an Option, SAR, Restricted Share or restricted stock unit or any participant in any Plan or other employee benefit arrangement of the Company shall have any right thereunder to acquire any capital stock (including any “phantom” stock or stock appreciation rights) of the Company, any Subsidiary or the Surviving Corporation. Prior to the Effective Time, the Company shall deliver to the holders of the Options, SARs, Restricted Shares and restricted stock units appropriate notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

(e)    All restricted stock units under the Company TARSAP Deferral Plan, dated as of July 28, 1999, shall accelerate immediately prior to the Effective Time and will be converted on a one-for-one basis into Shares immediately prior to the Effective Time, and at the Effective Time the holder thereof shall, subject to this Article II, be entitled to receive the Merger Consideration with respect to each such Share, less any required withholding Taxes.

Section 2.05    Further Actions. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, there shall have been declared, made or paid any dividend or distribution on the Shares or the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction (but excluding in any event the effect of any cash dividends permitted under Section 5.01(c) ), the Merger Consideration and the Derivative Share Consideration shall be appropriately adjusted to provide to the holders of the Shares, Options, SARs, Restricted Shares and restricted stock units the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or the Derivative Share Consideration, as applicable, subject to further adjustment in accordance with this Section 2.05; provided that this Section 2.05 shall be without prejudice to the covenants contained elsewhere in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

The Company represents and warrants to Parent as follows, except (a) to the extent disclosed in the Company SEC Reports (other than with respect to Sections 3.02 and 3.05) filed or furnished with the SEC prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section thereof, or in any section relating to forward looking statements, and any other disclosures included therein, in each case, to the extent that they are cautionary, predictive or forward looking in nature, and excluding any generic disclosures), and (b) to the extent disclosed in the section of the disclosure letter dated the date of this Agreement and delivered by the Company to Parent with respect to this Agreement on or prior to the date hereof (the “Disclosure Letter”) that specifically relates to such section, or, if disclosed in another section of the Disclosure Letter, is reasonably apparent on its face to relate to such section, of Article III below:

Section 3.01    Organization and Qualification. The Company and each of its Subsidiaries is a duly organized and validly existing organization in good standing under the Laws of its jurisdiction of formation, with all requisite entity power and authority to own its properties and conduct its business as currently conducted and is duly qualified and in good standing as a foreign entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except such power, authority, qualifications, good standing and authorization the failure to have has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company’s Subsidiaries which interest would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 3.02    Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 720,000,000 Shares, (ii) 150,000 shares of preferred stock of the Company, par value $100.00 per share (the “Preferred Shares”), and (iii) 5,000,000 shares of special stock of the Company (the “Special Shares”), par value $1.125 per share. As of the close of business on December 14, 2006, 186,080,965 Shares (including Restricted Shares), no Preferred Shares and no Special Shares were issued and outstanding, 35,657,985 Shares, no Preferred Shares and no Special Shares were held in the Company’s treasury, 8,504,368 Shares, no Preferred Shares and no Special Shares were reserved for issuance under the Plans and no Shares, no Preferred Shares and no Special Shares were reserved for issuance pursuant to outstanding debt securities of the Company that are convertible into equity securities of the Company (“Convertible Indebtedness”), except for shares reserved for issuance upon conversion of the Convertible Notes. No Shares, no Preferred Shares and no Special Shares have been issued from December 14, 2006 to the date hereof, except upon exercise of Options. In addition, as of such date, there were outstanding Options to purchase an aggregate of 10,846,628 Shares, no Preferred Shares and no Special Shares and 926,250 Shares, no Preferred Shares and no Special Shares are issuable upon conversion of the Convertible Indebtedness. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 3.02(a) of the Disclosure Letter contains (in all but de minimis respects) a true, correct and complete list, as of the date of this Agreement, of each Option, SAR, restricted stock unit and other equity-based award outstanding, the number of Shares issuable thereunder or to which such award pertains and the exercise or conversion price, if applicable, related thereto. The per share exercise price or purchase price for each Option is equal to or greater than the fair market value of the underlying Shares determined as prescribed by such plan on the effective date of the corporate action effectuating the grant of such Option. Except for the Options, SARs and restricted stock units and Convertible Indebtedness, as of the date of this Agreement, there are no outstanding (A) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (B) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (C) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to the issuance of any capital stock, voting securities or other ownership interests in the Company (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (D) obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the Shares, Preferred Shares or Special Shares. Except to the extent set forth in Section 3.02(a) of the Disclosure Letter, as of the date of this Agreement there are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities other than pursuant to any Plan, as required by Law, or as required by the Certificate of Incorporation or the Bylaws, and other than such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company.

(b)    The Company or one or more of its Subsidiaries is the record and beneficial owner of the equity interests held by it of each Subsidiary of the Company, free and clear of any Lien other than Permitted Liens. As of the date of this Agreement, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to the issuance of any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any material payment directly or indirectly based (in whole or in part) on the value of any shares of capital stock of any Subsidiary of the Company. Except to the extent set forth in Section 3.02(b) of the Disclosure Letter, as of the date of this Agreement there are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except to the extent set forth in Section 3.02(b) of the Disclosure Letter, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company.

Section 3.03    Authority for this Agreement; Board Action.

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Stockholder Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, acting upon the recommendation of the Special Committee, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Debt Tender Offer, the Consent Solicitation and, with respect to completion of the Merger, the adoption of this Agreement in accordance with Section 251 of the Corporation Law) by the Requisite Stockholder Vote, prior to the consummation of the Merger and the filing of the Certificate of Merger with the Delaware Secretary. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)    The Company’s Board of Directors (at a meeting or meetings duly called and held) has by a unanimous vote of all directors, acting upon the recommendation of the Special Committee, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of, the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, (iii) directed that this Agreement be submitted to the stockholders of the Company for their consideration and, subject to Section 5.02(c), resolved to recommend the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholders of the Company (the “Company Board Recommendation”), (iv) irrevocably taken all actions necessary so that the restrictions (A) contained in Section 203 of the Corporation Law and (B) Article Nine of the Certificate of Incorporation (“Article Nine”) shall be inapplicable to the execution, delivery and performance of this Agreement, the consummation of the Merger, and the other transactions contemplated by this Agreement, assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.09 hereof as of the date hereof, and (v) irrevocably resolved to elect, to the extent permitted by Law, for the Company not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby. For purposes of Article Nine, the action of the Board of Directors of the Company referred to in clause (iv) above constitutes the approval of the Merger by a majority of the “Continuing Directors” (as defined in Article Nine).

Section 3.04    Consents and Approvals; No Violation.

(a)    Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or the respective certificates of incorporation or bylaws or other similar governing documents of the Company or any of its Subsidiaries, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) through (vii) of subsection (b) below have been obtained and are effective, any applicable waiting periods have expired and all filings described in such clauses have been made, conflict with or violate any Laws or injunctions, (iii) violate, or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Liens contemplated in connection with the Financing Commitments and Permitted Liens), except, in case of clauses (i) (as to Subsidiaries only), (ii), (iii) and (iv), as have not had and would not reasonably be expected to have, individually or in the aggregate, a (A) Material Adverse Effect, or (B) material adverse effect on the ability of the Company to consummate the Merger without material delay.

(b)    The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”) except (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or applicable foreign antitrust, competition or similar Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and the New York Stock Exchange and such other U.S. exchanges upon which the Shares are listed, (iii) the filing of the Certificate of Merger with the Delaware Secretary, (iv) all applicable Gaming Approvals, (v) compliance with any applicable foreign or state securities or blue sky Laws, (vi) any filing under the Investment Canada Act, R.S.C. 1985, c. 28 (1st Suppl.), as amended (the “Investment Canada Act”), or similar applicable Law of any jurisdiction and (vii) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a (A) Material Adverse Effect, or (B) material adverse effect on the ability of the Company to timely perform its obligations and to consummate the Merger without material delay.

Section 3.05    Reports; Financial Statements.

(a)    Since December 31, 2004, the Company has timely filed or in all material respects furnished all forms, reports, statements, certifications and other documents required to be filed or furnished by it with or to the Securities and Exchange Commission (the “SEC”), all of which have complied, as to form, as of their respective filing dates, or with respect to amendments to Company SEC Reports filed prior to the date hereof, as of the date of the last such amendment, in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations of the SEC promulgated thereunder. None of such Company SEC Reports, at the time filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company, as of the date hereof, there are no material unresolved SEC comments. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act other than Harrah’s Operating Co., Inc.

(b)    The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports, as amended or supplemented prior to the date of this Agreement, have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis for the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the related consolidated income, stockholders’ equity and consolidated cash flows for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and other adjustments described therein, including the notes thereto).

(c)    The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed to the knowledge of the Company, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material (unless clearly inconsequential), that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2004, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Report has been so disclosed.

(d)    Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due, and whether or not required to be recorded or reflected on a balance sheet under GAAP, other than such liabilities (i) as and to the extent reflected or reserved against on the most recent consolidated balance sheet of the Company included in the Company SEC Reports filed prior to the date of this Agreement, or in the notes thereto, (ii) with respect to or arising from transactions contemplated hereby, (iii) incurred in the ordinary course of business consistent with past practice since the date of such balance sheet or (iv) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06    Absence of Certain Changes.

(a)    Since December 31, 2005 and through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice except for the transactions contemplated by this Agreement, and except to the extent set forth in Section 3.06 of the Disclosure Letter, the Company and its Subsidiaries have not, (A) set aside, made or paid any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock), or authorized, committed or agreed to take any of the foregoing actions, (B) except to the extent required by Law or collective bargaining agreement, adopted, amended in any material respect or terminated any Plan or any other material bonus, severance, insurance pension or other employee benefit plan or arrangement, (C) made any acquisition, by means of a merger or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $10,000,000 or more, except for purchases or sales of inventory made in the ordinary course of business and consistent with past practice, (D) made any material change to any of the accounting methods, principles or practices used by it, except to the extent required by GAAP or with International Financial Reporting Standards, as applicable, (E) made any material Tax election or settled or compromised any material federal, state, local or foreign income Tax liability, other than in the ordinary course of business consistent with past practice or (F) authorized, committed or agreed to take any of the foregoing actions.

(b)    Since December 31, 2005 and through the date of this Agreement, the Company and its Subsidiaries have not suffered any Material Adverse Effect and there has not been any change, condition, event or development that, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect.

Section 3.07    Proxy Statement; Other Filings. The letter to stockholders, notice of meeting, proxy statement an d form of proxy that will be provided in accordance with this Agreement to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”), at the time the Proxy Statement is first mailed and at the time of the Special Meeting, and any other document to be filed by the Company with the SEC in connection with the Merger (the “Other Filings”), at the time of its filing with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement and the Other Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 3.08    Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other fir m or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except UBS Securities LLC and Peter J. Solomon Company, L.P. (the “Company Financial Advisors”), whose fees and expenses shall be paid by the Company and copies of whose engagement letters or true and complete summaries thereof have been provided to Parent.

Section 3.09    Employee Matters.

(a)    Section 3.09(a) of the Disclosure Letter contains a true, correct and complete list of all material Plans in effect as of the date hereof. Within thirty (30) days following the date hereof, the Company shall make available to Parent true, correct and complete copies of each of the following, as applicable, with respect to each material Plan: (i) the current version of the Plan or, with respect to any Plan that is not in writing, a written description of the material terms thereof; (ii) any related trust agreement or insurance contract; (iii) the most recent summary Plan description; (iv) the most recent actuarial report; (v) the most recent required Internal Revenue Service Form 5500, including all schedules thereto; (vi) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code; and (vii) the most recent certified financial statement for each Plan for which such a statement was prepared. Except to the extent specifically made available to Parent, as of the date hereof there are no material amendments to any Plan that have been adopted or approved, nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new material Plan.

(b)    With respect to each Plan, (i) all material contributions due from the Company or any of its Subsidiaries to date have been timely made and all material amounts properly accrued to date or as of the Effective Time, (ii) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service; and, to the knowledge of the Company, nothing has occurred since the date of such letter that has adversely affected such qualified status, (iii) with respect to any Plan maintained outside the United States, all applicable foreign qualifications or registration requirements have been satisfied in all material respects, except where any failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iv) there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened or anticipated with respect to any such Plan, and (v) it has been operated and administered in compliance in all material respects with its terms and all applicable Laws and regulations, including ERISA and the Code.

(c)    Neither the Company nor its Subsidiaries nor any trade or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”), (i) maintains or contributes to, or has maintained or contributed to, (x) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (y) a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA or (z) a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code or (ii) has incurred or reasonably expects to incur any material liability pursuant to Title I or Title IV of ERISA (including any Controlled Group Liability) or material penalty, excise Tax or joint and several liability provisions of the Code or any foreign Law or regulation relating to employee benefit plans, whether contingent or otherwise. With respect to each Plan that is a “multiemployer plan,” no complete or partial withdrawal from such plan has been made by the Company or any Subsidiary, or by any other person, that could result in any liability to the Company or any Subsidiary, whether such liability is contingent or otherwise, except for liabilities that would not, individually or in the aggregate, have a Material Adverse Effect.

(d)    Except as would not, individually or in the aggregate, have a Material Adverse Effect, no deduction for federal income Tax purposes has been or to the knowledge of the Company is expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code.

(e)    No Plan is under audit or, to the knowledge of the Company, is, as of the date hereof, the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, nor is any such audit or, to the knowledge of the Company, investigation pending or, to the knowledge of the Company, threatened. With respect to each Plan for which financial statements are required by ERISA, there has been no change in the financial status of such Plan since the date of the most recent such statements except any of the foregoing as would not have, individually or in the aggregate, a Material Adverse Effect.

(f)    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. Within thirty (30) days of the date hereof, the Company will provide to Parent all information Parent reasonably requests related to the calculation of “excess parachute payments” (within the meaning of Section 280G of the Code) that may be payable in connection with the Merger (alone or in conjunction with any other events), assuming the Effective Time and any right to such payments or benefits occurs as of the date hereof.

(g)    Neither the Company nor any of its Subsidiaries or ERISA Affiliates has any material liability with respect to an obligation to provide health or other non-pension benefits to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law.

(h)    Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance in all material respects with Section 409A of the Code since January 1, 2005, the proposed regulations issued thereunder and the Internal Revenue Service Notice 2005-1.

Section 3.10    Employees.

(a)    Schedule 3.10(a) of the Disclosure Letter lists as of the date hereof (i) any collective bargaining agreement or any labor union contract that the Company or any of its Subsidiaries is a party to or bound by, (ii) to the knowledge of the Company, any works’ council or a labor organization representing any employees of the Company or its Subsidiaries, or (iii) to the knowledge of the Company, any activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any labor union or labor organization. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened organized labor strike, walkout, work stoppage, slowdown, demonstration, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, union election or, to the Company’s knowledge, governmental investigation or lockout with respect to employees of the Company or any of its Subsidiaries and no such strike, walkout, slowdown, demonstration, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, union election, or governmental investigation, or lockout has occurred since December 31, 2005, in any case which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No union grievance or labor arbitration demand or proceeding, or unfair labor practice charge or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or, to the knowledge of the Company, has been threatened against the Company or its Subsidiaries that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(b)    Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to its current or former employees, officers or directors or employment practices that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(c)    The Company and each of its Subsidiaries are in compliance with all applicable local, state, federal and foreign Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages, immigration, workers compensation, working conditions and occupational safety and health, family and medical leave and employee terminations except for such noncompliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship except for those which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)    Within the last six months, neither the Company nor any of its Subsidiaries has incurred any liability or obligation which remains unsatisfied under the Worker Adjustment and Retraining Notification Act (“WARN”) or any state or local Laws regarding the termination or layoff of employees or notice thereof except for those which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.11    Litigation. There is no claim, action, suit, proceeding, arbitration, mediation or governmental investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries or any properties or assets of the Company or any Subsidiaries of the Company, other than any such claim, action, suit, proceeding, arbitration, mediation or governmental investigation that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no officer or director of the Company or its Subsidiaries is a defendant in any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any of its Subsidiaries (other than (i) stockholder litigation to the extent of filings prior to the date hereof or similar claims filed thereafter in connection with the transactions contemplated by this Agreement, (ii) ordinary course regulatory investigations in connection with license applications or renewals, and (iii) ordinary course claims against the Company and its Subsidiaries that are not material to the Company and its Subsidiaries taken as a whole). There are no SEC legal actions, audits, inquiries or investigations, other governmental actions, audits, inquiries or investigations by other Governmental Entities or material internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries in connection with his or her status as such except for those which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12    Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)    The Company and each of its Subsidiaries have timely filed all material returns and reports relating to Taxes required to be filed by applicable Law with respect to the Company and each of its Subsidiaries or any of their income, properties or operations as of the date of this Agreement. All such returns are true, correct and complete. The Company and each of its Subsidiaries have timely paid all Taxes shown as due and payable.

(b)    The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the most recent consolidated balance sheet of the Company in the Company SEC Reports filed prior to the date hereof are adequate under GAAP to cover the Tax liabilities accruing through the date thereof.

(c)    All federal, state, local and foreign income or franchise Tax returns of the Company and each of its Subsidiaries have been audited and settled, or are closed to assessment, for all years through 1998. There is no claim or assessment pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries for any deficiency in Taxes where there is a reasonable possibility of an adverse determination. There are no outstanding written agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.

(d)    The Company and each of its Subsidiaries have withheld from payments to their employees, independent contractors, creditors, shareholders and any other applicable persons (and timely paid to the appropriate taxing authority) proper and accurate amounts for all periods through the date of this Agreement in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including income, social security, and employment Tax withholding for all types of compensation).

(e)    There is no obligation of the Company or any of its Subsidiaries to contribute to the payment of any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than the Company or its Subsidiaries, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee, successor, by contract or otherwise.

(f)    The Company and the Subsidiaries do not, and did not, “participate” in a “listed transaction.” To the extent the Company or the Subsidiaries “participate,” or participated, in “reportable transactions” it complied with the applicable reporting requirements and attached to Section 3.12(f) of the Disclosure Letter copies of the IRS Forms 8886 (or similar form under state, local or foreign laws) that it filed (all those terms as defined in Section 1.6011-4 of the Treasury Regulations, or under equivalent provisions of state, local and foreign Tax laws).

(g)    Section 3.12(g) of the Disclosure Letter lists each foreign Subsidiary for which an election has been made pursuant to Section 7701 of the Code and regulations thereunder to be treated as other than its default classification for U.S. federal income tax purposes, and except to the extent set forth on such schedule each foreign Subsidiary will be classified for U.S. federal income tax purposes according to its default classification.

(h)    For purposes of this Agreement, “Tax” shall mean all taxes, charges, fees, levies, imposts, duties, and other similar assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge, together with any interest, penalties, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof.

Section 3.13    Compliance with Law; Gaming Permits; No Default. Neither the Company nor any of its Subsidiaries is or since December 31, 2005 has been in conflict with, in default with respect to or in violation of any statute, law, ordinance, rule, regulation, order, writ, judgment, decree, stipulation, determination, award or requirement of a Governmental Entity (including Gaming Laws) (“Laws”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected which conflict, default or violation has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, certificates, approvals and franchises from Governmental Entities (including all authorizations under Gaming Laws) required to own, lease and operate their properties and conduct their businesses as currently conducted (“Permits”) other than those Permits the failure to have would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since December 31, 2005 there has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements or default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment, suspension, revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit other than expirations of Permits in the ordinary course of business and those such occurrences or matters which have not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries are in material compliance with the terms of all Permits.

Section 3.14    Environmental Matters.

(a)    Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

Each of the Company and its Subsidiaries (A) is in compliance with applicable Environmental Laws and (B) has received and is in compliance with all Permits required under Environmental Laws for the conduct of its business (“Environmental Permits”). Such Environmental Permits are in full force and effect, and all applications, notices or other documents have been timely filed as required to effect timely renewal, issuance or reissuance of such Environmental Permits. To the knowledge of the Company, as of the date hereof, all material Environmental Permits are expected to be issued or reissued on a timely basis on such terms and conditions as are reasonably expected to enable the Company and its Subsidiaries to continue to conduct their operations in a manner substantially similar to the manner in which such operations are presently conducted. Neither the Company nor any of its Subsidiaries is currently the subject of any written Environmental Claim and, to the knowledge of the Company, as of the date hereof, no Environmental Claim is pending or threatened against either the Company or any of its Subsidiaries or against any Person whose liability for the Environmental Claim was or may have been retained or assumed either contractually or by operation of law by either the Company or any of its Subsidiaries. To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any other Person has managed, used, stored, or disposed of Hazardous Materials on, at or beneath any properties currently leased, operated or used or previously owned, leased, operated or used or vessels currently or previously owned, leased, operated or used by the Company or any of its Subsidiaries in violation of any Environmental Law or Environmental Permit, and no Hazardous Materials are present at such properties, in circumstances that would reasonably be expected to form the basis for a material Environmental Claim against either the Company or any of its Subsidiaries. To the knowledge of the Company, no properties currently owned, leased or operated by either the Company or any of its Subsidiaries contain any landfills, surface impoundments, disposal areas, underground storage tanks, aboveground storage tanks, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive materials or other Hazardous Materials that would be reasonably expected to give rise to material closure, remediation, removal or retirement costs.

(b)    For purposes of this Agreement:

(i)    “Environment” means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.

(ii)    “Environmental Claim” means any claim, cause of action, investigation or notice by any Person or any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (b) any violation of any Environmental Law.

(iii)    “Environmental Law” means any Law (including common law) or any binding agreement, memorandum of understanding or commitment letter issued or entered by or with any Governmental Entity or Person relating to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) exposure of employees or third parties to any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials or (e) the presence of Hazardous Materials in any building, physical structure, product or fixture.

(iv)    “Hazardous Materials” means any pollutant or contaminant, including any constituent, raw material, product or by-product thereof, mold, petroleum, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material, or agent, including all substances, materials or wastes which are identified by or subject to regulation or give rise to liability under any Environmental Law.

(v)    “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge or leaching into the indoor or outdoor Environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

Section 3.15    Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, the patents, patent rights, inventions and discoveries (whether or not patentable or reduced to practice), trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, copyrights, trade secrets and all other confidential or proprietary information and know-how, whether or not reduced to writing or any other tangible form, and other proprietary intellectual property rights and computer programs arising under the laws of the United States (including any state or territory), any other country or group of countries or any political subdivision of any of the foregoing, whether registered or unregistered (collectively, “Intellectual Property Rights”) to operate the business of the Company or any Subsidiary of the Company as operated as of the date of this Agreement (the “Company Intellectual Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, (a) no written claim by a third party of invalidity or conflicting ownership rights with respect to any Company Intellectual Property has been received by the Company and no such Company Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration, interference, opposition or other proceeding, (b) no Person has given written notice to the Company or any Subsidiary of the Company that the use of any Company Intellectual Property by the Company, any Subsidiary of the Company or any licensee is infringing or has infringed any domestic or foreign registered patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any Subsidiary of the Company or any licensee has misappropriated or disclosed any trade secret, confidential information or know-how, (c) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product related to any Company Intellectual Property, does not infringe any domestic or foreign registered patent, trademark, service mark, trade name, copyright or other Intellectual Property Right of any third party, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party of which the Company has knowledge, (d) to the knowledge of the Company, neither the Company nor any Subsidiary of the Company (i) is engaged in current conduct or use, and (ii) there exists no prior act or current use by the Company nor any Subsidiary of the Company that would void or invalidate any Company Intellectual Property, and (e) the execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Company and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement that the Company is party to and that concerns any Company Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Company Intellectual Property or impair the right of Parent to use, sell, license or dispose of, or to bring any action for the infringement of, any Company Intellectual Property.

Section 3.16    Real Property.

(a)    The Company SEC Reports filed prior to the date hereof and Section 3.16(a) of the Disclosure Letter sets forth a true, correct and complete list of all material real property owned by the Company or any Subsidiary as of the date hereof (the “Owned Real Property”). Except as set forth as Section 3.16(a) of the Disclosure Letter, with respect to each Owned Real Property, (i) either the Company or a Subsidiary of the Company has good and marketable title to such Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Owned Real Property or any portion thereof or interest therein and (iii) there are no leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of such Owned Real Property, except other than, in the case of clauses (ii) or (iii) above, which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no physical conditions or defects at any of the Owned Real Properties at which casino or hotel operations are conducted which have had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) any lease involving payment of more than $10,000,000 per year is valid, binding and in full force and effect against the Company or a Subsidiary thereof and all rent and other sums and charges payable to the Company and its Subsidiaries as landlords thereunder are current and (ii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the tenant thereunder exists under any such lease. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Owned Real Properties.

(b)    The Company SEC Reports filed prior to the date hereof and Section 3.16(b) of the Disclosure Letter sets forth a true, correct and complete list of all material leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which casino or hotel operations are conducted as of the date of this Agreement (the “Real Property Leases”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Real Property Lease is valid, binding and in full force and effect and all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current and (ii) no termination event (other than expirations in the ordinary course) or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property which is subject to a Real Property Lease free and clear of all Liens, except for Permitted Liens. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases.

Section 3.17    Material Contracts.

(a)    The Company has made available to Parent (or Parent has otherwise had access to) true, correct and complete copies of each contract, agreement, commitment, arrangement, lease (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Real Property Leases), as of the date hereof, that:

(i)    would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)    contain covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates) to compete in any business or with any person or in any geographic area, or to sell, supply or distribute any service or product, except any such contract, agreement, commitment, arrangement, lease (including with respect to personal property) and other instruments that may be cancelled without any penalty or other liability to the Company or any of its subsidiaries upon notice of 60 days or less;

(iii)    relates to the formation, creation, operation, management or control of any partnership or joint venture with a third party that is material to the business of the Company and the Subsidiaries, taken as a whole;

(iv)    relate to (A) indebtedness for borrowed money or the deferred purchase price of property and having an outstanding principal amount in excess of $25,000,000 or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $25,000,000;

(v)    entered into after December 31, 2005 or not yet consummated, that involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $25,000,000 (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory);

(vi)    by their terms call for aggregate payment or receipt by the Company and its Subsidiaries under such contract of more than $25,000,000 over the remaining term of such contract other than ordinary course of business procurement for supplies;

(vii)    with respect to any acquisition pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $50,000,000;

(viii)    obligate the Company or any of its Subsidiaries to provide indemnification or a guarantee that would reasonably be expected to result in payments in excess of $25,000,000;

(ix)    obligate the Company to make any capital commitment or expenditure (including pursuant to any development project or joint venture) in excess of $25,000,000; or

(x)    provide for any standstill arrangements restricting the Company’s ability to acquire or combine with any assets, securities or businesses.

Each contract of the type described in clauses (i) through (x) above is referred to herein as a “Material Contract.”

(b)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company and any Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, and (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party, except in either case which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.18    Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries and self-insurance amounts, which together are customary in all material respects in terms and coverage amounts for companies of similar size in the industry and locales in which the Company and its Subsidiaries operate.

Section 3.19    Questionable Payments. To the knowledge of the Company, none of the Company nor any of its Subsidiaries (nor any of their respective directors, executives, representatives, agents or employees acting on behalf of the Company or any of its Subsidiaries) in any material respect (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity (in the case of representatives, agents, or non-executive employees, that could reasonably be material to the Company and its Subsidiaries taken as a whole), (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.20    Related Party Transactions. To the Company’s knowledge, as of the date hereof, there are no material transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed material transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and the Company, any current or former director, officer, partner, employee, Affiliate or Associate of the Company or any of its Subsidiaries or any Person who beneficially owns 5% or more of the Shares (or any of such Person’s immediate family members or Affiliates) (other than Company Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.21    Opinions. Prior to the execution of this Agreement, the Company Financial Advisors have each delivered to the Special Committee their opinion to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. A true, correct and complete copy of each of the opinions will be delivered to Parent solely for informational purposes promptly after receipt thereof by the Company.

Section 3.22    Required Vote of Company Stockholders. The only vote of the holders of outstanding securities of the Company required by the Certificate of Incorporation or Bylaws, by Law or otherwise to complete the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares, voting together as a single class. The vote required by the previous sentence is referred to together as the “Requisite Stockholder Vote.”

Section 3.23    Gaming Approvals. Except as set out in Section 3.23 of the Disclosure Letter or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there have been no adversarial proceedings to rescind or suspend the Company’s gaming licenses since December 15, 2003, and (ii) to the knowledge of the Company, no Gaming Authority is investigating or has concluded that the Company has breached any relevant Gaming Law or any applicable conduct restriction.

ARTICLE IV

REPRESENTATIONS AND

WARRANTIES OF PARENT AND

MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows, except to the extent disclosed in the section of the disclosure letter dated the date of this Agreement and delivered by Parent with respect to this Agreement on or prior to the date hereof (the “Parent Disclosure Letter”):

Section 4.01    Organization and Qualification; Certificate of Incorporation; Bylaws. Each of Parent and Merger Sub is a duly organized and validly existing limited liability company or corporation in good standing under the Laws of the jurisdiction of its organization with all requisite limited liability company or corporate power and authority to own its properties and conduct its business as currently conducted. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent. Parent has heretofore furnished to the Company a true, correct and complete copy of its certificate of incorporation or certificate of formation, as the case may be, and bylaws, if any, each as amended to date. Merger Sub has heretofore furnished to the Company a true, correct and complete copy of the certificate of incorporation and bylaws of Merger Sub, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not, nor has it been, in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 4.02    Authority for this Agreement. Each of Parent and Merger Sub has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, except as has not and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company proceedings on the part of Parent and Merger Sub and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.03    Proxy Statement; Other Filings. None of the information supplied by or on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement will, at the date of filing with the SEC, at the time the Proxy Statement is mailed and at the time of the Special Meeting, and none of the information supplied or to be supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in Other Filings, will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or on behalf of the Company that is contained in any of the foregoing documents.

Section 4.04    Consents and Approvals; No Violation.

(a)    Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the respective organizational documents of Parent or Merger Sub, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) through (vii) of subsection (b) below have been obtained and are effective, any applicable waiting periods have expired and all filings described in such clauses have been made, conflict with or violate any Law, or (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of its or their respective properties assets may be bound, except in the case of clauses (ii) and (iii), which would not prevent or materially delay the consummation of the transactions contemplated hereby.

(b)    The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the pre-merger notification requirements under the HSR Act and Foreign Antitrust Laws, (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing of the Certificate of Merger with the Delaware Secretary, (iv) all applicable Gaming Approvals, (v) compliance with any applicable foreign or state securities or blue sky Laws, (vi) any filing under the Investment Canada Act or any similar Law under applicable jurisdictions, and (vii) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.05    Financing. Parent has delivered to the Company true, complete and correct copies of (a) executed commitment letters (as the same may be amended or replaced pursuant to Section 5.11(b), the “Debt Financing Commitments”), pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing”), and (b) executed equity commitment letters (the “Equity Financing Commitments”, and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which Apollo Management VI, L.P. on behalf of affiliated investment funds (“Apollo”) and TPG Partners V, L.P. (“TPG”) have committed, subject to the terms and conditions thereof, to invest the amount set forth therein (the “Equity Financing,” and together with the Debt Financing, the “Financing”). Except in each case to the extent amended or replaced in accordance with their terms or the terms of this Agreement, each of the Equity Financing Commitments is in full force and effect and is a legal, valid and binding obligation of Parent and of the other parties thereto. Except to the extent permitted by Section 5.11(b), the Debt Financing Commitments are in full force and effect as of the date of this Agreement and are legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto for so long as they are in full force and effect. None of the Financing Commitments has been or will be amended or modified, except as consistent with Section 5.11, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect as of the date hereof. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of Parent or Merger Sub under any Financing Commitment and subject to the accuracy of the representations and warranties of the Company set forth in Article III hereof and the satisfaction of the conditions set forth in Sections 6.01 and 6.02 hereof, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any material term or condition of closing to be satisfied by it in any of the Financing Commitments on or prior to the Closing Date. There are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in or contemplated by the Financing Commitments. There are no side letters or other agreements, contracts or arrangements (except for customary fee letters and engagement letters) related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in or contemplated by the Debt Financing Commitments. Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitments, together with the available cash of the Company on the Closing Date (if any), will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement.

Section 4.06    Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. As of the date hereof and through the Effective Time, Parent has and will continue to have sufficient working capital to meet its pre-Closing obligations contemplated by this Agreement.

Section 4.07    Gaming Approvals and Licensing Matters. Upon the Effective Time, the equity interests in the Company will be divided into voting interests and non-voting interests (the “Dual Voting Structure”). Section 4.07 of Parent’s Disclosure Letter sets forth the holders of its voting interests who Parent is advised will be required to be licensed under applicable Gaming Laws (the “Licensed Persons”), and sets forth those Gaming Approvals which the Licensed Persons have obtained in the past. None of Parent, Merger Sub or, to Parent’s knowledge, any other entity under common control with Parent or Merger Sub, any of the Licensed Persons, to Parent’s knowledge, any other existing or prospective beneficial owner of 10% or more of the economic or voting interests in Parent, or to Parent’s knowledge, any lender or underwriter under the Debt Financing Commitments, has ever been denied a gaming license, approval, or related finding of suitability by any Gaming Authority, or had any gaming license revoked or suspended. To Parent’s knowledge, as of the date hereof, following consultation with the Licensed Persons and the Parent’s legal and regulatory advisors, the representations set forth on Schedule 4.07 are true and correct in all material respects.

Section 4.08    Guarantee. Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company the guarantee of each Person committed to provide Equity Financing, dated as of the date hereof, with respect to certain matters as specified therein.

Section 4.09    Ownership of Common Shares. Neither Parent nor Merger Sub, nor any of their respective Affiliates, owns (beneficially or of record) any Shares or any option, warrant or other right to acquire any Shares and, except to the extent expressly contemplated by this Agreement, has no agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of any Shares with any other Person who beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, Shares.

Section 4.10    Interest in Competitors. Neither Parent nor Merger Sub owns any interest(s), nor do any of their respective Affiliates own a five percent (5%) or greater interest, directly or indirectly, in any entity or Person that derives a significant portion of its revenues from the gaming business.

Section 4.11    Solvency of the Surviving Corporation. Immediately following the Effective Time and after giving effect to the Merger, the Surviving Corporation and each of its Subsidiaries will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature); (ii) have unreasonably small capital with which to engage in its business; or (iii) have incurred debts beyond its ability to pay them as they become due.

Section 4.12    Management Agreements. As of the date hereof, there are no contracts, agreements, arrangements or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management, on the other hand.

ARTICLE V

COVENANTS

Section 5.01    Conduct of Business of the Company. Except to the extent required by this Agreement, or as set forth in Section 5.01 of the Disclosure Letter, during the period from the date of this Agreement to the Effective Time or the date on which this Agreement is terminated pursuant to Section 7.01, (i) the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary course of business consistent, in all material respects, with past practice, and (ii) the Company will use and will cause each of its Subsidiaries to use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees, and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its “significant subsidiaries” under Regulation S-X promulgated under the Exchange Act (“Material Subsidiaries”). Without limiting the generality of the foregoing and except to the extent otherwise expressly provided in or contemplated by this Agreement or as set forth on Section 5.01 of the Disclosure Letter, during the period specified in the preceding sentence without the prior written consent of Parent, the Company will not and will not permit any of its Subsidiaries to:

(a)    issue, sell, grant or pledge, or authorize or propose the issuance, sale, grant or pledge of, any Company Securities or (except for the sale of a Subsidiary of the Company to the extent permitted by (d) below) Subsidiary Securities, or pay or make any commitment to pay any amounts directly or indirectly based (in whole or in part) on the price or value of Shares, Preferred Shares or Special Shares, other than for the issuance of Shares pursuant to the exercise of Options, Convertible Indebtedness or restricted stock units that are outstanding as of the date of this Agreement and in accordance with the existing terms thereof;

(b)    other than as contemplated hereby, acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities except to the extent otherwise required by the Company’s Certificate of Incorporation or to comply with any applicable Gaming Law;

(c)    split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than (i) cash dividends declared or paid to the Company or one of its Subsidiaries by a Subsidiary of the Company with regard to its capital stock and (ii) regular quarterly cash dividends declared and paid prior to the Closing Date by the Company not exceeding $0.40 per Share per dividend, as appropriately adjusted in the event of any stock split, reverse stock split, stock dividend or reclassification, or similar transaction (the “Regular Dividend Rate”), with record and distribution dates consistent with past practice);

(d)    except in connection with day-to-day operations of its businesses in the ordinary course, make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment in excess of $25,000,000 individually or $100,000,000 in the aggregate for all such payments, or receipt of consideration in excess of $25,000,000 individually or $100,000,000 in the aggregate for all such receipts, except in each case for any such transactions which are the subject of an agreement entered into or offer made prior to the date hereof (as such offer may be revised after the date hereof) and disclosed to Parent or Merger Sub in Section 5.01(d) of the Disclosure Letter (it being understood that all sales and dispositions will be for cash or marketable securities except for exchanges of property under Section 1031 of the Code);

(e)    (i) incur, create, assume or otherwise become liable for any indebtedness for borrowed money (including the issuance of any debt security), (ii) amend or modify (and in any event any amendment or modification shall require prior consultation with Parent) any instrument governing indebtedness for borrowed money in a manner that is materially adverse to the Company or that could reasonably be expected to interfere with the Debt Financing, in each case without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) repay or prepay any indebtedness for borrowed money (other than at stated maturity and any required amortization payments and mandatory prepayments, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof or as modified with the consent of Parent in accordance with the preceding clause (ii) and so long as any such repayment or prepayment of indebtedness for borrowed money of the Company and its Subsidiaries shall be funded with the proceeds of senior unsecured indebtedness of the Company that (x) matures by its terms on, or otherwise is renewable at the option of any obligor thereon to, a date that is more than one year after the date of original issuance or incurrence of such new refinancing indebtedness and (y) ranks at least pari passu with such refinanced indebtedness); provided that, notwithstanding clauses (i) through (iii) above, the Company may (A) incur indebtedness for borrowed money under Company’s existing revolving credit facility as it may be increased in accordance with Section 5.01(e) of the Disclosure Schedule (and any other credit facility of the Company hereafter created with term or revolving indebtedness on terms substantially the same as those governing the Company’s existing revolving credit facility as it may have been amended consistent with this clause (e) (provided that any term loans thereunder may be prepaid at any time without premium or penalty (other than customary LIBOR breakage costs) and shall not require any amortization in excess of 1% per annum (the “New Unsecured Credit Facility”))) in the ordinary course of business for working capital purposes and general corporate purposes not prohibited by this Agreement in an aggregate principal amount not to exceed $50,000,000, and repay any such indebtedness for borrowed money thereunder in the ordinary course of business, (such $50,000,000 to be in addition to amounts permitted under (C) below) (B) incur senior unsecured indebtedness for borrowed money in an aggregate principal amount not to exceed $100,000,000 in the ordinary course of business that is prepayable at any time without premium or penalty (other than customary LIBOR breakage costs), (C) incur, repay, prepay, amend, modify or refinance any indebtedness for borrowed money as set forth in Section 5.01(e) of the Disclosure Letter or as required by Section 5.14 hereof and (D) incur, repay, prepay, amend or modify intercompany indebtedness among the Company and its wholly-owned Subsidiaries or up to $25,000,000 in principal amount for intercompany indebtedness among the Company and its non-wholly owned Subsidiaries (it being understood that any violation of this clause (e) that shall occur and be continuing during the Marketing Period shall be deemed per se material if it adversely affects the marketing of the Debt Financing in the good faith judgment of Parent; it being further understood that the Company shall have the lesser of 30 days and the number of days until the date for termination under Section 7.01(c) to cure such violation following notice of such determination by Parent (which shall be delivered promptly following such determination), and the Marketing Period shall commence again once cured);

(f)    assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in value exceeding $25,000,000 except wholly owned Subsidiaries of the Company;

(g)    mortgage, pledge or otherwise encumber any of its material assets (tangible or intangible), including Subsidiary Securities, or create, assume or suffer to exist any Liens thereupon except for Liens existing as of the date hereof and Permitted Liens and Liens securing debt permitted by this Agreement up to $25,000,000 in connection with acquisitions so long as such Lien is only in respect of acquired assets;

(h)    without limiting actions expressly permitted by other provisions of this Section 5.01, make any loans, advances or capital contributions to, or investments in, any other Person in excess of $10,000,000 in the aggregate (other than wholly owned Subsidiaries of the Company or up to $25,000,000 to non-wholly owned Subsidiaries of the Company);

(i)    change any of the accounting methods, principles or practices used by it, except to the extent required by Law or GAAP;

(j)    make or change any material Tax election or settle or compromise any federal, state, local or foreign income Tax liability which has or reasonably could have a Material Adverse Effect;

(k)    propose or adopt any amendments to the Certificate of Incorporation or Bylaws or the respective certificates of incorporation, bylaws or other similar governing documents of any Subsidiary of the Company, except in the ordinary course of business consistent with past practice;

(l)    agree to grant or grant any cash-based or similar awards or bonuses;

(m)    (i) enter into any new, or amend, or renew any existing employment, severance, consulting or salary continuation agreements with or for the benefit of any officers, directors or employees, or grant any increases in the compensation, perquisites or benefits to officers, directors, employees and consultants (other than (i) agreements with new hire officers or employees that are entered into in the ordinary course of business consistent with past practice, (ii) with respect to employees subject to collective bargaining agreements with respect to whom the terms of the applicable collective bargaining agreements shall apply and (iii) such action taken with respect to non-executive directors or employees who are not members of senior management (as identified in Section 5.01(m) of the Disclosure Letter) in the ordinary course of business consistent with past practice and that, in the aggregate, do not result in a material increase in the benefits or compensation expense of the Company) or (ii) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees or consultants, including, without limitation, with respect to severance, other than incidental payments in the ordinary course of business consistent with past practice and other than as required under Law or existing Plans as in effect on the date hereof;

(n)    terminate the employment (actually or constructively) of any executive officer, except following prior notice to Parent, in which event Parent shall be permitted to retain such executive officer as a consultant to work in connection with the transaction unless such officer’s termination was a direct result of such officer’s (i) engaging in serious misconduct, or (ii) being convicted of or entering a plea of guilty to any crime;

(o)    make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreements subject to the Plans or any other plan, agreement, contract or arrangement of the Company except to the extent may be required by Law, such Plan or agreements, contracts or arrangements in effect prior to the date hereof or in accordance with the past practice of the Company;

(p)    (i) make or agree to make any capital expenditure or expenditures except to the extent reflected in the capital budget as provided to Parent prior to the date hereof, or enter into any agreements or arrangements providing for capital expenditures, in each case other than those set forth in the Company’s capital expenditure budget or on Section 5.01(p) of the Disclosure Letter, except additional capital expenditures not to exceed $100,000,000 in the aggregate (plus, with the consent of Parent, not to be unreasonably withheld or delayed, in the case of a catastrophic event, the amount of the present value of the reasonably anticipated insurance proceeds to rebuild or repair the damaged assets provided that there is no material adverse effect on the Debt Financing), (ii) enter into any material new line of business outside of its existing business or (iii) enter into any new line of business as a result of which a Gaming Approval in a new jurisdiction would reasonably be expected to be required, other than such Gaming Approvals as are required with respect to the business of the Company and its Subsidiaries as conducted or proposed to be conducted as of the date of this Agreement;

(q)    except to the extent required by applicable Law, adopt, amend or terminate any Plan, including any employment, severance, consulting or other individual agreement (except for merging or combining any Plan with another Plan) or adopt or enter into any insurance, pension or other employee benefit plan or arrangement that would be considered a Plan if it were in existence on the date of this Agreement;

(r)    renew or enter into any non-compete, exclusivity or similar agreement that would restrict or limit, in any material respect, the operations of the Company and its Subsidiaries;

(s)    except with Parent’s written consent not to be unreasonably withheld, conditioned or delayed, compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice or that involve the payment of monetary damages not in excess of $10,000,000 individually or $30,000,000 in the aggregate, in each case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or any of its officers or directors;

(t)    convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Special Meeting and other than one or more Annual Meeting(s) to elect directors and take other actions in the ordinary course or as required by Law not otherwise restricted hereunder;

(u)    enter into any agreement or understanding or arrangement with respect to the voting or registration of the Company Securities or the Subsidiary Securities;

(v)    fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to any casinos or hotels and any related assets and any other material assets, operations and activities of the Company and its Subsidiaries as is currently in effect, other than immaterial variations in policies in the ordinary course consistent with past practice;

(w)    merge or consolidate the Company with any Person;

(x)    take any action to render inapplicable, or to exempt any third party from any provisions of any Takeover Laws;

(y)    adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Material Subsidiaries; or

(z)    authorize, commit or agree to take any of the foregoing actions.

Section 5.02    Solicitation.

(a)    Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on the date that is twenty-five (25) days after the date hereof, i.e., January 13, 2007 (the “Solicitation Period End-Date”), the Company and its Representatives shall have the right (acting under the direction of the Special Committee if it still exists) to directly or indirectly: (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements, provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously made available to Parent; and (ii) enter into and maintain discussions or negotiations with respect to potential Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

(b)    Subject to Section 5.02(c) and except with respect to any Person who made an Acquisition Proposal received prior to the Solicitation Period End-Date with respect to which the requirements of Section 5.02(c)(i) and 5.02(c)(iii) have been satisfied as of the Solicitation Period End-Date and thereafter continuously through the date of determination, from the Solicitation Period End-Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause its Subsidiaries and take reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) initiate or solicit or knowingly encourage (including by way of providing non-public information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate or knowingly encourage any such inquiries, proposals, discussions or negotiations or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Except with respect to any Acquisition Proposal received on or prior to the Solicitation Period End-Date with respect to which the requirements of Sections 5.02(c)(i) and 5.02(c)(iii) have been satisfied as of the Solicitation Period End-Date and continuously thereafter (any Person so submitting such Acquisition Proposal, an “Excluded Party”), as determined, with respect to any Excluded Party, by the Board of Directors of the Company (acting through the Special Committee if it still exists) no later than the later of (A) the Solicitation Period End-Date and (B) only if such Acquisition Proposal is received on the Solicitation Period End-Date, the second Business Day following the date on which the Company received such Excluded Party’s Acquisition Proposal, the Company shall immediately cease and cause its Subsidiaries and take reasonable best efforts to cause its Representatives to terminate any solicitation, knowing encouragement, discussion or negotiation or knowing cooperation with or knowing assistance or participation in, or knowing facilitation or knowing encouragement of any such inquiries, proposals, discussions or negotiations with any Persons conducted theretofore by the Company, its Subsidiaries or any of its Representatives with respect to any Acquisition Proposal and cause to be returned or destroyed all non-public information provided by or on behalf of the Company or any of its Subsidiaries to such Person. Notwithstanding anything contained in Section 5.02 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement with respect to any Acquisition Proposal immediately at such time as such Acquisition Proposal made by such party is withdrawn, terminated or fails in the determination by the Board of Directors of the Company (acting through the Special Committee if it still exists) to satisfy the requirements of Sections 5.02(c)(i) and (iii) .

(c)    Notwithstanding anything to the contrary contained in Section 5.02(b), if at any time following the date of this Agreement and prior to obtaining the Requisite Stockholder Vote (i) the Company has received a written Acquisition Proposal from a third party that the Board of Directors of the Company (acting through the Special Committee if it still exists) believes in good faith to be bona fide, (ii) such Acquisition Proposal did not result from a breach of this Section 5.02, (iii) the Board of Directors of the Company (acting through the Special Committee if it still exists) determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or may reasonably be expected to result in a Superior Proposal and (iv) after consultation with its outside counsel, the Board of Directors of the Company determines in good faith that such action is necessary to comply with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (A) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, and will not allow its Subsidiaries to, and will use reasonable best effort to cause its Representatives not to, disclose any non-public information to such Person without first entering or having entered into an Acceptable Confidentiality Agreement and (y) will promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously made available to Parent. Notwithstanding anything to the contrary contained in Section 5.02(b) or this Section 5.02(c), prior to obtaining the Requisite Stockholder Vote the Company shall in any event be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party.

(d)    Within 48 hours of or the next Business Day immediately following the Solicitation Period End-Date, whichever is later, the Company shall notify Parent, in writing, of the identity of each Excluded Party and provide Parent a copy of each Acquisition Proposal received from any Excluded Party (or, where no such copy is available, a description of such Acquisition Proposal). From and after the Solicitation Period

End-Date, the Company shall promptly (within 48 hours of or the next Business Day immediately following, if later) notify Parent in the event that the Company, its Subsidiaries or Representatives receives (i) any Acquisition Proposal or written indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. Following the Solicitation Period End-Date, the Company shall keep Parent reasonably informed (orally and in writing) on a current basis (and in any event no later than within 48 hours of or, if later, the immediately following Business Day, the occurrence of any significant changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any material written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, the Company shall promptly (within 48 hours of or, if later, the immediately following Business Day) notify Parent orally and in writing if it determines to provide non-public information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.02(c) other than with an Excluded Party, in each case after the Solicitation Period End-Date. Except to the extent provided in Section 5.02(a) or 5.02(c), the Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent. Subject to Section 5.02, the Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to enforce the provisions of any such agreement; provided, however, that the Company may permit a proposal to be made under a standstill agreement if it determines in good faith, after consultation with outside counsel, that such actions are necessary to comply with the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable Law. To the extent that the Company has entered into any confidentiality agreement entered into prior to the date hereof that would prevent the Company from providing information to Parent that the Company would otherwise be required to provide to Parent pursuant to the terms of this Section 5.02(c), the Company shall use its reasonable best efforts to obtain a waiver of such confidentiality agreement to enable the Company to provide such information to Parent in accordance with the terms of this Section 5.02(c) .

(e)    Notwithstanding anything in Section 5.02(b)(ii) to the contrary, if the Company receives an Acquisition Proposal which the Board of Directors of the Company (acting through the Special Committee if it still exists) concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent including pursuant to clause (ii) below, the Board of Directors of the Company (acting through the Special Committee if it still exists) may at any time prior to obtaining the Requisite Stockholder Vote, if it determines in good faith, after consultation with outside counsel, that such action is necessary to comply with the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable Law, (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation (a “Change of Board Recommendation”), (y) approve or recommend such Superior Proposal, and/or (z) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Breakup Fee (without derogation of any of the Company’s rights hereunder) and otherwise complies with the provisions of Section 7.03(b)(iii) ; and provided further that the Board of Directors of the Company (acting through the Special Committee if it still exists) may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x), approve or recommend such Superior Proposal pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless (A) such Superior Proposal did not result from a breach by the Company of this Section 5.02 and (B):

(i)    the Company shall have provided prior written notice to Parent, of its intention to take any action contemplated in Section 5.02(e) with respect to a Superior Proposal at least five calendar days in advance of taking such action (the “Notice Period”), which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the then-current form of the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and

(ii)    prior to effecting such Change of Board Recommendation, approving or recommending such Superior Proposal or terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, the Company shall provide Parent the opportunity to submit an amended written proposal or to make a new written proposal to the Board of Directors of the Company, acting through the Special Committee if it still exists, during the Notice Period.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.02(e) with respect to such new written notice except that the Notice Period shall be reduced to three calendar days.

(f)    Nothing contained in this Section 5.02 shall prohibit the Board of Directors of the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (other than any disclosure of confidential information to third parties prohibited by Section 5.02(d) ) ( provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its stockholders in favor of the Merger shall be deemed to be a Change in Board Recommendation (including for purposes of Section 7.01(g)(i) ), or (ii) disclosing the fact that the Board of Directors of the Company (acting through the Special Committee if it still exists) has received an Acquisition Proposal and the terms of such proposal, if the Board of Directors of the Company (acting through the Special Committee if it still exists) determines, after consultation with its outside legal counsel, that it is required to make such disclosure in connection with its fiduciary duties under applicable Law or to comply with obligations under federal securities Laws or New York Stock Exchange or the rules and regulations of any U.S. securities exchange upon which the capital stock of the Company is listed.

(g)    For purposes of this Agreement, (i) “Acquisition Proposal” means any inquiry, offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 20% of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries, taken as a whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger and (ii) “Superior Proposal” means any bona fide Acquisition Proposal (except the references therein to “20%” shall be replaced by “50%”) made in writing that (x) is on terms that the Board of Directors of the Company (acting through the Special Committee if it still exists) has determined in its good faith judgment (after consultation with the Company’s outside counsel and financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) are more favorable to the Company’s stockholders from a financial point of view than this Agreement, and (y) which the Board of Directors of the Company (acting through the Special Committee if it still exists) has determined in its good faith judgment (after consultation with the Company’s outside counsel and financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) is reasonably likely to be consummated (if accepted).

Section 5.03    Access to Information.

(a)    Subject to the restrictions imposed by the Gaming Laws, the HSR Act, Foreign Antitrust Laws, federal and state securities laws and other applicable Laws, from the date of this Agreement until the Effective Time or the date this Agreement is terminated pursuant to Section 7.01, the Company will (i) give Parent and Merger Sub and take reasonable best efforts to cause their respective Representatives to have reasonable access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries and cause the Company’s and its Subsidiaries’ respective Representatives to provide reasonable access to such information as Parent or Merger Sub may reasonably request, (ii) permit Parent and Merger Sub to make such inspections as they may reasonably require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request (other than information concerning Acquisition Proposals, which shall be governed by Section 5.02 ) and (iv) make available to Parent and Merger Sub a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws.

(b)    The information obtained by Parent or Merger Sub pursuant to Section 5.03(a) shall be subject to the applicable provisions of the Confidentiality Agreements, except for disclosure to potential investors as required in connection with the Financing subject to customary confidentiality protections.

(c)    Nothing in this Section 5.03 shall require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) violate any of its respective obligations with respect to confidentiality, provided that the Company shall use its reasonable best efforts to obtain the consent of such third party to such inspection or disclosure (other than with respect to Acquisition Proposals, the terms of which are governed solely by Section 5.02 ), or (ii) result in a violation of applicable Law, including the Gaming Laws, federal or state securities laws, the HSR Act or Foreign Antitrust Laws.

Section 5.04    Stockholder Approval. As promptly as practicable following the date of this Agreement and unless this Agreement has been terminated pursuant to Section 7.01, the Company shall call a meeting of its stockholders (the “Special Meeting”) to be held as soon as reasonably practicable after the date of this Agreement (but not prior to or on the Solicitation Period End-Date) for the purpose of obtaining the Requisite Stockholder Vote in connection with this Agreement and the Merger. The Company shall use its reasonable best efforts to cause such meeting to occur thereafter as promptly as reasonably practicable and, in any event, shall use reasonable best efforts to cause such meeting to occur within 100 days of the date of this Agreement subject to timing delays due to any SEC review of the Proxy Statement. Except in the event of a Change of Board Recommendation pursuant to Section 5.02(e), with respect to the Special Meeting (a) the Proxy Statement shall include the recommendation of the Board of Directors of the Company (acting through the Special Committee if it still exists) of this Agreement and the transactions contemplated hereby, including the Merger, (b) the Company shall use its reasonable best efforts to obtain from its stockholders the Requisite Stockholder Vote in favor of the adoption of this Agreement required to consummate the transactions contemplated by this Agreement, and (c) after the Solicitation Period End-Date, the Board of Directors shall publicly reaffirm the Company Board Recommendation within forty-eight (48) hours after the reasonable request of Parent or Merger Sub.

Section 5.05    Efforts; Consents and Governmental Approvals.

(a)    Subject to the terms and conditions of this Agreement, each of the parties hereto agree to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, and subject to Sections 5.05(b) through (f), each of the

Company, Parent and Merger Sub agree to use its reasonable best efforts to (i) obtain all necessary waivers, consents and approvals from other parties to Material Contracts (to which the Company is a party) and other material contracts (to which Parent or Merger Sub is a party), (ii) obtain, and cause (with respect to the Company) the Company’s and (with respect to Parent or Merger Sub) Parent’s and Merger Sub’s respective directors, officers, employees or Affiliates or other related Persons as may be so required to obtain, all material consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign Law or regulation no later than the date that is twelve (12) months after the date hereof (the “Target Regulatory Approval Date”) subject to the applicability of the “Extended Date” described in Section 7.01(c), (iii) without limitation of clause (ii) of this sentence, obtain, and cause (with respect to the Company) the Company’s and (with respect to Parent or Merger Sub) Parent’s and Merger Sub’s respective directors, officers, employees or Affiliates (including the Licensed Persons) or other related Persons as may be so required to use reasonable best efforts to obtain all Gaming Approvals, including by taking such actions as are specified in paragraph (e) below and taking all other reasonable courses of action, (iv) prevent the entry, enactment or promulgation of any threatened or pending injunction or order that could materially adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (v) lift or rescind any injunction or order that could materially adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (vi) in the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the date of this Agreement, cooperate to defend vigorously against it and respond thereto and (vii) effect all necessary registrations and filings and submissions of information requested by any Governmental Authorities.

(b)    Each of the Company, Parent and Merger Sub agree to make any required submissions under the HSR Act and Foreign Antitrust Laws which the Company or Parent determines should be made, in each case, with respect to the Merger and the transactions contemplated hereby as promptly as reasonably practicable, but in no event later than 15 Business Days after the date hereof (in the case of the HSR Act)*, and to supply to the applicable Governmental Entities as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or Foreign Antitrust Laws and use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable consistent with this Section 5.05 to cause the expiration or termination of the applicable waiting periods under the HSR Act or any Foreign Antitrust Laws as soon as practicable, and Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to other contracts or instruments (including loan agreements) material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain as expeditiously as practicable any such consents, permits, authorizations, approvals or waivers.

(c)    Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent agree to promptly prepare and file all necessary documentation to effect all Gaming Approvals and to comply with the terms and conditions of all such Gaming Approvals. Each of the Company, Parent and Merger Sub shall use reasonable best efforts to, and to cause their respective officers, directors and Affiliates (including the Licensed Persons) to file as promptly as practicable after the execution hereof, but in no event later than 60 days after the date of this Agreement, all required initial applications and documents in connection with obtaining the Gaming Approvals (including where appropriate indications of

*	Pursuant to a Waiver dated as of January 10, 2007, each of Parent, Merger Sub and the Company waived the requirement that such Persons make any required submissions under the HSR Act no later than 15 Business Days after the date of the Agreement. In lieu thereof, Parent, Merger Sub and the Company agreed to make any required submissions under the HSR Act no later than February 28, 2007.

further information to come by supplementary filing) and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. In particular, upon request of Parent, the Company and Parent agree to file, as promptly as practicable, but in no event later than 30 days from the date hereof, a petition for declaratory rulings and applications pursuant to New Jersey Statutes Annotated 5:12-95.12 et seq. Each party (a “Notifying Party”) will notify the other promptly of receipt of material comments or material requests from any Gaming Authority that relate to Gaming Approvals, and will supply the other with copies of all correspondence (other than to the extent of privileged or, in the good faith determination of the applicable Person, confidential personal information) between the Notifying Party or any of its representatives and Gaming Authorities with respect to Gaming Approvals. The Company and Parent agree to promptly advise each other upon receiving any communication from any Gaming Authority that causes such party to believe that there is a reasonable likelihood that any Gaming Approval required from such Gaming Authority will not be obtained or that the receipt of any such approval will be materially delayed.

(d)    Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

(e)    Parent, Merger Sub and each of their respective Affiliates will use reasonable best efforts to obtain all Gaming Approvals as expeditiously as reasonably possible, and the Company shall contact each of the Gaming Authorities located in the United States (other than tribal authorities) within two Business Days of the date hereof and, upon Parent’s request, the Company shall use its reasonable best efforts to set up meetings with each of the Gaming Authorities as promptly as practicable after the date hereof. To the extent practicable without adverse impact on Parent’s or its Affiliate’s equity commitment or in the case of (i) below the value of and returns on the equity investment or delay to the transactions contemplated hereby, such efforts shall include but not be limited to the following (to the extent requested by a Gaming Authority as a requirement to obtain Gaming Approval): (i) restructuring or committing to restructure the Surviving Corporation’s capital structure, (ii) replacing, or issuing non-voting equity to (to the extent such solution would cure the problem, by preventing such Person from having any influence, directly or indirectly, over the Company), one or more of the Licensed Persons who is preventing or materially delaying Gaming Approvals, (iii) agreeing to divest immaterial assets or immaterial operations after the Closing, (iv) placing assets or operations in certain Gaming Jurisdictions in trust upon the Closing pending obtaining control upon subsequent regulatory approval as further provided in the immediately following sentence, and (v) accepting customary ordinary course operating restrictions on the Surviving Corporation.

Notwithstanding the closing condition set out in Section 6.01(d), the parties hereto shall approach Gaming Authorities (at an appropriate time in light of the status of pending regulatory processes and, to the extent advisable in order to expedite satisfaction of the closing condition set out in Section 6.01(d) ), in all states requiring Gaming Approval (other than in Nevada and New Jersey) regarding the possibility of completing the Merger before obtaining full customary Gaming Approval (other than in Nevada and New Jersey) and shall use reasonable best efforts to agree to an acceptable solution to complete the Merger with a trust or other comparable acceptable solution with respect to such state (other than in Nevada and New Jersey) that leaves control with management of the business and permits completion of the Merger pending subsequent approval of the Licensed Persons. The closing condition set forth in Section 6.01(d) shall be deemed satisfied with respect to any such state upon in fact reaching such a solution with such state’s Gaming Authority.

(f)    Notwithstanding anything to the contrary contained in this Agreement, nothing shall obligate Parent, Merger Sub or any of their respective Affiliates to take any action or agree (except as required by

(e) above with respect to (i) and (ii) below) (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Surviving Corporation, the Company or any of their respective Subsidiaries, (ii) to limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Surviving

Corporation, the Company or any of their respective Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Surviving Corporation, the Company or any of their respective Subsidiaries, (iii) to take any action that could reasonably be expected to have a material adverse impact on the business, operations or revenues of the Company or the Surviving Corporation, as the case may be, or (iv) to restructure or committing to restructure the Surviving Corporation’s capital structure in any manner that increases its equity commitment or otherwise adversely affects the value of and returns on the equity investment (each of clauses (i)-(iv) above, together with any action not required by paragraph (e) above, and excluding any action required by clause (e) above a “Burdensome Condition”). Nothing shall require the Company to agree to any divestiture before the Effective Time.

(g)    Parent and Merger Sub agree (i) following receipt of any communication from any Gaming Authority involving any (x) material issues or (y) requests that are outside the ordinary course of business in the context of an investigation for a similar transaction, to promptly advise the General Counsel and Chief Regulatory Officer of the Company thereof and to make available Parent’s Nevada gaming counsel, and any other relevant state regulatory counsel and Ernst & Young LLP (which shall be coordinated by Parent’s Nevada gaming counsel), to discuss any such issues or requests and (ii) to make Parent’s Nevada legal gaming counsel, and other relevant state regulatory counsel and Ernst & Young LLP (which shall be coordinated by Parent’s Nevada gaming counsel), available to the General Counsel and Chief Regulatory Officer of the Company for the purpose of discussing the status of the regulatory approval process. Notwithstanding anything to the contrary contained herein, Parent and Merger Sub shall not be required to furnish to the Company, its General Counsel or its Chief Regulatory Officer any confidential personal information with respect to any individual.

(h)    Notwithstanding anything to the contrary, the Company shall, and shall cause its directors, officers, employees and Subsidiaries to, use reasonable best efforts in working with Parent and Parent’s counsel to obtain the Regulatory Approvals.

(i)    Without prejudice to the provisions of Section 5.02, none of the Company, Parent or Merger Sub shall take any action for the purpose of materially delaying or impairing the Closing.

Section 5.06    Indemnification and Insurance.

(a)    Parent and Merger Sub agree that all rights to indemnification, exculpation and advancement existing in favor of the current or former directors, officers, employees and agents of the Company or any of its Subsidiaries (the “Indemnified Persons”) as provided in the Certificate of Incorporation, Bylaws, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries, or in any indemnification agreement or arrangement as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time shall survive the consummation of the Merger and shall continue in full force and effect from and after the Closing.

(b)    The Company shall purchase on or prior to the Effective Time, and the Surviving Corporation shall maintain with reputable and financially sound carriers, tail policies to the current directors’ and officers’ liability insurance and fiduciaries liability insurance policies maintained on the date of this Agreement by the Company and its Subsidiaries, which tail policies and fiduciaries liability policies (i) shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) shall contain coverage that is at least as protective to the Persons covered by such existing policies (a complete and accurate copy of which has been made available to Parent) and shall in any event include nonmanagement directors Side A (DIC) coverage. The Surviving Corporation shall provide copies of such policies to the past, current and future directors and officers of the Company entitled to the benefit thereof as reasonably requested by such Persons from time to time. Notwithstanding the foregoing, if the coverage described above cannot be obtained or can only be obtained by paying aggregate premiums in excess of 300% of the aggregate annual amount currently paid by the Company for such coverage, the Surviving Corporation shall only be required to provide as much coverage as can be obtained by paying aggregate premiums equal to 300% of the aggregate amount currently paid by the Company for such coverage.

(c)    This Section 5.06 shall survive the consummation of the Merger and continue in full force and effect and is intended to benefit, and shall be enforceable as third party beneficiaries by each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise.

(d)    In the event that the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent or the properties and assets thereof, as the case may be, shall succeed to the obligations set forth in this Section 5.06 .

Section 5.07    Employee Matters.

(a)    Prior to the Effective Time, except to the extent set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms, all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries.

(b)    Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for the individuals employed by the Company or any of its Subsidiaries at the Effective Time other than those individuals covered by a collective bargaining agreement (as to which the Surviving Corporation shall comply with such collective bargaining agreements, subject to the right to amend or terminate these agreements in accordance with their terms) (the “Current Employees”) (excluding Current Employees who have entered into or will enter into an individual employment agreement with the Company or any of its Subsidiaries as to which such agreements shall govern) compensation, severance and benefits provided under Plans which benefits are substantially comparable in the aggregate to the benefits maintained for and provided to Current Employees as a group immediately prior to the Effective Time (excluding, for this purpose, equity-based compensation); provided, however, subject to the foregoing, that nothing herein shall be construed as an amendment to any Plan or prevent the amendment or termination of any Plan or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law so long as in the aggregate the benefits so provided to the Current Employees are still substantially comparable. Nothing in this Section 5.07 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time.

(c)    Parent will cause the Surviving Corporation to cause service rendered by Current Employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting, eligibility and benefits accrual purposes under any employee benefit plans of the Surviving Corporation and its Subsidiaries which are made available to any Current Employee, to the same extent as such service was or is taken into account under the corresponding Plans of the Company and its Subsidiaries. Current Employees will not be subject to any pre-existing condition limitation under any health plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Plan of the Company or its Subsidiaries in which they participated prior to the Effective Time. Parent will cause the Surviving Corporation and its Subsidiaries to give such Current Employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time.

(d)    No later than five Business Days prior to its distribution, the Company and its Subsidiaries shall provide Parent and Merger Sub with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby, and will provide a reasonable opportunity for Parent and Merger Sub to review and suggest revisions to such communications.

(e)    This Section 5.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.07, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.07 .

Section 5.08    Takeover Laws. The Company shall, upon the request of Parent or Merger Sub, take all reasonable steps to exclude the applicability of, or to assist at Parent’s cost and expense in any challenge to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.

Section 5.09    Proxy Statement; Other Filings. As promptly as reasonably practicable after the date of this Agreement, (a) the Company shall prepare and file promptly with the SEC (not later than February 9, 2007 assuming Parent timely supplies the information required from it and timely provides reasonable cooperation), subject to the reasonable prior review and comment of Parent (which comments shall be reasonably considered) unless this Agreement has been terminated pursuant to Section 7.01, a Proxy Statement relating to the Merger and (b) each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all Other Filings as required by the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company and Parent shall obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy Statement and, to the extent applicable, the Other Filings. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest reasonably practicable date. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the party responsible for filing or mailing such document shall if reasonably practicable provide the other party an opportunity to review and comment on such document or response and shall include in such document or response appropriate and reasonable comments timely proposed by the other party. The Proxy Statement shall contemplate the Special Meeting to be held as promptly as reasonably practicable and separate from the Annual Meeting.

Section 5.10    Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of any event, which is likely (a) to cause any representation or warranty of such party contained in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect if made as of the Effective Time so that the Closing condition in Section 6.02(a) or 6.03(a), as applicable, would not be satisfied or (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

Section 5.11    Financing.

(a)    Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and use reasonable best efforts to cause its and their respective Representatives to, at Parent’s sole expense for any and all reasonable and documented out-of-pocket expenses, provide to Parent and Merger Sub such cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the operations of the Company and its Subsidiaries), including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, including execution and delivery of customary representation letters in connection with bank information memoranda; provided that any private placement memoranda or prospectuses in relation to high yield debt securities need not be issued by the Company or any of its Subsidiaries; provided further that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor; (iii) as promptly as reasonably practical, furnishing Parent and its Debt Financing sources with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K promulgated under the Securities Act and of type and form customarily included in a registration statement on Form S-1 (or any applicable successor form) (subject to exceptions customary for a Rule 144A offering for affiliates of or funds advised by affiliates of Parent) under the Securities Act for a public offering to consummate the offering(s) of debt securities contemplated by the Debt Commitment Letters, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made, or as otherwise reasonably required in connection with the Debt Financing and the transactions contemplated by this Agreement or as otherwise necessary in order to assist in receiving customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Commitment Letters (all such information in this clause (iii), the “Required Information”); (iv) using reasonable best efforts to obtain customary accountants’ comfort letters, legal opinions, appraisals, surveys, title insurance and other documentation and items relating to the Debt Financing as reasonably requested by Parent and, if requested by Parent or Merger Sub, to cooperate with and assist Parent or Merger Sub in obtaining such documentation and items; (v) using its reasonable best efforts to provide monthly financial statements (excluding footnotes) within 25 days of the end of each month prior the Closing Date; (vi) executing and delivering, as of the Effective Time, any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents, as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness and the release of related Liens); (vii) taking commercially reasonable actions necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Effective Time and (B) establish, effective as of the Effective Time, bank and other accounts and blocked account agreements and lock box arrangements in connection with the Debt Financing; (viii) using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which any Subsidiary of the Company is a party and to arrange discussions among Parent, Merger Sub and their financing sources with other parties to material leases, encumbrances and contracts as of the Effective Time; (ix) taking all corporate actions, subject to the Effective Time, reasonably requested by Parent that are necessary or customary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries (not needed for other purposes), to be made available to the Company on the Closing Date to consummate the Merger; and (x) take such corporate actions to form subsidiary entities for the facilitation of the real estate financings (provided that neither the Company nor any of its Subsidiaries is subjected to tax or service of process in any jurisdiction where it is not already so subject); it being understood that the Company shall have satisfied each of its obligations set forth in clauses (i) through (x) of this sentence if the Company shall have used its reasonable best efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided. The Company will take reasonable best efforts to periodically update any such Required Information provided to Parent pursuant to clause (iii) of the foregoing sentence as may be necessary such that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to nor is reasonably likely to harm or disparage the Company or any of its Subsidiaries, the reputation or goodwill of the Company or any of its Subsidiaries or any of their assets, including their logos and marks. Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 5.11 or otherwise in connection with the Debt Financing (x) to pay any commitment or other similar fee prior to the Effective Time that is not advanced or substantially simultaneously reimbursed by Parent or (y) to incur any out-of-pocket expense unless such expense is reimbursed by Parent on the earlier of the Effective Time or termination of this Agreement in accordance with Article VII. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with (1) any action taken by them at the request of Parent or Merger Sub pursuant to this Section 5.11 or in connection with the arrangement of the Debt Financing or (2) any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries). Nothing contained in this Section 5.11 or otherwise shall require the Company to be an issuer or other obligor with respect to the Debt Financing prior to the Closing. All material, non-public information regarding the Company and its Subsidiaries provided to Parent, Merger Sub or their Representatives pursuant to this Section 5.11(a) shall be kept confidential by them in accordance with the Confidentiality Agreements except for disclosure to potential investors as required in connection with the Financing subject to customary confidentiality protections. For the avoidance of doubt, prior to the Closing, Parent shall be permitted to engage in customary equity syndication to include other investors; provided that Parent shall not do so in such a way so as to cause an investor or an investor of a firm (other than Apollo and TPG) to require Gaming Approval prior to the Merger or would otherwise materially delay the consummation of the Closing; provided further that Parent shall not enter into any agreement for investment on an exclusive basis with a potential equity investor prior to the Solicitation Period End-Date.

(b)    Parent shall use its reasonable best efforts to complete the Equity Financing as part of the Closing and arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitments ( provided that Parent and Merger Sub may (i) amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date of this Agreement (each on a non-exclusive basis until the Solicitation Period End-Date), or (ii) otherwise replace or amend the Debt Financing Commitments so long as such action would not reasonably be expected to delay or prevent the Closing (including with respect to approvals required in connection therewith under any Gaming Laws) and the terms are not materially less beneficial to Parent or Merger Sub, with respect to conditionality, than those in the Debt Financing Commitments as in effect on the date of this Agreement), including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein (including the flex provisions) or on other terms reasonably acceptable to Parent and not in violation of this Section 5.11 and (ii) satisfy on a timely basis all conditions applicable to such Financing in such definitive agreements. In the event that all conditions to the Financing Commitments (other than, with respect to the Debt Financing, the availability of equity financing) have been satisfied, Parent shall use its reasonable best efforts to cause the lenders and other Persons to fund the Debt Financing and Equity Financing required to consummate the Merger on the Closing Date (including taking enforcement action to cause such lenders and other Persons to provide such financing). In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, (A) Parent shall promptly notify the Company and (B) Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial to Parent and Merger Sub (as determined in the reasonable judgment of Parent), in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as possible. For the avoidance of doubt, in the event that (x) all or any portion of the contemplated Debt Financing (other than any bridge financing) has not been consummated, (y) all closing conditions contained in Article VI (other than those contained in Section 6.02(d) and 6.03(c)) shall have been satisfied or waived, and (z) the bridge facilities contemplated by the Debt Financing Commitments (or alternative bridge financing obtained in accordance with Section 5.11 of this Agreement) are available on the terms and conditions described in the Debt Financing Commitments (or replacements thereof), then Parent shall cause the proceeds of such bridge financing to be used in lieu of such contemplated Debt Financing as promptly as practicable following the final day of the Marketing Period. For purposes of this Agreement, “Marketing Period” shall mean the first period of 25 consecutive calendar days (1) during and at the end of which Parent shall have (and its financing sources shall have access to), in all material respects, the Required Information and (2) throughout and at the end of which the conditions set forth in Section 6.01 and Sections 6.02 (other than the receipt of the certificates referred to therein) shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.01 and Section 6.02 (other than the receipt of the certificates referred to therein) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 25-consecutive-calendar-day period; provided that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated; provided further that the Marketing Period must occur either entirely before or entirely after the periods (i) from and including December 22, 2006 through and including January 1, 2007, (ii) from and including August 17, 2007 through and including September 3, 2007 or (iii) from and including December 21, 2007 through and including January 1, 2008. Notwithstanding the foregoing, it is the intention of the parties to and, to the extent practicable and not commercially inadvisable, the parties shall, if the Required Information is available, begin the Marketing Period on the Expected Date with the view to finish the Marketing Period and complete the Debt Financing contemporaneously with the satisfaction of the conditions set forth in Section 6.01(d). For purposes of this Agreement, the “Expected Date” shall mean the date that Parent’s Nevada counsel reasonably believes (in good faith) (and the Company’s counsel shall not object) is 30 days prior to the date that the conditions set forth in Section 6.01(d) will be satisfied. Except as provided elsewhere herein, nothing contained in this Agreement shall prohibit Parent or Merger Sub from entering into agreements relating to the Financing or the operation of Parent, Merger Sub or as of the Effective Time the Surviving Corporation, including adding other equity providers or operating partners (so long as such agreement or entering into such agreements would not reasonably be expected to materially delay the Closing (including with respect to approvals required in connection therewith under any Gaming Laws)); provided that there shall be no agreement to invest on an exclusive basis prior to the Solicitation Period End-Date. For the purposes of this Agreement, the term “Debt Financing Commitments” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance herewith (and any Debt Financing Commitment remaining in effect at the time in question).

Section 5.12    Subsequent Filings. Until the Effective Time, the Company will use reasonable best efforts to timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly make available to Parent copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with GAAP applied on a consistent basis (except to the extent indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended in accordance with GAAP.

Section 5.13    Press Releases. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed) or without prior notice by the Company to the Gaming Authorities in accordance with Gaming Laws if required (and which notice the Company shall promptly provide), except to the extent such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow, to the extent practicable, each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the party required to make such disclosure.

Section 5.14    Treatment of Certain Notes.

(a)    At the request and expense of Parent, the Company shall promptly at a time reasonably requested by Parent, commence, or cause its Subsidiary to promptly commence, an offer to purchase, and a related consent solicitation (the “Consent Solicitation”), with respect to any and all of the outstanding aggregate principal amount of each series of the Company’s publicly traded senior notes and/or senior subordinated notes identified by Parent to the Company in writing prior to, on, or after the date hereof (the “Notes”) on price terms that are acceptable to Parent and such other customary terms and conditions as are reasonably acceptable to the Company and Parent to be consummated substantially simultaneously with the Closing using funds provided by Parent (including the related Consent Solicitation, collectively, the “Debt Tender Offer”) and Parent shall assist the Company in connection therewith. The Company shall irrevocably take all corporate actions necessary for the Debt Tender Offer and the Consent Solicitation. Promptly following the expiration date of the Consent Solicitation, assuming the requisite consents are received with respect to such series of Notes, the Company shall execute a supplemental indenture to the indentures governing each such series of Notes (each, an “Indenture”), amending the terms and provisions of each such Indenture as reasonably requested by Parent and as set forth in the Debt Tender Offer documents sent to holders of such series of Notes (which amendment may include the elimination of all or substantially all of the covenants contained in such Notes or the Indenture related thereto which can be eliminated upon the favorable vote of the holders of a majority of the principal amount thereof), which supplemental indenture shall become operative immediately upon the Effective Time, and shall use all reasonable efforts to cause the trustee under each such Indenture to enter into such supplemental indenture prior to or substantially simultaneously with the Closing. The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offer. The closing of the Debt Tender Offer shall be conditioned on the occurrence of the Closing, and the parties shall use reasonable best efforts to cause the Debt Tender Offer to close on the Closing Date; provided that the consummation of the Debt Tender Offer with respect to any series of Notes shall not be a condition to Closing. Concurrent with the Effective Time, and in accordance with the terms of the Debt Tender Offer, the Surviving Corporation shall accept for purchase and purchase each series of Notes properly tendered and not properly withdrawn in the Debt Tender Offer using funds provided by or at the direction of Parent. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds to the Company for the full payment at the Effective Time of all Notes properly tendered and not withdrawn to the extent required pursuant to the terms of the Debt Tender Offer.

(b)    If requested by the Parent in writing, in lieu of commencing a Debt Tender Offer for any series of Notes, the Company shall, to the extent permitted by such series of Notes and the applicable Indenture, (A) substantially simultaneous with the Effective Time issue a notice of optional redemption for all of the outstanding aggregate principal amount of such series of Notes, pursuant to the redemption provisions of the applicable Indenture and (B) take any other actions reasonably requested by the Parent to facilitate the satisfaction and discharge of such series of Notes pursuant to the satisfaction and discharge provisions of the applicable Indenture and the other provisions of such Indenture applicable thereto; provided that prior to the Company’s being required to take any of the actions described in clauses (A) and (B) above, the Parent shall have, or shall have caused to be, deposited with the trustee under the applicable Indenture sufficient funds to effect such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of any series of Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of such series of Notes. The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Discharge of any Series of Notes identified to the Company by Parent in writing at any time.

(c)    At the request and expense of Parent, the Company shall promptly at a time reasonably requested by Parent, commence, or cause its Subsidiary to promptly commence, such actions in respect of the Company’s floating rate senior convertible notes due 2024 (the “Convertible Notes”), subject to the immediately following sentence, as are reasonably requested by Parent on price terms that are acceptable to Parent and such other terms and conditions as are reasonably acceptable to the Company and Parent to be consummated substantially simultaneously with the Closing. Such actions in respect of the Convertible Notes may include a consent solicitation to amend the indenture governing the Convertible Notes (the “Convertible Indenture”) to cause the convertible notes that have the right to convert into Shares or the Merger Consideration to be settled at Closing and not thereafter; provided that (i) Parent may not require the Company to conduct any tender offer or exchange offer with respect to the Convertible Notes, and (ii) the consummation of any such actions (including any consent solicitation) shall not be a condition to Closing.

(d)    Parent shall promptly, upon request by the Company (which may require an advance of the amount of such costs, fees and expenses), reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company in connection with the Debt Tender Offer or Discharge in respect of any series of Notes. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives for any liabilities incurred by any of them in connection with any action taken by them to the extent pursuant to this Section 5.14 with respect to any Debt Tender Offer or Discharge (other than as a result of the Company’s fraud or willful misconduct); provided, however, that the Parent shall not have any obligation to indemnify and hold harmless any such party or person to the extent such damages suffered or incurred is attributable to the information provided by the Company that is finally determined by a court of competent jurisdiction to have contained a material misstatement or omission.

(e) The Company shall be deemed to have satisfied each of its obligations set forth in clauses (a) through (d) of this Section 5.14 if the Company shall have used its reasonable best efforts to comply with such obligations, regardless of the actual outcome of any Debt Tender Offer, Discharge or actions in respect of the Convertible Notes.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Stockholder Vote.

(b)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the

Merger or the Debt Financing shall be in effect; provided that a party shall not be relieved of its obligation to effect the Merger if it has not used its reasonable best efforts to contest such order, injunction, decree or other legal restraint or prohibition. No statute, rule or regulation, shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or the Debt Financing.

(c)    HSR Act. Any waiting period under the HSR Act applicable to the Merger or any of the other transactions contemplated by this Agreement shall have expired or early termination thereof shall have been granted.

(d)    Regulatory Approvals. Each of Parent and Merger Sub shall have obtained any and all Gaming Approvals (taking into account the final two sentences of Section 5.05(e)) required to be obtained prior to the Effective Time in connection with the transactions contemplated by this Agreement, which Gaming Approvals shall have been granted without the imposition of limitations, restrictions or conditions that are inconsistent with Section 5.05 and without the imposition of a Burdensome Condition.

Section 6.02    Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company contained in the first four sentences of Section 3.02 (Capitalization) shall be true and correct in all but de minimis respects, and the representations and warranties of the Company contained in Section 3.03 and the remainder of Section 3.02 shall be true in all material respects, (ii) the remaining representations and warranties of the Company contained in Article III shall be true and correct in all respects (in each case read for purposes of this Section 6.02(a) without any materiality, material or Material Adverse Effect qualifications), in each case of clauses (i)-(ii) above, as of the date of this Agreement and as of the Closing Date as though made as of such date (unless such representations and warranties expressly relate to an earlier date in which case only as of such earlier date), except, in the case of clause (ii) only, where the failure of any such representation or warranty to be so true and correct would not have or be reasonably expected to have a Material Adverse Effect.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)    Absence of a Material Adverse Effect. Since the date of this Agreement there shall not have been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)    Officers Certificate. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer certifying as to the matters set forth in Sections 6.02(a) and 6.02(b) .

Section 6.03    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Section 4.11 shall be true and correct in all material respects, and (ii) the remaining representations and warranties of the Company contained in Article IV shall be true and correct in all respects (in each case read for purposes of this Section 6.03(a) without any materiality or material qualifications), in each case of clauses (i)-(ii) above, as of the date of this Agreement and as of the Closing Date as though made as of such date (unless such representations and warranties expressly relate to an earlier date in which case only as of such earlier date), except in the case of clause (ii) only, where the failure of any such representation or warranty to be so true and correct would not have a Material Adverse Effect.

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)    Officers Certificate. The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer certifying as to the matters set forth in Sections 6.03(a) and 6.03(b) .

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

Section 7.01    Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the Requisite Stockholder Vote) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a)    by mutual written consent of the Company and Parent;

(b)    by either the Company or Parent, if (i) any court of competent jurisdiction or other Governmental Entity (other than a Gaming Authority) shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non appealable or (ii) any applicable Gaming Authority shall have finally and non-appealably declined to grant any of the Gaming Approvals, the receipt of which is necessary to satisfy the condition set forth in Section 6.01(d) ; provided that in order for a party to seek to terminate this Agreement pursuant to this Section 7.01(b) it must have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action pursuant to and otherwise in compliance with Section 5.05, including Section 5.05(e), in all material respects;

(c)    by either the Company or Parent, if the Merger shall not have been consummated on or before the Target Regulatory Approval Date (or, if the provisions below in this Section 7.01(c) shall apply, the Extended Date) (the latest such date, the “Outside Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement; provided, however, that if all of the conditions to the Closing set forth in Article VI were or were capable of being satisfied on the Target Regulatory Approval Date (other than conditions with respect to actions the respective parties will take at the Closing itself) other than relating to a Gaming Approval, then the date for termination under this Section 7.01(c) shall automatically be extended until the date that is five (5) months following the Target Regulatory Approval Date (the “Extended Date”); provided, further, that if Parent or Merger Sub shall have begun but not completed the Marketing Period by the Extended Date, then Parent may elect to extend the Extended Date by one (1) additional month by delivering written notice to the Company on or prior to the initial Extended Date;

(d)    by either the Company or Parent, if the Special Meeting shall have been convened and a vote to approve this Agreement, shall have been taken thereat and the approval of this Agreement by the Requisite Stockholder Vote shall not have been obtained (unless the Special Meeting is adjourned or postponed to vote on the Merger at a subsequent date);

(e)    by the Company, (i) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 6.03(a) or 6.03(b), as the case may be, and which is not cured within the earlier of (A) the Outside Date and (B) 30 days following written notice to

Parent, or which by its nature or timing cannot be cured within such time period; or (ii) if at any time, the Limited Guarantees or the Equity Financing Commitments are not in full force and effect in all material respects (with respect to the commitment to pay or fund thereunder) and such condition continues until the earlier of (1) the Outside Date and (2) thirty (30) days following written notice to Parent; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material breach of any of its covenants or agreements or representations and warranties contained in this Agreement such that the conditions set forth in Section 6.02(a) or 6.02(b) are incapable of being satisfied;

(f)    by Parent, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 6.02(a) or 6.02(b), as the case may be, and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to the Company, or which by its nature or timing cannot be cured within such time period; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) if Parent or Merger Sub is then in material breach of any of its covenants or agreements or representations and warranties contained in this Agreement such that the conditions set forth in Section 6.03(a) or 6.03(b) are incapable of being satisfied;

(g)    by Parent, if (i) a Change of Board Recommendation shall have occurred, (ii) the Board of Directors of the Company (acting through the Special Committee, if it still exists) shall (A) approve, adopt or recommend any Superior Proposal or (B) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal, (iii) after the Solicitation Period End-Date, the Company fails to issue a press release that reaffirms the Company Board Recommendation within five (5) Business Days of the date any Acquisition Proposal or any material modification thereto is first publicly disclosed, (iv) the Company shall have failed to include in the Proxy Statement distributed to stockholders its recommendation that the stockholders approve this Agreement and the transactions contemplated hereby, including the Merger, (v) the Company shall have willfully and materially breached the covenants and agreements in Section 5.02 or 5.04 (other than Section 5.04(c)) in any material respects, or (vi) the Company or its Board of Directors (or any committee thereof) shall authorize or publicly propose any of the foregoing;

(h)    by the Company if all the closing conditions contained in Section 6.01 and 6.02 have been satisfied (or are capable of being satisfied), the Marketing Period shall have occurred and Parent fails to fund the Payment Fund at the Closing; or

(i)    by the Company at any time prior to receipt of the Requisite Stockholder Vote, in accordance with, and subject to the terms and conditions of, clause (z) of Section 5.02(e) ; provided, that the Company shall substantially concurrently with such termination enter into the Alternative Acquisition Agreement.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.05, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.02    Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01, this Agreement, except for the applicable provisions of Sections 5.03(b), 7.02, 7.03, 7.04, 7.05, 7.06 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, except to the extent set forth in Section 7.04, no party shall be relieved or released from any liabilities or damages for any willful and material breach hereof.

Section 7.03    Fees and Expenses.

(a)    Whether or not the Merger is consummated, except to the extent otherwise specifically provided herein, all costs and Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and Expenses.

(b)    Notwithstanding the foregoing;

(i)    If (I)(A) either Parent or the Company terminates this Agreement pursuant to Section 7.01(d), and, at any time after the date of this Agreement and prior to the Special Meeting or any adjournment or postponement thereof at which the vote under Section 7.01(d) is taken, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company and not withdrawn or terminated, or (B) Parent terminates this Agreement pursuant to Section 7.01(f) and, at any time after the date of this Agreement and prior to the breach giving rise to Parent’s right to terminate under Section 7.01(f), an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company and not withdrawn or terminated, or (C) Parent or the Company terminates this Agreement pursuant to Section 7.01(c) and, at any time after the date of this Agreement, and prior to the termination of this Agreement an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company and not withdrawn or terminated, and (II) within nine (9) months after such termination, the Company enters into an agreement in respect of an Acquisition Proposal (which may be the same or a different Acquisition Proposal as that referred to in the immediately preceding clause (I)) or consummates any such Acquisition Proposal, then the Company shall pay to Parent the Breakup Fee ( minus any payment previously made or due in accordance with Section 7.03(b)(iv) below), by wire transfer of same day funds, on the date of entry into an agreement or consummation of such an Acquisition Proposal, as the case may be; provided that for purposes of this Section 7.03, (x) the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.02(g)(i), except that the references to “at least 20%” shall be deemed to be references to “more than 50%”.

(ii)    (A) If the Company terminates this Agreement pursuant to Section 7.01(e) or 7.01(h) as a result of a breach by Parent or Merger Sub of its respective obligation to effect the Closing pursuant to Section 1.02 hereof and satisfy its obligations under Article II, including depositing (or causing to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 2.02, and (B) Parent and Merger Sub failed to effect the Closing and satisfy such obligations because of a failure to receive the proceeds of one or more of the debt financings contemplated by the Debt Financing Commitments or because of their refusal to accept debt financing on terms materially less beneficial to Merger Sub than the terms set forth in one or more of the Debt Financing Commitments, then Parent and Merger Sub, collectively shall pay the Reverse Breakup Fee to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within five Business Days following such termination), payable by wire transfer of same day funds.

(iii)    If (A) Parent terminates this Agreement pursuant to Section 7.01(g) or (B) the Company terminates this Agreement pursuant to Section 7.01(i), then the Company shall pay to Parent as promptly as reasonably practicable the Breakup Fee, in the case of clause (A) as promptly as practicable (but in any event within five Business Days) after such termination and in the case of clause (B) concurrently with such termination.

(iv)    If this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(d), then the Company shall pay to Parent an amount equal to the sum of Parent’s and Merger Sub’s reasonably documented Expenses (not to exceed $60,000,000) by wire transfer of same day funds, within five (5) Business Days of such termination; provided that the payment by the Company of such Expenses pursuant to this Section 7.03(b)(iv) shall not relieve the Company of any obligation, if any, to pay the Breakup Fee pursuant to Section 7.03(b)(i) .

(v)    If this Agreement is terminated pursuant to Section 7.01(c), and, at the time of such termination, (A) the condition set forth in Section 6.01(d) has not been satisfied and the conditions set forth in Sections 6.01(a)-(c), 6.02 and 6.03 have been satisfied (or are capable of being satisfied at a Closing), (B) the Company shall not have meaningfully contributed to the failure to satisfy the condition set forth in Section 6.01(d) and (C) the Company is not in breach of Section 3.04 or otherwise in material breach of this Agreement, then Parent and Merger Sub collectively shall pay the Regulatory Breakup Fee to the Company or as directed by the Company as promptly as reasonably practicable (and in any event within five Business Days following such termination), payable by wire transfer of same day funds. For the avoidance of doubt, the disclosure of objective facts (and not opinions or any other subjective statements) by the Company as required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the Company is subject that is not made for the purposes of triggering a Regulatory Breakup Fee shall not, in and of themselves, constitute a meaningful contribution by the Company as referenced above.

(c)    “Breakup Fee” means an amount in cash equal to $500,000,000, which Breakup Fee shall be paid (when due and owing) by wire transfer of immediately available funds to the account designated by the recipient.

(d)    “Regulatory Breakup Fee” means an amount of cash equal to $250,000,000, which Regulatory Breakup Fee shall be paid (when due and owing) by Parent and Merger Sub to the Company by wire transfer of immediately available funds to the account designated by the Company.

(e)    “Reverse Breakup Fee” means an amount in cash equal to $500,000,000, which Reverse Breakup Fee shall be paid (when due and owing) by Parent and Merger Sub to the Company by wire transfer of immediately available funds to the account designated by the Company.

(f)    “Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement.

(g)    Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Breakup Fee or Expenses when due or Parent or Merger Sub shall fail to pay the Reverse Breakup Fee or Regulatory Breakup Fee when due, the Company or Merger Sub and Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable Expenses of counsel) in connection with the collection under and enforcement of this Section 7.03 .

Section 7.04    Maximum Recovery. Notwithstanding anything to the contrary in this Agreement, if Parent and Merger Sub fail to effect the Closing or otherwise are in breach of this Agreement, then the liability of Parent, Merger Sub and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees shall be limited to the amount of the Reverse Breakup Fee (or the Regulatory Breakup Fee, if applicable); no Person shall have any rights under any Equity Financing Commitments (except as expressly provided therein)), whether at law or equity, in contract, in tort or otherwise (without prejudice to the Company’s rights under the Limited Guarantee, dated as of December 19, 2006, by Apollo in favor of the Company and the Limited Guarantee, dated as of December 19, 2006 by TPG in favor of the Company (the “Limited Guarantees”)); provided, however, that if Parent or Merger Sub shall have willfully and materially breached this Agreement, then such liability shall be limited to the amount of the Reverse Breakup Fee and not the amount of the Regulatory Breakup Fee. None of Parent, Merger Sub or any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement except as expressly provided herein (including Section 8.04(c)).

Section 7.05    Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of the stockholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.06    Extension; Waiver; Remedies.

(a)    At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b)    The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

ARTICLE VIII

MISCELLANEOUS

Section 8.01    Representations and Warranties. The representations and warranties made in Articles III and IV or any instrument delivered pursuant to this Agreement shall not survive beyond the Effective Time. Each covenant or agreement of the parties in this Agreement shall not survive beyond the Effective Time, other than any covenant or agreement that by its terms contemplates performance after the Effective Time, which shall survive until fully performed.

Section 8.02    Entire Agreement; Assignment. This Agreement, together with the Disclosure Letter, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder. For the avoidance of doubt, the standstill provisions of the Letter Agreement, dated as of September 8, 2006, as amended by the Letter Agreement, dated as of September 22, 2006, by and between an Affiliate of Apollo Management L.P. and Harrah’s Operating Company, Inc. and the standstill provisions of the Letter Agreement, dated as of February 3, 2006, as amended by the Letter Agreement, dated as of September 22, 2006, by and between TPG Partners IV, L.P. and Harrah’s Operating Company, Inc. (the “Confidentiality Agreements”), shall be void and supplanted by the terms of this Agreement.

Section 8.03    Jurisdiction; Venue. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware chancery or federal court located in the City of Wilmington in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in Delaware chancery or federal courts located in the City of Wilmington, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.04    Validity; Specific Performance.

(a)    Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law; but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(b)    The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Article VII, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity if they are not in material breach of any of their respective obligations hereunder. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Sections 7.01, 7.03 and 7.04.

(c)    Notwithstanding the foregoing, it is agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to cause the Equity Financing to be funded and draw upon the Debt Financing at the Closing if all of the conditions to Closing set out in Section 6.01 and Section 6.02 are satisfied (or are capable of being satisfied upon the Closing), the funds contemplated by the Debt Financing shall be available and the Company shall not be in material breach of this Agreement. For the avoidance of doubt, whether or not the Company is entitled to seek specific performance pursuant to the provisions of the foregoing sentence or otherwise, in no event shall the Company be entitled to monetary damages in excess of the amount of the Reverse Breakup Fee.

Section 8.05    Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt, as follows:

if to Parent or Merger Sub:

Hamlet Merger Inc.

c/o Apollo Management V, L.P.

9 West 57th Street

43rd Floor

New York, New York 10019

Attention: Eric L. Press

Facsimile: 212.515.3288

and

c/o Texas Pacific Group

301 Commerce Street, Suite 3300

Forth Worth, TX 76102

Attention: Clive Bode

Facsimile: 817.850.4651

with a copy to each of:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Michael L. Ryan, Esq.

Paul J. Shim, Esq.

Facsimile: 212.225.3999

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Steven A. Cohen, Esq.

Gregory E. Ostling, Esq.

Facsimile: 212.403.2000

if to the Company:

Harrah’s Entertainment, Inc.

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: Stephen H. Brammell, Esq.

Facsimile: 702.407.6418

with copies to:

Kaye Scholer LLP

1999 Avenue of the Stars, Suite 1700

Los Angeles, California 90067

Attention: Barry L. Dastin, Esq.

Russ A. Cashdan, Esq.

Facsimile: 310.788.1200

and

Latham & Watkins LLP

650 Town Center Drive

Suite 20000

Costa Mesa, California 92626

Attention: Charles Nathan, Esq.

Charles K. Ruck, Esq.

Facsimile: 714.755.8290

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.06    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to conflict of law principles thereof).

Section 8.07    Interpretation. The descriptive headings herein (including the Table of Contents) are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa. The word “day” means calendar day. Unless the context requires otherwise, derivative forms of any term defined herein shall have a meaning comparable to that of such term. The word “or” when used in this Agreement is not exclusive. References to the Preamble, Recitals, Articles, Sections, Schedules or Exhibits shall refer respectively to the preamble, recitals, articles, sections, schedules or exhibits of this Agreement, unless otherwise expressly provided. References in this Agreement to any legal provision include a reference to such legal provision as from time to time amended, consolidated or replaced. References to this Agreement or to any other document include a reference to this Agreement or such document as varied, amended, modified, novated or supplemented from time to time. References to any Person include such Person’s successors in interest and permitted assigns. All references to dollars or “$” are to U.S. dollars.

Section 8.08    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, including Section 5.07, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.06, Section 7.04 and the last sentence of Section 8.04(b) (each of which provisions is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).

Section 8.09    Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

Section 8.10    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Section 8.11    Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)    “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement;

(b)    “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act;

(c)    “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

(d)    “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

(e)    “Bylaws” shall mean the Bylaws of the Company, as amended through the date of this Agreement;

(f)    “Certificate of Incorporation” shall mean the Company’s Certificate of Incorporation as in effect as of the date of this Agreement, including any amendments;

(g)    “Company SEC Reports” shall mean all filings made by the Company with the SEC since December 31, 2004, including those that the Company may file after the date of this Agreement until the Closing Date;

(h)    “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA (as defined in Section 4.15(a)(ii) ), (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA and (v) under corresponding or similar provisions of foreign laws or regulations;

(i)    “GAAP” shall mean United States generally accepted accounting principles;

(j)    “Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued or issuable by any Gaming Authority or under any Gaming Law which are necessary to permit the parties hereto to consummate the transactions contemplated by this Agreement or to permit Parent to own and operate the Company;

(k)    “Gaming Authorities” means any Governmental Entity with regulatory control or jurisdiction over the conduct of lawful gaming or gambling applicable to the Company;

(l)    “Gaming Laws” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization (including any condition or limitation placed thereon and including liquor laws) governing or relating to the current or contemplated casino, hotel and gaming activities and operations of the Company (including all Laws relating to related activities such as liquor, cabaret and the like);

(m)    “hereby,” “herein,” “hereinafter” and similar terms shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement;

(n)    “including” shall be deemed to be followed by the phrase “without limitation”;

(o)    “knowledge” of the Company means the knowledge of only the persons listed in Section 3.05(a) of the Disclosure Letter;

(p)    “Liens” means any mortgages, deeds of trust, liens (statutory or other) pledges, security interests, claims, covenants, conditions, restrictions, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title defects of any kind or nature;

(q)    “Material Adverse Effect” shall mean a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided, however, except (other than in clauses (B), (C) and (G) below) to the extent such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which the Company or its Subsidiaries operate, that, Material Adverse Effect shall not be deemed to include any event, change, effect, development, condition or occurrence to the extent resulting from any one or more of the following: (A) changes in general economic conditions, the securities or financial markets, the gaming industry generally or in any specific jurisdiction or regulatory or political conditions or developments, or (B) public disclosure of this Agreement or the transactions contemplated hereby, or (C) any taking of any action specifically required by this Agreement, or (D) changes in Law or GAAP (or the interpretation thereof), or (E) any outbreak or escalation of hostilities or war or any act of terrorism, or (F) any weather-related or other force majeure event, or (G) changes in the Company’s share price or trading volume of the Shares or the mere fact of a failure to meet projections or forecasts (it being understood that the facts or occurrences giving rise or contributing to such change or fact may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect, and it being further understood that any such change or failure may be taken into account in determining whether the facts or occurrences giving rise or contributing to such change or failure are materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries. taken as a whole);

(r)    “Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) Liens for existing indebtedness as of the date hereof (which indebtedness is described in the Company SEC Reports), or (iv) any other Liens, security interests, easements, rights-of-way, encroachments, restrictions, conditions and other encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have, individually or in the aggregate, a material effect on the assets or properties to which they relate or the ability of Parent to obtain the Debt Financing;

(s)    “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization;

(t)    “Plan” means each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, program, policy, practice or arrangement, including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any obligation to contribute, or otherwise providing benefits to any current, former or future employee, consultant, officer or director of the Company or any of its Subsidiaries or to any beneficiary or dependent thereof;

(u)    “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent or the Company, as applicable, and its Subsidiaries; and

(v)    “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

HAMLET HOLDINGS LLC

By:	/s/ Eric L. Press
	Name:	Eric L. Press
	Title:	Co-President of Hamlet Holdings LLC and Co-President of Hamlet Merger Inc.

HAMLET MERGER INC.

By:	/s/ Karl Peterson
	Name:	Karl Peterson
	Title:	Co-President of Hamlet Merger Inc. and Co-President of Hamlet Holdings LLC

HARRAH’S ENTERTAINMENT, INC.

By:	/s/ Gary W. Loveman
	Name:	Gary W. Loveman
	Title:	Chairman, Chief Executive Officer and President

ANNEX B

UBS Securities LLC 1999 Avenue of the Stars Los Angeles, CA 90067 www.ubs.com

December 19, 2006

The Special Committee of the Board of Directors of Harrah’s Entertainment, Inc.

One Harrahs Court

Las Vegas, NV 89119

Dear Members of the Special Committee:

We understand that Harrah’s Entertainment, Inc., a Delaware corporation (the “Company”), is considering a transaction whereby Hamlet Holdings LLC, a newly formed Delaware limited liability company (“Buyer”) affiliated with Apollo Management, L.P. (“Apollo”) and Texas Pacific Group (“TPG”), will effect a merger involving the Company. Pursuant to the terms of an Agreement and Plan of Merger, draft dated as of December 19, 2006 (the “Agreement”), among Buyer, the Company and Hamlet Merger Inc., a Delaware corporation and wholly owned subsidiary of Buyer (“Sub”), Sub will merge with and into the Company, whereby the Company will become a wholly owned subsidiary of Buyer (the “Transaction”). Pursuant to the terms of the Agreement, all of the issued and outstanding shares of the common stock of the Company, par value of $0.10 per share (“Company Common Stock”), will be converted into the right to receive, for each share of Company Common Stock, $90.00 in cash (the “Consideration”). In the event that the Transaction shall not have been consummated by February 29, 2008, the Consideration for each share of Company Common Stock will be increased by an amount (rounded to the nearest cent) equal to the excess (which shall not be less than zero) of (i) $0.01973 in cash per day after February 29, 2008 through and including the date the Transaction is consummated (the “Closing Date”) over (ii) the amount of any dividends or distributions (valued at the Closing Date using 8% simple interest per annum from the applicable date of payment) declared, made or paid on such share from and after February 29, 2008 through and including the Closing Date. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than affiliates of or holders of beneficial interests in Buyer to the extent, if any, they are holders of Company Common Stock) of the Consideration to be received by such holders in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the past, UBS and its affiliates have provided investment banking services unrelated to the proposed Transaction to one or more of the holders of beneficial interests of Buyer or to one or more of their respective portfolio companies or other affiliates, for which UBS and its affiliates have received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly

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specified herein, of the Agreement or the form of the Transaction. We express no opinion as to the price at which Company Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement does not differ in any material respect from the draft that we have examined, (ii) Buyer, Sub and the Company will comply with all the material terms thereof, and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company and/or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to us by the management of the Company and not publicly available, including financial forecasts and estimates prepared by the management of the Company for the periods through December 31, 2015; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and historical market prices of Company Common Stock; (vii) reviewed the Agreement; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your request, we have contacted third parties to solicit indications of interest in a possible Transaction with the Company and held discussions with certain of these parties prior to the date hereof.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock (other than affiliates of or holders of beneficial interests in Buyer to the extent, if any, they are holders of Company Common Stock) in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company in connection with, and for the purpose of, their evaluation of the Transaction.

Very truly yours,

/s/ UBS SECURITIES LLC

B-2

ANNEX C

December 19, 2006

The Special Committee of the Board of Directors

Harrah’s Entertainment, Inc.

One Caesars Palace Drive

Las Vegas, Nevada 89109

Ladies and Gentlemen:

You have asked us to advise you with respect to the fairness from a financial point of view to the holders of common stock, par value $0.10 per share (“Company Common Stock”), of Harrah’s Entertainment, Inc. (the “Company”) of the consideration proposed to be received by the holders of Company Common Stock pursuant to the terms of the Agreement and Plan of Merger, to be dated on or about December 19, 2006 (the “Merger Agreement”), by and among Hamlet Holdings LLC (“Parent”), Hamlet Merger Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company.

We understand that the Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger as a wholly-owned subsidiary of Parent (the “Merger”), and that, upon the effectiveness of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by Parent, Merger Sub or any subsidiary of Parent or the Company or held in the treasury of the Company or any of their respective Affiliates or shares held by stockholders properly exercising appraisal rights) will be converted into the right to receive $90.00 in cash (the “Base Merger Consideration”) plus, if the effective time of the Merger shall not have occurred by February 29, 2008, an additional amount per share equal to the excess (which shall not be less than zero) of (i) an amount equal to $0.01973 per day over (ii) any dividends or distributions (valued at the closing date of the Merger using 8% simple interest per annum from the applicable date of payment) declared, made or paid (without duplication) on a share of Company Common Stock from and after February 29, 2008 and through and including the closing date of the Merger.

For purposes of the opinion set forth herein, we have:

(i)    reviewed certain publicly available financial statements and other information of the Company;

(ii)    reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(iii)    reviewed certain financial projections for the Company prepared by the management of the Company;

(iv)    discussed the past and current operations, financial condition and prospects of the Company with the management of the Company;

(v)    reviewed the reported prices and trading activity of the Company Common Stock;

(vi)    compared the financial performance and condition of the Company and the reported prices and trading activity of the Company Common Stock with that of certain other comparable publicly traded companies;

(vii)    reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the Merger;

(viii)    reviewed a draft of the Merger Agreement dated as of December 19, 2006; and

(ix)    performed such other analyses and reviewed such other material and information as we have deemed appropriate.

C-1

We have assumed and relied upon the accuracy and completeness of the information provided to us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information. With respect to the financial projections, we have assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not conducted a physical inspection of the facilities or property of the Company. We have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuation or appraisal. Furthermore, we have not considered any tax, accounting or legal effects of the Merger or the transaction structure on any person or entity.

We have assumed that the final form of the Merger Agreement will be substantially the same as the last draft of the Merger Agreement reviewed by us. We have further assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement, that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company and that Parent will obtain the necessary financing to effect the Merger in accordance with the terms of financing commitments in the forms provided by Parent. We have further assumed that all representations and warranties set forth in the Merger Agreement and all related agreements are and will be true and correct as of all of the dates made or deemed made and that all parties to the Merger Agreement and all agreements related thereto will comply with all covenants of such party thereunder. We have not considered the effect of the increase to the Base Merger Consideration that may be paid to the holders of Company Common Stock in connection with the Merger if the effective time of the Merger shall not have occurred by February 29, 2008.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, December 18, 2006. In particular, we do not express any opinion as to the prices at which shares of Company Common Stock may trade at any future time. Furthermore, our opinion does not address the Company’s underlying business decision to undertake any part of the Merger. Our opinion does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise except as expressly identified herein.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving the Company or any of its assets.

The financial advisory services we have provided to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with the Merger were limited to the delivery of this opinion. We will receive a fee for our services, a portion of which is payable upon the delivery of this opinion. During the past two years, we have provided certain financial advisory services to kate spade LLC and/or its affiliates, for which services we received customary fees. An entity that may be deemed to be an affiliate of Texas Pacific Group, an investor in Parent, acquired The Neiman Marcus Group, Inc., which owned kate spade LLC, during the term of such services.

This letter is solely for the information of the Special Committee and the Board of Directors of the Company, is not on behalf of, and is not intended to confer rights or remedies upon, any other entity or person, and may not be used for any other purpose without our prior written consent. This letter does not constitute a recommendation to any holder of Company Common Stock or any other person as to how any such holder or person should vote or act on any matter relating to any part of the Merger.

Based on, and subject to, the foregoing, we are of the opinion that, on the date hereof, the Base Merger Consideration proposed to be received by the holders of Company Common Stock in connection with the Merger is fair from a financial point of view to the holders of Company Common Stock.

Very truly yours,

PETER J. SOLOMON COMPANY, L.P.

C-2

ANNEX D

SECTION 262 (APPRAISAL RIGHTS) OF THE DELAWARE

GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

HARRAH’S ENTERTAINMENT, INC	YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxypush.com/het • Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	1-866-363-3966 • Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

The Internet and telephone voting facilities will close at 5:00 P.M. EDT on April 4, 2007.

1-866-363-3966 CALL TOLL-FREE TO VOTE THERE IS NO CHARGE FOR THIS CALL WITHIN THE UNITED STATES AND CANADA ONLY

Ú    PLEASE DETACH PROXY CARD HERE    Ú

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Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

		FOR	AGAINST	ABSTAIN

1.	Proposal to adopt the Agreement and Plan of Merger, dated as of December 19, 2006, among Hamlet Holdings LLC, Hamlet Merger Inc. and Harrah’s Entertainment, Inc.	☐	☐	☐	If you plan to attend the Special Meeting please mark this box.	☐

2.	Proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.	☐	☐	☐	To change your address, please mark this box.	☐

SCAN LINE

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

______________________________________ ______________________
Date Share Owner sign here Co-Owner sign here

Special Meeting of Stockholders

of

Harrah’s Entertainment, Inc.

April 5, 2007

8:00 a.m.

Roman Ballroom, Salon # 3

Caesars Palace

3570 Las Vegas Boulevard South

Las Vegas, Nevada 89109

YOUR VOTE IS IMPORTANT

Whether or not you plan to personally attend the Special Meeting, please promptly vote over the Internet, by telephone, or by mailing in the proxy card. Voting by any of these methods will ensure your representation at the Special Meeting if you choose not to attend in person. Voting early will not prevent you from voting in person at the Special Meeting if you wish to do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

HARRAH’S ENTERTAINMENT, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF HARRAH’S ENTERTAINMENT, INC.

The undersigned hereby appoints Gary W. Loveman, Stephen H. Brammell, and Michael D. Cohen, or any of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Special Meeting of Stockholders of Harrah’s Entertainment, Inc. on April 5, 2007, and any adjournments thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations in the Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments. The proxies cannot vote your shares unless you sign and return this card or vote electronically over the Internet or via the toll – free telephone number.

HARRAH’S ENTERTAINMENT, INC.

P.O. BOX 11025

NEW YORK, N.Y. 10203-0025

SEE REVERSE SIDE